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As filed with the Securities and Exchange Commission on May 31, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Huntsman International LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	2800	87-0630358
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700

(Address, Including Zip Code and Telephone Number, Including Area Code, of Co-Registrants' Principal Executive Offices)

Robert B. Lence, Esq.
Secretary
Huntsman International LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Phyllis G. Korff, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
(212) 735-3000

Exact Name of Additional Registrants	Jurisdiction of Incorporation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Eurofuels LLC*	Delaware	2800	91-2064641
Eurostar Industries LLC*	Delaware	2800	87-0658223
Huntsman EA Holdings LLC*	Delaware	2800	87-0667306
Huntsman Ethyleneamines Ltd.*	Texas	2800	87-0668124
Huntsman International Financial LLC	Delaware	2800	87-0632917
Huntsman International Fuels, L.P.*	Texas	2800	91-2073796
Huntsman Propylene Oxide Holdings LLC*	Delaware	2800	91-2064642
Huntsman Propylene Oxide Ltd.*	Texas	2800	91-2073797
Huntsman Texas Holdings LLC*	Delaware	2800	87-0658222
Tioxide Americas Inc.*	Cayman Islands	2800	98-0015568
Tioxide Group*	U.K.	2800	00-0000000

*
Address and telephone of principal executive offices are the same as those of Huntsman International LLC.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

9 7/8% Senior Notes due 2009	$300,000,000	100%	$300,000,000	$27,600

Guarantees	(2)	(2)	(2)	None

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)
Pursuant to Rule 457(n) under the Securities Act, no separate consideration is payable with respect to the guarantees of the new notes being registered.

        The Registrants hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion—Dated May 31, 2002.

PRELIMINARY PROSPECTUS

Huntsman International LLC

Exchange Offer for
$300,000,000 9 7/8% Senior Notes due 2009

This exchange offer will expire at 5:00 p.m., New York City Time,
on            , 2002, unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable exchange for United States federal income tax purposes.

  •
  The terms of the new notes to be issued are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not for their listing on any securities exchange other than the Luxembourg Stock Exchange.

        See the "Description of New Notes" section on page 99 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 17 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is dated            , 2002

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "except", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this prospectus.

INDUSTRY AND MARKET DATA

        Market data used throughout this prospectus was obtained from internal company surveys and industry surveys and publications. These industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable. Results of internal company surveys contained in this prospectus, while believed to be reliable, have not been verified by any independent sources. References in this prospectus to our market position and to industry trends are based on information supplied by Chem Systems, an international consulting and research firm, and International Business Management Associates, an industry research and consulting firm. We have not independently verified such market data.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of New Notes—Certain Covenants—Reports to Holders" for a description of the information we are required to provide.

i

PROSPECTUS SUMMARY

        In this prospectus, the words "we", "our", "us" and the "Company" refer to Huntsman International LLC, the issuer of the new notes, and its subsidiaries. The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus includes the basic terms of the new notes we are offering, as well as information regarding our business and detailed financial information. You should carefully read this entire document.

The Company

General

        We are a global manufacturer and marketer of specialty and commodity chemicals through our four principal businesses: Polyurethanes, Pigments, Base Chemicals and Performance Products. We believe that our company is characterized by low-cost operating capabilities; a high degree of technological expertise; a diversity of products, end markets and geographic regions served; significant product integration; and strong growth prospects.

  •
  Our global Polyurethanes business has the world's second largest production capacity for MDI and MDI-based polyurethane systems, and the fourth largest production capacity for TPU. In addition, our Polyurethanes business is one of three North American producers of PO. Our customers use our polyurethane products in a wide variety of polyurethane applications, including automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning and adhesives. PO is used in a variety of applications, the largest of which is the production of polyols sold into the polyurethane chemicals market.

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  Our Pigments business, which operates under the trade name "Tioxide", has the largest production capacity for TiO2 in Europe and the fourth largest production capacity in the world. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics.

  •
  Our Base Chemicals business produces olefins and aromatics at integrated facilities in northern England. These facilities make up one of Europe's largest single production sites for these products. Olefins and aromatics are the key building blocks for the petrochemical industry and are used in plastic, synthetic fibers, packaging materials and a wide variety of other applications.

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  Our Performance Products business includes surfactants and surfactant intermediates which are used primarily in consumer detergents, toiletries, baby shampoos and personal care products, as well as in a variety of industrial uses. In addition, we are the second largest producer of ethyleneamines in the world.

        Our company, a Delaware limited liability company, was formed in 1999 in connection with a transaction between our parent, Huntsman International Holdings, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") and ICI. In connection with the transaction, Huntsman International Holdings acquired, on June 30, 1999, ICI's polyurethane chemicals, selected petrochemicals and TiO2 businesses and Huntsman Specialty's PO business. Huntsman International Holdings also acquired BP Chemicals' 20% ownership interest in the Wilton olefins facility and certain related assets. Huntsman International Holdings transferred the acquired business to us and to our subsidiaries. Huntsman International Holdings owns all of our membership interests. Huntsman International Holdings' membership interests are owned 60% by Huntsman Specialty, 30% by ICI and its affiliates and 10% by institutional investors.

        For the year ended December 31, 2001, we had revenues of $4.6 billion, pro forma EBITDA of $385 million and pro forma adjusted EBITDA of $398 million. For the three months ended March 31, 2002, we had revenues of $1 billion, pro forma EBITDA of $84 million and pro forma adjusted

EBITDA of $88 million. For the year ended December 31, 2001, our polyurethanes, pigments, base chemicals and performance products businesses represented 48%, 19%, 26% and 7%, respectively, of revenues. For the three months ended March 31, 2002, our Polyurethanes, Pigments, Base Chemicals and Performance Products businesses represented 49%, 20%, 20% and 11%, respectively, of revenues. For the definitions of pro forma EBITDA and pro forma adjusted EBITDA, please see Note 1 to our "Summary Historical and Pro Forma Financial Data".

Polyurethanes

        Our Polyurethanes business is composed of the polyurethane chemicals business that we acquired from ICI and its subsidiaries, the PO business that we acquired from Huntsman Specialty, and the TPU business that we acquired from Rohm and Haas in August 2000.

        We are one of the leading polyurethane chemicals producers in the world in terms of production capacity. We market a complete line of polyurethane chemicals, including MDI, TDI, TPU, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. According to Chem Systems, we have the world's second largest production capacity for MDI and MDI-based polyurethane systems, with an estimated 21% global MDI market share; are the fourth largest producer of TPU, with an estimated 11% global TPU market share. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications. According to Chem Systems, global consumption of MDI was approximately 5.5 billion pounds in 2001, growing from 2.9 billion pounds in 1992, which represents a 7.6% compound annual growth rate. This high growth rate is the result of the broad end-uses for MDI and its superior performance characteristics relative to other polymers.

        Our Polyurethanes business is widely recognized as an industry leader in utilizing state-of-the-art application technology to develop new polyurethane chemical products and applications. Approximately 30% of our 2001 polyurethane chemicals sales were generated from products and applications introduced in the previous three years. Our rapid rate of new product and application development has led to a high rate of product substitution, which in turn has led to MDI sales volume growth for our business of approximately 9.0% per year over the past ten years, a rate in excess of the industry growth rate. Largely as a result of our technological expertise and history of product innovation, we have enjoyed long-term relationships with a diverse customer base, including BMW, Weyerhaeuser, Nike, Louisiana Pacific, DaimlerChrysler, Whirlpool, Bosch-Siemens and Electrolux.

        According to Chem Systems, we own the world's two largest MDI production facilities in terms of capacity, located in Rozenburg, Netherlands and Geismar, Louisiana. These facilities receive raw materials from aniline facilities located in Wilton, U.K. and Geismar, Louisiana, which in terms of production capacity are the world's two largest aniline facilities. Since 1996, we have invested over $600 million to significantly enhance our production capabilities through the rationalization of our older, less efficient facilities and the modernization of our newer facilities at Rozenburg and Geismar. According to Chem Systems, we are among the lowest cost MDI producers in the world, largely due to the scale of our operations, our modern facilities and our integration with our suppliers of the products' primary raw materials.

        We are one of three North American producers of PO. Our customers process PO into derivative products such as polyols for polyurethane products, propylene glycol, which is commonly referred to in the chemicals industry as "PG", and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We are also, according to Chem Systems, the third largest U.S. marketer of PG, which is used primarily to produce unsaturated polyester resins for bath and shower enclosures and boat hulls, and to produce heat transfer fluids and solvents. As a co-product of our PO manufacturing process, we also produce methyl tertiary butyl ether, which is commonly referred to in the chemicals industry as "MTBE". MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "Business—Polyurethanes—MTBE Developments" for a further discussion of MTBE.

        We use our proprietary technology to manufacture PO and MTBE at our state-of-the-art facility in Port Neches, Texas. This facility, which is the most recently built PO manufacturing facility in North America, was designed and built under the supervision of Texaco and began commercial operations in August 1994. According to Chem Systems, we are among the lowest cost PO producers in North America largely due to our proprietary manufacturing process. Since acquiring the facility in 1997, we have increased its PO capacity by approximately 30% through a series of low-cost process improvement projects. The current capacity of our PO facility is approximately 525 million pounds of PO per year. We produce PG under a tolling arrangement with Huntsman Petrochemical Corporation, which has the capacity to produce approximately 130 million pounds of PG per year at a neighboring facility.

Pigments

        Our Pigments business, which operates under the tradename "Tioxide", is a leading European TiO2 producer, with an estimated 13% market share, according to International Business Management Associates. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to International Business Management Associates, global consumption of TiO2 was approximately 3.9 million tonnes in 2000, growing from 3.0 million tonnes in 1992, representing a 3.2% compound annual growth rate, which approximates global GDP growth for that period.

        We offer an extensive range of products that are sold worldwide to over 3,000 customers in all major TiO2 end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments business to service local customers, as well as global customers that require delivery to more than one location. Our Pigments business has an aggregate annual nameplate capacity of approximately 576,000 tonnes at our eight production facilities. Five of our TiO2 manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with NL Industries, Inc. and our South African operations consist of a 60%-owned subsidiary.

        We recently commenced construction of a new TiO2 manufacturing plant at our Greatham, U.K. facility. This new plant will allow us to close an older plant located at Greatham and will increase our annual production capacity of the facility to 100,000 tonnes of chloride-based TiO2. We expect to commence production at the new plant in mid-2002. In addition, we are in the process of expanding our Huelva, Spain plant by 17,000 tonnes by late 2003.

        We are among the world's lowest cost TiO2 producers, according to International Business Management Associates. We have embarked on a comprehensive cost reduction program which has eliminated approximately $120 million of annualized costs since 1996. As part of this program, we have reduced the number of product grades we produce, focusing on those with wider applications. This program has resulted in reduced total plant set-up times and further improved product quality, product consistency, customer service and profitability. We currently anticipate achieving additional savings of $80 million by the end of 2004.

Base Chemicals

        We are a highly-integrated European olefins and aromatics producer. Olefins, principally ethylene and propylene, are the largest volume basic petrochemicals and are the key building blocks from which many other chemicals are made. For example, olefins are used to manufacture most plastics, resins, adhesives, synthetic rubber and surfactants that are used in a variety of end-use applications. Aromatics are basic petrochemicals used in the manufacture of polyurethane chemicals, nylon, polyester fiber and a variety of plastics.

        Our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities, according to Chem Systems. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. We sell over 80% of our ethylene and propylene volume through long-term contracts with The Dow Chemical Company, European Vinyls Corporation, ICI, BP Chemicals and others, and over 64% of our total ethylene and propylene volume is transported via direct pipelines to our customers or consumed internally. The Wilton olefins facility benefits from its feedstock flexibility and superior logistics, which allows for processing of naphthas, condensates and natural gas liquids, or NGLs.

        We produce aromatics at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. According to Chem-Systems, we are Europe's largest producer of cyclohexane with 700 million pounds of annual capacity, the third largest producer of paraxylene with 800 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,300 million pounds of annual capacity. We use most of the benzene produced by our aromatics business internally in the production of nitrobenzene for our polyurethane chemicals business and for the production of cyclohexane. The balance of our aromatics products is sold to several key customers.

Performance Products

        Our Performance Products business is composed of the ethyleneamines business that we acquired from the Dow Chemical Company in February 2001 and the European Surfacants business that we acquired from Rhocha S.A. in April 2001.

        According to Chem Systems, we are one of the world's leading producers of ethyleneamines in terms of production capacity with an estimated 20% market share. We are also a leading producer of surfacants and surfacant intermediates.

        Our Performance Products business is a leading manufacturer of surfactants and surfactant intermediates in Europe and is characterized by its breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in baby shampoos and other personal care applications. We are also a leading producer of powder and liquid laundry detergents and other cleaners. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, polymers and coatings. Our surfactant products are manufactured in seven facilities located in the U.K., France, Italy and Spain.

Business Strategy

        In order to capitalize on opportunities that exist across and within each of our three business segments, we strive to:

Company Strategies

  •
  Improve Operating Efficiencies and Reduce Costs—In the past, ICI operated our polyurethane chemicals, petrochemicals and TiO2 businesses as three separate businesses. We have employed the management practices that Huntsman has utilized historically in its acquired businesses by leveraging its management capabilities, experience and entrepreneurial culture to increase operating efficiencies and reduce costs. More specifically, we share services with other Huntsman companies across our business groups in the areas of manufacturing, purchasing, research and development, human resources, finance, legal and environmental, health and safety. We expect to continue to realize cost savings in these and other areas, as well as through the continuation of specific cost reduction initiatives already underway in our businesses.

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  Grow Through Technology and Innovation—We intend to continue to focus on developing customized products to meet the needs of a growing number of customer and end market demands. We are a recognized leader in the polyurethane chemicals and surface sciences business, and we have continually upgraded and modified our TiO2 product range to serve our customers' needs and increase product life cycles. Additionally, Huntsman management has a proven track record in its specialty oriented business lines of maintaining a low-cost production position while remaining a market and product innovator. We will continue to maintain research and development activities and investments to promote continued process and product innovation and manufacturing efficiency.

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  Expand Through Strategic Acquisitions—We continually evaluate joint ventures and acquisition opportunities that we believe will expand our capacity and product offerings, such as our acquisition of Rohm and Haas' TPU business in August 2000, Dow's ethyleneamines business in February 2001 and Rhodia S.A.'s European surfactants business in April 2001. We view joint ventures and acquisitions as another means by which we can further our strategy of developing customized products to meet the needs of a growing number of customer and end use market demands.

Business Segment Strategies

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  Polyurethanes—We seek to optimize the integration opportunities that exist between our polyurethane chemicals and PO businesses in order to expand the product line that we offer to the polyurethane industry. As our existing PO contracts expire, we intend to evaluate selective opportunities to utilize our PO internally to increase the scope and scale of our specialty polyol offerings at improved profitability. We believe we will be able to use our PO production in this manner as a platform for growth in MDI and TDI sales. Additionally, we believe that by managing our products and technologies together with Huntsman's existing polyurethane catalyst, polyol and amine technologies further benefits will be created for our company.

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  Base Chemicals—We believe our olefins and aromatics facilities were underutilized before we acquired them. In many cases, other Huntsman companies utilize technologies and facilities similar to those used at our olefins and aromatics facilities and operate those assets at higher production rates and at a lower cost. We intend to continue to apply the operating techniques employed by other Huntsman companies to improve production rates and lower costs.

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  Pigments—We intend to continue to improve our competitiveness and market position by focusing on reducing costs, enhancing our product offerings and strengthening our customer relationships through technical service and customer support. As a part of our cost reduction program, we have also reduced the number of product grades that we produce, focusing instead on those with wider application. We have embarked on a comprehensive cost reduction program which has eliminated approximately $120 million of annualized costs since 1996. We currently anticipate achieving additional savings of $80 million by the end of 2004. This program has resulted in reduced total plant set-up times and further improved product quality, product consistency, customer service and profitability.

Recent Developments

Senior Notes Offering

        On March 18, 2002, we sold $300 million aggregate principal amount of our 9.875% Senior Notes due 2009 in a transaction exempt from the registration requirements of the Securities Act of 1933. We used approximately $58 million of the net proceeds to repay outstanding indebtedness under the revolving portion of our senior secured credit facilities. The balance of the net proceeds was used to repay amounts due under the term loan portion of the senior secured credit facilities, eliminating scheduled term loan amortization requirements in 2002 and substantially reducing scheduled term loan amortization requirements in 2003.

Amendment of our Senior Secured Credit Facilities

        On March 15, 2002, we entered into an amendment to our senior secured credit facilities. This amendment, among other things, allowed us to (i) issue the $300 million of senior notes, (ii) apply a portion of the proceeds of the offering of the senior notes to substantially reduce the amortization payments on the term loan portion of our senior secured credit facilities due in 2002 and 2003, and (iii) temporarily repay outstanding principal amounts under the revolving portion of our senior secured credit facilities. This amendment also adjusted certain financial covenant levels in 2002 and 2003. Additionally, this amendment provided that we will not, and will not permit any of our subsidiaries to, amend, modify or terminate any provisions of the recently offered senior notes.

Acquisition of Minority Interest in Tioxide Southern Africa (Pty.) Ltd.

        We intend to acquire the 40% minority interest in Tioxide Southern Africa (Pty.) Ltd. that is currently held by AECI Limited. The purchase price for this interest is expected to be approximately $9 million. We expect to close this transaction during the second quarter of 2002. The closing will be subject to certain conditions, including any necessary governmental or other third-party approvals as well as the negotiation of definitive documentation. After this acquisition, Tioxide Southern Africa (Pty.) Ltd. will be an indirect, wholly-owned subsidiary of our company.

Cost Reduction Program

        We have announced the first phase of a cost reduction program in our Polyurethanes business which includes the closure of our Shepton Mallet, U.K. polyols manufacturing facility by the end of 2002. During 2001, we incurred $47 million in restructuring and plant closing costs.

Sale of Equity Interests in Our Parent Company

        On November 2, 2000, ICI, Huntsman Specialty, Huntsman International Holdings and our company entered into agreements pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers, and Huntsman Specialty or its permitted designated buyers have a right to buy, the 30% of the membership interests in Huntsman International Holdings that are indirectly held by ICI. Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase ICI's equity interest in our parent company, Huntsman International Holdings. On December 20, 2001, ICI and Huntsman Specialty amended ICI's put option arrangement under these agreements to, among other things, provide that the purchase of ICI's equity interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for ICI's equity interest. The amended option agreement also requires Huntsman Specialty to cause Huntsman International Holdings to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions include the receipt of consent from our senior secured lenders and our ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes, as well as the outstanding high yield notes of Huntsman International Holdings (the "HIH Notes"). At March 31, 2002, the terms of the indentures governing the HIH Notes do not permit it to make restricted payments. In addition, in order to secure its obligation to pay the purchase price for ICI's equity interest, Huntsman Specialty granted ICI a lien on one-half of its 60% equity interest in Huntsman International Holdings.

Certain Events Affecting Huntsman Corporation and Huntsman Polymers Corporation

        We are a party to certain arrangements with Huntsman Corporation, an entity that together with its affiliates indirectly holds 60% of our membership interests. In October 2001, Huntsman Corporation engaged Dresdner Kleinwort Wasserstein, Inc. as its financial advisor and investment banker to assist it and certain of its domestic subsidiaries in identifying and exploring strategic alternatives, including developing out of court or court sanctioned financial restructuring plans. Huntsman Corporation is not in compliance with certain financial covenants in its credit facilities, but, in December 2001, entered into amendment, forbearance and waiver agreements (collectively, the "Amendment Agreement") relating to its credit facilities. Under the Amendment Agreement, existing defaults and some future defaults were waived, and the lenders agreed to forbear exercising certain rights and remedies until March 15, 2002 (the "Forbearance Period"). On March 15, 2002, the Forbearance Period was extended until June 30, 2002.

        Unless Huntsman Corporation restructures its debt before June 30, 2002 or the Forbearance Period is extended beyond June 30, 2002 or the rights of Huntsman Corporation's lenders are stayed, Huntsman Corporation's lenders could pursue certain remedies including foreclosure on a pledge of Huntsman Corporation's 80.1% equity interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). HSCHC owns 100% of Huntsman Specialty, which in turn owns 60% of the equity interests of Huntsman International Holdings, our direct parent. Foreclosure on the HSCHC equity would result in a change of control within the meaning of the indentures governing our senior notes and senior subordinated notes, and our senior secured credit facilities. Although there can be no assurance that Huntsman Corporation will be successful in restructuring its debt, Huntsman Corporation is currently in discussions with the agent bank concerning the amendment and restatement of its credit facilities.

        Huntsman Corporation also failed to make the interest payment on its senior subordinated notes on January 1, 2002. Huntsman Corporation is discussing the possible restructuring of its indebtedness with representatives of the holder of a majority of its notes. A restructuring could result in a change of control within the meaning of the indentures governing our senior notes and senior subordinated notes, our senior secured credit facilities, as well as under the indentures governing the HIH Notes.

        In connection with the December 2001 amendment of ICI's put option agreement, Huntsman Specialty pledged one-half of its 60% equity interest in Huntsman International Holdings to ICI. A foreclosure by ICI on these equity interests would result in a change of control under the indentures governing our senior notes and senior subordinated notes, our senior secured credit facilities, as well as under the indentures governing the HIH Notes. A change of control would constitute a default under the senior secured credit facilities. It would also entitle (i) the holders of our senior notes and senior subordinated notes to exercise their rights to require our company to repurchase these notes from them, and (ii) the holders of the HIH Notes to exercise their rights to require Huntsman International Holdings to repurchase the HIH Notes from them. Under such circumstances there can be no assurance that our company or Huntsman International Holdings would have sufficient funds to purchase all the notes.

        Neither our company nor Huntsman International Holdings has guaranteed or provided any other credit support to Huntsman Corporation under its credit facilities or notes. No events of default under Huntsman Corporation's credit facilities or its notes, nor the exercise of any remedy by the lenders thereunder will cause any cross-defaults or cross-accelerations under the indentures governing our senior notes and senior subordinated notes or under our senior secured credit facilities, except insofar as foreclosure on the stock of HSCHC would constitute a "change of control" as described in the preceding paragraphs.

        On February 27, 2002, an involuntary bankruptcy petition was filed against Huntsman Polymers Corporation in the United States bankruptcy court located in Delaware by three holders of its outstanding high-yield bonds that collectively held, according to their petition, less than 1% of the outstanding Polymers Notes. On February 28, 2002, the petitioners filed a motion to dismiss their petition. A hearing on the motion took place on March 8, 2002, and the court signed an order granting petitioners' motion to dismiss the petition with prejudice.

        For additional information, see "Risk Factors—Certain events affecting Huntsman Corporation could result in a "change of control" under the notes offered hereby, our outstanding senior subordinated notes and our senior secured credit facilities" and "Risk Factors—The restructuring of Huntsman Corporation could adversely affect our relationships with Huntsman Corporation and its subsidiaries; in such an event we may not be able to replace on favorable terms our contracts with them or services and facilities that they provide to us, if at all".

Management and Ownership

        Huntsman Corporation is a privately owned chemical company that is controlled by Jon M. Huntsman and members of his family. Currently, affiliates of Huntsman Corporation indirectly own 60% of our membership interests. Huntsman Corporation is a global, vertically integrated company distinguished by leading market positions, breadth of product offerings, superior operating capabilities and a track record of growth. Since 1983, Huntsman Corporation and its predecessors have successfully completed over 40 acquisitions and investments in joint ventures to build a global chemicals business.

        ICI currently is the indirect owner of 30% of our membership interests. Additionally, in connection with the December 2001 amendment of ICI's put option agreement, Huntsman Specialty pledged one-half of its 60% equity interest in Huntsman International Holdings, our direct parent to ICI. 10% of our membership interests is indirectly owned collectively by BT Capital Investors, L.P., J.P. Morgan Partners (BHCA), L.P., GS Mezzanine Partners, L.P. and GSMP (HICI), Inc. Subject to certain conditions, ICI has agreed to sell its membership interests in Huntsman International Holdings to Huntsman Specialty or its designee. See "Company Background—Transaction Consideration—Sale of Equity Interests in Our Parent Company".

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-5700.

The Exchange Offer

Securities Offered
$300,000,000 aggregate principal amount of new 9 7/8% Senior Notes due 2009, all of which have been registered under the Securities Act of 1933, as amended, or the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the new registered notes.
The Exchange Offer	We are offering to issue registered notes in exchange for a like principal amount and like denomination of our old notes. We are offering to issue these registered notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer".
Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2002, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to , 2002. If we decide for any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive.
U.S. Federal Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange Agent	Wells Fargo Bank Minnesota, N.A.

Consequences of Failure to Exchange	Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Consequences of Exchanging Your Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the new notes issued in the exchange offer in the ordinary course of your business;
• are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
• are not an "affiliate" of our company as defined in Rule 405 of the Securities Act.
If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.
Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes and those of the outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	$300,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2009.
Maturity Date	March 1, 2009.
Interest Payment Dates	March 1 and September 1 of each year, commencing September 1, 2002.
Guarantees	The new notes will be guaranteed by some of our subsidiaries. If we cannot make payments on the new notes when they are due, then our guarantors are required to make payments on our behalf.
Optional Redemption	Before March 1, 2006, we may redeem some or all of the new notes at a redemption price equal to 100% of their face amount plus a "make whole" premium. After March 1, 2006, we may redeem the new notes, in whole or in part, at our option at any time, at the redemption prices listed in "Description of New Notes—Optional Redemption".
In addition, on or before March 1, 2004, we may, at our option and subject to certain requirements, use the net proceeds from (1) one or more offerings of qualified capital stock or (ii) from capital contributions to the equity of Huntsman International to redeem up to 40% of the original aggregate principal amount of the new notes at 109.875% of their face amount, plus accrued and unpaid interest. See "Description of New Notes—Optional Redemption".
Sinking Fund	None.

Ranking of the new notes	The new notes are unsecured senior obligations of our company and our guarantors.
The new notes are:
• effectively junior in right of payment to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all of our subsidiaries' liabilities (including payments on our senior secured credit facilities and trade payables);
• equal in right of payment to all our existing and future senior unsecured indebtedness; and
• senior in right of payment to all our existing and future senior subordinated indebtedness, including our senior subordinated notes; and
• senior in right of payment to any of our future indebtedness that is expressly subordinated to the new notes.
Ranking of the Guarantees	The guarantees are:
• effectively junior in right of payment to all the existing and future secured indebtedness of our guarantors to the extent of the value of the assets securing such indebtedness;
• equal in right of payment to all the existing and future senior indebtedness of our guarantors;
• senior in right of payment to all the existing and future senior subordinated indebtedness of our guarantors, including their guarantees of our senior subordinated notes; and
• senior in right of payment to all of their future indebtedness that is expressly subordinated to the guarantees.
Change of Control	If we go through a change of control, we must make an offer to repurchase the new notes at 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Repurchase at the Option of Holders upon Change of Control".
Asset Sales	We may have to use the net proceeds from asset sales to offer to repurchase the new notes under certain circumstances at their face amount, plus accrued and unpaid interest. See "Description of New Notes—Certain Covenants—Limitation on Asset Sales".

Certain Covenants	The indenture governing the new notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
• incur more debt;
• pay dividends, redeem stock or make other distributions;
• issue capital stock;
• make certain investments;
• create liens on subordinated indebtedness;
• enter into transactions with affiliates;
• enter into sale and leaseback transactions;
• merge or consolidate; and
• transfer or sell assets.
These covenants are subject to a number of important qualifications and limitations. See "Description of New Notes—Certain Covenants".
Registration Covenant; Exchange Offer	We have agreed to consummate the exchange offer within 45 days after the effective date of our registration statement. In addition, we have agreed, in certain circumstances, to file a "shelf registration statement" that would allow some or all of the new notes to be offered to the public.
If we fail to fulfill our obligations with respect to registration of the new notes (a "registration default"), the annual interest rates on the affected notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rates that would otherwise apply to the new notes. As soon as we cure a registration default, the accretion rates on the affected notes will revert to their original levels.
Upon consummation of the exchange offer, holders of old notes will no longer have any rights under the exchange and registration rights agreement, except to the extent that we have continuing obligations to file a shelf-registration statement.

For additional information concerning the above, see "Description of New Notes—Form, Denomination, Book-Entry Procedures and Transfer—Registration Covenant; Exchange Offer".
Further Issuances	Under the indenture, we will be entitled to issue additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under "Description of New Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness". All notes will be substantially identical in all material respects, other than issuance dates, and will constitute the same series of notes, including for purposes of redemption and voting.
Use of Proceeds	We will not receive any proceeds from the exchange offer. We used the net proceeds from the sale of the old notes to repay certain outstanding indebtedness under our senior secured credit facilities. See "Use of Proceeds".

Failure to Exchange Your Old Notes

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described in the caption "The Exchange Offer".

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Summary Historical and Pro Forma Financial Data

        The summary financial data set forth below presents the historical financial data of our company and Huntsman Specialty, our predecessor, as of the dates and for the periods indicated. In accordance with U.S. GAAP, Huntsman Specialty is considered the acquirer of the businesses transferred to us in connection with our transactions with ICI and Huntsman Specialty and with BP Chemicals at the close of business on June 30, 1999 because the shareholders of Huntsman Specialty acquired majority control of the businesses transferred to us. The summary financial and other data as of and for the three months ended March 31, 2001 and 2002 has been derived from the unaudited financial statements of our company included elsewhere in this prospectus. The summary financial and other data as of and for the six month period ended December 31, 1999 and as of and for the years ended December 31, 2000 and 2001 has been derived from the audited financial statements of our company included elsewhere in this prospectus. The summary financial data as of and for the year ended December 31, 1998 and as of and for the six month period ended June 30, 1999 has been derived from audited financial statements of Huntsman Specialty. The summary financial data as of June 30, 1999 has been derived from the unaudited financial statements of Huntsman Specialty.

        The summary unaudited pro forma financial data prepared by us and shown below gives effect to the offering of the senior notes in March 2002 and the issuance of € 250 million in senior subordinated notes in March and May 2001. The summary unaudited pro forma statement of operations data for the three months ended March 31, 2002 and for the year ended December 31, 2001 give effect to the above transactions as if they had occurred on January 1, 2001. The summary unaudited pro forma financial data does not purport to be indicative of the results of operations of future periods or indicative of results that would have occurred had our transactions discussed above been consummated on the dates indicated. The pro forma and other adjustments, as described in the accompanying notes to the summary unaudited pro forma statement of operations data, are based on available information and certain assumptions that we believe are reasonable.

        You should read the summary historical and unaudited pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Financial Data", the audited and unaudited financial statements of our company and the audited and unaudited combined financial statements of the polyurethane chemicals, selected petrochemicals and TiO2 businesses of ICI, included elsewhere in this prospectus.

	Pro Forma		Three Months Ended		Huntsman International			Huntsman Speciality
	Three Months Ended Mar. 31, 2002	Year Ended Dec. 31, 2001	Mar. 31, 2002	Mar. 31, 2001	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Six Months Ended Dec. 31, 1999	Six Months Ended June 30, 1999	Year Ended Dec. 31, 1998
	(in millions)						(in millions)
Statement of Operations Data:
Revenues	$998	$4,575	$998	1,152	$4,575	$4,448	$1,997	$192	$339
Cost of goods sold	872	3,990	872	986	3,990	3,706	1,602	134	277

Gross profit	126	585	126	166	585	742	395	58	62
Operating expenses	101	425	101	97	425	331	198	5	8

Operating income	25	160	25	69	160	411	197	53	54
Interest expense—net	52	241	50	60	228	222	104	18	40
Loss on sale of accounts receivable	4	13	4	2	13	2	—	—	—
Other expense (income)	(1)	2	(1)	(6)	2	3	(7)	—	(1)

Income (loss) before income taxes	(30)	(96)	(28)	13	(83)	184	100	35	15
Income tax expense (benefit)	(31)	(26)	(31)	2	(26)	30	18	13	6
Minority interest in subsidiaries	1	—	1	3	2	1	1	2	1

Net income (loss) before accounting change	—	$(68)	2	10	$(59)	$151	$81	$22	$9
Cumulative effect of accounting change	—	(2)	—	(2)	(2)	—	—	—	—

Net income (loss)	$63	$(70)	$2	$8	$(61)	$151	$81	$22	$9

Other Data:
Depreciation and amortization	—	$240	$63	$58	$240	$216	$105	$16	$31
EBITDA(1)	$84	385	84	131	385	622	309	69	86
Net cash provided by (used in) operating activities			(26)	(42)		412	256	40	46
Net cash used in investing activities			(47)	(252)		(356)	(2,519)	(4)	(10)
Net cash provided by (used in) financing activities			42	296		(131)	2,402	(34)	(43)
Capital expenditures			47	46		205	132	4	10
Ratio of earnings to fixed charges(2)			—	1.2x	—	1.8x	1.9x	2.9x	1.4x
Balance Sheet Data (at period end):
Working capital(3)			$348	$617	$231	$274	$370	$28	$28
Total assets			4,792	4,886	4,862	4,815	4,818	578	578
Long-term debt(4)			2,695	2,615	2,638	2,350	2,505	396	428
Total liabilities(5)			3,819	2,818	3,870	3,686	3,714	528	547
Stockholders' and members' equity			973	1,068	992	1,129	1,104	50	31

(1)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes. EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

The following other adjustments to pro forma EBITDA do not qualify as pro forma adjustments under the SEC's rules (principally Article 11 of Regulation S-X).

	Pro Forma Three Months Ended March 31, 2002	Pro Forma Year Ended December 31, 2001
(in millions)
EBITDA:
Polyurethanes	87	$243
Pigments	11	138
Base chemicals	(7)	14
Performance products	7	17
Unallocated administrative and other items(6)	(14)	(27)

Pro forma EBITDA	84	385
Loss on sale of accounts receivable	4	13

Pro forma adjusted EBITDA	$88	$398

(2)
The ratio of earnings to fixed charges has been calculated by dividing (A) the sum of income (loss) before taxes plus fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs), plus the portion of rent expense estimated to represent interest. Actual and pro forma earnings for the three months ended March 31, 2002 were insufficient to cover fixed charges by $29 and $31 million, respectively. Actual and pro forma earnings for the year ended December 31, 2001 were insufficient to cover fixed charges by $85 and $98 million, respectively.
(3)
Working capital represents total current assets, less total current liabilities, excluding cash and the current maturities of long-term debt.
(4)
Long-term debt includes the current portion of long-term debt.
(5)
Total liabilities includes minority interests and mandatorily redeemable preferred stock of $72 million at December 31, 1998.
(6)
Unallocated administrative and other items includes unallocated corporate overhead, loss on sale of accounts receivable and other non-operating income (expense).

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before deciding whether to purchase the notes.

Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products.

        A substantial portion of our revenue is attributable to sales of products, including most of the products of our Base Chemicals business, the prices of which have been historically cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Historically, the markets for some of our products, including most of the products of our Base Chemicals business, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Currently, several of our markets are experiencing periods of oversupply, and the pricing of our products in these markets is depressed. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events. In addition, sales of certain of our products, including a substantial portion of our petrochemical products, are dependent upon the continued demand from several key customers. Bassell, a major customer of our Base Chemicals business, has announced the closure of its Wilton, U.K., polypropylene facility. Bassell has also indicated that it intends to stop purchasing propylene from us after our current contract with Bassell expires on December 31, 2003. In 2001, Bassell purchased 350 million pounds of propylene or approximately 40% of our output.

We have substantial debt that we may be unable to service and that restricts our activities, which could adversely affect our ability to meet our obligations.

        We have incurred substantial debt in connection with our transactions with ICI and Huntsman Specialty and with BP Chemicals, as well as in connection with our recent acquisitions. As of March 31, 2002, we had total outstanding indebtedness of $2,695 million (including the current portion of long-term debt) and a debt to total capitalization ratio of approximately 73%. We require substantial capital to finance our operations and continued growth, and we may incur substantial additional debt from time to time for a variety of purposes, including acquiring additional businesses. However, the indentures governing our outstanding senior notes and senior subordinated notes and our senior secured credit facilities all contain restrictive covenants. Among other things, these covenants limit or prohibit our ability to incur more debt; make prepayments of other debt, including our senior notes and senior subordinated notes, in whole or in part; pay dividends, redeem stock or make other distributions; issue capital stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; and merge or consolidate and transfer or sell assets. Additionally, our senior secured credit facilities provide that we will not, and will not permit any of our subsidiaries to, amend, modify or terminate any provisions of our senior notes or senior subordinated notes. Also, if we undergo a change of control, the indentures governing our outstanding senior notes and senior subordinated notes require us to make an offer to purchase the notes. Under these circumstances, we may also be required to repay indebtedness under our senior secured credit facilities to the extent of the value of the assets securing such indebtedness. In this event, we may not have the financial resources necessary to purchase our notes or repay indebtedness under our senior secured credit facilities, which would result in an event of default. See "Description of New Notes".

        The degree to which we have outstanding debt could have important consequences for our business, including:

  •
  80% of our EBITDA for 2001 was applied towards cash payment of interest on our debt, which reduced funds available for other purposes, including our operations and future business opportunities;
  •
  our ability to obtain additional financing may be constrained due to our existing level of debt;
  •
  a high degree of debt will make us more vulnerable to a downturn in our business or the economy in general; and
  •
  part of our debt is, and any future debt may be, subject to variable interest rates, which might make us vulnerable to increases in interest rates.

        Our ability to make scheduled payments of principal and interest on, or to refinance, our debt depends on our future financial performance, which, to a certain extent, is subject to economic, competitive, regulatory and other factors beyond our control. We cannot guarantee that we will have sufficient cash from our operations or other sources to service our debt. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or restructure or refinance our debt. We cannot guarantee that such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In the absence of operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service obligations. We cannot guarantee our ability to consummate any asset sales or that any proceeds from an asset sale would be sufficient to meet the obligations then due.

        If we are unable to generate sufficient cash flow and we are unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, including those under our senior secured credit facilities and the indentures governing our outstanding senior notes and senior subordinated notes, we could be in default under the terms of those agreements. In the event of a default by us, a holder of the indebtedness could elect to declare all of the funds borrowed under those agreements to be due and payable together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder and we could be forced into bankruptcy or liquidation. Any default under the agreements governing our indebtedness could have a material adverse effect on our ability to pay principal and interest on the notes and on the market value of the notes.

Certain events affecting Huntsman Corporation could result in a "change of control" under our senior notes, our senior subordinated notes and our senior secured credit facilities.

        The exercise of remedies by the lenders under Huntsman Corporation's existing senior secured credit facilities (the "Existing HC Credit Facilities") or a restructuring of the indebtedness of Huntsman Corporation could result in a "change of control" under our senior notes, our senior subordinated notes and our senior secured credit facilities. A "change of control" would constitute a default under our senior secured credit facilities. It would also entitle the holders of our senior notes and our senior subordinated notes to exercise their rights to require us to repurchase those notes from them. Under such circumstances we may not have sufficient funds to purchase all the notes. In addition, a change of control might affect our ability to maintain the commercial arrangements with our affiliated companies described in "—The restructuring of Huntsman Corporation could adversely affect our relationship with Huntsman Corporation and its subsidiaries; in such event we may not be able to replace on favorable terms our contracts with them or services and facilities that they provide to us, if at all."

        We are party to certain arrangements with Huntsman Corporation, an entity that together with its affiliates indirectly holds 60% of our membership interests. In October 2001, Huntsman Corporation engaged Dresdner Kleinwort Wasserstein, Inc. as its financial advisor and investment banker to assist it and certain of its domestic subsidiaries in identifying and exploring strategic alternatives, including developing out of court or court sanctioned financial restructuring plans. Huntsman Corporation is not in compliance with certain financial covenants in its credit facilities, but, in December 2001, entered into amendment, forbearance and waiver agreements (collectively, the "Amendment Agreement") relating to its credit facilities. Under the Amendment Agreement, existing defaults and some future defaults were waived, and the lenders agreed to forbear exercising certain rights and remedies until March 15, 2002 (the "Forbearance Period"). On March 15, 2002, the Forbearance Period was extended until June 30, 2002.

        Unless Huntsman Corporation restructures its debt before June 30, 2002 or the Forbearance Period is extended beyond June 30, 2002 or the rights of Huntsman Corporation's lenders are stayed, Huntsman Corporation's lenders could pursue certain remedies including foreclosure on a pledge of Huntsman Corporation's 80.1% equity interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). HSCHC owns 100% of Huntsman Specialty, which in turn owns 60% of the equity interests of Huntsman International Holdings, our direct parent. Foreclosure on the HSCHC equity would result in a change of control within the meaning of the indentures governing our senior notes and senior subordinated notes, and our senior secured credit facilities. Although there can be no assurance that Huntsman Corporation will be successful in restructuring its debt, Huntsman Corporation is currently in discussions with the agent bank concerning the amendment and restatement of its credit facilities.

        Huntsman Corporation also failed to make the interest payment on its senior subordinated notes on January 1, 2002. Huntsman Corporation is discussing the possible restructuring of its indebtedness with representatives of the holder of a majority of its notes. A restructuring could result in a change of control within the meaning of the indentures governing our senior notes and senior subordinated notes, our senior secured credit facilities, as well as under the indentures governing the HIH Notes.

        In connection with the December 2001 amendment of ICI's put option agreement, Huntsman Specialty pledged one-half of its 60% equity interest in Huntsman International Holdings to ICI. A foreclosure by ICI on these equity interests would result in a change of control under the indentures governing our senior notes and senior subordinated notes, our senior secured credit facilities, as well as under the indentures governing the HIH Notes.

        A change of control would constitute a default under the senior secured credit facilities. It would also entitle (i) the holders of our senior notes and senior subordinated notes to exercise their rights to require our company to repurchase these notes from them, and (ii) the holders of the HIH Notes to exercise their rights to require Huntsman International HIH to repurchase the Holdings Notes from them. Under such circumstances there can be no assurance that our company or Huntsman International Holdings would have sufficient funds to purchase all the notes.

        Neither we nor Huntsman International Holdings has guaranteed or provided any other credit support to Huntsman Corporation under its credit facilities or notes. No events of default under Huntsman Corporation's credit facilities or its notes, nor the exercise of any remedy by the lenders thereunder will cause any cross-defaults or cross-accelerations under the indentures governing our senior notes and senior subordinated notes or under our senior secured credit facilities, except insofar as foreclosure on the stock of HSCHC would constitute a "change of control" as described in the preceding paragraphs.

The restructuring of Huntsman Corporation could adversely affect our relationships with Huntsman Corporation and its subsidiaries; in such an event we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide to us, if at all.

        We have entered and will continue to enter into certain agreements, including service, supply and purchase contracts with Huntsman Corporation, and its affiliates. If, as a result of a court sanctioned financial restructuring at Huntsman Corporation, such agreements are terminated, rejected or restructured, there could be a material adverse effect on our business, financial condition, results of operations or cash flows if we are unable to obtain similar service, supply or purchase contracts on the same terms from third parties. For example, we have only one operating facility for our production of PO, which is located in Port Neches, Texas. The facility is dependent on Huntsman Petrochemical Corporation's existing infrastructure and its adjacent facilities for certain utilities, raw materials, product distribution systems and safety systems. In addition, we depend upon employees of Huntsman Petrochemical Corporation, a subsidiary of Huntsman Corporation, to operate our Port Neches facility. We purchase all of the propylene used in the production of PO through Huntsman Petrochemical Corporation's pipeline, which is the only existing propylene pipeline connected to our PO facility. If we were required to obtain propylene from another source, we would need to make a substantial investment in an alternative pipeline. This could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Certain Relationships and Related Transactions".

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debt.

        Our debt is the exclusive obligation of our company and any guarantors thereof and not of any of our other subsidiaries. Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness, are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for the guarantors of our notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to our debt or to make any funds available therefore, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of our debt to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. In addition, the guarantees of our debt are subordinated to all indebtedness of each guarantor that is secured to the extent of the value of the assets securing such indebtedness.

The significant price volatility of many of our raw materials may result in increased costs.

        The prices for a large portion of our raw materials are cyclical. Recently, prices for oil and natural gas, two key raw materials, have fluctuated dramatically. While we attempt to match raw material price increases with corresponding product price increases, we are not able to immediately raise product prices and, ultimately, our ability to pass on increases in the cost of raw materials to our customers is greatly dependent upon market conditions.

The industries in which we compete are highly competitive and we may not be able to compete effectively with our competitors that are larger and have greater resources.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, many of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Any of these developments would have a significant impact on our ability to enjoy higher profit margins during periods of increased demand. See "Risk Factors—Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products, which may adversely affect our ability to make payments on the notes."

If we are unable to integrate successfully the businesses that we acquire, then our ability to make payments on our debt service obligations may be impaired.

        We have recently acquired new businesses, such as Dow's ethyleneamines business, Rohm and Haas' TPU business and Rhodia S.A.'s European surfactants business. We may acquire additional businesses in the future. You should consider the risks we will encounter during our process of integrating these acquired businesses and during the continued integration of our businesses following the June 30, 1999 transaction, including:

  •
  our potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;
  •
  diversion of our management's attention from business concerns;
  •
  difficulties in increasing production at acquired sites and coordinating management of operations at the acquired sites;
  •
  delays in implementing consolidation plans;
  •
  legal liabilities; and
  •
  loss of key employees of acquired operations.

        The full benefit of the businesses that we acquire generally requires the integration of administrative functions and the implementation of appropriate operations, financial and management systems and controls. If we are unable to integrate our various businesses effectively, our business, financial condition, results of operations and cash flows may suffer.

        Part of our business strategy may include expansion through strategic acquisitions. We cannot be certain that we will be able to identify suitable acquisition candidates, negotiate acquisitions on terms acceptable to us or obtain the necessary financing to complete any acquisition. In addition, the negotiation and consummation of any acquisition and the integration of any acquired business may divert our management from our day to day operations, which could have an adverse effect on our business.

Our ability to repay our debt may be adversely affected if our joint venture partners do not perform their obligations or we have disagreements with them.

        We conduct a substantial amount of our operations through our joint ventures. Our ability to meet our debt service obligations depends, in part, upon the operation of our joint ventures. If any of our joint venture partners fails to observe its commitments, that joint venture may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to those plans. In general, joint venture arrangements may be affected by relations between the joint venture partners. Differences in views among the partners may, for example, result in delayed decisions or in failure to agree on significant matters. Such circumstances may have an adverse effect on the business and operations of the joint ventures, adversely affecting the business and operations of our company. If we cannot agree with our joint venture partners on significant issues, we may experience a material adverse effect on our business, financial condition, results of operations or cash flows.

Terrorist attacks, such as the attacks in New York and Washington, D.C., on September 11, 2001, and other attacks or acts of war may adversely affect the markets in which we operate, our operations and our profitability.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused major instability in the U.S. and other financial markets. Leaders of the U.S. government have announced their intention to actively pursue those behind the attacks and to possibly initiate broader action against global terrorism. The attacks and any response may lead to further armed hostilities or to further acts of terrorism in the United States or elsewhere, and such developments would likely cause further instability in financial markets. In addition, armed hostilities and further acts of terrorism may directly impact our physical facilities and operations, which are located in North America, Central America, South America, Europe, Africa, Australia, Asia and the Middle East, or those of our clients. Furthermore, the recent terrorist attacks and future developments may result in reduced demand from our clients for our products or may negatively impact our clients' ability to outsource. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business and your investment.

Pending or future litigation or legislative initiatives related to MTBE may subject us to products or environmental liability or materially adversely affect our sales.

        The presence of MTBE in groundwater in some regions of California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational water craft) has led to public concern about MTBE's potential to contaminate drinking and other water supplies. California has sought to ban MTBE use commencing in 2004. Heightened public awareness has resulted in several other state, federal and foreign initiatives and proposed legislation to rescind the oxygenate requirements for reformulated gasoline, or to restrict or prohibit the use of MTBE in particular. Ongoing debate regarding this issue is continuing at all levels of government in the United States, including Congress.

        In Europe, Denmark proposed to the EU that a directive be issued, taking effect in 2005, allowing individual EU countries to ban the use of MTBE. No other EU member state joined Denmark's proposal. The EU issued a risk assessment of MTBE on November 7, 2001. While, no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under this agreement, use of MTBE in 92- and 95-octane gasoline in Denmark will cease by May 1, 2002; however, MTBE will still be an additive in a limited amount of 98-octane gasoline sold in 100 selected service stations in Denmark.

        Any phase-out of or prohibition against the use of MTBE could result in a significant reduction in demand for our MTBE. In that event, we may be required to make significant capital expenditures to modify our PO production process to make alternative co-products other than MTBE. In addition, we could incur a material loss in revenues or material costs or expenditures in the event of a widespread decrease or cessation of use of MTBE.

        Furthermore, we cannot give any assurance that we will not be named in litigation by citizens groups, municipalities or others relating to the environmental effects of MTBE, or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

        For additional information on recent developments concerning MTBE, see "Business—Polyurethanes—MTBE Developments".

If our key suppliers are unable to provide the raw materials necessary in our production, then we may not be able to obtain raw materials from other sources on favorable terms, if at all.

        As of December 31, 2001, approximately 33% of our raw materials purchased were from our four key suppliers. If any of these suppliers is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials and we may not be able to increase prices for our finished products. In addition, if some of the raw materials that we use become unavailable within the geographic area from which we now source our raw materials, then we may not be able to obtain suitable and cost effective substitutes. Any interruption of supply or any price increase of raw materials could have a material adverse effect on our business, financial condition, results of operations or cash flows. On December 17, 2001, Shell Trading International Limited gave us notice of its intent to discontinue supplying our Base Chemicals business with aromatics-rich feedstock after December 31, 2002. We are currently in negotiations with a number of alternative suppliers. If we are unable to enter into alternative supply arrangements for the required amounts of feedstock, we may alter our manufacturing process or restart the reformer unit which was idled in 1999.

If we are unable to maintain our relationships with Huntsman Corporation and ICI, then we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide, if at all.

        We have entered and will continue to enter into certain agreements, including service, supply and purchase contracts with Huntsman Corporation, ICI and their respective affiliates. If Huntsman Corporation, ICI or any of their respective affiliates fail to perform their obligations under any of these agreements, or if any of these agreements terminate or we are otherwise unable to obtain the benefits thereunder for any reason, there could be a material adverse effect on our business, financial condition, results of operations or cash flows if we are unable to obtain similar service, supply or purchase contracts on the same terms from third parties. For example, we have only one operating facility for our production of PO, which is located in Port Neches, Texas. The facility is dependent on Huntsman Petrochemical Corporation's existing infrastructure and its adjacent facilities for certain utilities, raw materials, product distribution systems and safety systems. In addition, we depend upon employees of Huntsman Petrochemical Corporation, a subsidiary of Huntsman Corporation, to operate our Port Neches facility. We purchase all of the propylene used in the production of PO through Huntsman Petrochemical Corporation's pipeline, which is the only existing propylene pipeline connected to our PO facility. If we were required to obtain propylene from another source, we would need to make a substantial investment in an alternative pipeline. This could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Certain Relationships and Related Transactions".

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the use or cleanup of hazardous substances and wastes. We may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws, including with respect to any facilities acquired in connection with our pending or future acquisitions. Our operations could result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, we could incur material costs as a result of addressing and implementing measures to prevent such incidents. We know of two current environmental proceedings that may result in penalties over $100,000. With respect to one of these proceedings, we do not believe that they will be material to us. The second matter involves a spill at our North Tees facility that was discovered on March 27, 2001. The U.K. Environmental Agency issued an enforcement notice with respect to this spill on March 30, 2001, following an investigation into an alleged leak of a mixture containing benzene into the River Tees. The requirements of that notice were complied with, to the satisfaction of the U.K. Environmental Agency, by the end of May 2001. We contained the spill and conducted a remediation program to reclaim the material. On May 1, 2002, the U.K. Environmental Agency informed us that it intends to initiate prosecution against us for the spill sometime in the near future. If, as a result of that prosecution, we are found legally responsible, we could face legal action and possible penalties. Although we can give you no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that, if such action was initiated and we are ultimately found to be legally responsible, the probable penalties would not be material to our financial position and results of operations. Because this matter is in the initial stages of investigation, however, we cannot assure you that it will not have a material effect on us. Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Business—Environmental Regulations".

        In addition, we could incur significant expenditures in order to comply with existing or future environmental laws. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that capital expenditures beyond those currently anticipated will not be required under environmental laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes. Based on available information and the indemnification rights that we possess, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows; however, if such indemnities do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Business—Environmental Regulations".

Huntsman Corporation and ICI may have conflicts of interest with us, and these conflicts could adversely affect our business.

        For so long as Huntsman Corporation and ICI retain their ownership interests in our company, conflicts of interest could arise with respect to transactions involving business dealings between us and them, potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends by us and other matters. See "Description of New Notes—Certain Covenants—Limitations on Transactions with Affiliates". In addition, most of our executive officers currently serve as executive officers and directors of various Huntsman companies or of ICI and its affiliates. Any such conflicts of interest could result in decisions that adversely affect our business. See "Company Background—Transaction Consideration—Sale of Equity Interests in Our Parent Company", "Management" and "Certain Relationships and Related Transactions" for more detailed descriptions of the relationships between our company and our subsidiaries, Huntsman Corporation and its affiliates, and ICI and its affiliates, and among the management of these companies.

Our business may be adversely affected by international operations and fluctuations in currency exchange rates.

        We conduct a significant portion of our business outside the United States. Our operations outside the United States are subject to risks normally associated with international operations. These risks include the need to convert currencies which we may receive for our products into currencies required to pay our debt, or into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses, and other technology is important to our business. Consequently, we rely on judicial enforcement for protection of our patents. While a presumption of validity exists with respect to patents issued to us in the United States, there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could have a material adverse effect on our business, financial condition, results of operations or cash flows. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The notes and the guarantees may be void, avoided or subordinated under laws governing fraudulent transfers, insolvency and financial assistance.

        We have incurred substantial debt, including debt under our senior secured credit facilities and our outstanding senior subordinated notes. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

  (1)
  the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or
  (2)
  we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

        and that we or a guarantor

    (A)
    were insolvent;
    (B)
    were rendered insolvent by reason of the issuance of the notes or a guarantee;
    (C)
    were engaged or about to engage in a business or transaction for which our remaining assets or those of a guarantor constituted unreasonably small capital to carry on our business; or
    (D)
    intended to incur, or believed that we would incur, debts beyond our ability to pay those debts as they matured;

then the court could avoid the notes or the guarantee or subordinate the notes or the guarantee in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were avoided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;
  •
  the notes would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and
  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes.

        If insolvency proceedings are commenced by or against Tioxide Group, our only English subsidiary that is a guarantor of the notes, the presiding court may apply English insolvency laws. Under English insolvency laws, a liquidator or administrator of Tioxide Group might, among other things, apply to the court to rescind the guarantee if:

  •
  Tioxide Group received consideration of significantly less value than the benefit of its guarantee provides to us;
  •
  Tioxide Group was insolvent at the time of, or immediately after, entering into the guarantee; and
  •
  Tioxide Group enters into a formal insolvency process before the second anniversary of the issuance of the notes.

There is no established trading market for the exchange notes, and any market for the exchange notes may be illiquid.

        The exchange notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you will receive when you sell will be favorable. We have applied to list the exchange notes on the Luxembourg Stock Exchange. However, we do not intend to apply for listing of the exchange notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the exchange notes and by changes in our financial performance or prospects or in the prospects for companies in the apparel industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

This offer to exchange the exchange notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

        Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the exchange notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We may be unable to purchase the exchange notes upon a change in control.

        Upon a change of control event as defined in the indentures governing the exchange notes, we would be required to offer to purchase the exchange notes in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. Our bank credit facility generally prohibits the prepayment of other indebtedness, including the exchange notes. Also, a change of control under the terms of the exchange notes will constitute an event of default under our bank credit facility. If this occurs, then the lenders under the bank credit facility may declare their debt immediately due and payable. Since our bank credit facility is a secured obligation, the lenders under the bank credit facility could foreclose on most of our assets and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the exchange notes. Even if the banks were to consent to a repurchase of the notes, or any bank credit facility then in place did not prohibit the repurchase, we cannot assure you that we will have the financial resources necessary to repurchase the exchange notes and satisfy our other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer for the exchange notes, we would be required to seek additional financing from outside sources to repurchase the exchange notes. We cannot assure you that financing would be available to us at that time on satisfactory terms, or at all. In addition, the terms of the exchange notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control in the indentures.

If you do not exchange your old notes, they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

        To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

        Each of the risks described in this section with respect to the exchange notes are equally applicable to the old notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes on March 21, 2002, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement is declared effective. We will use our best efforts to keep this registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if:

  •
  the registration statement is not declared effective by December 27, 2002; or

  •
  the exchange offer has not been consummated within 45 days after the effective date of the registration statement.

        A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement to which this prospectus is a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5 p.m., New York City time, on            , 2002, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the new notes will not contain the registration rights and liquidated damages provisions contained in the old notes.

        Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any old notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

        When the holder of old notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender notes for exchange must, on or prior to the expiration date:

  (1)
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank Minnesota, N.A. (the "exchange agent") at the address set forth below under the heading "—The Exchange Agent"; or

  (2)
  if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The Exchange Agent".

        In addition:

  (1)
  the exchange agent must receive the certificates for the old notes and the letter of transmittal; or

  (2)
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at The Depository Trust Company, the book entry transfer facility, according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message.

        The Depository Trust Company will be referred to as DTC in this prospectus.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the old notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution".

        An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us that, among other things, that the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer. If any holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in the exchange offer, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from March 18, 2002. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of the exchange offer.

        In all cases, we will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of the exchange offer within two (2) business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—The Exchange Agent". Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at anytime on or prior to 5 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in the exchange offer for any old notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in the exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in the exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

  (7)
  there shall have occurred a change (or a development involving a prospective change) in our and our subsidiaries' businesses, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us; or

  (8)
  we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes.

        The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

        Wells Fargo Bank Minnesota, N.A. has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By registered mail and certified mail:

Wells Fargo Bank Minnesota, N.A.
Corporate Trust Operations

P.O. Box 1517
MAC N9303-121
Minneapolis, MN 55480

        By regular mail or carrier:

Wells Fargo Bank Minnesota, N.A.
Corporate Trust Operations
Sixth Street and Marquette Avenue
MAC N9303-121
Minneapolis, MN 55479

For information, call:
(800) 344-5128

By facsimile transmission:
(for eligible institutions only)
(612) 667-4927

Confirm by Telephone:
(612) 667-9764

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

        The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $            .

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in the exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated March 18, 2002, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

  (3)
  it is acquiring the new notes in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in the exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

  (1)
  the date on which such old note has been exchanged by a person other than a broker-dealer for a new note;

  (2)
  following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

  (4)
  the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

COMPANY BACKGROUND

Summary

        At the close of business on June 30, 1999, we acquired assets and stock representing ICI's polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and TiO2 businesses and Huntsman Specialty Chemicals Corporation's PO business. In addition, at the close of business on June 30, 1999, we also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited.

        The chart below shows our current company structure, together with membership interest ownership:

(a)
Huntsman Polymers Corporation is an indirect wholly-owned subsidiary of Huntsman Corporation.

(b)
In connection with the December 2001 amendment of ICI's put option agreement, Huntsman Specialty pledged one-half of its 60% equity interest in Huntsman International Holdings, our direct parent, to ICI.

(c)
Guarantor of the notes.

Transaction Consideration

Initial Transaction Consideration

        In connection with its transfer of its business to us, Huntsman Specialty:

  •
  retained a 60% membership interest in our parent, Huntsman International Holdings LLC, and

  •
  received approximately $360 million in cash.

        In connection with its transfer of its businesses to us, ICI received:

  •
  a 30% membership interest in Huntsman International Holdings,

  •
  approximately $2 billion in cash that was paid in a combination of U.S. dollars and euros, and

  •
  $945 million aggregate principal amount at maturity of senior discount notes of Huntsman International Holdings with $242.7 million of accreted value at issuance.

        In connection with this transfer, ICI also acquired, in exchange for cash, $604.6 million aggregate principal amount at maturity of the senior subordinated discount reset notes of Huntsman International Holdings (the "HIH Reset Notes") with $265.3 million of accreted value at issuance.

        The obligations of the senior discount notes and the HIH Reset Notes are obligations of only Huntsman International Holdings.

        In exchange for $90 million in cash, BT Capital Investors, L.P., J.P. Morgan Partners (BHCA), L.P. and The Goldman Sachs Group, Inc. received the remaining 10% membership interests in Huntsman International Holdings. Subsequent to June 30, 1999, The Goldman Sachs Group transferred its interests to several of its affiliates.

Sources		Uses
	(in millions)
Senior secured credit facilities	$1,683	Cash to ICI	$2,021
Senior subordinated notes of		Cash to BP Chemicals	117
Huntsman International	807	Cash to Huntsman Specialty(a)	360
Cash equity(c)	90	Issuance of senior and subordinated
Cash advanced to Huntsman		discount notes(b)	508
International Holdings by ICI	508	Cash distributions to members	10
		Transaction fees and expenses	72

Total sources	$3,088	Total uses	$3,088

(a)
Used for the repayment of Huntsman Specialty debt and the acquisition of Huntsman Specialty preferred stock.

(b)
Represented the aggregate accreted value at issuance of the senior discount notes of Huntsman International Holdings, which have $945 million aggregate principal amount at maturity and had $242.7 million of accreted value at issuance, and the HIH Reset Notes, which have $604.6 million aggregate principal amount at maturity (based on the initial 8% accretion rate of the notes without reset) and had $265.3 million of accreted value at issuance.

(c)
Represented $90 million cash contribution for 10% of our membership interests. This implied a $900 million common equity value for our company at June 30, 1999.

  Approximately $1,773 million in cash paid in connection with the purchase price was funded by:

          (1)  the $90 million in cash received from BT Capital Investors, J.P. Morgan Partners (BHCA), L.P. and The Goldman Sachs Group, and

          (2)  funds that we borrowed under our senior secured credit agreement, which provides an aggregate of $2.07 billion of senior secured credit facilities. Our obligations under the senior secured credit facilities are supported by guarantees of Huntsman International Holdings, our domestic subsidiaries and of Tioxide Group and Tioxide Americas Inc. Payments of the notes are effectively subordinated in right of payment to our obligations under our senior secured credit facilities. See "Other Indebtedness—Description of Credit Facilities" for a more detailed description of our senior secured credit facilities.

        We received approximately $807 million in proceeds from our offering in June 1999 of $600 million and €200 million of 10 1/8% Senior Subordinated Notes, which proceeds were applied towards the purchase price of the Huntsman Specialty and ICI businesses. In March and May of 2001, we issued €200 million and €50 million, respectively, of additional senior subordinated notes on terms substantially the same as our senior subordinated notes that were then outstanding. We pay interest on our outstanding senior subordinated notes semi-annually at a rate of 10 1/8% per annum; our outstanding senior subordinated notes mature on July 1, 2009. These outstanding notes are guaranteed by Huntsman International Financial LLC, Tioxide Group and Tioxide Americas Inc., all of which will also guarantee the notes offered hereby. See "Other Indebtedness—Description of Our Outstanding Senior Subordinated Notes" for a more detailed description of our outstanding notes.

        Approximately $508 million of the purchase price was paid in the form of the discount notes issued by Huntsman International Holdings to ICI. Huntsman International Holdings issued discount notes to ICI in two classes, senior discount notes with $242.7 million of accreted value at issuance and HIH Reset Notes with $265.3 million of accreted value at issuance, neither of which require cash interest payments. The senior discount notes accrete interest at a rate of 13.375%. The HIH Reset Notes accrete interest at a rate of 8% until September 30, 2004 and will be reset to a new rate after that date. The covenants in the indentures governing the discount notes are not more restrictive on us than the covenants contained in the indenture governing the notes. Both the senior and the senior subordinated discount notes mature on December 31, 2009.

        With the consent of Huntsman International Holdings, ICI has resold the senior discount notes of Huntsman International Holdings and Huntsman International Holdings has fulfilled its obligations to register those notes. Under our November 2000 agreements with ICI, ICI is currently entitled to require Huntsman International Holdings to assist ICI in the resale of the HIH Reset Notes.

Sale of Equity Interests in Our Parent Company

        On November 2, 2000, ICI, Huntsman Specialty, Huntsman International Holdings and our company entered into agreements pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers, and Huntsman Specialty or its permitted designated buyers have a right to buy, the 30% of the membership interests in Huntsman International Holdings that are indirectly held by ICI. Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase ICI's equity interest in our parent company, Huntsman International Holdings. On December 20, 2001, ICI and Huntsman Specialty amended ICI's put option arrangement under these agreements to, among other things, provide that the purchase of ICI's equity interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for ICI's equity interest. The amended option agreement also requires Huntsman Specialty to cause Huntsman International Holdings to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions include the receipt of consent from our senior secured lenders and our ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes, as well as the outstanding high yield notes of Huntsman International Holdings (the "HIH Notes"). At March 31, 2002, the terms of the indentures governing the HIH Notes do not permit it to make restricted payments. In addition, in order to secure its obligation to pay the purchase price for ICI's equity interest, Huntsman Specialty granted ICI a lien on one-half of its 60% equity interest in Huntsman International Holdings. See "—Description of Put and Call Options".

        Huntsman International Holdings and ICI have also agreed to settle certain indemnification matters in relation to ICI and Huntsman International Holdings has agreed to pay a portion of the costs of an offering by ICI of the HIH Reset Notes held by ICI. See "—Warranties and Indemnification". Furthermore, ICI and our company agreed to finalize other ancillary agreements contemplated by the contribution agreement and to enter into additional agreements in order to resolve other issues outstanding since our transaction with ICI in 1999. See "Certain Relationships and Related Transactions".

Adjustments to Consideration

        ICI was not in a position to transfer its interests in Nippon Polyurethane Industry Co. Ltd. and Arabian Polyol Company Limited to us at the closing of the transaction contemplated by the contribution agreement. Under the terms of the contribution agreement under which we acquired ICI's and Huntsman Specialty's businesses, we did not receive a purchase price adjustment with respect to those retained joint venture interests. Instead, ICI has agreed to hold the retained joint venture interests for our benefit and to pay to us any dividends received from the joint ventures, and we agreed to indemnify ICI for any losses relating to any such retained joint venture interest from the closing until such time as such interests are transferred to us or we receive a refund with respect to such interests. ICI is required to pay us an amount equal to the higher of $3 million and the fair market value as of the closing of our transaction with ICI of the Arabian Polyol joint venture interest if either (1) any of the other joint venture partners exercise a right of first refusal to acquire that joint venture interest or (2) on or before June 30, 2001, ICI has not obtained all consents necessary to transfer that interest to us. In addition, and pursuant to the contribution agreement as modified by our November 2000 agreements with ICI, ICI has agreed to pay us $31 million in respect of the Nippon Polyurethane joint venture interest because ICI determined that it would not be able to obtain all consents necessary to transfer that interest to us on or before March 31, 2001. Pursuant to this agreement, ICI paid us $31 million on March 31, 2001. We do not believe the failure by ICI to transfer these interests will have a material adverse impact on our results of operations or cash flows.

Warranties and Indemnification

        In connection with our transaction with Huntsman Specialty and ICI in 1999, both ICI and Huntsman Specialty gave standard warranties to Huntsman International Holdings in connection with the businesses being transferred, including warranties relating to environmental liabilities and potential environmental liabilities; existence of, or breaches in connection with, any material contracts; and tax matters. Under our November 2000 agreements with ICI, we also agreed with ICI that the approximately £10 million of payments that they had made with respect to our indemnity claims in relation to emissions from the Greatham site prior to the acquisition constituted final settlement of that claim. We also waived any rights that we may have with respect to certain notices of claim that we had previously filed with ICI, which waived notices we do not believe met the threshold requirements for recovery under the contribution agreement or were material in meeting such threshold.

Description of Put and Call Options

        Under our November 2000 agreements with ICI, ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers, and Huntsman Specialty or its permitted designated buyers have a right to buy, 30% of the membership interests in Huntsman International Holdings, our parent company, that are indirectly held by ICI for $365 million plus interest for November 30, 2000 until the completion of such sale. ICI exercised its put option on October 30, 2001. On December 20, 2001, ICI and Huntsman Specialty amended the option agreement. Among other things, this amendment provides that:

  •
  the closing of the purchase of ICI's equity stake would occur on July 1, 2003, or earlier under certain circumstances;

  •
  Huntsman Specialty will receive a discount of approximately $32.7 million for the purchase of ICI's equity stake if the closing of the purchase occurs before 2:00 pm on July 1, 2003;

  •
  Huntsman Specialty will receive additional discounts of up to an aggregate amount of $20 million for certain prepayments of the purchase price;

  •
  to the extent that funds are available for the payment of a dividend and the payment of the dividend would be permissible under Huntsman International Holdings' and our indentures, until Huntsman International Holdings has paid an aggregate of $112 million of dividends (other than tax distributions), Huntsman Specialty will use its commercially reasonable best efforts to cause Huntsman International Holdings and its subsidiaries to obtain required third party consents including consent of a majority of lenders under the Senior Secured Credit Facilities to the payment of such dividends and, upon receipt of such consents, will cause the managers of Huntsman International Holdings who have been appointed by Huntsman Specialty to approve the payment of such dividends, subject to:

  •
  the declaration and payment of such dividend being in compliance with applicable law;

  •
  the board of managers of Huntsman International Holdings having due regard with respect to the financial viability of Huntsman International Holdings as a going concern, and due regard with respect to whether the payment of such dividend would prejudice the conduct of the business of Huntsman International Holdings;

  •
  approval of such dividend by the managers of Huntsman International Holdings who have been appointed by ICI;

  •
  if Huntsman International Holdings, our parent, pays this dividend, Huntsman Specialty would be required to pay over its share of such dividend to ICI. This payment by Huntsman Specialty to ICI would be a prepayment of the purchase price for ICI's equity in Huntsman International Holdings; and

  •
  any dividends that ICI receives directly from Huntsman International Holdings will also count as a prepayment of the purchase price for ICI's equity interest in Huntsman International Holdings;

  •
  Huntsman Specialty can elect to purchase ICI's equity stake at any time after ICI has sold at least one-half of the HIH Reset Notes or, regardless of whether ICI has sold any of those notes, at any time after January 1, 2003; and

  •
  Huntsman Specialty's obligation to purchase ICI's equity stake could accelerate upon the occurrence of certain events, including certain breaches of the option agreement by Huntsman Specialty, the bankruptcy of Huntsman Specialty, an acceleration or payment default in respect of certain Huntsman International Holdings or Huntsman International debt, a change of control of Huntsman International Holdings or Huntsman International and the failure of Huntsman Specialty to satisfy certain judgments.

        In addition, in order to secure its obligation to pay the purchase price for ICI's equity interest, Huntsman Specialty granted ICI a lien on one-half of Huntsman Specialty's 60% equity interest in Huntsman International Holdings.

        As part of the original agreement with ICI relating to the creation of our company, ICI agreed not to engage, for a period of two years following ICI's sale of its interests in our company, in any business in which our company would at that time be engaged. Pursuant to an amendment entered into on December 20, 2001, this non-competition obligation of ICI in favor of our company was modified to commence on December 20, 2001 and end on June 30, 2004 and not apply to the ethyleneamines operations acquired from Dow in February 2001 or to the European surfactants operations acquired from Rhodia, S.A. in April 2001).

        Under the terms of an agreement, as amended, between Huntsman Specialty and BT Capital Investors, L.P., J.P. Morgan Partners (BHCA), L.P., GS Mezzanine Partners, L.P. and GSMP(HICI), Inc., each of these institutional investors has the right to require Huntsman Specialty to purchase their respective membership interests in Huntsman International Holdings contemporaneously with the purchase by Huntsman Specialty of the ICI equity interests or if ICI sells its equity interests to a third party, in each case except as described below. In addition, each such institutional investor has the right to require Huntsman Specialty to purchase its membership interest in Huntsman International Holdings at any time after June 30, 2004. Each such institutional investor also has an option to require Huntsman Specialty to purchase its membership interest in Huntsman International Holdings following the occurrence of a change of control of Huntsman International Holdings or Huntsman Corporation. Huntsman Specialty has the option to purchase all outstanding membership interests owned by the institutional investors at any time after June 30, 2006. The exercise price for each of these put and call options will be the value of our business as agreed between Huntsman Specialty and the institutional investors or as determined by a third party at the time of the exercise of the put or call option. If Huntsman Specialty, having used commercially reasonable efforts, does not purchase such membership interests, the selling institutional investor will have the right to require Huntsman International Holdings to register such membership interests for resale under the Securities Act.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer.

CAPITALIZATION

        The following table sets forth the capitalization of our company as of March 31, 2002, which reflects the issuance of the senior notes in March 2002 to repay certain outstanding indebtedness under our senior secured credit facilities. The information set forth below is unaudited and should be read in conjunction with audited and unaudited financial statements of Huntsman International and the related notes included elsewhere in this prospectus.

As of March 31, 2002
(Dollars in millions)
Cash	$56

Long-term debt:
Senior secured credit facilities	$1,374
9.875% Senior notes due 2009	300
Senior subordinated notes	998
Other long-term debt	23

Total long-term debt	2,695
Equity(a)	973

Total capitalization	3,668

(a)
At December 31, 2001, our total authorized membership interests consisted of 1,000 units, all of which were issued and outstanding.

UNAUDITED PRO FORMA FINANCIAL DATA

        The unaudited pro forma condensed statement of operations data for the three months ended March 31, 2002 and for the year ended December 31, 2001 and the three months ended March 31, 2002 give effect to: (1) the issuance of the notes in March 2002 and the application of the proceeds thereof to reduce borrowings under our senior secured credit facilities, and (2) the issuance of €250 million in senior subordinated notes issued in March and May 2001, as if each had occurred on January 1, 2001. The unaudited pro forma financial data does not purport to be indicative of the results of operations of future periods or indicative of results that would have occurred had our transactions referred to above been consummated on the dates indicated. The pro forma and other adjustments, as described in the accompanying notes to the unaudited pro forma condensed statements of operations, are based on available information and certain assumptions that management believes are reasonable. You should read the unaudited pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2002
(in millions)

	Huntsman International	Pro Forma Adjustments	Pro Forma Huntsman International
Revenues	$998		$998
Cost of goods sold	872		872

Gross profit	126		126
Operating expenses	101		101

Operating income	25		25
Interest expense—net	50	(2) (a)	52
Loss on sale of accounts receivable	4		4
Other income	1	—	1

Loss before income taxes	28	(2)	30
Income tax benefit	31	—	31
Minority interest	1	—	1

Net income	$2	$(2)	$—

Other Data:
Depreciation and amortization	$63		$63

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001
(in millions)

	Huntsman International	Pro Forma Adjustments	Pro Forma Huntsman International
Revenues	$4,575		$4,575
Cost of goods sold	3,990		3,990

Gross profit	585		585
Operating expenses	425		425

Operating income	160		160
Interest expense—net	228	$13 (a)	241
Loss on sale of accounts receivable	13		13
Other expense	2	—	2

Loss before income taxes	(83)	(13)	(96)
Income tax benefit	26	—	26
Minority interest	2	—	2
Cumulative effect of accounting change	2		2

Net loss	$(61)	$(13)	$(70)

Other Data:
Depreciation and amortization	$240		$240

(a)
Reflects the sum of the following:

	Three Months Ended March 31, 2002	Year Ended December 31, 2001
	(in millions)
Interest on the €250 million senior subordinated notes issued in March and May 2001	$—	$6
Interest on the senior notes	6	30
Reduction in interest expense due to the repayment of senior secured credit facilities	(4)	(23)

	$2	$13

SELECTED HISTORICAL FINANCIAL DATA

        The selected financial data set forth below presents the historical financial data of our company, Huntsman Specialty, our predecessor, and the predecessor of Huntsman Specialty, as of the dates and for the periods indicated. Effective March 1, 1997, Huntsman Specialty purchased from Texaco Chemical, Inc. its PO business. The selected financial data as of and for the three months ended March 31, 2002 and 2001 has been derived from the unaudited financial statements of our company included elsewhere in this prospectus. The selected financial data as of and for the year ended December 31, 1999, as of and for the six months ended December 31, 1999 and as of and for the years ended December 31, 2000 and 2001 has been derived from the audited financial statements of our company included elsewhere in this prospectus. The selected financial data as of and for the six months ended June 30, 1999 has been derived from the unaudited financial statements of Huntsman Specialty. The selected financial data as of December 31, 1996, 1997 and 1998 and for the year ended December 31, 1996, for the two months ended February 28, 1997 and the ten months ended December 31, 1997 has been derived from audited financial statements. You should read the selected financial data in conjunction with "Unaudited Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited historical financial statements, and the accompanying notes included elsewhere in this prospectus.

	Huntsman International								Huntsman Specialty(1)						Predecessor(1)
	Three Months Ended Mar. 31, 2002	Three Months Ended Mar. 31, 2001		Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000		Six Months Ended Dec. 31, 1999		Six Months Ended June 30, 1999		Year Ended Dec. 31, 1998		Ten Months Ended Dec. 31, 1997		Two Months Ended Feb. 28, 1997
	(dollars in millions)								(dollars in millions)						(dollars in millions)
Statement of Income Data:
Revenues	$998	$1,152		$4,575	$4,448		$1,997		$192		$339		$348		$61
Cost of goods sold	872	986		3,990	3,706		1,602		134		277		300		65

Gross profit (loss)	126	166		585	742		395		58		62		48		(4)
Operating expenses	101	97		425	331		198		5		8		8		2

Operating income (loss)	25	69		160	411		197		53		54		40		(6)
Interest expense — net	50	60		228	222		104		18		40		35		—
Loss on securitization of accounts receivable	4	2		13	2		—		—		—		—		—
Other expense (income)	(1)	(6)		2	3		(7)		—		(1)		—		—

Income (loss) before income taxes	(28)	13		(83)	184		100		35		15		5		(6)
Income tax expense (benefit)	(31)	2		(26)	30		18		13		6		2		(2)
Minority interest	1	1		2	3		1		—		—		—		—

Income (loss) from continuing operations before accounting changes	2	10		(59)	151		81		22		9		3		(4)
Cumulative effect of accounting change	—	(2)		(2)	—		—		—		—		—		—

Net income (loss)	$2	$8		$(61)	$151		$81		$22		$9		$3		$(4)

Other Data:
Depreciation and amortization	$63	$58		$240	$216		$105		$16		$31		$26		$1
EBITDA(2)	84	131		385	622		309		69		86		66		1
Net cash provided by (used in) operating activities	(26)	(42)		202	412		256		40		46		37		(5)
Net cash used in investing activities	(47)	(252)		(492)	(356)		(2,519)		(4)		(10)		(510)		(1)
Net cash provided by (used in) financing activities	42	296		312	(131)		2,402		(34)		(43)		483		6
Capital expenditures	47	46		291	205		132		4		10		2		1
Ratio of earnings to fixed charges (3)	—	1.2	x	—	1.8	x	1.9	x	2.9	x	1.4	x	1.1	x	—

Balance Sheet Data (at period end):
Working capital(4)	$348	$617	$231	$274	$370	$28	$28	$40
Total assets	4,792	4,886	4,862	4,815	4,818	578	578	594
Long-term debt(5)	2,695	2,615	2,638	2,350	2,505	396	428	464
Total liabilities(6)	3,819	3,818	3,870	3,686	3,714	528	547	569
Stockholders' and members' equity	973	1,068	992	1,129	1,104	50	31	25

(1)
Prior to March 1, 1997, Texaco Chemical leased substantially all of the plant and equipment of the PO business under an operating lease agreement. Also, Texaco Chemical received interest income on net intercompany advances prior to the acquisition by Huntsman Specialty. Historical rental expense for the two months ended February 28, 1997 was $6 million. No interest was charged or credited during the two months ended February 28, 1997.

(2)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes. Prior to March 1, 1997, EBITDA excludes interest income on net intercompany investments and advances to Texaco Chemical and rental expenses (see footnote (1) above). EBITDA is included in this prospectus because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by GAAP or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(3)
The ratio of earnings to fixed charges has been calculated by dividing (A) income before income taxes plus fixed charges by (B) fixed charges. Fixed charges are equal to interest expense (including amortization of deferred financing costs), plus the portion of rent expense estimated to represent interest. Earnings were insufficient to cover fixed charges by $29, $83 and $6 million for the three months ended March 31, 2002, the year ended December 31, 2001, and the two months ended February 28, 1997, respectively.

(4)
Working capital represents total current assets, less total current liabilities, excluding cash and the current maturities of long-term debt.

(5)
Long-term debt includes the current portion of long-term debt.

(6)
Total liabilities includes minority interests and mandatorily redeemable preferred stock of $74 million, $72 million and $68 million at June 30, 1999 and December 31, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

        On June 30, 1999, we received capital contributions of cash and U.S. operating assets from our parent company, Huntsman International Holdings, a joint venture between Huntsman Specialty, ICI and institutional investors. With this capitalization, we acquired ICI's polyurethane chemicals, petrochemicals (including ICI's 80% interest in the Wilton olefins facility), and TiO2 businesses, and Huntsman Specialty's PO business. In addition, we acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals.

        We derive our revenues, earnings and cash flow from the manufacture and sale of a wide variety of specialty and commodity chemical products. These products are manufactured at facilities located in the Americas, Europe, Africa and Asia and are sold throughout the world. We manage our businesses in four segments: Polyurethanes (our polyurethanes and PO business); Base Chemicals (our olefins and aromatics business in the United Kingdom); Pigments (our titanium dioxide business); and Performance Products (our surfactants and ethyleneamines businesses). During 2002, we realigned our principal business segments. The most significant change was the split of the former Specialty Chemicals segment into two segments: Polyurethanes and Performance Products. The former Tioxide segment was renamed Pigments, and the former Petrochemicals segment was renamed Base Chemicals.

        The profitability of our four principal business segments is impacted to varying degrees by economic conditions, prices of raw materials, customers' inventory levels, global supply and demand pressures as well as other seasonal and, to a limited extent, cyclical factors. Generally, the global market for our polyurethanes and performance products has grown at rates in excess of global GDP growth, while the demand for our petrochemical and pigments products has historically grown at rates that are approximately equal to global GDP growth.

Results of Operations

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001
(Unaudited) (Dollars in Millions)

	Three Months Ended March 31, 2002	Three Months Ended March 31,2001
Revenues	$997.9	$1,151.6
Cost of goods sold	872.4	985.6

Gross profit	125.5	166.0
Expenses of selling, general and administrative, research and development	101.0	97.2

Operating income	24.5	68.8
Interest expense, net	49.8	59.6
Loss on sale of accounts receivable	3.6	2.2
Other income	0.4	6.4

Net income (loss) before income taxes and minority interest	(28.5)	13.4
Income tax expense (benefit)	(31.4)	2.7
Minority interests in subsidiaries	0.8	0.7
Cumulative effect of accounting change	—	(1.5)

Net income	$2.1	$8.5

Depreciation and amortization	$62.6	$58.3

EBITDA(1)	$83.9	$131.3
Loss on sale of accounts receivable(2)	3.6	2.2

Adjusted EBITDA	$87.5	$133.5

(1)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes. EBITDA is included in this report because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States ("U.S. GAAP") or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
(2)
For purposes of the covenants in our senior secured credit facilities, loss on sale of accounts receivable related to the securitization program is excluded from the computation of EBITDA.

        For the three months ended March 31, 2002, we had net income of $2.1 million on revenues of $997.9 million, compared to net income of $8.5 million on revenues of $1,151.6 million for the same period in 2001. The decrease of $6.4 million in net income was the result of the following items:

  •
  Revenues for the three months ended March 31, 2002 decreased by $153.7 million, or 13%, to $997.9 million from $1,151.6 million during the same period in 2001. This decrease in revenue resulted from lower sales in the Polyurethanes, Pigments and Base Chemicals segments which were partially offset by increased sales in the Performance Products segment. Sales in the Performance Products segment benefited from the acquisition of the ethyleneamines business in February 2001 and the surfactants business in April 2001.
  •
  Gross profit for the three months ended March 31, 2002 decreased by $40.5, or 24%, to $125.5 million from $166.0 million in the same period in 2001. This decline was mainly the result of lower average selling prices and higher raw materials costs in our Pigment and Base Chemicals segments as described below. These decreases were partially offset by higher gross profit in the Polyurethanes segment.
  •
  Selling, administrative and research & development ("SG&A") costs for the three months ended March 31, 2002 increased by $3.8 million mainly due to the Performance Products businesses acquired in early 2001. The increased SG&A from these new businesses was partially offset by reduced SG&A in the Polyurethanes segment.
  •
  Net interest expense for the three months ended March 31, 2002 decreased by $9.8 million or 16% to $49.8 million from $59.6 million for the same period in 2001. The decrease was primarily due to lower market interest rates in the 2002 period and a favorable impact from adjusting interest rate instruments to fair value in accordance with SFAS No.133.
  •
  Income taxes decreased by $34.1 million to a $31.4 million tax benefit for the three months ended March 31, 2002 as compared to a $2.7 million expense for the same period in 2001. Lower taxes were due primarily to decreased earnings for the period and a change in the mix of income (loss) earned in the United States versus international locations.

        The following table sets forth the sales and income for each of our operating segments. Segment income is operating income excluding unallocated corporate overhead.

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
Revenues
Polyurethanes	$488.4	$567.5
Pigments	202.2	228.0
Base Chemicals	213.6	367.6
Performance Products	111.7	13.4
Eliminations	(18.0)	(24.9)

Total	$997.9	$1,151.6

Segment income (loss)
Polyurethanes	$54.1	$30.8
Pigments	0.2	40.3
Base Chemicals	(18.8)	18.6
Performance Products	4.8	2.4

Total	40.3	92.1
Unallocated items
Administrative and other(1)	19.8	21.3
Interest expense, net	49.8	59.6
Income taxes	(31.4)	2.7

Net income	$2.1	$8.5

(1)
Administrative and other includes unallocated corporate overhead, loss on the sale of accounts receivable, other non-operating income (expense) and unallocated depreciation and amortization.

Polyurethanes

        Polyurethanes revenues for the three months ended March 31, 2002 decreased by $79.1 million, or 14%, to $488.4 million from $567.5 million for the same period in 2001. MDI sales volumes in the Americas, Asia and Europe decreased by 24%, 9% and 1%, respectively, as compared to the 2001 period. Volumes in the Americas were lower primarily as a result of reduced sales under co-producer arrangements as well as the economic slowdown in the United States and the economic crisis in Argentina. Polyol sales increased by 3%, due to a 9% increase in volumes, partially offset by a decrease in average selling prices. A substantial portion of the lower MDI and polyol average selling prices was due to a weakening in the value of the euro versus the dollar. PO sales remained largely unchanged as a 7% increase in sales volumes was offset by a decrease in the average PO sales price. MTBE sales in the first quarter 2002 decreased by 27% from the same period in 2001. Sales volumes were unchanged from the prior year; however, MTBE sales declined due to lower average selling prices. The decline in average selling prices for MTBE was primarily the result of lower gasoline prices.

        Polyurethanes segment income for the three months ended March 31, 2002 increased by $23.3 million, or 76%, to $54.1 million from $30.8 million for the same period in 2001. The increase in earnings was mainly due to increased gross profit in PO/MTBE, offset by lower MDI and polyols gross profit. Gross profit on MDI and polyols decreased by 3% and 16% respectively. Lower gross profit on MDI was a result of lower sales volumes and average selling prices, partly offset by a lower benzene price in the 2002 period as compared to 2001. Polyols gross profit benefited from higher sales volumes which was more than offset by lower average selling prices. Gross profit in PO/MTBE increased significantly due to decreases in the cost of the major raw materials. In addition, SG&A costs for first quarter 2002 decreased by 5% from the first quarter 2001 primarily as a result of cost reduction efforts.

Pigments

        Pigments revenues for the three months ended March 31, 2002 decreased by $25.8 million, or 11%, to $202.2 million from $228.0 million for the same period in 2001. Average selling prices decreased by 17% caused by unfavorable industry supply-demand balance over the past year while exchange rate movements had a 4% adverse impact. Sales volumes increased by 8% in the first quarter of 2002 as compared to the same period last year due to increased sales in the United States and Asia. Sales in Europe were down 0.3% from last year while sales in the United States and the rest of the world were up 13% and 21% respectively. Recovery in the United States and Asia is due to an increase in customer demand.

        Pigments segment income for the first quarter 2002 decreased by $40.1 million to $0.2 million from $40.3 million for the first quarter 2001. The decline in earnings was mainly due to lower gross profit resulting from lower revenues and adverse variance on raw materials and energy offset in part by the beneficial impact of lower costs outside the United States due to weakness of the pound and the euro versus the dollar. SG&A costs were also higher primarily as a result of costs associated with the implementation of our SAP software system and higher pension costs.

Base Chemicals

        Base Chemicals revenues for the three months ended March 31, 2002 decreased by $154.0 million, or 42%, to $213.6 million from $367.6 million for the same period in 2001. Average selling prices fell significantly for most products with reductions averaging 33% due to lower feedstock prices and weaker demand. Sales volumes of ethylene fell by 6% while propylene sales volumes increased by 1%. Sales volumes of paraxylene fell by 9% while sales volumes of benzene and cyclohexane increased by 9% and 5% respectively.

        Base Chemicals segment income for the three months ended March 31, 2002 decreased by $37.4 million to a loss of $18.8 million from a profit of $18.6 million for the same period in 2001. Gross profit fell by $32.0 million to a loss of $11.0 million as lower revenues were only partially offset by lower raw material costs. SG&A costs in first quarter 2002 increased from first quarter 2001 due to foreign currency exchange losses, partially offset by lower administrative costs.

Performance Products

        Our Performance Products segment is made up of the ethyleneamines business, which was acquired from the Dow Chemical Company in February 2001 and the European surfactants business, which was acquired from Rhodia S.A. in April 2001. Comparative information is not available for this reporting period but will be provided beginning with the second quarter 2002.

Unallocated Items

        Unallocated administrative and other items includes unallocated corporate overhead, loss on the sale of accounts receivable, other non-operating income (expense) and unallocated depreciation and amortization. Unallocated administrative and other items decreased for the three months ended March 31, 2002 as compared to the same period in 2001, primarily due to lower legal costs.

        Net interest expense for the three months ended March 31, 2002 decreased by $9.8 million or 16% to $49.8 million from $59.6 million for the same period in 2001. The decrease was primarily due to lower market interest rates in the 2002 period and a favorable impact from adjusting interest rate instruments to fair value in accordance with SFAS No. 133.

        Income taxes decreased by $34.1 million to a $31.4 million tax benefit for the three months ended March 31, 2002 as compared to a $2.7 million expense for the same period in 2001. Lower taxes were due primarily to decreased earnings for the period and a change in the mix of income (loss) earned in the United States versus international locations.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000
(Unaudited) (Dollars in Millions)

	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues	$4,575.2	$4,447.9
Cost of goods sold	3,990.1	3,705.4

Gross profit	585.1	742.5
Expenses of selling, general and administrative, research and development	378.6	331.4
Restructuring and plant closing costs	46.6	—

Operating income	159.9	411.1
Interest expense, net	228.3	222.4
Loss on sale of accounts receivable	12.8	1.9
Other income (expense)	(2.0)	(3.2)

Net income (loss) before income taxes and minority interest	(83.2)	183.6
Income tax expense (benefit)	(26.0)	30.1
Minority interests in subsidiaries	2.2	2.8
Cumulative effect of accounting change	1.5	—

Net income	$(60.9)	$150.7

Depreciation and amortization	$240.5	$216.2

EBITDA(1)	$385.6	$622.2
Loss on sale of accounts receivable(2)	12.8	1.9

Adjusted EBITDA	$398.4	$624.1

(1)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes. EBITDA is included in this report because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States ("U.S. GAAP") or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
(2)
For purposes of the covenants in our senior secured credit facilities, loss on sale of accounts receivable related to the securitization program is excluded from the computation of EBITDA.

        For the year 2001, we had a net loss of $60.9 million on revenues of $4,575.2 million, compared to net income of $150.7 million on revenues of $4,447.9 million for the year 2000. The decrease of $211.6 million in net income was the result of the following items:

  •
  Revenues for the year 2001 increased by $127.3 million, or 3%, to $4,575.2 million from $4,447.9 million for the year 2000. The increase in revenues resulted from an increase in sales in the Polyurethanes and Performance Products segments which was partially offset by decreased sales in the Pigments and Base Chemicals segments. Sales in the Polyurethanes segment benefited from the acquisition of the TPU business in the third quarter of 2000. Sales in the Performance Products segment benefited from the inclusion of the European performance chemicals sales beginning in the third quarter of 2000 the acquisition of the ethyleneamines and surfactants businesses in the first and second quarter of 2001, respectively.

  •
  Gross profit for the year 2001 decreased by $157.4 million, or 21%, to $585.1 million from $742.5 million for the year 2000. This decline was mainly the result of lower average selling prices and higher raw materials costs in all of our segments.
  •
  Selling, administrative and research & development ("SG&A") costs for the year 2001 increased by $47.2 million, or 14%, to $378.6 million from $331.4 million for the year 2000. This increase was largely due to the SG&A expenses associated with the businesses we acquired in 2000 and 2001. In addition, in the 2001 period, we recorded certain non-recurring expenses associated with abandoned acquisitions and other transactions.
  •
  Restructuring and plant closing costs for the year 2001 were $46.6 million and were incurred in our Polyurethanes and Pigments segments. These charges primarily relate to phase one of our previously announced cost reduction program in our Polyurethanes business which includes the closure of our Shepton Mallet, U.K. polyols manufacturing facility by the end of 2002. This facility became largely redundant following the acquisition of our TPU business in 2000. The program also includes reductions in work force of approximately 270 employees at the Shepton Mallet facility and other locations during the fourth quarter of 2001 and during 2002. The cash component of this charge is expected to total approximately $37 million, a significant portion of which will be disbursed in 2002.
  •
  Net interest expense for the year 2001 increased by $5.9 million, or 3%, to $228.3 million from $222.4 million for the year 2000. The increase was a result of higher average outstanding borrowings and the decrease in the fair value of our interest rate derivative contracts, partially offset by lower average borrowing rates on our variable rate debt.
  •
  Income taxes for the year 2001 decreased by $56.1 million to a $26.0 million tax benefit as compared to a $30.1 million expense for the year 2000. Lower taxes were due primarily to decreased earnings for the period. Our effective income tax rate increased to approximately 31% in 2001 from approximately 16% in 2000 due to larger net losses in our U.S. operations, which are not subject to Federal income taxes because of our status as a limited liability company

        The following table sets forth the sales and income for each of our operating segments. Segment income is operating income excluding unallocated corporate overhead.

	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues
Polyurethanes	$2,093.0	$2,065.3
Pigments	872.1	955.8
Base Chemicals	1,268.7	1,485.5
Performance Products	435.9	43.2
Eliminations	(94.5)	(101.9)

Total	$4,575.2	$4,447.9

Segment income (loss)
Polyurethanes	$113.2	$218.3
Pigments	94.7	172.8
Base Chemicals	(30.0)	39.8
Performance Products	12.6	—

Total	190.5	430.9
Unallocated items
Administrative and other(1)	49.1	27.7
Interest expense, net	228.3	222.4
Income tax expense (benefit)	(26.0)	30.1

Net income	$(60.9)	$150.7

(1)
Administrative and other includes unallocated corporate overhead, loss on the sale of accounts receivable, other non-operating income (expense), treasury gains and losses, and unallocated depreciation and amortization.

Polyurethanes

        Polyurethanes revenues, excluding non-comparable acquisitions, declined by $42.3 million, or 2% for the year 2001 compared to the year 2000. Non-comparative sales from TPU were $70.0 million in 2001. TPU was included beginning September 2000. Total polyurethanes revenues increased by $27.7 million, or 1%, to $2,093.0 million from $2,065.3 million for the year ended December 31, 2000. Total MDI sales decreased by 1%. A strong recovery in the Asian economies led to an increase of sales volumes of 26% in that region, while in Europe sales volumes grew by 6%. In the Americas, sales volumes decreased by 14% due to weaker demand resulting from the continued economic slowdown. Polyols sales increased by 7% compared to the 2000 period. Polyols sales volumes grew by 9%, with the increase attributable to all three geographic regions. Higher sales volumes were partially offset by a 2% decrease in average selling prices for polyols as compared to the same period in 2000, a substantial portion of which was due to a weakening in the value of the euro versus the U.S. dollar. PO sales increased by 2% mainly due to an 11% decrease in average selling prices for PO which was more than offset by a 13% increase in PO sales volumes. MTBE sales revenue decreased by 6% compared to the 2000 period. Lower sales were due to a 7% decrease in average selling prices for MTBE. The decline in average selling prices for MTBE was primarily attributable to lower gasoline prices

        Polyurethanes segment income for the year 2001 decreased by $105.1 million, or 48%, to $113.2 million from $218.3 million for the year 2000. Of this decrease, $44.7 million was due to the restructuring charges discussed above. The remaining $60.4 million decrease in segment income was mainly due to decreased gross profit. Gross profit on MDI and polyols decreased by 6% and 9%, respectively. Lower gross profit on MDI was a result of higher energy and natural gas prices in 2001 as compared to 2000. Polyols gross profit benefited from increased sales volumes, but this benefit was more than offset by a decrease in average selling prices and higher energy and raw material costs, particularly in the U.S. Gross profit in PO and MTBE was a result of the lower revenues described above which were partially offset by a decline in key raw materials including isobutane and propylene. Selling, general and administrative expenses (including R&D) increased by 22% in 2001 as compared to 2000. The increase was due largely to the SG&A expenses associated with businesses acquired in 2000 and 2001.

Pigments

        Pigments revenues for the year 2001 decreased by $83.7 million, or 9%, to $872.1 million from $955.8 million for the year 2000. Sales volumes decreased by 4% as compared to 2000. Sales in Europe and North America each decreased by 5%, while sales volumes in the other regions of the world decreased by 2%. Lower volumes were primarily due to reduced customer demand resulting from global economic weakness. Average selling prices declined by 6% due to reduced industry operation rates as well as the continued weakness of the value of the euro versus the U.S. dollar.

        Pigments segment income for the year 2001 decreased by $78.1 million, or 45%, to $94.7 million from $172.8 million for the year 2000. The decline in earnings was mainly due to lower gross profit resulting from lower revenues discussed above and the impact of higher raw material and energy costs, partially offset by lower manufacturing costs, a portion of which resulted from favorable currency movements. During 2001, we incurrred $1.9 million in restructuring and plant closing costs in our Pigments segment. These charges primarily relate to reductions in workforce during the fourth quarter of 2001 and during 2002. The cash component of this charge is expected to total approximately $1.9 million, a significant portion of which will be disbursed in 2002.

Base Chemicals

        Base Chemicals revenues for the year 2001 decreased by $216.8 million, or 15%, to $1,268.7 million from $1,485.5 million for the year 2000. Sales volumes of ethylene and propylene decreased by 12% and 10%, respectively. Lower sales volumes of ethylene and propylene were a result of reduced customer demand, lower sales of product which had been purchased for resale, and a higher volume of material delivered on exchange. Average selling prices of ethylene and propylene declined by 13% and 18%, respectively, in 2001 as compared to 2000 due to lower feedstock prices and weaker market conditions. In aromatics, sales of benzene increased by 25%, while sales of cyclohexane and paraxylene decreased by 22% and 8%, respectively, in 2001 as compared to 2000. The increased sales volume of benzene resulted from reduced internal requirements for the product. Lower sales volumes of cyclohexane were a result of lower production resulting from a temporary shortage of a key feedstock. Benzene and cyclohexane average selling prices declined by 23% and 15%, respectively, in 2001 as compared to 2000, while the paraxylene average selling prices rose by 1%. Bassell, a major customer of our Base Chemcials business, has announced the closure of its Wilton, U.K., polypropylene facility. Bassell has also indicated that it intends to stop purchasing propylene from us after our current contract with Bassell expires on December 31, 2003. In 2001, Bassell purchased 350 million pounds of propylene or approximately 40% of our output.

        Base Chemicals segment income for the year 2001 decreased by $69.8 million to a loss of $30.0 million from a profit of $39.8 million for the year 2000. Lower gross profit resulted from lower revenues as discussed above, which were only partially offset by lower feedstock costs. The price of our main feedstock, naphtha, decreased by 17% in 2001 as compared to 2000. In addition, gross profit was negatively impacted by inventory devaluations which resulted from lower feedstock costs and lower average selling prices. SG&A (including R&D) decreased by 15% in 2001 as compared to 2000. The decrease was a result of lower administrative costs and favorable currency exchange movements.

Performance Products

        Our Performance Products segment is made up of the ethyleneamines business which was acquired from the Dow Chemical Company in February 2001, the European surfactants business which was acquired from Rhodia S.A. in April 2001, and the resale of performance products purchased from Huntsman Corporation which began in September 2000. Comparative information for these acquisitions is not available for this reporting period.

Unallocated Items

        Unallocated administrative and other items includes unallocated corporate overhead, loss on the sale of accounts receivable, foreign exchange gains and losses, other non-operating income and expense and unallocated depreciation and amortization. Unallocated administrative and other items increased for the year 2001 by $21.4 million, or 77%, to $49.1 million from $27.7 million for the year 2000. This increase was primarily due to the $12.8 million loss on sale of accounts receivable from the securitization program which was put in place in December 2000. Higher administrative costs for legal, finance, and management, and an increase in foreign exchange losses also contributed to the increased costs.

        Net interest expense for the year 2001 increased by $5.9 million or 3% to $228.3 million from $222.4 million for the year 2000. The increase was a result of higher average outstanding borrowings and the decrease in the fair value of our interest rate derivative contracts, partially offset by lower average borrowing rates on our variable rate debt.

        Income taxes decreased by $56.1 million to a $26.0 million tax benefit for the year 2001 as compared to a $30.1 million expense for the year 2000. Lower taxes were due primarily to decreased earnings for the period. Our effective income tax rate increased to approximately 31% in 2001 from approximately 16% in 2000 due to larger net losses in our U.S. operations, which are not subject to Federal income taxes because of our status as a limited liability company

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999 (Pro Forma)
(Unaudited) (Dollars in Millions)

        In order to present data which is useful for comparative purposes, the following tabular data for 1999 pro forma and related discussion, have been prepared as if the transactions, excluding the acquisition of 20% of the Wilton olefins facility in June 1999 from BP Chemicals, had taken place in

January 1999. These results do not necessarily reflect the results which would have been obtained if the Transaction actually occurred on the date indicated, or the results which may be expected in the future.

	Year Ended December 31, 2000	Year Ended December 31, 1999 Pro Forma
Revenues	$4,447.9	$3,868.0
Cost of goods sold	3,705.4	3,096.0

Gross profit	742.5	772.0
Expenses of selling, general and administrative, research and development	331.4	409.0

Operating income	411.1	363.0
Interest expense, net	222.4	216.0
Loss on sale of accounts receivable	1.9	—
Other income (expense)	(3.2)	7.0

Net income (loss) before income taxes and minority interest	183.6	154.0
Income tax expense (benefit)	30.1	25.0
Minority interests in subsidiaries	2.8	1.0
Cumulative effect of accounting change	—	—

Net income	$150.7	$128.0

Depreciation and amortization	$216.2	$195.0

EBITDA(1)	$622.3	$565.0
Net reduction in corporate overhead allocation and insurance expenses	—	11.0
Rationalization of Tio2 operations	—	5.0
Loss on sale of accounts receivable(2)	1.9	—

Adjusted EBITDA	$624.2	$581.0

(1)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes. EBITDA is included in this report because it is a basis on which we assess our financial performance and debt service capabilities, and because certain covenants in our borrowing arrangements are tied to similar measures. However, EBITDA should not be considered in isolation or viewed as a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States ("U.S. GAAP") or as a measure of a company's profitability or liquidity. We understand that while EBITDA is frequently used by security analysts, lenders and others in their evaluation of companies, EBITDA as used herein is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
(2)
For purposes of the covenants in our senior secured credit facilities, loss on sale of accounts receivable related to the securitization program is excluded from the computation of EBITDA.

        For the year 2000, we had net income of $150.7 million on revenues of $4,447.9 million, compared to net income of $128.0 million on revenues of $3,868.0 million for the same period in 1999 pro forma. The increase of $22.7 million in net income was the result of the following items:

  •
  Revenues for the year 2000 increased by $579.9 million, or 15%, to $4,447.9 million from $3,868.0 million during the same period in 1999 pro forma. This increase in revenue resulted from higher sales volumes in the Polyurethanes and Base Chemicals segments which were partially offset by decreased average selling prices in all of the segments.
  •
  Gross profit for the year 2000 decreased by $29.5 million, or 4%, to $742.5 million from $772.0 million during the same period in 1999 pro forma. Of this decrease in gross profit,

    approximately $21 million was attributable to increased depreciation resulting from acquisitions and capital expansions, primarily in the Polyurethanes segment.

  •
  Selling, administrative and research & development ("SG&A") costs for the year 2000 decreased by $77.6 million mainly due to reduced insurance costs under Huntsman, restructuring activities in Asia and Europe, one time non-recurring items, and a reduction in the overhead charges from Huntsman as compared to ICI overhead charges.
  •
  Net interest expense for the year 2000 increased by $6.4 million or 3% to $222.4 million from $216.0 million for the same period in 1999 pro forma. Net interest expense in 2000 was relatively unchanged from 1999 levels.
  •
  Income taxes increased by $5.1 million to a $30.1 million tax expense for the year 2000 as compared to a $25.0 million expense for the same period in 1999 pro forma. Higher taxes were due primarily to higher earnings for the period. The effective income tax rate in 2000 was relatively unchanged from 1999.

        The following table sets forth the sales and income for each of our operating segments. Segment income is operating income excluding unallocated corporate overhead.

	Year Ended December 31, 2000	Year Ended December 31, 1999 Pro Forma
Revenues
Polyurethanes	$2,065.3	$1,855.0
Pigments	955.8	991.0
Base Chemicals	1,485.5	1,022.0
Performance Products	43.2	—
Eliminations	(101.9)	—

Total	$4,447.9	$3,868.0

Segment income (loss)
Polyurethanes	$218.3	$277.3
Pigments	172.8	112.4
Base Chemicals	39.8	(0.7)
Performance Products	—	—

Total	430.9	389.0
Unallocated items
Administrative and other(1)	27.7	20.0
Interest expense, net	222.4	216.0
Income tax expense (benefit)	30.1	25.0

Net income	$150.7	$128.0

(1)
Administrative and other includes unallocated corporate overhead, other non-operating income (expense), treasury gains and losses and unallocated depreciation and amortization.

Polyurethanes

        Polyurethanes revenues for the year 2000 increased by $210.3 million, or 11%, to $2,065.3 million from $1,855.0 million for the same period in 1999 pro forma. Total MDI sales volumes increased by 17% from the 1999 period. A strong recovery in the Asian economies led to an increase in sales volumes of 41% in that region, while in Europe, sales volumes grew by 19%. In the Americas, sales volumes grew by 11% from the prior year following the completion in February, 2000 of the MDI expansion project at our Geismar, Louisiana facility. Polyol sales volumes grew by 19% with the increase attributable to the European region. These gains were partially offset by a 9% decrease in average selling prices for MDI and a 14% decrease in the price of polyols compared to the same period in 1999, a substantial portion of which was due to a weakening in the value of the euro versus the U.S. dollar. PO sales revenue grew by 4% due to a 7% average selling price increase. MTBE sales revenue grew by 52% due to a 54% MTBE average selling price increase. The MTBE average selling price increase is primarily attributable to higher prices in 2000 for gasoline, the principal end-use product for MTBE.

        Polyurethanes segment income for the year 2000 decreased by $59.0 million, or 21%, to $218.3 million from $277.3 million for the same period in 1999 pro forma. While MDI and polyols benefited from increased sales volumes, this benefit was more than offset by a rise in prices for the major raw materials of MDI, benzene and chlorine. Gross profit on MDI and polyols decreased 18% and 26%, respectively. The price of benzene increased by 57% in the U.S. market and by 49% in the European market compared to the 1999 period. Gross profit benefited from the increase in MTBE sales revenue. There was a 21% decrease in SG&A (including R&D) in 2000 due largely to non-recurring items incurred in 1999. Major SG&A expenses during 1999 included restructuring costs in Asia and certain pension costs. In addition, a reduction in the costs of insurance under Huntsman ownership also contributed to the decline in SG&A costs.

Pigments

        Pigments revenues for the year 2000 decreased by $35.2 million, or 4%, to $955.8 million from $991.0 million for the same period in 1999 pro forma. Sales volumes decreased by 2% compared to the 1999 period due to weakening of demand, particularly in the Asian and American markets, in the fourth quarter of 2000. While selling prices in local currency were higher in 2000 than in 1999, the weakness of the euro against the U.S. dollar more than offset these local currency selling price increases resulting in overall selling prices 2% lower than in 1999.

        Pigments segment income for the year 2000 increased by $60.4 million, or 54%, to $172.8 million from $112.4 million for the same period in 1999 pro forma. Despite lower revenues and higher utility costs, gross profit increased 17% compared to 1999. This increase is due to fixed cost reductions as a result of our on-going manufacturing excellence program. SG&A also decreased 22%, primarily due to restructuring activities, including personnel reductions, within selling organizations in Europe, Asia Pacific and the U.S.

Base Chemicals

        Base Chemicals revenues for the year 2000 increased by $463.5 million, or 45%, to $1,485.5 million from $1,022.0 million for the same period in 1999 pro forma. Sales volumes of ethylene and propylene increased by 27% and 19%, respectively. These increases are primarily attributable to increased output, stronger customer demand and the impact of additional olefins capacity acquired from BP Chemicals on June 30, 1999. In aromatics, sales volumes of benzene, paraxylene and cyclohexane rose by 18%, 13% and 12%, respectively. Average selling prices for all products rose in response to increases in feedstock prices. Ethylene, propylene, benzene and paraxylene prices were 35%, 56%, 47% and 40% higher, respectively. Sales revenues from feedstock trading fell by $193 million, mainly due to the cessation of crude oil trading following the acquisition on June.30, 1999.

        Base Chemicals segment income for the year 2000 increased by $40.5 million to $39.8 million from a loss of $0.7 million for the same period in 1999 pro forma. Gross profit increased by 98% due to additional volumes and improved contribution margins. The price increases for our main raw material, naphtha, were partially offset by our hedging activities. SG&A costs declined 28% in 2000 as compared to 1999 due to reduced expenditures on insurance and consulting fees as well as the elimination of ICI corporate charges

Performance Products

        For the year 2000, revenues the Performace Products segment consisted of the resale of Performance Products purchased from Huntsman Corporation and redistributed into Europe. These activities began in September 2000. There is no segment income from these activities.

Unallocated Items

        Unallocated administrative and other items includes unallocated corporate overhead, foreign exchange gains and losses, other non-operating income and expense and unallocated depreciation and amortization. Unallocated administrative and other items increased for the year 2000 as compared to the same period in 1999 pro forma by $7.7 million, primarily due to cost increases in the corporate functional areas of legal, finance and management, plus a demolition charge of $3.0 million.

        Higher taxes were due primarily to higher earnings for the period. The effective income tax rate in 2000 was relatively unchanged from 1999.

        Net interest expense in 2000 was relatively unchanged from 1999 levels.

Liquidity and Capital Resources

        Cash.    Net cash used in operating activities for the three months ended March 31, 2002 was $26.0 million, as compared to $42.3 million for the same period in 2001. The decrease in cash used was attributable to a lower net investment in working capital, partially offset by a larger net loss during 2002 as compared to 2001.

        Net cash used in investing activities for the three months ended March 31, 2002 was $47.0 million, as compared to $251.5 million for the same period in 2001. The decrease in cash used was attributable to expenditures on acquisitions during 2001.

        Net cash provided by financing activities for the first quarter 2001 was $41.9 million, as compared to $296.2 million for the same period in 2002. During 2002, we issued $300 million senior notes, the proceeds of which were used to pay down $290.4 million of senior credit facilities and to pay $9.6 million of debt issuance costs. During the 2001 period, we issued €250 million senior subordinated notes, the proceeds of which were used, together with cash flows from operations and borrowings under our revolving credit facility, to fund acquisitions, capital expenditures and a portion of net working capital investment.

        Debt.    As of March 31, 2002, we had $96.4 million of outstanding borrowings under our $400 million revolving credit facility and had approximately $56 million in cash balances. We also maintain $60 million of short-term, discretionary overdraft facilities, of which $16.3 million was available on March 31, 2002.

        As of March 31, 2002, we had outstanding variable rate borrowings of approximately $1,259 million and €115 million. For the three months ended March 31, 2002, the weighted average interest rates of these borrowings were 5.8% and 6.7%, respectively. These rates do not consider the effects of interest rate hedging activities.

        Senior Notes Offering.    On March 18, 2002, we sold $300 million aggregate principal amount of our 9.875% Senior Notes due 2009 in a private placement. We used approximately $58 million of the net proceeds to repay outstanding indebtedness under the revolving portion of our senior secured credit facilities. The balance of the net proceeds was used to repay amounts due under the term loan portion of the senior secured credit facilities, eliminating scheduled term loan amortization requirements in 2002 and substantially reducing scheduled term loan amortization requirements in 2003.

        Contractual Obligations and Commercial Commitments.    Our obligations under long-term debt (after giving effect to the amendment, dated March 15, 2002, to our senior secured credit facilities), lease agreements, and other contractual commitments are summarized below (dollars in millions):

	Less than 1 year	1-3 Years	4-5 Years	After 5 Years	Total
Long-term debt	$2.7	$177.9	$182.1	$2,317.3	$2,680.0
Capital lease obligations	2.5	2.9	2.5	6.7	14.6
Operating leases	15.6	20.4	10.6	39.3	85.9

Total	$20.8	$201.2	$195.2	$2,363.3	$2,780.5

        We have a revolving loan facility of up to $400 million which matures on June 30, 2005 with no scheduled commitment reductions. We also have a $60 million short-term, discretionary overdraft facility. We have various purchase commitments for materials and supplies entered into in the ordinary course of business. Those commitments extend up to ten years and the purchase price is generally based on market prices subject to certain minimum price provisions.

        Restructuring and Plant Closing Costs.    At December 31, 2001, we had a reserve for restructuring costs and plant closing costs of $31.3 million recorded in accrued liabilities. The reserve consisted of $30.5 million for workforce reductions and $0.8 million for other exit costs. During the three months ended March 31, 2002 we made cash payments of approximately $10 million in workforce reductions. At March 31, 2002 there was $21.3 million remaining in accrued liabilities consisting of $20.5 million for workforce reductions and $0.8 million for other exit costs.

        Securitization of Receivables.    In order to reduce our cost of financing, on December 21, 2000, we entered into a securitization program arranged by JP Morgan under which certain trade receivables were and will be transferred to a qualified special purpose off balance sheet entity through December 2005. This entity is not an affiliate of our Company. The acquisition of these receivables by the entity was financed through the issuance of commercial paper. We received $175 million in initial proceeds from the securitization transaction which were used to reduce our outstanding indebtedness.

        In June 2001, the special purpose entity issued approximately $165 million in medium term notes due in 2006, replacing the majority of the $175 million commercial paper issued previously. In addition to the medium term notes, the special purpose entity can issue up to $100 million in commercial paper to fund the purchase of receivables. As of March 31, 2002, the special purpose entity had total assets (consisting of cash and accounts receivable) of approximately $216 million, $164 million of medium term notes, and $10 million of commercial paper outstanding. The weighted average interest rates on the medium term notes and commercial paper was 2.6% and 1.8%, respectively, as of March 31, 2002.

        During the three months ended March 31, 2002, we sold approximately $606 million in receivables and received $630 million in proceeds. We recorded $3.6 million as a loss on receivables for the three months ended March 31, 2002.

        Capital Expenditures.    Capital expenditures for the three months ended March 31, 2002 were $47.2 million, an increase of $1.6 million as compared to the same period in 2001. The increase was primarily attributable to spending associated with the ongoing expansion of our titanium dioxide plants. We expect to spend approximately $200 to $250 million during 2002 on capital projects.

        In connection with our agreements with our Rubicon and Louisiana Pigment joint ventures, we are obligated to fund our proportionate share of capital expenditures. During the three months ended March 31, 2002 and 2001, we invested $0.7 million and $0.8 million, respectively. During the three months ended March 31, 2002 and 2001, we received $0.9 and $1.5 million, respectively, from Louisiana Pigment.

        Environmental Matters.    Our capital expenditures relating to environmental matters for the three months ended March 31, 2002 and 2001 were approximately $8.6 and $4.2 million, respectively. Capital costs relating to environmental matters in 2002 are expected to total approximately $38 million. Capital expenditures are planned to comply with national legislation implementing the European Union ("EU") Directive on Integrated Pollution Prevention and Control. Under this directive, the majority of our plants will, over the next few years, be required to obtain governmental authorizations which will regulate air and water discharges, waste management and other matters relating to the impact of operations on the environment, and to conduct site assessments to evaluate environmental conditions. Although implementing legislation in most EU member states is not yet in effect, it is likely that additional expenditures may be necessary in some cases to meet the requirements of authorizations under this directive. In particular, we believe that related expenditures to upgrade our wastewater treatment facilities at several sites may be necessary and associated costs could be material. Wastewater treatment upgrades unrelated to this initiative also are planned at certain facilities. In addition, we may incur material expenditures, beyond currently anticipated expenditures, in complying with EU Directives, particularly the Directive on Hazardous Waste Incineration and the Seveso II Directive, which governs major accident hazards. It is also possible that additional expenditures to reduce air emissions at two of our U.K. facilities may be material. Capital expenditures relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation of specific standards which impose requirements on our operations. Therefore, we cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental laws.

        Conversion to Euro.    On January 1, 1999, eleven European countries established fixed conversion rates between their existing sovereign currencies ("legacy currencies") and adopted the euro as their common legal currency. Beginning January 1, 2002, the participating countries issued euro-denominated bills and coins. The euro and the legacy currencies are each legal tender for transactions now. By July 1, 2002, each country will withdraw its sovereign currency and transactions thereafter will be conducted solely in euros. Currently the conversion to the euro has not had a material effect on our operations, financial condition or liquidity.

        Recently Issued Accounting Pronouncements.    In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company will adopt this new accounting standard on January 1, 2003. The Company is currently evaluating the effects of adopting this pronouncement.

Changes in Financial Condition

        The following information summarizes our working capital position as of March 31, 2002 and December 31, 2001 (dollars in millions):

	March 31, 2002	December 31, 2001	Difference
Current assets:
Cash and cash equivalents	$55.9	$83.9	$(28.0)
Accounts and notes receivables	524.8	501.6	23.2
Inventories	474.7	501.4	(26.7)
Prepaid expenses	15.7	10.7	5.0
Other current assets	46.8	47.4	(0.6)

Total current assets	1,117.9	1,145.0	(27.1)
Current liabilities:
Accounts payable	276.2	266.7	9.5
Accrued liabilities	429.8	495.2	(65.4)
Current portion of long-term debt	5.2	6.8	(1.6)
Deferred income taxes	—	5.7	(5.7)
Other current liabilities	58.4	61.1	(2.7)

Total current liabilities	769.6	835.5	(65.9)
Working Capital	$348.3	$309.5	$38.8

        As of March 31, 2002, our working capital increased by $38.8 million as a result of the net impact of the following significant changes:

  •
  Decrease in cash balances of $28.0 million is due to the reasons specified in "—Liquidity and Capital Resources—Cash" above;
  •
  Increase in account receivables of $23.2 million is due to increased sales in the last half of the quarter;
  •
  Decrease in inventories of $26.7 million is mainly due to a decrease in raw materials and improved supply chain management;
  •
  Decrease in accrued liabilities of $65.4 million results from a reduction in our interest, raw materials, volume rebate, and services accruals.

BUSINESS

General

        We are a global manufacturer and marketer of specialty and commodity chemicals through our four principal businesses: Polyurethanes, Pigments, Base Chemicals and Performance Products. We believe that our company is characterized by low-cost operating capabilities; a high degree of technological expertise; a diversity of products, end markets and geographic regions served; significant product integration; and strong growth prospects.

  •
  Our global Polyurethanes business has the world's second largest production capacity for MDI and MDI-based polyurethane systems, and the fourth largest production capacity for TPU. In addition, our Polyurethanes business is one of three North American producers of PO. Our customers use our polyurethane products in a wide variety of polyurethane applications, including automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning and adhesives. PO is used in a variety of applications, the largest of which is the production of polyols sold into the polyurethane chemicals market.

  •
  Our Pigments business, which operates under the trade name "Tioxide", has the largest production capacity for TiO2 in Europe and the fourth largest production capacity in the world. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics.

  •
  Our Base Chemicals business produces olefins and aromatics at integrated facilities in northern England. These facilities make up one of Europe's largest single production sites for these products. Olefins and aromatics are the key building blocks for the petrochemical industry and are used in plastic, synthetic fibers, packaging materials and a wide variety of other applications.

  •
  Our Performance Products business includes surfactants and surfactant intermediates which are used primarily in consumer detergents, toiletries, baby shampoos and personal care products, as well as in a variety of industrial uses. In addition, we are the second largest producer of ethyleneamines in the world.

        Our company, a Delaware limited liability company, was formed in 1999 in connection with a transaction between our parent, Huntsman International Holdings, Huntsman Specialty and ICI. In connection with the transaction, Huntsman International Holdings acquired, on June 30, 1999, ICI's polyurethane chemicals, selected petrochemicals and TiO2 businesses and Huntsman Specialty's PO business. Huntsman International Holdings also acquired BP Chemicals' 20% ownership interest in the Wilton olefins facility and certain related assets. Huntsman International Holdings transferred the acquired business to us and to our subsidiaries. Huntsman International Holdings owns all of our membership interests. Huntsman International Holdings' membership interests are owned 60% by Huntsman Specialty, 30% by ICI and its affiliates and 10% by institutional investors.

        For the year ended December 31, 2001, we had revenues of $4.6 billion, pro forma EBITDA of $385 million and pro forma adjusted EBITDA of $398 million. For the three months ended March 31, 2002, we had revenues of $1 billion, pro forma EBITDA of $84 million and pro forma adjusted EBIDTA of $88 million. For the year ended December 31, 2001, our Polyurethanes, Pigments, Base Chemicals and Performance Products businesses represented 48%, 19%, 26% and 7%, respectively, of revenues. For the three months ended March 31, 2002, our Polyurethanes, Pigments, Base Chemicals and Performance Products businesses represented 49%, 20%, 20% and 11%, respectively, of revenues. For the definitions of pro forma EBITDA and pro forma adjusted EBITDA, please see note to our "Summary Historical and Pro Forma Financial Data".

Polyurethanes

General

        Our Polyurethanes business is composed of:

  •
  the polyurethane chemicals business that we acquired from ICI;

  •
  the PO business that we acquired from Huntsman Specialty;

  •
  the TPU business that we acquired from Rohm and Haas in August 2000.

        We market a complete line of polyurethane chemicals, including MDI, TDI, TPU, polyols, polyurethane systems and aniline, with an emphasis on MDI-based chemicals. Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and ethylene oxide. Primary polyurethane end-uses include automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives and other specialized engineering applications.

        According to Chem Systems, we own the world's two largest MDI production facilities in terms of capacity, located in Rozenburg, Netherlands and Geismar, Louisiana. These facilities receive raw materials from aniline facilities located in Wilton, U.K. and Geismar, Louisiana, which in terms of production capacity are the world's two largest aniline facilities.

        We are a leading North American producer of PO. Our customers process PO into derivative products such as polyols for polyurethane products, propylene glycol, ("PG"), and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We are also, according to Chem Systems, a leading U.S. marketer of PG, which is used primarily to produce unsaturated polyester resins for bath and shower enclosures and boat hulls, and to produce heat transfer fluids and solvents. As a co-product of our PO manufacturing process, we also produce methyl tertiary butyl ether "MTBE". MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "Business—Polyurethanes—MTBE Developments" for a further discussion of MTBE.

        We manufacture PO and MTBE at our facility in Port Neches, Texas. The current capacity of our PO facility is approximately 525 million pounds of PO per year. We produce PG under a tolling arrangement with Huntsman Petrochemical Corporation, which has the capacity to produce approximately 130 million pounds of PG per year at a neighboring facility.

        In August 2000, we completed our acquisition of the Morton global TPU business from The Rohm and Haas Company. The acquired TPU business adds production capacity in Osnabrück, Germany and Ringwood, Illinois, which complements our existing footwear-based TPU business.

        Our Polyurethanes business accounted for 48% and 47% of our net sales in 2001 and 2000, respectively, and, on a pro forma basis, accounted for 48% of our net sales in 1999.

Industry Overview

        The polyurethane chemicals industry is estimated to be a $26 billion global market, consisting primarily of the manufacture and marketing of MDI, TDI and polyols, according to Chem Systems.

        In 2001, according to Chem Systems, MDI, TDI, polyols and other products, such as specialized additives and catalysts, accounted for 27%, 15%, 44% and 14% of industry-wide polyurethane chemicals sales, respectively. MDI is used primarily in rigid foam; conversely, TDI is used primarily in flexible foam applications that are generally sold as commodities. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. TPU is used in flexible elastomers and other specialty non-foam applications. PO, one of the principal raw materials for polyurethane chemicals, is primarily used in consumer durables. The following chart illustrates the range of product types and end uses for polyurethane chemicals:

        Polyurethane products are created through the reaction of MDI or TDI with a polyol. Polyurethane chemicals are sold to customers who react the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or specialty polyurethane chemicals tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to produce and develop a breadth and variety of polyurethane products. The following table sets forth information regarding the three principal polyurethane chemicals markets:

        MDI.    As reflected in the chart above, MDI has a substantially larger market size and a higher growth rate than TDI primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. Chem Systems reports that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in insulation foam for construction. Other markets, such as binders for reconstituted wood board products, are expected to further contribute to the continued growth of MDI.

        According to Chem Systems, global consumption of MDI was approximately 5.5 billion pounds in 2001, growing from 2.9 billion pounds in 1992, which represents a 7.6% compound annual growth rate. This growth rate is the result of the broad end-uses for MDI and its superior performance characteristrics relative to other polymers. The U.S. and European markets consume the largest quantities of MDI. With the recent recovery of the Asian economies, the Asian markets are becoming an increasingly important market for MDI and we believe that demand for MDI in Asia will continue to increase as its less developed economies continue to mature. There are four major producers of MDI: Bayer, our company, BASF and Dow.

        TDI.    The TDI market generally grows at a rate consistent with GDP. The four largest TDI producers supply approximately 60% of global TDI demand, according to Chem Systems. The consumers of TDI consist primarily of numerous manufacturers of flexible foam blocks sold for use as furniture cushions and mattresses. Flexible foam is typically the first polyurethane market to become established in developing countries, and, as a result, development of TDI demand typically precedes MDI demand.

        TPU.    TPU is a high quality material with unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers, such as for use in injection molding and components for the automotive and footwear industries. It is also extruded into films and profiles and finds a wide variety of applications in the construction, adhesives, sealants and elastomers ("CASE") markets.

        Polyols.    Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. In the U.S., approximately 77% of all polyols produced are used in polyurethane applications, according to Chem Systems. Approximately two-thirds of the polyols used in polyurethane applications are processed with TDI to produce flexible foam blocks and the remaining one-third is processed in various applications that meet the specific needs of individual customers. The creation of a broad spectrum of polyurethane products is made possible through the different combinations of the various polyols with MDI, TDI and other isocyanates. The market for specialty polyols that are reacted with MDI has been growing at approximately the same rate at which MDI consumption has been growing. We believe that the growth of commodity polyols demand has paralleled the growth of global GDP.

        Aniline.    Aniline is an intermediate chemical used primarily as a raw material to manufacture MDI. Approximately 80% of all aniline produced is consumed by MDI producers, while the remaining 20% is consumed by synthetic rubber and dye producers. According to Chem Systems, global capacity for aniline is approximately 6.7 billion pounds per year. Generally, most aniline produced is either consumed downstream by the producers of the aniline or is sold to third parties under long-term supply contracts. The lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

        PO.    Demand for PO depends largely on overall economic demand, especially that of consumer durables. Consumption of PO in the U.S. represents approximately one third of global consumption. According to Chem Systems, U.S. consumption of PO was approximately 3.5 billion pounds in 2001, growing from 2.6 billion pounds in 1992, which represents a 3.2% compound annual growth rate.

According to Chem Systems, the following chart illustrates the primary end markets and applications for PO, and their respective percentages of total PO consumption:

        Two U.S. producers, Lyondell and Dow, account for approximately 90% of North American PO production. We believe that Dow consumes approximately 70% of their North American PO production in their North American downstream operations, and that approximately 50% of Lyondell's North American PO production is consumed internally or sold to Bayer, which recently acquired Lyondell's polyols business.

        MTBE.    We currently use our entire production of tertiary butyl alcohol ("TBA"), a co-product of our PO production process, to produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. U.S. consumption of MTBE grew at a compound annual rate of 15.2% in the 1990s due primarily to the implementation of federal environmental standards that require improved gasoline quality through the use of oxygenates. MTBE has experienced strong growth due to its ability to satisfy the oxygenation requirement of the Clean Air Act Amendments of 1990 with respect to exhaust emissions of carbon monoxide and hydrocarbon emissions from automobile engines. Some regions of the U.S. have adopted this oxygenate requirement to improve air quality even though they may not be mandated to do so by the Clean Air Act. While this trend has further increased MTBE consumption, the use of MTBE is becoming increasingly controversial and may be substantially curtailed or eliminated in the future by legislation or regulatory action. See "—MTBE Developments."

Sales and Marketing

        We manage a global sales force at 45 locations with a presence in 33 countries, which sells our polyurethane chemicals to over 2,000 customers in 67 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture, and CASE industries.

        Approximately 50% of our polyurethane chemicals sales are in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in a ready-to-use form. Our ability to supply polyurethane systems is a critical factor in our overall strategy to offer comprehensive product solutions to our customers. We have strategically located our polyol blending facilities, commonly referred to in the chemicals industry as "systems houses", close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We intend to increase the utilization of our systems houses to produce and market greater volumes of polyols and MDI polyol blends.

        We have entered into contractual arrangements with Huntsman Corporation and Huntsman Petrochemical Corporation, under which Huntsman Corporation and Huntsman Petrochemical Corporation provide us with all of the management, sales, marketing and production personnel required to operate our PO business and our MTBE business. See "Risk Factors—If we are unable to maintain our relationships with Huntsman Corporation and ICI, then we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide, if at all" and "Certain Relationships and Related Transactions". We believe that the extensive market knowledge and industry experience of the sales executives and technical experts provided to us by Huntsman Corporation and Huntsman Petrochemical Corporation, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer contracts. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing quality products, reliable supply, competitive prices and superior customer service.

        Based on current production levels, we have entered into long-term contracts to sell 100% of our PO to customers including Huntsman Petrochemical Corporation through 2007. Other contracts provide for the sale of our MTBE production to Texaco and BP Amoco. More than 70% of our annual MTBE production is committed to Texaco and BP Amoco, with our contract with Texaco expiring in 2007. In addition, over 40% of our current annual PG production is sold pursuant to long-term contracts.

Manufacturing and Operations

        Our primary Polyurethanes facilities are located at Geismar, Louisiana; Port Neches, Texas; Rozenburg, Netherlands and Wilton, U.K. The following chart provides information regarding the capacities of some of our key facilities:

						Annual Capacities (in millions)
Location
	MDI		TDI	Polyols	TPU	Aniline		Nitrobenzene		PO	PG		MTBE
	(pounds)												(gallons)
Geismar, Louisiana(1)	840	(1)	90	160		830	(2)	1,200	(2)
Osnabrück, Germany				20	30
Port Neches, Texas										525	130	(3)	260
Ringwood, Illinois					20
Rozenburg, Netherlands	620			120
Shepton Mallet, U.K.(4)				50
Wilton, U.K.						660		810

Total	1,460		90	350	50	1,490		2,010		525	130		260

(1)
The Geismar facility is owned as follows: we own 100% of the MDI, TDI and polyol facilities, and Rubicon, Inc., a manufacturing joint venture with Crompton Corp. in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon is a separate legal entity that operates both the assets that we own jointly with Crompton Corp. and our wholly-owned assets at Geismar.

(2)
We have the right to approximately 80% of this capacity under the Rubicon joint venture arrangements.
(3)
We produce under a tolling arrangement with Huntsman Petrochemical Corporation.
(4)
As part of the first phase of a cost reduction program, we have announced the closure of our Shepton Mallet, U.K. facility in 2002 and the reduction in force of approximately 270 employees at Shepton, Mallet, U.K. and other locations during the fourth quarter of 2001 and during the first half of 2002.

        Since 1996, over $600 million has been invested to improve and expand our MDI production capabilities through the rationalization of older, less efficient facilities and the modernization of newer facilities. We expect to pursue future plant expansions and capacity modification projects when justified by market conditions.

        In addition to MDI, we produce TDI and polyols at our Geismar facility and polyols and polyol blends at our Rozenburg facility. We manufacture TDI and polyols primarily to support our MDI customers' requirements. We believe the combination of our PO business, which produces the major feedstock for polyols, with our polyols business creates an opportunity to expand our polyols business and market greater volumes of polyols through our existing sales network and customer base.

        We use a proprietary manufacturing process to manufacture PO. We own or license all technology, know-how and patents developed and utilized at this facility. Our process reacts isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming tertiary butyl hydroperoxide ("TBHP") and TBA which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

        Rubicon Joint Venture.    We are a 50% joint venture owner, along with Crompton Corp., of Rubicon, Inc., which owns aniline, nitrobenzene and diphenylamine ("DPA") manufacturing facilities in Geismar, Louisiana. In addition to operating our 100% owned MDI, TDI and polyol facilities at Geismar, Rubicon also operates the joint venture's owned aniline, nitrobenzene and DPA facilities and is responsible for providing other auxiliary services to the entire Geismar complex. We are entitled to approximately 80% of the nitrobenzene and aniline production capacity of Rubicon, and Crompton Corp. is entitled to 100% of the DPA production. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain.

        Raw Materials.    The primary raw materials for polyurethane chemicals are benzene and PO. Benzene is a widely-available commodity that is the primary feedstock for the production of MDI. Approximately one-third of the raw material costs of MDI is attributable to the cost of benzene. Our integration with our suppliers of benzene, nitrobenzene and aniline provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of PO. We believe that the integration of our PO business with our polyurethane chemicals business will give us access to a competitively priced, strategic source of PO and the opportunity to further expand into the polyol market. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 56%, 21%, 14% and 2%, respectively, of total raw material costs in 2001. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, we purchase all of the propylene used in the production of our

PO from Huntsman Petrochemical Corporation, and through Huntsman Petrochemical Corporation's pipeline, which is the only propylene pipeline connected to our PO facility.

Competition

        Competitors in the polyurethane chemicals business include leading worldwide chemical companies such as BASF, Bayer, Dow and Lyondell. While these competitors produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service, product reliability and price. In addition, our polyurethane chemicals business also differentiates itself from its competition in the MDI market in two ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react to customer needs, with the specific aim of obtaining new business through the solution of customer problems. Nearly all the North American PO production capacity is located in the U.S. and controlled by three producers, Lyondell, Dow, and us. We compete based on price, product performance and service.

MTBE Developments

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and, more recently, foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that would prohibit the addition of MTBE to gasoline after 2002 (recently revised to take effect January 1, 2004). In addition, the State of California requested that the U.S. Environmental Protection Agency (the "EPA") waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. We are unable to state what the short and long term effects of the EPA's action on California's ban on MTBE use will be. The actual effect of other state actions on the use of MTBE in gasoline is similarly unclear.

        For example, the state of New York has proposed a ban on the sale of MTBE in New York. The Oxygenated Fuel Association ("OFA"), an organization representing MTBE producers, challenged the proposed ban in federal court in New York. In a motion for summary judgment, OFA asserted that the state of New York was precluded by the doctrine of federal preemption from banning MTBE sales in the state because of the federal oxygenated requirement under the federal Clean Air Act. The court, however, rejected OFA's motion. Although this ruling was based on the court's determination that there are factual issues precluding summary judgment, the ruling tends to provide some support for the theory that an individual state can act unilaterally to preclude the sale of MTBE within its jurisdiction. Several states have promulgated such bans, which are scheduled to take effect variously over the next several years. OFA will continue to pursue the New York case, as well as a similar case in California.

        Bills have been introduced in the U.S. Congress to accomplish similar goals of curtailing or eliminating the oxygenated fuels requirements in the Clean Air Act, or of curtailing MTBE use. In April 2002, the United States Senate passed a bill that would ban in four years the use of MTBE in gasoline in the United States. To date, no similar legislation has been passed by the House of Representatives. The Senate bill in its present form is controversial, both on matters related to MTBE and to other energy policies. It is scheduled for House-Senate conference later this year. Whether this bill in its present or a similar form will become law is unknown at this time. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the

EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act. Any phase-out of or prohibition against the use of MTBE in California (in which a significant amount of MTBE is consumed), in other states, or nationally may result in a significant reduction in demand for our MTBE and result in a material loss in revenues or material costs or expenditures.

        In Europe, in 2001, Denmark proposed to the EU that a directive be issued, taking effect in 2005, allowing individual EU countries to ban the use of MTBE. No other EU member state joined Denmark's proposal. The EU issued a risk assessment of MTBE on November 7, 2001. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark will cease by May 1, 2002; however, MTBE will still be an additive in a limited amount of 98-octane gasoline sold in 100 selected service stations in Denmark.

        In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use our co-product TBA to produce saleable products other than MTBE. We believe that our low production costs will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE. Furthermore, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. For example, in a California case decided in April 2002, three oil companies were found responsible for polluting groundwater with the gasoline additive MTBE. In one ruling, MTBE was deemed to be defective under California law because its potential effects on water quality had been withheld. Damages have not yet been assessed in that case. While this case alone does not constitute legal precedent at this time, rulings of this kind cound encourage similar claims or rulings, and may result in adverse effect on the market for MTBE in the United States and elsewhere. The Company is not a defendant in any pending MTBE case, and believes that it would have strong defenses in the event such a case were brought against it. However, there can be no certainty as to the outcome of any litigation. See "Risk Factors—Pending or future litigation or legislative initiatives related to MTBE may subject us to products or environmental liability or materially adversely affect our sales."

Base Chemicals

General

        We are a highly-integrated European olefins and aromatics producer. Olefins, principally ethylene and propylene, are the largest volume basic petrochemicals and are the key building blocks from which many other chemicals are made. For example, olefins are used to manufacture most plastics, resins, adhesives, synthetic rubber and surfactants that are used in a variety of end-use applications. Aromatics are basic petrochemicals used in the manufacture of polyurethane chemicals, nylon, polyester fiber and a variety of plastics.

        Olefins.    Our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities, according to Chem Systems. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. We sell over 80% of our ethylene and propylene volume through long-term contracts with The Dow Chemical Company, European Vinyls Corporation, ICI, BP Chemicals and others, and over 64% of our total ethylene and propylene volume is transported via direct pipelines to our customers or consumed internally. The Wilton olefins facility benefits from its feedstock flexibility and superior logistics, which allows for processing of naphthas, condensates and natural gas liquids ("NGLs").

        Aromatics.    We produce aromatics at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. According to Chem-Systems, we are a leading European producer of cyclohexane with 700 million pounds of annual capacity, a leading producer of paraxylene with 800 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,300 million pounds of annual capacity. Additionally, our North Tees site, which is currently idle, has an annual capacity to produce 275 million pounds of cumene. We use most of the benzene produced by our aromatics business internally in the production of nitrobenzene for our polyurethane chemicals business and for the production of cyclohexane. The balance of our aromatics products are sold to several key customers. Our aromatics business entered into a contract with Shell Trading International Limited for the purchase of aromatics-rich feedstock. This transaction allowed us to close part of our aromatics facilities in the fourth quarter of 1999, thereby reducing fixed production costs while maintaining production of key products. Shell has indicated that it will not supply feedstock to at the North Tees site after December 31, 2002. We are currently evaluating alternative sources of supply to this unit.

        Our Base Chemicals business accounted for 26% and 31% of net sales in 2001 and 2000, respectively, and, on a pro forma basis, accounted for 26% of our net sales in 1999.

Industry Overview

        Petrochemical markets are essentially global commodity markets. However, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil prices) and general economic conditions.

        As shown in the following table, both globally and in Western Europe, our primary market, ethylene is the largest petrochemicals market and paraxylene has been the fastest growing:

	2001 Global
	Market size
Product	(billions of pounds)	W. Europe as a % of Global Market	Historic Growth, W. Europe (1992-2000)	Markets	Applications
Ethylene	205	22%	3.1%	Polyethylene, ethylene oxide, polyvinyl chloride, alpha olefins, styrene	Packaging materials, plastics, housewares, beverage containers, personal care
Propylene	121	26%	3.7%	Polypropylene, propylene oxide, acrylonitrile, isopropanol	Clothing fibers, plastics, automotive parts, foams for bedding & furniture
Benzene	71	24%	3.1%	Polyurethanes, polystyrene, cyclohexane, cumene	Appliances, automotive components, detergents, personal care, packaging materials, carpet
Paraxylene	39	11%	5.7%	Polyester, purified terephthalic acid ("PTA")	Fibers, textiles, beverage containers

Source: Chem Systems

        The ethylene market in Western Europe is supplied by numerous producers, none of whom has a dominant position in terms of its share of Western European production capacity. Western European ethylene consumption in 2001 is estimated by Chem Systems at 46.1 billion pounds, representing an average industry operating rate of 93%. Propylene capacity in Western Europe is approximately 33.5 billion pounds per year. Western European propylene consumption in 2001 is estimated at 31.8 billion pounds, representing an average industry operating rate of 92%. The top three Western European producers of ethylene are AtoFina, Dow and EniChem. Olefins capacity in Western Europe has expanded moderately in recent years primarily through implementation of low-cost process improvement projects at existing units. No greenfield olefins capacity has been constructed in Western Europe since 1994. According to Chem Systems, given that it usually takes a minimum of three years between any announcement of a new plant and the plant coming on-line, it appears that the earliest any new plant might come on-line in Europe is in 2004.

        According to Chem Systems, the petrochemical industry is at or near its cyclical trough following a period of oversupply in the last few years and supply and demand characteristics are expected to improve in coming years, resulting in improved profitability.

        Like the ethylene market, the aromatics market, which is comprised of benzene and paraxylene, in Western Europe is characterized by several major producers, including, according to Chem Systems, Dow, AtoFina, Shell, EniChem, ExxonMobil and BASF. Annual Western European benzene production capacity is approximately 20 billion pounds and consumption was estimated by Chem Systems at 17.6 billion pounds in 2001. Paraxylene production capacity in Western Europe in 2001, according to Chem Systems, was approximately 4.8 billion pounds and consumption was estimated at 4.4 billion pounds.

        Both the benzene and paraxylene markets are currently in a period of overcapacity. The increasing restrictions imposed by regulatory authorities on the aromatics content of gasoline in general, and the benzene content in particular, have led to an increase in supply of aromatics in recent years. In 2001, global paraxylene demand grew by 3.0% largely as a result of the global economic growth, while global capacity rose by 2%. As a result of these dynamics, according to Chem Systems, margins in the aromatics industry, particularly those in paraxylene, are expected to continue to exhibit characteristic cyclicality and recover from currently depressed cyclical lows early in the next few years as polyester growth drives a rebalancing of supply and demand.

Sales and Marketing

        In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to minimize our selling expenses and administration costs. In 2001, over 85% of our primary petrochemicals sales volume was made under long-term contracts. We delivered over 70% of our petrochemical products volume in 2001 by pipeline, and we delivered the balance of our products by road and ship to either the U.K. or export markets, primarily in continental Western Europe.

Manufacturing and Operations

        We produce olefins at our facility in Wilton, U.K. In addition, we own and operate two integrated aromatics manufacturing facilities at our Wilton and North Tees sites at Teesside, U.K. Information regarding these facilities is set forth in the following chart:

Location	Product	Annual Capacity (millions of pounds)
Wilton, U.K.	Ethylene	1,900
	Propylene	880
	Butadiene	225
	Paraxylene	800
North Tees, U.K.	Benzene	1,300
	Cyclohexane	700

        The Wilton olefins facility's flexible feedstock capability, which permits it to process naphtha, condensates and NGL feedstocks, allows us to take advantage of favorable feedstock prices arising from seasonal fluctuations or local availability. According to Chem Systems, the Wilton olefins facility is one of Europe's most cost efficient olefins manufacturing facilities on a cash cost of production basis. In addition to our manufacturing operations, we also operate an extensive logistics operations infrastructure in North Tees. This infrastructure includes both above and below ground storage facilities, jetties and logistics services on the River Tees. These operations reduce our raw material costs by providing greater access and flexibility for obtaining feedstocks.

        Raw Materials.    Teesside, situated on the northeast coast of England, is near a substantial supply of oil, gas and chemical feedstocks. Due to our location at Teesside, we have the option to purchase feedstocks from a variety of sources. However, we have elected to procure the majority of our naphtha, condensates and NGLs from local producers, as they have been the most economical sources. In order to secure the optimal mix of the required quality and type of feedstock for our petrochemical operations at fully competitive prices, we regularly engage in the purchase and sale of feedstocks and hedging activities.

Competition

        The markets in which our Base Chemicals business operates are highly competitive. Our competitors in the olefins and aromatics business are frequently some of the world's largest chemical companies such as BP Amoco, Dow, ExxonMobil and Shell. The primary factors for competition in this business are price, service and reliability of supply. The technology used in these businesses is widely available and licensed.

Pigments

General

        Our Pigments business, which operates under the tradename "Tioxide", is a leading European TiO2 producer, and is among the largest producers in the world, with an estimated 13% market share, according to International Business Management Associates. TiO2 is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, synthetic fibers and ceramics. In addition to its optical properties, TiO2 possesses traits such as stability, durability and non-toxicity, making it superior to other white pigments. According to International Business Management Associates, global consumption of TiO2 was approximately 3.9 million tonnes in 2000, growing from 3.0 million tonnes in 1992, representing a 3.2% compound annual growth rate, which approximates global GDP growth for that period.

        We offer an extensive range of products that are sold worldwide to over 3,000 customers in all major TiO2 end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments business to service local customers, as well as global customers that require delivery to more than one location. Our Pigments business has an aggregate annual nameplate capacity of approximately 576,000 tonnes at our eight production facilities. Five of our TiO2 manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with NL Industries, Inc. and our South African operations consist of a 60%-owned subsidiary.

        We recently commenced construction of a new TiO2 manufacturing plant at our Greatham, U.K. facility. This new plant will allow us to close an older plant located at Greatham and will increase our annual production capacity of the facility to 100,000 tonnes of chloride-based TiO2. We expect to commence production at the new plant in mid-2002. In addition, we are in the process of expanding our Huelva, Spain plant by 17,000 tonnes by late 2003.

        We are among the world's lowest cost TiO2 producers, according to International Business Management Associates. We have embarked on a comprehensive cost reduction program which has eliminated approximately $120 million of annualized costs since 1996. As part of this program, we have reduced the number of product grades we produce, focusing on those with wider applications. This program has resulted in reduced total plant set-up times and further improved product quality, product consistency, customer service and profitability. We currently anticipate achieving additional savings of $80 million by the end of 2004.

        Our Pigments business accounted for 19% and 22% of our net sales in 2001 and 2000, respectively, and on a pro forma basis, accounted for 26% of our net sales in 1999.

Industry Overview

        Global consumption of TiO2 was 3.9 million tonnes in 2000 according to International Business Management Associates. The historical long-term growth rate for global TiO2 consumption has been generally consistent with global GDP growth. Although short-term influences such as customer and producer stocking and de-stocking activities in response to changes in capacity utilization and price may distort this trend, over the long-term, GDP growth is the primary underlying factor influencing growth in TiO2 demand. The TiO2 industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the first half of the year.

        The global TiO2 market is characterized by a small number of large global producers. The TiO2 industry currently has five major producers (DuPont, Millennium Chemicals, our company, Kerr-McGee and NL Industries), which account for approximately 80% of the global market share, according to International Business Management Associates. No producer has announced greenfield TiO2 capacity in the last few years. Based upon current price levels and the long lead times for planning, governmental approvals and construction, additional greenfield capacity is not expected in the near future, although we have announced a feasibility study of constructing a new ICON chloride-based TiO2 manufacturing facility in China.

        There are two manufacturing processes for the production of TiO2, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, the chloride process accounts for approximately 64% of global production capacity according to International Business Management Associates. However, the global distribution of sulfate and chloride-based TiO2 capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America and both processes are used in Asia. While most end-use applications can use pigments produced by either process, market preferences typically favor products that are locally available.

Sales and Marketing

        Approximately 95% of our TiO2 sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture TiO2.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our Pigments business is well-positioned to benefit from the projected growth in the plastics sector, which, according to International Business Management Associates, is expected to grow faster than the overall TiO2 market over the next several years. The table below summarizes the major end markets for our Pigments products:

End Markets	% of 2001 Sales Volume
Paints and Coatings	57%
Plastics	27%
Inks	5%
Paper	1%

Manufacturing and Operations

        Our Pigments business has eight manufacturing sites in seven countries with a total estimated capacity of 576,000 tonnes per year. Approximately 73% of our TiO2 capacity is located in Western Europe. The following table presents information regarding our TiO2 facilities:

Region	Site	Annual Capacity	Process
		(tonnes)
Western Europe	Calais, France	100,000	Sulfate
	Greatham, U.K.(1)	80,000	Chloride
	Grimsby, U.K.	80,000	Sulfate
	Huelva, Spain(1)	80,000	Sulfate
	Scarlino, Italy	80,000	Sulfate
North America	Lake Charles, Louisiana(2)	60,000	Chloride
Asia	Teluk Kalung, Malaysia	56,000	Sulfate
Southern Africa	Umbogintwini, South Africa(3)	40,000	Sulfate

		576,000

(1)
We have recently announced plans to expand the capacity at these facilities.

(2)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc. The capacity shown reflects our 50% interest in Louisiana Pigment Company.

(3)
This facility is owned by Tioxide Southern Africa (Pty) Limited, a company that is owned 60% by us and 40% by AECI. We operate this facility and are responsible for marketing 100% of the production. We intend to acquire AECI's interest.

        Joint Ventures.    We own a 50% interest in a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner Kronos Louisiana, Inc., a wholly-owned subsidiary of NL Industries, Inc. We share production offtake and operating costs of the plant equally with Kronos, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation.

        Acquisition of Minority Interest in Tioxide Southern Africa (Pty.) Ltd.    We intend to acquire the 40% minority interest in Tioxide Southern Africa (Pty.) Ltd. that is currently held by AECI Limited. The purchase price for this interest is expected to be approximately $9 million. We expect to close this transaction during the second quarter of 2002. The closing will be subject to certain conditions, including any necessary governmental or other third-party approvals as well as the negotiation of definitive documentation. After this acquisition, Tioxide Southern Africa (Pty.) Ltd. will be an indirect, wholly-owned subsidiary of our company.

        Raw Materials.    The primary raw materials used to produce TiO2 are titanium-bearing ores. There are a limited number of ore suppliers and we purchase ore under long-term supply contracts. The cost of titanium-bearing ores has been relatively stable in comparison to TiO2 prices. Titanium-bearing ore represents approximately 40% of TiO2 pigment production costs.

        TiO2 producers extract titanium from ores and process it into pigmentary TiO2 using either the chloride or sulfate process. Once an intermediate TiO2 pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our Pigments business. We now sell over 50% of the co-products generated by our business.

Competition

        The global markets in which our Pigments business operates are highly competitive. The primary factors of competition are price, product quality and service. The major global producers against whom we compete are DuPont, Millennium Chemicals, Kerr-McGee Chemicals and NL Industries. We believe that our low production costs, combined with our presence in numerous local markets, give us a competitive advantage, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Performance Products

General

        In February 2001, we completed our acquisition of the global ethyleneamines business of Dow. The acquired ethyleneamines business adds production capacity in Freeport, Texas and a long-term supply arrangement for up to 50% of the existing production capacity of Dow's ethyleneamines plant in Terneuzen, Netherlands.

        Effective April 1, 2001, our new Performance Products business acquired the European surfactants business of Albright & Wilson, a subsidiary of Rhodia S.A. Our new organization (which includes the European surfactants business acquired from Albright & Wilson) was created as a separate business unit during the second quarter of 2001.

        Our surfactants business is a leading manufacturer of surfactants and surfactant intermediates in Europe and is characterized by its breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in baby shampoos and other personal care applications. We are also a leading producer of powder and liquid laundry detergents and other cleaners. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, polymers and coatings. Our surfactants products are manufactured in seven facilities located in the U.K., France, Italy and Spain.

        Our Performance Products business accounted for 7% of our net sales in 2001.

Industry Overview

        Ethyleneamines.    Ethyleneamines are highly versatile performance chemicals with a wide variety of end-use applications including lube oil additives, epoxy hardeners, wet strength resins, chelating agents and fungicides.

        Surfactants.    According to Chem Systems, the European market for surfactants is valued at approximately €2 billion or approximately two million metric tons per annum. Growth in surfactants is generally expected to follow GDP growth rates within Western Europe for the next several years. However, individual sectors of the European surfactants market are expected to experience higher growth rates. Demand growth for surfactants is viewed as being relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with unproved performance characteristics, as a result lifetimes for these consumer (end) products can often be quite short. This affords considerable opportunity for innovative surfactants manufacturers to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing bears a strong relationship to underlying raw material prices and tends to lag petrochemical price movements.

Manufacturing and Operations

        Our surfactants business includes seven production sites located in the United Kingdom (at Whitehaven), France (Lavera and St. Mihiel), Spain (Barcelona and Alcover), and Italy (Castiglione and Patrica/Frosinone), and a research facility located in the United Kingdom (at Oldbury). Our surfactants facilities are well located in Europe, with broad capabilities in conversion, sulfonation and ethoxylation. The surfactants facilities have a competitive cost base and use modern production tools that allow for flexibility in production capabilities and technical innovation.

        Our ethyleneamines business includes 160 million pounds of production capacity in Freeport, Texas and a long-term supply arrangement for up to 50% of the existing production capacity of Dow's plant in Terneuzen, Netherlands.

        Raw Materials.    The primary raw materials for ethyleneamines are ethylene dichloride and caustic soda. We have entered into long-term arrangements for the supply of ethylene dichloride and caustic soda from The Dow Chemical Company, which produces these raw materials at facilities that are in close proximity to our Freeport, Texas manufacturing facility. The primary raw materials for our surface sciences business are linear alkylbenzene, ethylene oxide, natural alcohols, caustic soda and fatty acids. All of these raw materials are widely available in the merchant market at competitive prices. Our Whitehaven, U.K. facility also produces natural alcohols which gives us a competitive advantage in alcohol-based surfactants.

Competition

        There are numerous surfactants producers in Europe and worldwide. We are one of the major European producers of surfactants. Our main competitors include worldwide leading chemical companies such as Sasol, BASF, Shell, Cognis (recently sold to financial investors Schroder Ventures and Goldman Sachs Capital Partners), Clariant, and Akzo, as well as various smaller or more local competitors. We compete on the basis of price with respect to our basic surfactant product offering and, in addition to price, on the basis of performance and service with respect to our specialty and blended surfactant products.

Significant Customers

        In 2001, sales for our Polyurethanes, Pigments, Base Chemicals and Performance Products businesses to ICI and its affiliates accounted for approximately 6% of our consolidated revenue. In

2000, sales to ICI and its affiliates accounted for approximately 8% of our consolidated revenue. ICI indirectly owns 30% of our membership interests. See "Certain Relationships and Related Transactions" for a further discussion of our relationship with ICI. In 2001, our Base Chemicals business had sales to two significant customers, which amounted to 13% and 11% of sales for our Base Chemicals segment.

Research and Development

        In 2001 and 2000, we spent $63 million and $59 million, respectively, on research and development of our products and, on a pro forma basis, we spent a total of $73 million and $68 million in 1999 and 1998, respectively.

Intellectual Property Rights

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. For our specialty chemicals business, we own more than 300 U.S. patents and pending U.S. patent applications (including provisionals), and more than 2,150 foreign counterparts, including both issued patents and pending patent applications. For our Pigments business, we have approximately 20 U.S. patents and pending patent applications, and approximately 180 foreign counterparts. For our Base Chemicals business, we own approximately 35 patents and pending applications (both U.S. and foreign). We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we have entered into certain licensing arrangements that authorize us to use certain trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also license and sub-license certain intellectual property rights to affiliates and to third parties. In connection with our transaction with Huntsman International Holdings, ICI and Huntsman Specialty (under the terms of a Technology Transfer Agreement and a PO/MTBE Technology Transfer Agreement), we have licensed back to ICI and Huntsman Corporation (on a non-exclusive basis) certain intellectual property rights for use in their respective retained businesses, and ICI and Huntsman Corporation have each licensed certain retained intellectual property to us.

        For our Polyurethanes and Performance Products businesses, we have brand names for a number of our products, and we own approximately 35 U.S. trademark registrations and applications for registration currently pending at the United States Patent and Trademark Office, and approximately 2,030 foreign counterparts, including both registrations and applications for registration. For our Pigments business, we have approximately 180 trademark registrations and pending applications, approximately 110 of which relate to the trademark "Tioxide". Our Base Chemicals business is not dependent on the use of trademarks. We have entered into a trademark license agreement with Huntsman Group Intellectual Property Holdings Corporation under which we have obtained the rights to use the trademark "Huntsman", subject to certain restrictions.

Properties

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the United States and many foreign countries. Our principal executive offices, which are leased from Huntsman Corporation, are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, blending, research and main office facilities are located.

Location	Description of Facility
Geismar, Louisiana	MDI, TDI, Nitrobenzene(1), Niline(1) and Polyols Manufacturing Facilities
Rozenburg, Netherlands(3)	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Systems House
Wilton, U.K.	Aniline and Nitrobenzene Manufacturing Facilities
Shepton Mallet, U.K.	Polyester Polyols Manufacturing Facility
Peel, Canada(3)	Polyurethane Systems House
West Deptford, New Jersey	Polyurethane Systems House, Research Facility and U.S. Regional Headquarters
Auburn Hills, Michigan(3)	Polyurethane Office Space and Research Facility
Deerpark, Australia(3)	Polyurethane Systems House
Cartagena, Colombia	Polyurethane Systems House
Deggendorf, Germany	Polyurethane Systems House
Ternate, Italy	Polyurethane Systems House
Shanghai, China(2)	Polyurethane Systems House
Thane (Maharashtra), India(2)	Polyurethane Systems House
Samuprakam, Thailand(2)	Polyurethane Systems House
Kuan Yin, Taiwan(2)	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethane Systems House
Everberg, Belgium	Polyurethane Research Facility, Global Headquarters and European Headquarters
Gateway West, Singapore(3)	Polyurethane Regional Headquarters
North Andover, Massachusetts(3)	TPU Research Facility
Ringwood, Illinois(2)	TPU Manufacturing Facility
Osnabrück, Germany	TPU Manufacturing Facility
Port Neches, Texas	PO Manufacturing Facility and MTBE Manufacturing Facility
Austin, Texas	PO/TBA Pilot Plant Facility
Wilton, U.K.	Olefins and Aromatics Manufacturing Facilities, Base Chemicals Headquarters
North Tees, U.K.(3)	Aromatics Manufacturing Facility and Logistics/Storage Facility
Teesport, U.K.(2)	Logistics/Storage Facility
Saltholme, U.K.	Underground Cavity Storage Operations
Grimsby, U.K.	TiO2 Manufacturing Facility

Greatham, U.K.	TiO2 Manufacturing Facility
Calais, France	TiO2 Manufacturing Facility
Huelva, Spain	TiO2 Manufacturing Facility
Scarlino, Italy	TiO2 Manufacturing Facility
Teluk Kalung, Malaysia	TiO2 Manufacturing Facility
Westlake, Louisiana(4)	TiO2 Manufacturing Facility
Umbogintwini, South Africa(5)	TiO2 Manufacturing Facility
Billingham, U.K.	TiO2 Research and Technical Facility, and office space
Hammersmith, U.K.	Pigments Headquarters and Surface Sciences Global Headquarters
Whitehaven, U.K.	Surface Sciences Manufacturing Facility
St Mihiel, France	Surface Sciences Manufacturing Facility
Lavera, France(2)	Surface Sciences Manufacturing Facility
Castiglione, Italy	Surface Sciences Manufacturing Facility
Patrica/Frosinane, Italy	Surface Sciences Manufacturing Facility
Barcelona, Spain(2)	Surface Sciences Manufacturing Facility
Alcover, Spain	Surface Sciences Manufacturing Facility
Oldbury, U.K.	Surface Sciences Research Facility
Warley, U.K.	Surface Sciences Regional Headquarters

(1)
50% owned manufacturing joint venture with Crompton Corp.
(2)
Leased.
(3)
Leased land and/or building.
(4)
50% owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of NL Industries, Inc.
(5)
60% owned subsidiary with AECI. We intend to acquire this interest.

Employees

        We employed over 7,400 people as of December 31, 2001. Additionally, over 650 people are employed by our U.S. joint ventures. Approximately 96% of our employees, excluding employees of our joint ventures, work outside the United States and approximately 54% of our employees are subject to collective bargaining agreements. Overall, we believe that our relations with our employees are good. In addition, Huntsman Corporation and Huntsman Petrochemical Corporation are providing operating, management and administrative services to us for our PO business similar to the services that they provided to Huntsman Specialty with respect to the PO business before it was transferred to us. See "Certain Relationships and Related Transactions".

Environmental Regulations

        Our business of manufacturing and distributing chemical products, and its related production of by-products and wastes, entails risk of adverse environmental effects. As a result, we are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to change our equipment or operations, and any such changes could have a material adverse effect on our businesses. Accordingly, given our businesses, environmental or regulatory matters may cause us significant unanticipated losses, costs or liabilities.

        Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes. For example, in the United States under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar state laws, a current owner or operator of real property may be liable for such costs regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. In addition, under the United States Resource Conservation and Recovery Act of 1976, as amended, and similar state laws, as the holder of permits to treat or store hazardous wastes, we may, under some circumstances, be required to remediate contamination at our properties regardless of when the contamination occurred. Similar laws are being developed or are in effect to varying degrees in other parts of the world, most notably in the EU. For example, in the U.K., a new contaminated land regime is expected to come into effect shortly which will provide a detailed framework for the identification, management and remediation of contaminated sites. This law may increase governmental scrutiny of our U.K facilities.

        We may also incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. See "—Polyurethanes—MTBE Developments" for a discussion of the proposed regulations regarding MTBE. Capital expenditures are planned, for example, under national legislation implementing the EU Directive on Integrated Pollution Prevention and Control. Under this directive, the majority of our plants will, over the next few years, be required to obtain governmental authorizations which will regulate air and water discharges, waste management and other matters relating to the impact of operations on the environment, and to conduct site assessments to evaluate environmental conditions. Although the implementing legislation in most Member States is not yet in effect, it is likely that additional expenditures may be necessary in some cases to meet the requirements of authorizations under this directive. In particular, we believe that related expenditures to upgrade our wastewater treatment facilities at several sites may be necessary and associated costs may be material. Wastewater treatment upgrades unrelated to this initiative also are planned at certain facilities. In addition, we may also incur material expenditures, beyond currently anticipated expenditures, in complying with EU Directives, including the Directive on Hazardous Waste Incineration and the Seveso II Directive, which governs major accident hazards. It is also possible that additional expenditures to reduce air emissions at two of our U.K. facilities may be material. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that material capital expenditures beyond those currently anticipated will not be required under environmental laws. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Environmental Matters".

        Our operations involve the handling, transportation and use of numerous hazardous substances. From time to time, these operations may result in violations under environmental laws including spills or other releases of hazardous substances into the environment. In the event of a catastrophic incident, we could incur material costs or experience interruption in our operations as a result of addressing and implementing measures to prevent such incidents in the future. Currently, we are aware of the following matters:

  •
  We are investigating a spill at our North Tees facility that was discovered on March 27, 2001. The U.K. Environmental Agency issued an enforcement notice with respect to this spill on March 30, 2001, following an investigation into an alleged leak of a mixture containing benzene into the River Tees. The requirements of that notice were complied with, to the satisfaction of the U.K. Environmental Agency, by the end of May 2001. We contained the spill and conducted a remediation program to reclaim the material. On May 1, 2002, the U.K. Environment Agency informed us that it intends to initiate prosecution against us for the spill sometime in the near future. If, as a result of that prosecution, we are found legally responsible, we could face legal action and possible penalties. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that, if such action was initiated and we are ultimately found to be legally responsible, the probable penalties would not be material to our financial position or results of operations. Nevertheless, because this matter is in the initial stages of investigation, we cannot assure you that it will not have a material effect on us.
  •
  The Texas Natural Resource Conservation Commission has issued certain notices of violation relating to air emissions and wastewater issues at the Port Neches facility, and filed an amended administrative petition with respect to certain of these violations on January 12, 2001. We met with the TNRCC on several occasions in 2001 and early 2002 and have reached a tentative settlement with the agency on all outstanding issues concerning Port Neches. It is anticipated that the settlement will be presented to the Commission for final approval sometime in mid-2002. If the settlement is approved, it will result in a fine of no more than $100,000 which would be allocable to the PO/MTBE facility. Thus, we do not believe such fine will be material to us.
  •
  We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past operations at these or neighboring facilities. Based on available information and the indemnification rights that we possess (including indemnities provided by Huntsman Specialty and ICI for the facilities that each of them transferred to us), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that we will not be required to contribute to such costs or that such costs will not be material.

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Legal Proceedings

        We are a party to various proceedings instituted by governmental authorities and others arising under provisions of applicable laws, including various environmental laws. Based in part on the indemnities provided to us by ICI and Huntsman Specialty in connection with their transfer of businesses to us and our insurance coverage, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations. See "—Environmental Regulations" for a discussion of environmental proceedings.

MANAGEMENT

Managers and Executive Officers

        Members of our current board of managers and executive officers are listed below. The members of the board of managers are appointed by the owner of our membership interests and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

Board of Managers and Executive Officers

Name	Age	Position
Jon M. Huntsman*	64	Chairman of the Board of Managers and Manager
Peter R. Huntsman*	39	President, Chief Executive Officer and Manager
Patrick W. Thomas	44	President—Polyurethanes
Douglas A.L. Coombs	61	President—Pigments
Gabriel C.M. Kow	53	President, Surface Sciences
J. Kimo Esplin	39	Executive Vice President and Chief Financial Officer
Samuel D. Scruggs	42	Executive Vice President
Michael J. Kern	52	Senior Vice President—Environmental, Health & Safety
Robert B. Lence	44	Senior Vice President and General Counsel and Secretary
Kevin J. Ninow	38	Senior Vice President, Base Chemicals Manufacturing
Brian V. Ridd	44	Senior Vice President, Purchasing
Sean Douglas	37	Vice President and Treasurer
Curtis C. Dowd	42	Vice President, Surface Sciences
Kevin C. Hardman	38	Vice President, Tax
L. Russell Healy	46	Vice President, Finance
John R. Heskett	33	Vice President, Corporate Development
James H. Huntsman*	31	Vice President, European Base Chemicals Sales
Karen H. Huntsman*	63	Vice President
Richard H. Johnigan, Jr .	55	Vice President and Controller
James R. Moore	57	Vice President and Chief Environmental Counsel
David S. Parkin*	29	Vice President, Purchasing
Russell R. Stolle	39	Vice President and Chief Technology Counsel

*
Such persons are related as follows: Karen H. Huntsman is the wife of Jon M. Huntsman. Jon M. Huntsman and Karen H. Huntsman are the parents of Peter R. Huntsman and James H. Huntsman. David S. Parkin is a son-in-law of Jon M. Huntsman and Karen H. Huntsman and brother-in-law of Peter R. Huntsman and James H. Huntsman.

        Jon M. Huntsman is Chairman of the Board of Managers of both Huntsman International and Huntsman International Holdings, the parent of Huntsman International, and has held those positions since those entities were formed. He has been Chairman of the Board of Directors of Huntsman Corporation and all Huntsman companies since he founded his first company in 1970. Mr. Huntsman served as Chief Executive Officer of Huntsman Corporation and its affiliated companies from 1970 to 2000, and of Huntsman International and Huntsman International Holdings from 1999 to 2000. In addition, Mr. Huntsman serves or has served on numerous corporate and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce.

        Peter R. Huntsman is President, Chief Executive Officer and a Manager of both Huntsman International and Huntsman International Holdings. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President, Chief Operating Officer and a Manager of both companies since they were formed in 1999. He also serves as President, Chief Executive Officer and a Director of Huntsman Corporation and many of its subsidiaries. Previously, Mr. Huntsman was Senior Vice President of Huntsman Chemical Corporation and a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of Huntsman Corporation. Mr. Huntsman also served as Vice President—Purchasing, then as Senior Vice President and General Manager for Huntsman Polypropylene Corporation, also a former subsidiary of Huntsman Corporation.

        Patrick W. Thomas is President, Huntsman Specialty Chemicals. Mr. Thomas has held this position since he joined the Company is 1999. Since 2000, Mr. Thomas has also served as a Manager and President of several subsidiaries of Huntsman International. From 1982 to 1999, Mr. Thomas worked at ICI, a thirty percent shareholder of Huntsman International Holdings LLC. At ICI, Mr. Thomas held numerous management positions, including Polyurethanes Business Director, Europe from 1993 to 1997, Polyurethanes International Marketing and Planning Manager from 1991 to 1993 and Polyurethanes Business Engineering & Investment Manager from 1989 to 1991.

        Douglas A.L. Coombs is President, Tioxide. Mr. Coombs has held this position since he joined the Company in 1999. Prior to joining Huntsman, Mr. Coombs spent 35 years with ICI where he held a number of management positions, including Chairman & Chief Executive Officer of Tioxide Group from 1996 through June 1999.

        Gabriel C.M. Kow is President, Surface Sciences. Mr. Kow has served in this position since March 2002. Mr. Kow joined the Company in 2001, following the acquisition of the Albright & Wilson Surfactants Europe business from Rhodia. From 1997, Mr. Kow had been a Director of Albright & Wilson plc and President of its European and Asia/Pacific operations. Prior to this, he held a number of senior management positions in Glaxo Wellcome.

        J. Kimo Esplin is Executive Vice President and Chief Financial Officer. Mr. Esplin has served in this position since 1999. Mr. Esplin also serves as Senior Vice President and Chief Financial Officer of Huntsman Corporation and as an officer or director of many Huntsman companies. Previously, Mr. Esplin served as Treasurer of Huntsman Corporation. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years.

        Samuel D. Scruggs is Executive Vice President. Mr. Scruggs served as Vice President and Treasurer from 1999 until he was appointed to his current position in 2002. Mr. Scruggs also serves as Executive Vice President of Huntsman Corporation. Mr. Scruggs previously served as Vice President and Associate General Counsel and as Vice President and Treasurer of Huntsman Corporation. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Michael J. Kern is Senior Vice President, Environmental, Health & Safety. Mr. Kern has served in senior management positions of Huntsman International, including Executive Vice President, Manufacturing, since 1999. Mr. Kern also serves as Senior Vice President, Environmental, Health & Safety of Huntsman Corporation. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations from April 1993 until joining the Company, Plant Manager of the Port Neches facility from August 1992 to March 1993, Manager of the PT/MTBE project from October 1989 to July 1992, and manager of Oxides and Olefins from April 1988 to September 1989.

        Robert B. Lence is Senior Vice President, General Counsel and Secretary. Mr. Lence has served in this position since 1999. Mr. Lence also serves as Senior Vice President and General Counsel of Huntsman Corporation. Mr. Lence joined Huntsman in December 1991 from Van Cott, Bagley, Cornwall & McCarthy, a Salt Lake City law firm, where he was a partner.

        Kevin J. Ninow is Senior Vice President, Base Chemicals Manufacturing. Mr. Ninow has served as an officer of Huntsman International since it was formed in 1999. Mr. Ninow has served in a variety of executive, manufacturing and engineering positions in Huntsman Corporation and its subsidiaries, including Vice President European Base Chemicals, Vice President International Manufacturing, Plant Manager—Oxides and Olefins, Plant Manager—C4's, Operations Manager—C4's, Manager of Technology, Process Control Group Leader, and Project Engineer.

        Brian V. Ridd is Senior Vice President, Purchasing. Mr. Ridd has held this position since 2002. Mr. Ridd is also Senior Vice President, Purchasing of Huntsman Corporation. Since joining Huntsman in 1984, Mr. Ridd has served as an officer of many Huntsman Corporation subsidiaries, including Vice President of Olympus Oil and Vice President, Purchasing of Huntsman Petrochemical Corporation and Huntsman Chemical Corporation.

        Sean Douglas is Vice President and Treasurer of the Company. Mr. Douglas is also Vice President and Treasurer of Huntsman Corporation and many of its affiliated companies. Since joining Huntsman Corporation in 1990, he has served in a number of executive roles, including Vice President, Administration and Assistant Treasurer of Huntsman Corporation, Vice President of Huntsman's affiliated companies, Controller of Huntsman Specialty Chemicals Corporation, and as a financial analyst for Huntsman's European businesses. Mr. Douglas is a CPA and, prior to joining Huntsman, worked for Price Waterhouse.

        Curtis C. Dowd is Vice President, Surface Sciences. Mr. Dowd served as Vice President, Corporate Development from 1999 through 2001, when he was appointed to his current position. Mr. Dowd also serves as Vice President, Surface Sciences of Huntsman Corporation. Mr. Dowd served as Vice President and General Counsel of Huntsman Petrochemical Corporation from 1994 to 1998. Prior to joining Huntsman in 1994, Mr. Dowd was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and had spent over six years as a CPA with the accounting firm of Price Waterhouse.

        Kevin C. Hardman is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Mr. Hardman is also Vice President, Tax of Huntsman Corporation. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with Deloitte & Touche, where he worked for 10 years. Mr. Hardman is a CPA and hold a master's degree in tax accounting.

        L. Russell Healy is Vice President, Finance. Mr. Healy also serves as Vice President, Finance of Huntsman Corporation and as an officer or director of several subsidiaries of Huntsman Corporation and Huntsman International. Previously, Mr. Healy served as Vice President, Tax for Huntsman Corporation. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte and Touche, LLP. Mr. Healy is a CPA and holds a masters degree in accounting.

        John R. Heskett is Vice President, Corporate Development. Mr. Heskett has held this position since 2002. Mr. Heskett also serves as Vice President, Corporate Development for Huntsman Corporation and as

Vice President of Huntsman Surfactants Technology Corporation. Mr. Heskett previously served as Assistant Treasurer for Huntsman Corporation and its subsidiaries, Huntsman Petrochemical Corporation and Huntsman Polymers Corporation. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for several years.

        James H. Huntsman is Vice President, European Base Chemicals Sales. Mr. Huntsman has held this position since 2002. Since 1995, Mr. Huntsman has served as Vice President and a Director of Huntsman Corporation, currently holding the position of Vice President, European Sales. Mr. Huntsman also serves on the boards of directors of other Huntsman companies.

        Karen H. Huntsman is Vice President. Mrs. Huntsman has served in this position since 1999. Mrs. Huntsman performs an active role in all the Huntsman Corporation businesses and currently serves as an officer and/or board member for many of the Huntsman companies. By appointment of the Governor of the State of Utah, Mrs. Huntsman serves as a member of the Utah State Board of Regents. Previously, Mrs. Huntsman served on the board of directors of First Security Corporation. She also serves on the boards of directors of various Huntsman companies and not-for-profit entities.

        Richard H. Johnigan, Jr. is Vice President and Controller. Mr. Johnigan has held this position since 2001. Mr. Johnigan also serves as Vice President and Controller of Huntsman Corporation. Prior to joining Huntsman in 1997, Mr. Johnigan was Vice President and Controller of Oxychem, where he worked for 23 years. Mr. Johnigan, a CPA, held several executive positions at Oxychem, including Vice President and Chief Financial Officer of the Polymers and Agricultural Chemicals Divisions.

        James R. Moore is Vice President and Chief Environmental Counsel. Mr. Moore has held this position since 2002. Mr. Moore also serves as Vice President and Chief Environmental Counsel of Huntsman Corporation. Prior to joining Huntsman in 1998, Mr. Moore was a partner at the Seattle law firm of Perkins Coie and also served in various environmental counsel positions with the U.S. Department of Justice and Environmental Protection Agency.

        David S. Parkin is Vice President, Purchasing. Mr. Parkin has served in this position since 2002. Mr. Parkin is also Vice President, European Purchasing and Director of Huntsman Corporation. Since 1995, Mr. Parkin has served in a number of management roles for Huntsman companies.

        Russell R. Stolle is Vice President and Chief Technology Counsel. Mr. Stolle was appointed to this position in 2002. Mr. Stolle also serves as Vice President and Chief Technology Counsel of Huntsman Corporation and served as Huntsman's Chief Patent and Licensing Counsel from 1994 to 2001. From 1990 to 1994, Mr. Stolle was patent counsel for Texaco Chemical Company. Prior to that he was an associate in the Houston law firm of Baker & Botts.

Executive Compensation

Summary of Compensation

        The following summary compensation table sets forth information concerning compensation earned in the fiscal year ended December 31, 2001, by our chief executive officer and our remaining four most highly compensated executive officers at the end of the last fiscal year.

        All of the compensation of Messrs. Jon M. Huntsman, Peter M. Huntsman and J. Kimo Esplin was paid entirely by Huntsman Corporation, our ultimate parent company, and we were charged a management overhead allocation with respect to this compensation. Compensation figures for these executive officers represent a prorated percentage of Huntsman Corporation compensation attributable to services rendered to the Company and its subsidiaries. All of the compensation of Messrs. Thomas and Coombs was paid entirely by the Company.

Summary Compensation Table

		Annual Compensation(1)							Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation (2)			Number of Securities Underlying Options/EARs Granted(22)	All Other Compensation
Jon M. Huntsman Chairman of the Board of Managers and Manager	2001 2000 1999	$ $ $	300,000 611,538 562,500	$ $ $	0 0 1,594,583		$82,479	(3)	82,895 0 0	$ $ $	48,369 71,590 250,081	(4) (5) (6)
Peter R. Huntsman President, Chief Executive Officer and Manager	2001 2000 1999	$ $ $	564,850 548,077 375,000	$ $ $	250,000 125,000 600,544	$ $ $	339,085 66,160 131,450	(7) (9) (10)	131,579 0 0	$ $ $	834,023 199,808 179,665	(8) (8) (11)
J. Kimo Esplin Executive Vice President and Chief Financial Officer	2001 2000 1999	$ $ $	193,125 184,375 152,500	$ $ $	125,000 150,000 300,000		$190,837	(12)	46,053 0 0	$ $ $	46,211 28,264 71,313	(13) (13) (13)
Patrick W. Thomas President—Polyurethanes	2001 2000 1999	$ $ $	381,323 372,706 146,880	$ $	385,998 122,706 0	$ $ $	123,699 85,287 31,730	(14) (16) (18)	0 7,386 0	$ $ $	125,000 26,345 0	(15) (17)
Douglas A.L. Coombs President—Pigments	2001 2000 1999	$ $ $	1,001,920 587,534 202,272	$ $ $	144,168 244,204 122,006	$ $ $	110,422 140,421 81,552	(19) (20) (21)	0 0 0	$ $ $	0 0 0

(1)
All compensation for Messrs. Jon M. Huntsman, Peter R. Huntsman, and J. Kimo Esplin was paid entirely by Huntsman Corporation, our parent company; a charge for management overhead allocation for the fiscal year 2001 was paid by the Company to Huntsman Corporation, which payment included, among other things, a portion of the 2001 annual compensation shown on this table. Compensation figures for these three executives represent a pro-rated percentage of Huntsman Corporation compensation attributable to services rendered to the Company and to its subsidiaries.

(2)
Any blank items in this column reflect perquisites and other personal benefits, securities or property received by the named executive officer which are less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(3)
Perquisites and other personal benefits in the amount of $82,479 were provided for the named executive officer, including $27,990 for use of company airplane and $44,729 for security and administrative services.

(4)
Consists of an employer's contribution of $1,020 to the 401(k) Plan, an employer's contribution of $4,080 to the Money Purchase Pension Plan and a payment of $43,269 for unused vacation.

(5)
Consists of an employer's contribution of $1,360 to the 401(k) Plan, an employer's contribution of $10,436 to the Supplemental 401(k) Plan, an employer's contribution of $5,440 to the Money Purchase Plan, an employer's contribution of $43,483 to the Supplemental Money Purchase Plan, and an employer's contribution of $18,871 to an unfunded deferred compensation plan known as the Equity Deferral Plan.

(6)
Consists of $39,141 employer's 401(k) contribution, an employer's money purchase contribution of $164,065, and an employer's contribution of $46,875 to the Equity Deferral Plan.

(7)
Perquisites and other personal benefits in the amount of $339,085 were provided for the named executive officer, including relocation expenses of $108,710 and $156,775 for education and housing expenses for overseas assignment.

(8)
Consists of $2,913 and $1,700 employer's contribution to the 401(k) Plan for 2001 and 2000 respectively, $9,415 and $9,262 employer's contribution to the Supplemental 401(k) Plan for 2001 and 2000 respectively, $6,800 and $6,800 employer's contribution to the Money Purchase Plan for 2001 and 2000 respectively, $68,520 and $57,046 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2001 and 2000 respectively, $246,375 and $125,000 employer's contribution to the Equity Deferral Plan for 2001 and 2000 respectively and a $500,000 equity credit for foreign service under the Equity Deferral Plan for 2001.

(9)
Payment of $66,160 for living expenses.

(10)
Perquisites and other personal benefits in the amount of $131,450 were provided for the named executive officer, including moving expenses of $58,367 and a relocation payment of $71,002.

(11)
Consists of $14,183 employer's 401(k) contribution, an employer's money purchase contribution of $71,732 and an employer's contribution of $93,750 to the Equity Deferral Plan.

(12)
Perquisites and other personal benefits in the amount of $190,837 were provided for the named executive officer, including $126,513 for taxes paid in connection with overseas assignment and $25,707 for education and housing expenses for overseas assignment.

(13)
Consists of $1,712, $1,638 and $1,600 employer's contribution to the 401(k) Plan for 2001, 2000 and 1999 respectively, $2,938, $1,093 and $4,950 employer's contribution to the Supplemental 401(k) Plan for 2001, 2000 and 1999 respectively, $2,567, $893 and $400 employer's contribution to the Money Purchase Plan for 2001, 2000 and 1999 respectively, $7,744, $2,279 and $1,863 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2001, 2000 and 1999 respectively, and $31,250, $22,361 and $62,500 employer's contribution to the Equity Deferral Plan for 2001, 2000 and 1999 respectively.

(14)
Perquisites and other personal benefits in the amount of $123,699, including a payment of $69,461 for living expenses, $32,087 for education expenses, and a foreign services payment of $18,785 as a cost of living adjustment for working abroad.

(15)
onsists of $125,000 employer's contribution to the Equity Deferral Plan.

(16)
Perquisites and other personal benefits in the amount of $85,287, including a payment of $60,550 for housing accommodations and a foreign services payment of $19,979 as a cost of living adjustment for working abroad.

(17)
Consists of $26,345 employer's contribution to the Equity Deferral Plan.

(18)
Perquisites and other personal benefits in the amount of $31,730, including a payment of $15,138 for housing accommodations, $7,494 for use of an automobile, and a foreign services payment of $7,433 as a cost of living adjustment for working abroad.

(19)
Perquisites and other personal benefits in the amount of $110,422, including a payment of $88,511 for living expenses and $16,507 for use of an automobile.

(20)
Perquisites and other personal benefits in the amount of $140,421, including a payment of $87,909 for housing accommodations, $30,832 for foreign service assignments for taxes in excess of those that would otherwise be incurred, and $13,497 for use of an automobile.

(21)
Perquisites and other personal benefits in the amount of $81,552, including a payment of $66,618 for housing accommodations and $14,134 for use of an automobile.

(22)
"EARs" means equity appreciation rights.

Equity Options and Equity Appreciation Rights

        The following table sets forth information concerning the grant of equity appreciation rights ("EARs") to each of the Company's chief executive officer and its other four most highly compensated executive officers during the last fiscal year. The grants represent a prorated percentage of the total grants under the Huntsman Equity Appreciation Rights Plan representing the prorated percentage of compensation attributable to services rendered to the Company and its subsidiaries.

Option/EAR Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Equity Price Appreciation for Option Term		Alternative: Grant Date Value
Name	Number of Securities Underlying Options/EARs Granted (#)	% of Total Options/EARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/unit)	Expiration Date	5% ($)	10% ($)	Grant Date Present Value ($)
Jon M. Huntsman	82,895	100%	$7.60	1/05/11	$407,014	$1,075,148	N/A
Peter R. Huntsman	131,579	100%	$7.60	1/05/11	$646,053	$1,706,580	N/A
J. Kimo Esplin	46,053	100%	$7.60	1/05/11	$226,120	$597,307	N/A
Patrick W. Thomas	0	0%	$0		$0	$0	$0
Douglas A.L. Coombs	0	0%	$0		$0	$0	$0

        Equity appreciation rights were granted on January 5, 2001, under the Huntsman Equity Appreciation Rights Plan, and vest at a rate of 25% per year, beginning with the first anniversary of the date of grant. Vesting of these equity appreciation rights accelerates upon retirement or a change in control, as defined in the plan.

Exercise of Options and Equity Appreciation Rights

        The following table sets forth information concerning the exercise of EARs during the last fiscal year by each of the Company's chief executive officer and its other four most highly compensated executive officers and the fiscal year-end value of unexercised EARs.

Aggregated Option/EAR Exercises in Last Fiscal Year, and FY-End Option/EAR Values

			Number of Securities Underlying Unexercised Options/EARs at FY-End (#)		Value of Unexercised In-the-Money Options/EARs at FY-End
Name	Securities Acquired on Exercise (#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jon M. Huntsman	0	$0	82,895	0	$0	$0
Peter R. Huntsman	0	$0	0	131,579	$0	$0
J. Kimo Esplin	0	$0	0	46,053	$0	$0
Patrick W. Thomas	0	$0	7,386	0	$0	$0
Douglas A.L. Coombs	0	$0	0	0	$0	$0

Retirement Plans

        The following table shows the estimated annual benefits payable under the Huntsman Corporation's tax-qualified benefit pension plan (the "Huntsman Corporation Pension Plan") and supplemental pension plan ("Huntsman SERP") in specified final average earning and years-of-service classification.

Huntsman Corporation Pension Plans Table

Final Average Compensation	Years of Benefit Service at Retirement
	5	10	15	20	25	30	35	40
$ 250,000	18,800	37,500	56,300	75,000	93,800	112,500	131,300	150,000
$ 275,000	20,600	41,300	61,900	82,500	103,100	123,800	144,400	165,000
$ 300,000	22,500	45,000	67,500	90,000	112,500	135,000	157,500	180,000
$ 325,000	24,400	48,800	73,100	97,500	121,900	146,300	170,600	195,000
$ 350,000	26,300	52,500	78,800	105,000	131,300	157,500	183,800	210,000
$ 375,000	28,100	56,300	84,400	112,500	140,600	168,800	196,900	225,000
$ 400,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
$ 450,000	33,800	67,500	101,300	135,000	168,800	202,500	236,300	270,000
$ 500,000	37,500	75,000	112,500	150,000	187,500	225,000	262,500	300,000
$ 550,000	41,300	82,500	123,800	165,000	206,300	247,500	288,800	330,000
$ 600,000	45,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
$ 650,000	48,800	97,500	146,300	195,000	243,800	292,500	341,300	390,000
$ 700,000	52,500	105,000	157,500	210,000	262,500	315,000	367,500	420,000
$ 750,000	56,300	112,500	168,800	225,000	281,300	337,500	393,800	450,000
$ 800,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
$ 850,000	63,800	127,500	191,300	255,000	318,800	382,500	446,300	510,000
$ 900,000	67,500	135,000	202,500	270,000	337,500	405,000	472,500	540,000
$ 950,000	71,300	142,500	213,800	285,000	356,300	427,500	498,800	570,000
$1,000,000	75,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000

        The current Huntsman Corporation Pension Plan benefit is based on the following formula: 1.5% of final average compensation multiplied by years of credited service, minus 1.5% of estimated Social Security benefits multiplied by years of credited service (maximum of 50% of Social Security benefits). For years of credited service prior to 2000, benefits are based on a 1.4% formula. Final average compensation is based on the highest average of three consecutive years of compensation. Messrs. Jon M. Huntsman, Peter R. Huntsman and J. Kimo Esplin were participants in the Huntsman Corporation Pension Plan in 2001. For the foregoing named executive officers, covered compensation under this plan consists of base salary and is reflected in the "Salary" column of the Summary Compensation Table. Federal regulations require that for the 2001 plan year, no more than $170,000 in compensation be considered for the calculation of retirement benefits under the Huntsman Corporation Pension Plan, and the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $140,000. Benefits are calculated on a straight life annuity basis. The benefit amounts under the Huntsman Corporation Pension Plan are offset for Social Security as described above.

        The Huntsman SERP is a nonqualified supplemental pension plan for designated executive officers that provides benefits based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Corporation Pension Plan.(1) Messrs. Jon M. Huntsman, Peter R. Huntsman and J. Kimo Esplin were participants in the Huntsman SERP in 2001. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include bonuses (as reflected in the "Bonus" columns of the Summary Compensation Table) and base salary in excess of the qualified plan limitations. The Huntsman SERP benefit related to the Huntsman Corporation Pension Plan is calculated as the difference between (1) the benefit determined using the Huntsman Corporation Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary as limited by federal regulations.

(1)
The SERP also provides benefits not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Jon M. Huntsman, Peter R. Huntsman and J. Kimo Esplin participate) because of limits on compensation that can be counted and amounts that can be allocated to accounts under federal law within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued for the year under the SERP relating to the Huntsman Money Purchase Pension Plan for the executives mentioned above allocable to the Company is included in the Summary Compensation Table under the "All Other Compensation" column.

        The number of completed years of credited service as of December 31, 2001 under the Huntsman Corporation Pension Plan and Huntsman SERP for the named executed officers participating in the plans were 31, 18 and 7 years for Messrs. Jon M. Huntsman, Peter R. Huntsman and J. Kimo Esplin, respectively.

        Effective September 27, 2001, Huntsman Corporation terminated the Huntsman Equity Deferral Plan and the Huntsman Supplemental Salary Deferral Plan, each an elective nonqualified deferred compensation plan, the Company terminated the Huntsman International Equity Deferral Plan and participants were paid the amounts which they were entitled to receive under the terms of each plan. Huntsman Corporation also amended the portion of the Huntsman SERP related to the Huntsman Money Purchase Pension Plan to provide for the payout to participants of amounts participants were entitled to receive under that portion of the Huntsman SERP as of September 30, 2001.

        Mr. Patrick W. Thomas has been a participant in the Huntsman all-employee pension plans in the United Kingdom and Belgium during his periods of service in these countries. Mr. Thomas has completed 9 years of credited service in the Huntsman Pension Scheme in the U.K. and has completed 12 years of credited service in the Huntsman Pension Fund VZW in Belgium. Mr. Thomas is entitled to a choice between a pension calculated as if he spent his entire service period in Belgium using the Huntsman Pension Fund VZW formula and a pension calculated as if he spent his entire service period in the U.K. using the formula of the Huntsman Pension Scheme in the U.K. Currently, the U.K. formula is the most beneficial and his current pension estimate at retirement based upon current service and pay is $141,285 (£98,000) per year with a mandatory 50% spouses pension attached.

        The U.K. pension formula is 2.2% of final pensionable compensation up to £11,250, plus 1.83% of final pensionable compensation above £11,250, minus 1/50th of the current State pension benefit times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times service, divided by total possible service to retirement. The Belgium pension formula is a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling.

        Mr. Douglas A.L. Coombs has a pension promise from September 1, 1999 that guarantees him a pension as if he spent his Huntsman career in Canada. Mr. Coombs has completed two years of service since this guarantee was made. The formula for this plan is based on the formula for the Pension Plan of ICI Canada Inc. for Senior Managers which is: 1.5% of final compensation up to the maximum pensionable earnings ceiling in Canada (YMPE), plus 2.1% of the final compensation above YMPE. Final average compensation is defined as the final average earnings over a three-year period. His pension at retirement under this guarantee based upon his current Huntsman service and pay is estimated to be $20,000 (C$30,000) per annum.

Compensation of Managers

        The managers do not receive any additional compensation for their service as managers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We have 1,000 member equity units issued and outstanding. We are a wholly-owned subsidiary of Huntsman International Holdings, which is a 60% owned affiliate of an indirect subsidiary of Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108. Huntsman Corporation is owned by Jon M. Huntsman and his family. No other director, executive officer or person beneficially owns any member equity units of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

        We share numerous services and resources with Huntsman Corporation and ICI. We also rely on Huntsman Corporation and ICI to supply some of our raw materials and to purchase a significant portion of our products. During the year ended December 31, 2001, purchases from and sales to Huntsman Corporation and its subsidiaries were $217.5 million and $73.8 million, respectively, and purchases from, and sales to, ICI and its subsidiaries were $235.5 million and $286.2 million, respectively.

        We have entered into an agreement with Huntsman Corporation under which Huntsman Corporation provides us with administrative support and a range of services, including treasury and risk management, human resources, technical and legal services for our businesses in the U.S. and elsewhere. In 2001, we paid $25 million for these services. We also participate in Huntsman Corporation's worldwide insurance program. Furthermore, we expect to enter into one or more agreements under which we will provide to Huntsman Corporation and certain of its subsidiaries a range of support services, including treasury, human resources, technical and legal services for Huntsman Corporation's businesses in Europe and elsewhere. These agreements provide for fees based on an equitable allocation of the general and administrative costs and expenses. See "Risk Factors—If we are unable to maintain our relationships with Huntsman Corporation and ICI, then we may not be able to replace on favorable terms our contracts with them or the services and facilities that they provide, if at all".

        In November 2000, we also entered into a series of contracts with Huntsman Specialty and ICI, which are described in "Company Background". Certain of these agreements were amended in December 2001.

Polyurethanes

Acquisition of Polyurethanes Business

        On March 31, 2001, we acquired the polyurethanes business of ICI India for a purchase price of approximately $17 million. Located in Thane (Maharashtra), India, the business has sales in India and Southern Asia. The business will be integrated into the Polyurethanes division of our company.

Supply Contracts

        We are interdependent with Huntsman Petrochemical Corporation with respect to the supply of certain other feedstock, utilities and products. Under a supply agreement that expires in 2012, we are required to sell, and Huntsman Petrochemical Corporation is required to purchase, a portion of the steam that we purchase from outside parties. Huntsman Petrochemical Corporation reimburses us for the cost of the steam that it purchases from us. Under separate supply agreements, we have agreed to purchase our requirements of mono-ethylene glycol and tri-ethylene glycol from Huntsman Petrochemical Corporation at market prices for use in our PO operations. Furthermore, in exchange for Huntsman Petrochemical Corporation's PG tolling services, we pay Huntsman Petrochemical Corporation a reservation fee, adjusted annually for inflation, plus a variable toll fee equal to

Huntsman Petrochemical Corporation's cost of operating the PG plant. In 2001, we paid Huntsman Petrochemical Corporation approximately $6.6 million in fees under these contracts and received approximately $12.3 million in reimbursements from Huntsman Petrochemical Corporation.

PO Supply Agreement

        Pursuant to an existing agreement with Huntsman Petrochemical Corporation that expires in 2012, we are obligated to sell, and Huntsman Petrochemical Corporation is obligated to buy, all PO produced at our PO facility in Port Neches, Texas which is not purchased by our other customers. We are entitled to receive market prices for the PO purchased by Huntsman Petrochemical Corporation. During 2001, Huntsman Petrochemical Corporation did not purchase any PO from us under this agreement. However, Huntsman Petrochemical did purchase approximately $26 million of PO in 2001 from us for use in its operations.

Propylene Supply Agreement

        Pursuant to an agreement that expires in 2012, Huntsman Petrochemical Corporation is obligated to provide 100% of the propylene required by us for operation of our PO facility, up to a maximum of 350 million pounds per year. We pay market prices for the propylene supplied by Huntsman Petrochemical Corporation. In 2001, we spent approximately $64 million under this agreement. During 2002, we expect that one of our PO customers will begin providing propylene under a tolling arrangement.

Services Contracts

        During 2000, we continued to purchase services under a contract with ICI which were being delivered by Enron Teesside Operations Limited, or ETOL. These services include the operation and maintenance of various infrastructure, effluent disposal, storage of engineering materials, analytical and distribution assets. We terminated this arrangement in August 2000, at which time we entered into a new arrangement directly with ETOL.

        In addition, we have entered into arrangements relating to the provision by ICI or its affiliates to us of a range of support service for the efficient transition of the change of business ownership. These services may include human resources, analytical, engineering, occupational health and marketing and sales. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's business to us, which generally reflect either market prices or prices based on cost plus a reasonable fee, which we believe, taken together, reflect market and below market rates. These services have been largely discontinued.

        In order to operate the PO business, we have entered into a series of contracts with Huntsman Petrochemical Corporation that expire in 2012 under which Huntsman Petrochemical Corporation operates and maintains the PO facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development to our PO business. Generally, under these agreements, we pay Huntsman Petrochemical Corporation an amount equal to its actual costs for providing us with each of these services. In 2001, we paid Huntsman Petrochemical Corporation approximately $25 million under these agreements, which we believe to be equivalent to that which would be paid under arm's length negotiations.

Pigments Business

Supply Agreement with ICI Paints

        We have an existing agreement with the paints business of ICI to supply TiO2. At the current level of commitment, we supply approximately 60,000 tonnes of TiO2 per year at market prices. We have revised and extended the agreement to ensure that it remains consistent with developments in the market. The revised agreement expires no earlier than December 31, 2003 upon at least twelve months' prior notice. In 2001, ICI spent approximately $94 million under this agreement.

Feedstock Supply Contracts

        Through January 9, 2001, when ICI sold its interest in the supplying businesses to INEOS, we had several agreements whereby ICI and its affiliates supplied us with sulphur, sulphuric acid, caustic soda and chlorine. The terms and conditions of the agreements with ICI were substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect market prices. In 2000, we spent approximately $14 million under these agreements.

        We have also operated an agreement with an affiliate of ICI relating to the supply of titanium tetrachloride. The terms and conditions of this agreement with ICI was substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect market prices. In 2001, ICI spent approximately $1.3 million under this agreement.

Utilities Contracts

        We have entered into several agreements with ICI and its affiliates relating to the supply of certain utilities including steam, water and electricity by affiliates of ICI to us at Billingham. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. In 2000, we spent approximately $150,000 under these agreements.

Services Contracts

        We have entered into several agreements with ICI or its affiliates relating to a wide range of operational services. These operational services will include the operation and maintenance of various infrastructure, effluent disposal, storage and distribution assets. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates.

        In addition, we have entered into several agreements relating to the provision by ICI or its affiliates to us of a range of support services for the efficient transition of business ownership. These services include various human resources, occupational health, analytical, engineering or purchasing services. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or below market rates. In 2001, we spent approximately $7 million under these agreements.

Tax Sharing Arrangement

        Pursuant to our limited liability company agreement and the limited liability company agreement of Huntsman International Holdings, we have a tax sharing arrangement with all of our and Huntsman International Holdings' membership interest holders. Under the arrangement, because we are treated as a partnership for United States income tax purposes, we will make payments to our parent, Huntsman International Holdings, which will in turn make payments to its membership interest holders, in an amount equal to the United States federal and state income taxes we and Huntsman

International Holdings would have paid had Huntsman International Holdings been a consolidated or unitary group for federal tax purposes. The arrangement also provides that we will receive cash payments from the membership interest holders (through Huntsman International Holdings) in amounts equal to the amount of United States federal and state income tax refunds or benefit against future tax liabilities equal to the amount we would have received from the use of net operating losses or tax credits generated by us.

Base Chemicals Business

Naphtha Supply Agreement

        We entered into a product supply agreement with ICI, which requires ICI to supply and us to buy the entire naphtha output (up to 2.98 billion pounds per year) of the Phillips Imperial Petroleum Limited (now Petroplus Limited) refinery at Teesside and specified amounts of other feedstock available to ICI from operations on Teesside. We purchase these products on terms and conditions which reflect market prices. During 2001, we spent approximately $214 million under this agreement.

        On January 6, 2002, we provided ICI notice of our intent to terminate this contract. The contract will terminate on January 6, 2003 with a $5 million payment by us to ICI. We are currently in negotiations with alternate suppliers of naphtha, including Petroplus Limited.

Supply Contracts

        We have entered into several agreements with ICI and an affiliate for the supply of ethylene and the supply of hydrogen to and from to affiliates of ICI. During 2001, ICI's major hydrogen supplying plant was closed. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's petrochemicals business to us, which generally reflect market prices. ICI divested its interests in these businesses at the end of 2000, with the exception of one ethylene customer. During 2001, we spent approximately $4 million on the purchase of hydrogen from ICI, and ICI spent approximately $41 million under its residual ethylene agreement.

        In addition, there are certain supply agreements with ethylene customers which have not yet been novated from ICI to Huntsman. Until these contracts are novated, Huntsman continues to invoice ICI which in turn invoices the customer. During the twelve months ended December 31, 2001, ICI made purchases of approximately $145 million relating to these agreements.

Utilities Contracts

        We have entered into several agreements with ICI and an affiliate of ICI relating to the provision of certain utilities, including steam, fuel gas, potable water, electricity, water and compressed air by us to an affiliate. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. During the twelve months ended December 31, 2001, ICI spent approximately $4 million under these agreements. The affiliate concerned was divested by ICI at the end of 2000.

Services Contracts

        We have entered into several agreements with ICI and its affiliates relating to a wide range of operational services both to and from ICI or its affiliates, primarily at Teesside. These operational services include the operation and maintenance of various infrastructure, effluent disposal, storage, jetty and distribution assets. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based upon cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. The ICI businesses/affiliates to whom these agreements relate were divested by ICI at the end of 2000.

        In addition, we have entered into agreements relating to the provision by ICI or its affiliates to us of a range of support services for the efficient transition of the change of business ownership. These services may include various human resources, occupational health, analytical, engineering or purchasing services. The terms and conditions of these agreements are substantially the same as agreements or non-contractual arrangements existing prior to the closing of the transfer of ICI's businesses to us, which generally reflect either market prices or prices based on cost plus a reasonable fee, which we believe, taken together, reflect market or below market rates. These services have been largely discontinued.

        During the twelve months ended December 31, 2000, we spent approximately $10 million, and ICI spent approximately $7 million, under the service contracts.

Utilities Contracts

        During 2001, we continued to purchase utilities under a contract with ICI which were being supplied by Enron Teesside Operations Limited, or ETOL. Utilities included electricity, steam, water, natural gas and compressed air. During 2001, we spent approximately $45 million under this agreement. Effective January 2002, the natural gas supply contract has been discontinued.

Performance Products Business

Ethylene and Ethylene Oxide Supply

        Currently, Huntsman Petrochemical Corporation supplies ethylene and ethylene oxide required by us for the operation of our ethyleneamines facility. We pay market prices for the ethylene supplied by Huntsman Petrochemical Corporation. In 2001, we spent approximately $13 million to purchase ethylene from Huntsman Petrochemical Corporation.

Services Contracts

        In order to operate our ethyleneamines business, we purchase services from Huntsman Petrochemical Corporation, including personnel, transportation, accounting, tax and information systems. In 2001, we spent approximately $7 million for these services.

OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS

Description of Credit Facilities

        In order to fund the closing of the transfer of ICI's and Huntsman Specialty's businesses to us, we borrowed funds under a senior secured credit agreement (the "Credit Agreement") with Bankers Trust Company, as Administrative Agent, and a group of lenders (the "Lenders"). Under the Credit Agreement, the Lenders have provided an aggregate of $2.07 billion of senior secured credit facilities (the "Senior Secured Credit Facilities"), comprised of:

  •
  $400 million revolving loan facility (consisting of a $325 million domestic revolving loan facility and a $75 million multicurrency revolving loan facility),
  •
  $240 million term A loan facility,
  •
  a Euro equivalent of U.S. $300 million term A loan facility on the initial date of the credit facilities,
  •
  $565 million term B loan facility, and
  •
  $565 million term C loan facility.

        In addition, a letter of credit facility of $100 million and a swing line loan facility of $25 million are made available to us as subfacilities under the revolving loan facility. The revolving loan facility is available to us for working capital and general corporate purposes. As of December 31, 2001, we had $110.6 million of indebtedness outstanding under the Revolving Facility and $289.1 million of availability for additional borrowings thereunder.

        Our obligations under the Senior Secured Credit Facilities are supported by guarantees of Huntsman International Holdings, our domestic subsidiaries (other than unrestricted subsidiaries under the Credit Agreement) and of Tioxide Group and Tioxide Americas Inc., both of which are non-U.S. subsidiaries that are disregarded as entities for United States tax purposes. We have secured our obligations under the Senior Secured Credit Facilities with the pledge of substantially all of our assets, including the stock of our domestic subsidiaries and of Tioxide Group. Our obligations under the Senior Secured Credit Facilities are also secured by the pledge by Huntsman International Holdings of its membership interests in our company, the pledge by the domestic subsidiary guarantors of their assets, the pledge by Tioxide Group of 65% of the voting stock of Huntsman (Holdings) U.K. and the pledge by Tioxide Americas Inc. of its assets, in each case, with specified exceptions. The Senior Secured Credit Facilities also require that certain intercompany notes by foreign subsidiaries in favor of Huntsman (Holdings) U.K. be secured.

        Both the term A dollar loan facility and the term A euro loan facility mature on June 30, 2005 and are payable in semi-annual installments, which commenced on December 31, 2000, with the amortization increasing over time. The term B loan facility matures on June 30, 2007 and is payable in annual installments, which commenced on June 30, 2000, with the remaining unpaid balance due on final maturity. The term C loan facility matures on June 30, 2008 and is payable in annual installments, which commenced on June 30, 2000, with the remaining unpaid balance due on final maturity. The revolving loan facilities mature on June 30, 2005 with no scheduled commitment reductions.

        Interest rates for the Senior Secured Credit Facilities are based upon, at our option, either the applicable eurocurrency rate (for dollars or euros, as applicable) adjusted for reserves or the applicable base rate. The applicable spreads vary based on a pricing grid, in the case of adjusted eurocurrency based loans, from 1.25% to 4.00% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of the applicable base rate based loans, from 0.0% to 2.75% per annum.

        The Senior Secured Credit Facilities require mandatory prepayments in specified circumstances including the incurrence of indebtedness, net cash proceeds of certain asset dispositions, a specified percentage of excess cash flow, specified capital stock offerings, additional specified subordinated indebtedness and in connection with certain sales of accounts receivable under our December 2000 securitization program.

        The Senior Secured Credit Facilities contain representations and warranties, affirmative covenants, financial covenants, negative covenants and events of default that are usual and customary for facilities similar to the Senior Secured Credit Facilities. The negative covenants include restrictions, among others, on the incurrence of indebtedness and liens, consolidations and mergers, the purchase and sale of assets, issuance of stock, loans and investments, voluntary payments or prepayments of other indebtedness, including our senior subordinated notes and the offered notes, modification, amendment or termination of the provisions of our other indebtedness, including our senior subordinated notes and the offered notes, and affiliate transactions. The financial covenants require us to maintain financial ratios, including a leverage ratio and an interest coverage ratio, and minimum consolidated net worth and require us to limit the amount of our capital expenditures.

        On March 15, 2002, we entered into an amendment to the Senior Secured Credit Facilities. See—"Prospectus Summary—Recent Developments—Amendment of our Senior Secured Credit Facilities."

Description of Our Outstanding Senior Subordinated Notes

        Partly in connection with the transaction with ICI and Huntsman Specialty on June 30, 1999, we issued $600 million and €200 million 10 1/8% Senior Subordinated Notes (the "1999 senior subordinated notes") pursuant to an indenture between us and Wells Fargo Bank Minnesota, National Association, as amended by the First Amendment to Indenture dated January 5, 2000 (the "Original Indenture"). Interest on the these notes is payable semi-annually at a rate of 10 1/8% per annum, and these notes will mature on July 1, 2009.

        Our 1999 outstanding senior subordinated notes are redeemable (1) on or after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and (2) prior to July 1, 2004 at 105.063% of the principal amount thereof, discounted to the redemption date using the treasury rate (for the dollar denominated notes) or the Bund rate (for the euro denominated notes) plus 0.50%, plus in each case accrued and unpaid interest to the date of redemption. In addition, at any time prior to July 1, 2002, we have the right to redeem up to 35% of the original principal amount of these notes with the net proceeds of one or more offerings of capital stock at 110.125% of the principal amount plus accrued but unpaid interest to the date of redemption; provided that not less than 65% of the aggregate principal amount of either the dollar or euro 1999 senior subordinated notes originally issued must remain outstanding immediately after giving effect to such redemption (other than such notes held by Huntsman International or any of its affiliates).

        We issued approximately €250 million in aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2009 (the "2001 senior subordinated notes" and together with the 1999 senior subordinated notes, the "senior subordinated notes") pursuant to an indenture, dated as of March 13, 2001, among our company, each of the guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as Trustee. Interest on these notes is payable semi-annually at a rate of 10 1/8% per annum, and these notes will mature on July 1, 2009.

        The senior subordinated notes are redeemable (1) after July 1, 2004 at 105.063% of the principal amount thereof, declining ratably to par on and after July 1, 2007, and (2) on or prior to July 1, 2004 at 105.063% of the principal amount of the notes being redeemed as of July 1, 2004, discounted to the redemption date on a semiannual basis at the Adjusted Bund Rate, plus accrued interest to the redemption date. In addition, at any time prior to July 1, 2002, we have the right to redeem up to 35% of the aggregate principal amount of these notes originally issued with the net cash proceeds of one or more equity offerings at 110.125% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; provided that (a) not less than 65% of the aggregate principal amount of the notes originally issued remains outstanding immediately after the occurrence of such redemption

(excluding such notes held by us and our subsidiaries), and (b) the redemption occurs within 120 days of the date of the closing of such equity offerings.

        Like the notes offered in this offering, our outstanding senior subordinated notes are unconditionally guaranteed by Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group on a senior subordinated basis. The guarantees of our outstanding senior subordinated notes are also (1) general unsecured senior subordinated obligations of the guarantors, (2) effectively subordinated in right of payment to all existing and future senior debt of the guarantors, (3) equal in right of payment to all existing and future senior subordinated indebtedness of the guarantors and (4) senior in right of payment to any subordinated indebtedness of the guarantors.

Securitization of Receivables

        On December 21, 2000, we entered into a securitization transaction under which certain trade receivables were and will be conveyed to a special purpose securitization entity. The acquisition of these receivables is financed through the issuance of commercial paper and medium term notes. In December 2000, we received $175 million in proceeds from the initial securitization transaction which were used to reduce our outstanding indebtedness.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions". In this description, the phrase "Huntsman International" refers only to Huntsman International LLC and not to any of its subsidiaries, and "Huntsman International Holdings" refers only to Huntsman International Holdings LLC, our parent company. Additionally, the word "guarantors" refers to Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group and any other Restricted Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old notes were, and the new notes will be issued under an indenture among Huntsman International, the guarantors and Wells Fargo Bank Minnesota, N.A., as trustee, in a private transaction that will not be subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The indenture will provide for the initial issuance of $300 million aggregate principal amount of notes offered hereby, which we refer to in this description as the initial notes. The indenture will also provide for additional issuances of notes not to exceed $200 million in the aggregate (or the euro equivalent of $200 million in the aggregate), which we refer to in this description as the additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under "—Limitation on Incurrence of Additional Indebtedness" and provided that no default or Event of Default exists under the indenture at the time of issuance or would result therefrom. All notes (including the notes offered hereby) will be substantially identical in all material respects other than issuance dates and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate these agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement will be available as described below under "Where You Can Find More Information".

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

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  general unsecured senior obligations of Huntsman International;
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  effectively subordinated in right of payment to all existing and future secured Indebtedness of Huntsman International to the extent of the assets securing such secured Indebtedness;
  •
  equal in right of payment to all existing and future unsecured senior Indebtedness of Huntsman International;
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  senior in right of payment to any subordinated Indebtedness of Huntsman International, including its outstanding senior subordinated notes; and
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  unconditionally guaranteed by the guarantors on a senior unsecured basis.

The Guarantees

        As of the date of issuance of the notes, Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc. and Tioxide Group are our only subsidiaries that will guarantee Huntsman International's obligations under the notes. The obligations of the guarantors under their guarantees will be limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided, subordinated or otherwise limited under laws governing fraudulent transfers, insolvency and financial assistance".

        The guarantees of the notes will be:

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  general unsecured senior obligations of the guarantors;
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  effectively subordinated in right of payment to all existing and future secured Indebtedness of the guarantors to the extent of the assets securing such secured Indebtedness;
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  equal in right of payment to all existing and future unsecured senior Indebtedness of the guarantors; and
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  are senior in right of payment to any subordinated Indebtedness of the guarantors.

        As of December 31, 2001, Huntsman International and the guarantors had $2,625.3 million of senior Indebtedness outstanding (of which $1,622.1 million is secured Indebtedness), and Huntsman International's subsidiaries which are not guarantors had approximately $12.6 million of Indebtedness outstanding.

        The address of each of the guarantors is: c/o Huntsman International LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and their phone number is (801) 584-5700.

        As of the date of issuance of the notes, all the subsidiaries of Huntsman International will be "Restricted Subsidiaries". However, under certain circumstances we are permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries". Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

        We and our Domestic Subsidiaries will make investments in our Foreign Subsidiaries either directly or by advancing funds to Huntsman International Financial or Tioxide Group, each of whom will in turn advance the funds to the Foreign Subsidiaries, either as a capital contribution or as an intercompany loan. At December 31, 2001, Huntsman International Financial held approximately $1.3 billion of unsecured indebtedness from our Foreign Subsidiaries. In addition, Huntsman (Holdings)

U.K. ("Holdings U.K."), a direct wholly owned Restricted Subsidiary of Tioxide Group, held approximately $1.0 billion of secured Indebtedness from our Foreign Subsidiaries. However, in the event of a bankruptcy, liquidation or reorganization of a Foreign Subsidiary, there can be no assurance that the intercompany loans such Foreign Subsidiary owes to Holdings U.K. or Tioxide Group will not be declared unenforceable, equitably subordinated to other obligations of such Foreign Subsidiary or recharacterized as equity. In such an event, creditors of such Foreign Subsidiary will have a prior claim to all assets of such Foreign Subsidiary.

Principal, Maturity and Interest of the Notes

        In this offering, Huntsman International is issuing $300.0 million aggregate principal amount of notes in denominations of $1,000 and integral multiples thereof. The notes are limited in aggregate principal amount to $500.0 million, $300.0 million of which are being issued in this offering and $200.0 million (or the euro equivalent of $200.0 million) of which can only be issued in compliance with the covenant described below under "—Limitation on Incurrence of Additional Indebtedness". The notes will mature on March 1, 2009 at the principal amount, plus accrued and unpaid interest to the maturity date.

        Interest on the notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2002. Huntsman International will make each interest payment to the holders of record of the notes on the immediately preceding February 15 and August 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        At any time prior to March 1, 2004, Huntsman International may on any one or more occasions redeem up to 40% of the aggregate principal amount of the notes originally issued (including the original principal amount of any additional notes subsequently issued under the indenture), at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1)    at least 60% of the aggregate principal amount of the notes originally issued (including the original principal amount of any additional notes subsequently issued under the indenture) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman International and its subsidiaries); and

          (2)    the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering. Huntsman International will publish a copy of such notice in accordance with the procedures described under "—Notices".

        On or prior to March 1, 2006, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

          (1)    100% of the principal amount thereof or

          (2)    the present value, as determined by an Independent Investment Banker, of

            (A)    104.937% of the principal amount of the notes being redeemed as of March 1, 2006 (assuming a 360-day year consisting of twelve 30-day months) plus

            (B)    all required interest payments due on such notes through March 1, 2006 (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a

    360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus in each case accrued interest to the redemption date.

        After March 1, 2006, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Redemption Price
2006	104.937%
2007	102.468%
2008 and thereafter	100.000%

        Huntsman International will publish a redemption notice in accordance with the procedures described under "—Selection and Notice" and "—Notices".

Repurchase at the Option of Holders upon a Change of Control

        If a Change of Control occurs, each holder of the notes (including any additional notes subsequently issued under the indenture) will have the right to require Huntsman International to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman International will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman International will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to repurchase the notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Huntsman International will also publish a notice of the offer to repurchase in accordance with the procedures described under "—Notices". Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman International will, to the extent lawful:

          (1)    accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)    deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman International.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Huntsman International repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Selection and Notice

        If less than all of the notes are to be redeemed at any time in connection with an optional redemption, the trustee will select notes for redemption as follows:

          (1)    if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)    if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Huntsman International will also publish a notice of redemption in accordance with the procedures described under "—Notices".

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman International and its Restricted Subsidiaries which are guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not guarantors may incur Acquired Indebtedness, in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman International is greater than 2.0 to 1.0.

        Huntsman International and its Restricted Subsidiaries will not incur any Indebtedness that is subordinated to any Pari Passu Indebtedness of Huntsman International or its Restricted Subsidiaries that are Guarantors unless such Indebtedness is also subordinated on the same basis to the notes or the guarantees, respectively.

        Limitation on Restricted Payments.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto:

          (A)    a Default or an Event of Default shall have occurred and be continuing;

          (B)    Huntsman International is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (C)    the aggregate amount of Restricted Payments made after June 30, 1999, including the fair market value as determined reasonably and in good faith by the board of managers of

  Huntsman International of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

            (1)    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman International earned from June 30, 1999 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

            (2)    100% of the aggregate net cash proceeds received by Huntsman International from any person (other than a subsidiary of Huntsman International) from the issuance and sale subsequent to June 30, 1999 and on or prior to the Reference Date of Qualified Capital Stock of Huntsman International (other than Specified Venture Capital Stock); plus

            (3)    without duplication of any amounts included in clause (2) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman International from a holder of Huntsman International's Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)    the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2)    the acquisition of any shares of Capital Stock of Huntsman International, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman International);

          (3)    the acquisition of any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness, in each case other than to a subsidiary of Huntsman International;

          (4)    so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman International of, or dividends to Huntsman International Holdings to permit repurchases by Huntsman International Holdings of, Common Stock of Huntsman International or Huntsman International Holdings from employees of Huntsman International or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

          (5)    the redemption or repurchase of any Common Stock of Huntsman International held by a Restricted Subsidiary of Huntsman International which obtained such Common Stock directly from Huntsman International;

          (6)    distributions to the members of Huntsman International in accordance with the Tax Sharing Agreement;

          (7)    payments to Huntsman International Holdings for legal, audit, and other expenses directly relating to the administration of Huntsman International Holdings (including fees and expenses relating to the Huntsman International Holdings Zero Coupon Notes) which when aggregated with loans made to Huntsman International Holdings in accordance with clause (12) under the definition of "Permitted Investment", will not exceed $3 million in any fiscal year;

          (8)    the payment of consideration by a third party to equity holders of Huntsman International;

          (9)    additional Restricted Payments in an aggregate amount not to exceed $10 million since June 30, 1999;

          (10)    payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above;

          (11)    distributions and Investments in connection with our transaction with ICI and Huntsman Specialty and the financing thereof; and

          (12)    aquisitions of Indebtedness of Huntsman International that is subordinated or junior in right of payment to the notes after complying with "—Limitation on Asset Sales" and "—Repurchase at the Option of Holders upon a Change of Control" with respect to the notes and that contain certain provisions requiring that an offer to purchase such Indebtedness be made with the proceeds from an asset sale or upon a change of control.

        In determining the aggregate amount of Restricted Payments made subsequent to June 30, 1999 in accordance with clause (C) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x) and (4) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman International shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman International's quarterly financial statements last provided to the trustee pursuant to "—Reports to Holders".

        Limitation on Asset Sales.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)    Huntsman International or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman International's board of managers;

          (2)    at least 75% of the consideration received by Huntsman International or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale. For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman International or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

          (3)    upon the consummation of an Asset Sale, Huntsman International applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of having received the Net Cash Proceeds.

        Additionally, Huntsman International must apply the Net Cash Proceeds either:

          (A)    to prepay any Pari Passu Indebtedness of Huntsman International or a guarantor or any Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such

  Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

          (B)    to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman International and its subsidiaries as existing on the date of issuance of the notes or in businesses reasonably related thereto ("Replacement Assets"); and/or

          (C)    to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman International or its subsidiaries.

        With respect to clauses (B) and (C) above, Huntsman International only may apply Net Cash Proceeds in excess of $30 million in the aggregate since June 30, 1999 from Asset Sales involving assets of Huntsman International or a guarantor (other than the Capital Stock of a Foreign Subsidiary) towards:

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  assets which will be owned by Huntsman International or a guarantor and not constituting an Investment or

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  the capital stock of a person that becomes a guarantor.

        On the 366th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman International or board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date)." Such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted by this covenant (each, a "Net Proceeds Offer Amount") shall be applied by Huntsman International or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

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  all holders of notes (including any additional notes subsequently issued under the indenture) and

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  all holders of other Indebtedness that

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  is equal in right of payment with the notes and

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  contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

        Huntsman International may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $30.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $30.0 million, shall be applied as required pursuant to this paragraph).

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman International or any Restricted Subsidiary of Huntsman International in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration); or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman International and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "—Merger, Consolidation and Sale of Assets", and as a result thereof Huntsman International is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman International and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman International or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman International and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent:

          (1)    at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

          (2)    such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets that is received by Huntsman International or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, Huntsman International shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the indenture by virtue thereof.

        After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used by Huntsman International for any purpose permitted by the other provisions of the indenture.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman International to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman International or any other Restricted Subsidiary of Huntsman International; or (C) transfer any of its property or assets to Huntsman International or any other Restricted Subsidiary of Huntsman International, except for such encumbrances or restrictions existing under or by reason of:

          (1)    applicable law, rules, regulations and/or orders;

          (2)    the indenture relating to the notes (including, without limitation, any Liens permitted by such indenture);

          (3)    customary non-assignment provisions of any contract or any lease or license governing a leasehold interest of Huntsman International or any Restricted Subsidiary of Huntsman International;

          (4)    any agreements existing at the time of any merger or consolidation with any person or acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any Subsidiary of such person;

          (5)    agreements existing on the date of issuance of the notes to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman International in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the date of issuance of the notes;

          (6)    restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

          (7)    any agreement or instrument governing Capital Stock of any person that is acquired;

          (8)    Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

          (9)    Liens incurred in accordance with the covenant described under "—Limitation on Liens";

          (10)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (11)    the Credit Facilities;

          (12)    any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness";

          (13)    customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman International or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

          (14)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

          (15)    contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman International or any Restricted Subsidiary in any manner material to Huntsman International or any Restricted Subsidiary; and

          (16)    an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman International in any material respect as determined by the board of managers of Huntsman International in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman International or to a Restricted Subsidiary of Huntsman International) or permit any person (other than Huntsman International or a Restricted Subsidiary of Huntsman International) to own any Preferred Stock of any Restricted Subsidiary of Huntsman International; provided, however, that:

  •
  Class A Shares and Class B Shares may be issued pursuant to the terms of the Contribution Agreement;

  •
  any person that is not a Restricted Subsidiary of Huntsman International may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary; and

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  Tioxide Southern Africa (Pty) Limited may issue Preferred Stock to its equity holders in exchange for its equity interests.

        Limitation on Liens.    Huntsman International shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman International or any Restricted Subsidiary, now owned or hereafter acquired, which secure Indebtedness subordinated to the notes or any note guarantee unless any such Lien shall be subordinated (to the same extent as such subordinated Indebtedness is subordinated to the notes or such note guarantees) to a Lien granted to the holders of the notes or such note guarantees in the same collateral as that securing such Lien; provided, in no event shall any Lien secure Indebtedness which is incurred other than in accordance with the indenture governing the notes.

        Merger, Consolidation and Sale of Assets.    Huntsman International will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman International to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman International's assets (determined on a consolidated basis for Huntsman International and Huntsman International's Restricted Subsidiaries) unless:

          (1)    either (A) Huntsman International shall be the surviving or continuing corporation or (B) the person (if other than Huntsman International) formed by such consolidation is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity");

          (2)    the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the trustee all rights and obligations of Huntsman International under the notes and the indenture;

          (3)    immediately after giving effect to such transaction, including the assumption of the notes, Huntsman International or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

          (4)    immediately before and after giving effect to such transaction, including the assumption of the notes, no default or Event of Default occurred or exists; and

          (5)    Huntsman International or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

        Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Huntsman International will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman International or any other guarantor unless:

          (1)    the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

          (2)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (3)    immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman International could satisfy the provisions of clause (3) of the first paragraph of this covenant.

        Any merger or consolidation of a guarantor with and into Huntsman International (with Huntsman International being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this covenant to the contrary,

          (1)    Huntsman International may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman International in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant; and

          (2)    any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as:

  •
  an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman International or a Restricted Subsidiary, or

  •
  an Investment, if the result of such transaction is the acquisition of assets by Huntsman International or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (1)    Affiliate Transactions permitted under the provision described in the last paragraph of this covenant; and

          (2)    Affiliate Transactions on terms that are no less favorable to Huntsman International or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction by Huntsman International or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman International and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman International or any Restricted Subsidiary of Huntsman International enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman International or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

  •
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, managers, employees or consultants of Huntsman International or any Restricted Subsidiary of Huntsman International as determined in good faith by Huntsman International's board of managers or senior management;

  •
  transactions exclusively between or among Huntsman International and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

  •
  any agreement as in effect as of the date of issuance of the notes or contemplated under the Contribution Agreement or any amendment thereto or any transaction contemplated thereby in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

  •
  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments" covenant;

  •
  transactions between any of Huntsman International, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture; and

  •
  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman International or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman International or any other Restricted Subsidiary other than:

          (A)    Indebtedness under Currency Agreements and Commodity Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness";

          (B)    Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness"; or

          (C)    any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness", unless, in any such case:

            (1)    such Restricted Subsidiary that is not a guarantor guarantees payment of the notes;

            (2)    any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness shall be pari passu with such Restricted Subsidiary's guarantee of the notes hereunder; and

            (3)    any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to such Restricted Subsidiary's guarantee of the notes hereunder.

        In addition, any Restricted Subsidiary that enters into a guarantee of the notes under clause (1) above will be automatically and unconditionally released and discharged from its obligations under such guarantee when any of the following occurs:

  •
  such Restricted Subsidiary is unconditionally released from its liability with respect to the Indebtedness in connection with which such guarantee of the notes was executed;

  •
  all of the Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary, or the parent of such Restricted Subsidiary, is transferred to a person that is not a Restricted Subsidiary in accordance with the indenture and such Restricted Subsidiary has been released of its obligations with respect to the Indebtedness in connection with which such guarantee of the notes was executed; or

  •
  such Restricted Subsidiary becomes an Unrestricted Subsidiary.

        Capital Stock of Certain Subsidiaries.    Huntsman International will at all times hold, directly or indirectly, through a wholly-owned Restricted Subsidiary:

          (1)    all issued and outstanding Capital Stock of Tioxide Group, other than shares of Class A Shares issued pursuant to the terms of the Contribution Agreement, which will be held by an ICI Affiliate; and

          (2)    all issued and outstanding Capital Stock of Holdings U.K., other than shares of Class B Shares issued pursuant to the terms of the Contribution Agreement, which will be held by a Huntsman Affiliate.

        Neither Tioxide Group nor Holdings U.K. will issue any Capital Stock (or any direct or indirect rights, options or warrants to acquire such Capital Stock) to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except to qualify directors if required by applicable law or other similar legal requirements and the Class A Shares and Class B Shares described in the preceding sentence.

        Tioxide Group will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except that after Holdings U.K. has repaid its promissory note to Huntsman International Financial, Tioxide Group may pay dividends on its Class A Shares in an amount not to exceed 1% of the dividends paid by Tioxide Group on its other Capital Stock. Holdings U.K. will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International and other than nominal dividends on the Class B Shares.

        Conduct of Business.    Huntsman International and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman International and its Restricted Subsidiaries were engaged on the date of issuance of the notes, except to the extent that after engaging in any new business, Huntsman International and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the date of issuance of the notes. Huntsman International Financial shall only conduct the business of holding Indebtedness of Restricted Subsidiaries of Huntsman International and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Tioxide Group will only conduct the business of holding the equity interests in Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Holdings U.K. will only conduct the business of holding equity interests and Indebtedness of Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than Indebtedness owing to Huntsman International or Huntsman International Financial.

        Huntsman International and its Domestic Subsidiaries may advance funds to any Foreign Subsidiary only if such funds are either:

          (1)    advanced directly by Huntsman International or a Domestic Subsidiary;

          (2)    contributed to Huntsman International Financial as common equity and Huntsman International Financial loans such funds, directly or indirectly, through wholly owned Restricted Subsidiaries, to such Foreign Subsidiary; or

          (3)    contributed to Tioxide Group as common equity and Tioxide Group invests such funds in such Foreign Subsidiary.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, after the date the exchange offer is required to be consummated, Huntsman International must furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations, and make available to securities analysts and potential investors upon request:

          (1)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

          (2)    all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

        If Huntsman International has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman International.

Events of Default

        Each of the following will constitute an "Event of Default" under the indenture:

          (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2) the failure to pay principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

          (3) the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after Huntsman International receives a written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes, including any additional notes subsequently issued under the indenture (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) any default under any agreement governing Indebtedness of Huntsman International or any of its Restricted Subsidiaries, if that default:

            (A) is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness; or

            (B) results in the acceleration of the final stated maturity of any such Indebtedness;

  and, in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

          (5) the failure of Huntsman International or its Restricted Subsidiaries to pay or otherwise discharge or stay one or more judgments in an aggregate amount exceeding $25 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

          (6) certain events of bankruptcy affecting Huntsman International or any of its Significant Subsidiaries; or

          (7) the failure of any guarantee of any Significant Subsidiary to be in full force and effect or any of the guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of notes (including any additional notes subsequently issued under the indenture) may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration". In that event, the notes will become immediately due and payable.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes (or any additional notes) may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if Huntsman International has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; or

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above description of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in aggregate principal amount of the notes (including the aggregate principal amount of any additional notes subsequently issued under the indenture) may waive any existing default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes (including the aggregate principal amount of any of the outstanding additional notes subsequently issued under the indenture) may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers.

        Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered the trustee reasonable indemnity. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, other than a Default or Event of Default relating to the payment of principal, premium or interest, if it determines that withholding notice is in the best interest of the holders.

        Under the indenture, Huntsman International will be required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the outstanding notes when such payments are due from the trust fund referred to below;

          (2) Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3) the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain of its covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Huntsman International must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date;

          (2) in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (A) Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B) since the date of the indenture, there has been a change in the applicable United States federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee);

          (3) in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no default or Event of Default shall have occurred and be continuing on the date of such deposit insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other instrument or material agreement to which Huntsman International or any of its subsidiaries is a party or by which Huntsman International or any of its subsidiaries is bound;

          (6) Huntsman International shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of the notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

          (7) Huntsman International shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8) Huntsman International shall have delivered to the trustee an opinion of counsel to the effect that:

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    either (A) Huntsman International has assigned all its ownership interest in the trust funds to the trustee or (B) the trustee has a valid perfected security interest in the trust funds; and

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    assuming no intervening bankruptcy of Huntsman International between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman International, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as to all outstanding notes when:

          (1) either

            (A) all the existing authenticated and delivered notes (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

            (B) all notes not previously delivered to the trustee for cancellation have become due and payable, and Huntsman International has irrevocably deposited, or caused to be deposited, with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) Huntsman International has paid all other sums payable under the indenture by Huntsman International; and

          (3) Huntsman International has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

        All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of the notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes that are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        If a holder of notes is or becomes subject to withholding taxes, Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected, no amendment and waiver may:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or change the time for payment of interest, including, defaulted interest, on any notes;

          (3) reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for the notes;

          (4) make any notes payable in money other than that stated in the notes;

          (5) make any change in provisions of the indenture relating to the rights of holders of notes to receive payment of principal of and interest on the notes or permitting holders of a majority in principal amount of notes to waive defaults or Events of Default;

          (6) amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been completed;

          (7) modify or change any provision of the indenture affecting the ranking of the notes or any guarantee in a manner which adversely affects the holders; or

          (8) release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

        Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture (including the aggregate principal amount of any additional notes subsequently issued under the indenture).

        Without the consent of any holder of the notes, Huntsman International, the guarantors and the trustee may amend or supplement the indenture or the notes to:

          (1) cure any ambiguities, defect or inconsistency;

          (2) provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

          (3) provide for uncertificated notes in addition to or in place of certificated notes;

          (4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the rights under the indenture of any such holder; or

          (5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

        The indenture will provide that it, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture or the Trust Indenture Act. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act will contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Notices

        All notices shall be deemed to have been given (1) the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as recorded in the Register; and (2) so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the Exchange Notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman International or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a

Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided, however, that none of the Initial Purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman International.

        "Asset Acquisition" means:

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  an Investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or shall be merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International; or

  •
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman International or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman International or a Restricted Subsidiary of Huntsman International of (A) any Capital Stock of any Restricted Subsidiary of Huntsman International; or (B) any other property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (1) a transaction or series of related transactions for which Huntsman International or its Restricted Subsidiaries receive aggregate consideration of less than $5 million;

          (2) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

          (3) sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman International or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman International or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman International or any of its Restricted Subsidiaries to pay any fees for any such use;

          (4) the sale, lease, conveyance, disposition or other transfer:

    •
    of all or substantially all of the assets of Huntsman International as permitted under the "Merger, Consolidation and Sale of Assets" covenant,

    •
    of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

    •
    pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman International or any subsidiary of Huntsman International with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

    •
    involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman International or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman International or such Restricted Subsidiary, or

    •
    including only the lease or sublease of any real or personal property in the ordinary course of business,

          (5) the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments"; and

          (6) Permitted Investments.

        "Business Day" means a day that is not a Saturday or Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease" means a lease that is required to be classified and accounted for as a capitalized lease under GAAP.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1) a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

          (2) a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33% of all Investments described in this definition);

          (3) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency;

          (4) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

          (5) "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency;

          (6) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency; and

          (7) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

          (1) prior to the initial public equity offering of Huntsman International, the failure by
  Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman International or

          (2) after the initial public equity offering, the occurrence of the following:

            (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Huntsman Group, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman International other than in a transaction having the approval of the board of managers of Huntsman International at least a majority of which members are Continuing Managers; or

            (B) Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman International.

        "Class A Shares" means the Class A Shares of Tioxide Group which have voting rights but no rights to dividends and a nominal liquidation preference.

        "Class B Shares" means the Class B Shares of Holdings U.K. which have voting rights, a right to nominal dividends and a nominal liquidation preference.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of Huntsman International or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the date of issuance of the notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of:

          (1) Consolidated Net Income,

          (2) to the extent Consolidated Net Income has been reduced thereby,

            (A) all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

            (B) Consolidated Interest Expense and

            (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period.

        All as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1) the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2) any Asset Sales or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman International or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio",

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense, plus

          (2) the product of:

            (A) the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

            (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

            (A) any amortization of debt discount and amortization or write-off of deferred financing costs,

            (B) the net costs under Interest Swap Obligations,

            (C) all capitalized interest, and

            (D) the interest portion of any deferred payment obligation; and

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

          (1) aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

          (2) cash dividends or distributions paid to such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom:

            (A) after-tax gains from Asset Sales or abandonments or reserves relating thereto;

            (B) after-tax items classified as extraordinary or nonrecurring gains;

            (C) the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person;

            (D) the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman International as a result of application of this clause (D) if the restriction on dividends or similar distributions results from consensual restrictions;

            (E) the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person;

            (F) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999;

            (G) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

            (H) in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

            (I) all gains or losses from the cumulative effect of any change in accounting principles; and

            (J) the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Net Worth" of any person means the consolidated stockholders' equity (or equivalent) of such person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such person.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman International who have held office continuously since a date no later than twelve months prior to Huntsman International's initial public equity offering; and

  •
  all members of the board of managers of Huntsman International who assumed office after such date and whose appointment or nomination for election by Huntsman International's shareholders was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Contribution Agreement" means the Contribution Agreement, dated April 15, 1999, among Huntsman Specialty, ICI and Huntsman International Holdings, as such agreement is in effect on the date of issuance of the notes, or as amended from time to time.

        "Credit Facilities" means:

  •
  the senior secured Credit Agreement, dated as of April 15, 1999, as amended as of the date of the issuance of the notes, among Huntsman International and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, (including pursuant to the proposed second amendment described under "Other Indebtedness—Description of Credit Facilities—Amendment of Credit Facilities"); and

  •
  any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman International a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman International or any capital contribution to the equity of Huntsman International.

        "Environmental Lien" means a Lien in favor of any governmental authority arising in connection with any environmental laws.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of managers of Huntsman International acting reasonably and in good faith and shall be evidenced by a board resolution of the board of managers of Huntsman International delivered to the trustee.

        "Foreign Cash Equivalents" means:

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  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction; and

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  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman International or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the date of issuance of the notes.

        "Holdings U.K." means, Huntsman (Holdings) U.K., a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Affiliate" means Huntsman Corporation or any of its Affiliates (other than Huntsman International Holdings and its subsidiaries).

        "Huntsman Corporation" means Huntsman Corporation, a Utah corporation.

        "Huntsman International Holdings Zero Coupon Notes" means, collectively, the Senior Discount Notes due 2009 and the Subordinated Discount Notes due 2009 issued by Huntsman International Holdings, and any notes into which any such Huntsman International Holdings Zero Coupon Notes may be exchanged or replaced pursuant to the terms of the indenture pursuant to which such Huntsman International Holdings Zero Coupon Notes are issued.

        "Huntsman Specialty" means Huntsman Specialty Chemicals Corporation, a Utah corporation.

        "ICI" means Imperial Chemical Industries PLC.

        "ICI Affiliate" means ICI or any Affiliate of ICI.

        "Indebtedness" means with respect to any person, without duplication:

          (1) all Obligations of such person for borrowed money;

          (2) all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all Capitalized Lease Obligations of such person;

          (4) all Obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6) guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7) all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8) all Obligations under Currency Agreements and Interest Swap Agreements of such person; and

          (9) all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

          (A) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future;

          (B) deferred taxes; or

          (C) unsecured indebtedness of Huntsman International and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman International and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm:

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  which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Huntsman International; and

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  which, in the judgment of the board of managers of Huntsman International, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with Huntsman International.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person:

        "Investment" excludes extensions of trade credit by Huntsman International and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman International or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant:

          (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary; and

          (2) the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman International or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman International or any Restricted Subsidiary of Huntsman International sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman International such that, after giving effect to any such sale or disposition, Huntsman International no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman International or any of its subsidiaries in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman International or any of its Restricted Subsidiaries from such Asset Sale net of:

          (A) all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

          (B) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (C) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

          (D) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale; and

          (E) appropriate amounts to be provided by Huntsman International or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman International or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any senior Indebtedness of Huntsman International and, in the case of the guarantees, any senior Indebtedness of the guarantor thereof.

        "Paying Agent" means an office or agency located in the United States, maintained by Huntsman International, where notes may be presented or surrendered for payment. The Paying Agent shall not be Huntsman International or an Affiliate.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the initial notes issued pursuant to the indenture (and the Exchange Notes issued in exchange therefor as described under "Registration Covenant; Exchange Offer") and the related guarantees;

          (2) Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $2.4 billion at any one time outstanding less the amount of any payments made by Huntsman International under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clause (A) of the second sentence of "—Limitation on Asset Sales";

          (3) other Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding on December 31, 2001 (including our outstanding $600 million and <euro>450 million senior subordinated notes) reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to "—Limitation on Asset Sales";

          (4) Interest Swap Obligations of Huntsman International relating to:

    •
    Indebtedness of Huntsman International or any of its Restricted Subsidiaries or

    •
    Indebtedness that Huntsman International or any of its Restricted Subsidiaries reasonably intends to incur within six months and

        Interest Swap Obligations of any Restricted Subsidiary of Huntsman International relating to:

    •
    Indebtedness of such Restricted Subsidiary; or

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    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months.

  Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman International and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under with the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

          (5) Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Restricted Subsidiary of Huntsman International to Huntsman International or to a Restricted Subsidiary of Huntsman International for so long as such Indebtedness is held by Huntsman International or a Restricted Subsidiary of Huntsman International, in each case subject to no Lien held by a person other than Huntsman International or a Restricted Subsidiary of Huntsman International (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman International or a Restricted Subsidiary of Huntsman International owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (7) Indebtedness of Huntsman International to a Restricted Subsidiary for so ong as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any

  Indebtedness of Huntsman International to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman International' obligations under the indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman International;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (9) Indebtedness of Huntsman International or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman International or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Refinancing Indebtedness;

          (11) Indebtedness arising from agreements of Huntsman International or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman International and the subsidiary in connection with such disposition;

          (12) Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman International or any subsidiary in the ordinary course of business;

          (13) Guarantees by Huntsman International or a Restricted Subsidiary of Indebtedness incurred by Huntsman International or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman International or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

          (14) Indebtedness of Huntsman International or any subsidiary incurred in the ordinary course of business not to exceed $35 million at any time outstanding:

            (A) representing Capitalized Lease Obligations; or

            (B) constituting purchase money Indebtedness incurred to finance property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International acquired in the ordinary course of business;

  provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than the property and assets so acquired;

          (15) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of:

            (A) 80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries, and

            (B) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

  provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $50 million of Indebtedness outstanding at any one time;

          (16) Indebtedness of Huntsman International and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $20 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

          (17) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman International or any subsidiary of Huntsman International (except for Standard Securitization Undertakings);

          (18) so long as no Event of Default or Potential Event of Default exists, Indebtedness of Huntsman International to BASF or its Affiliates in an aggregate outstanding amount not in excess of $50 million for the purpose of financing up to 50% of the cost of installation, construction or improvement of property relating to the manufacture of PO/MTBE;

          (19) Indebtedness of Huntsman International to a Huntsman Affiliate or an ICI Affiliate constituting Subordinated Indebtedness;

          (20) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

          (21) Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction; and

          (22) additional Indebtedness of Huntsman International and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million at any one time outstanding.

        "Permitted Investments" means:

          (1) Investments by Huntsman International or any Restricted Subsidiary of Huntsman International in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman International or that will merge or consolidate into Huntsman International or a Restricted Subsidiary of Huntsman International; provided that this clause (1) shall not permit any Investment by Huntsman International or a Domestic Restricted Subsidiary in a Foreign Subsidiary consisting of a capital contribution by means of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

          (2) Investments in Huntsman International by any Restricted Subsidiary of Huntsman International; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman International obligations under the notes and the indenture;

          (3) investments in cash and Cash Equivalents;

          (4) loans and advances to employees and officers of Huntsman International and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

          (5) Investments in Unrestricted Subsidiaries or joint ventures not to exceed $75 million, plus:

            (A) the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

            (B) the net after-tax cash proceeds received by Huntsman International or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman International);

            (C) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary; and

            (D) the net cash proceeds received by Huntsman International from the issuance of Specified Venture Capital Stock;

          (6) Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman International or its Restricted Subsidiaries;

          (7) Investments made by Huntsman International or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (8) Investments existing on June 30, 1999;

          (9) any Investment by Huntsman International or a wholly owned subsidiary of Huntsman International, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

          (10) Investments by Huntsman International in Rubicon, Inc. and Louisiana Pigment Company (each a "Joint Venture"), so long as:

            (A) such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Venture);

            (B) the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman International; and

            (C) such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman International and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

          (11) Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

          (12) loans to Huntsman International Holdings for the purposes described in clause (7) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments") which, when aggregated with the payment made under such clause, will not exceed $3 million in any fiscal year;

          (13) any Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction; and

          (14) additional Investments in an aggregate amount not exceeding $25 million at any one time outstanding.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments".

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its subsidiaries pursuant to which Huntsman International or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

          (1) a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its subsidiaries); and

          (2) any other person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman International or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Reference Treasury Dealer" means Deutsche Banc Alex. Brown or any of its affiliates in the United States and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, it will be substituted with another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman International or any Restricted Subsidiary of Huntsman International of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clause (3) of the definition of "Permitted Indebtedness", in each case that does not:

          (1) result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman International in connection with such Refinancing); or

          (2) create Indebtedness with:

            (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

            (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

        provided that if such Indebtedness being Refinanced:

  •
  is Indebtedness of Huntsman International, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman International, or

  •
  is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Restricted Payment" means to:

          (1) declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman International, on or in respect of shares of Huntsman International's Capital Stock to holders of such Capital Stock;

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman International or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes; or

          (4) make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman International or a Restricted Subsidiary of any property, whether owned by Huntsman International or any Restricted Subsidiary on June 30, 1999 or later acquired, which has been or is to be sold or transferred by Huntsman International or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such Property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another person in which Huntsman International or any subsidiary of Huntsman International makes an Investment and to which Huntsman International or any subsidiary of Huntsman International transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity.

          (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

    •
    is guaranteed by Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

    •
    is recourse to or obligates Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

    •
    subjects any property or asset of Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any subsidiary of Huntsman International,

          (2) with which neither Huntsman International nor any subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

          (3) to which neither Huntsman International nor any subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman International or Huntsman International Holdings issued to a person who is not an Affiliate of Huntsman International and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman International or any subsidiary of Huntsman International which are reasonably customary in an accounts receivable securitization transaction.

        "Subordinated Indebtedness" means Indebtedness of Huntsman International or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

        "S&P" means Standard & Poor's Corporation and its successors.

        "Tax Sharing Agreement" means the provisions contained in the Limited Liability Company Agreements of Huntsman International and Huntsman International Holdings as in existence on the date of issuance of the notes relating to distributions to be made to the members thereof with respect to such members' income tax liabilities.

        "UK Holdco Note" means that certain unsecured promissory note issued by Holdings U.K. in favor of Huntsman International Financial.

        "Unrestricted Subsidiary" of any person means:

          (1) any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary; and

          (2) any subsidiary of an Unrestricted Subsidiary.

        The board of managers of Huntsman International may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman International or any other subsidiary of Huntsman International that is a subsidiary of the subsidiary to be so designated;

  •
  Huntsman International certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman International or any of its Restricted subsidiaries.

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman International is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

        Any such designation by the board of managers of Huntsman International will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the then outstanding aggregate principal amount of such Indebtedness into

          (2) the sum of the total of the products obtained by multiplying

    •
    the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    •
    the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Listings

        We will apply to list the Exchange Notes on the Luxembourg Stock Exchange. Deutsche Bank Luxembourg S.A. will act as our listing agent in this respect. The legal notice relating to the issue of the Exchange Notes and our limited liability company agreement will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents will be available for inspection and where copies thereof can be obtained upon request. As long as any Exchange Notes are listed on the Luxembourg Stock Exchange and as long as the rules of such exchange so require, an agent for making payments on, and transfer of, Exchange Notes will be maintained in Luxembourg. We plan to initially designated Wells Fargo Bank Minnesota, N.A. (Luxembourg) S.A. as our agent for such purposes.

Book-Entry; Delivery and Form

        We will issue the notes sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the notes and registered in the name of the depositary or its nominee. DTC will be the initial depositary.

        Investors who are "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and who purchase notes in reliance on Rule 144A under the Securities Act may hold their interests in a Global Note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

        Investors who purchase notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in a Global Note directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Clearstream Banking, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or Clearstream Banking will hold interests in a Global Note on behalf of their participants through their respective depositories, which in turn will hold the interests in a Global Note in customers' securities accounts in the depositories' names on the books of DTC. Citibank, N.A. is acting initially as depositary for Clearstream Banking and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

        Except as set forth below, a Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        DTC has advised us that DTC is:

  •
  a limited-purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

  •
  securities brokers and dealers;

  •
  banks;

  •
  trust companies;

  •
  clearing corporations; and

  •
  certain other organizations.

        Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to the procedures established by DTC (1) upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of participants and (2) ownership of beneficial interests in a Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the Global Note other than participants). The accounts to be credited will be designated by the Initial Purchasers of the beneficial interests. Ownership of beneficial interests in a Global Note is limited to participants or persons that may hold interests through participants.

        So long as DTC or its nominee is the registered holder and owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the Global Note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

        We will make payments of the principal of, and interest on, the notes represented by a Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the Trustee nor any paying agent will have any responsibility or liability for:

  •
  any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note;

  •
  maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

  •
  any other aspect of the relationship between DTC and its participants; or

  •
  the relationship between the participants and indirect participants and the owners of beneficial interests in a Global Note.

        Unless and until it is exchanged in whole or in part for definitive notes, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

        Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

        Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Banking participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary: however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in a Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.

        Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking, as the case may be) immediately following the DTC settlement date, and the credit of any transactions interests in a Global Note settled during the processing day will be reported to the relevant Euroclear or Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream Banking participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day following settlement in DTC.

        We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose accounts at DTC interests in a Global Note are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the Global Notes for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer. Although we expect that DTC, Euroclear and Clearstream Banking will agree to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, Euroclear, and Clearstream Banking, DTC, Euroclear and Clearstream Banking are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for Global Notes or ceases to be a clearing agency registered under the Securities Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the Global Notes. The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

Registration Covenant; Exchange Offer

        We have agreed to commence the exchange offer promptly after the exchange offer registration statement has become effective, hold the offer open for at least 30 days, and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing SEC interpretations, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the new notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the exchange and registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes. Each holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an affiliate of our company.

        However, if on or before the date of consummation of the exchange offer, any law or the existing SEC interpretations are changed such that we are not permitted to complete the exchange offer then we will, in lieu of effecting registration of new notes, use our reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the new notes for resale hereunder by holders (the "Resale Registration") to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

        We will, in the event of the Resale Registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holder or holders when the Resale Registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of notes that sells such notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

        In the event that:

  (1)
  the exchange offer has not been consummated within 45 business days after the effective date of the exchange offer registration statement; or
  (2)
  any registration statement required by the exchange and registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) or (2), the "Registration Default"), then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%.

        The summary herein of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which will be available upon request to our company.

        We intend to file an application to list the new notes on the Luxembourg Stock Exchange. We will publish, in accordance with the procedures described under "Notices", a notice of the commencement of the exchange offer and any increase in the rate of interest on the new notes, as well as the results of the exchange offer and the new identifying numbers of the securities (the common codes and ISINs). All documents prepared in connection with the exchange offer will be available for inspection at the office of the paying and transfer agent in Luxembourg and all necessary actions and services in respect of the exchange offer may be done at the office of the paying and transfer agent in Luxembourg.

        The old notes and the new notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2002, all dealers effecting transactions in the new notes issued in the exchange offer may be required to deliver a prospectus.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

        The following discussion sets forth the anticipated material U.S. federal income tax consequences relating to the exchange of the old notes to a holder of an old note.

        This discussion is based on laws, regulations, ruling and decisions now in effect, all of which are subject to change, possibly with retroactive effect. We have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to our company, with respect to the anticipated material U.S. federal income tax consequences of the exchange, which are summarized below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS as to any U.S. federal income tax consequences relating to the new notes.

        This discussion deals only with holders of notes who hold the new notes as capital assets and who exchange old notes for new notes pursuant to this exchange offer. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding, and disposing of the new notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

The Exchange Offer

        An exchange of the old notes for the new notes pursuant to the exchange offer will be ignored for U.S. federal income tax purposes, assuming, as expected, that the terms of the new notes are substantially identical to the terms of the old notes. Consequently, a holder of the new notes will not recognize taxable gain or loss as a result of exchanging old notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes immediately before the exchange.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and guarantees offered hereby will be passed upon for our company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters as to the validity of the guarantee of the notes by Tioxide Americas will be passed upon for Tioxide Americas by Walkers, Cayman Islands.

EXPERTS

        The consolidated financial statements of our company and its predecessor included in this prospectus as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000, the six months ended December 31, 1999 and the six months ended June 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 133 effective January 1, 2001), and is included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

        The combined financial statements of the polyurethane chemicals, TiO2 and selected petrochemicals businesses of ICI included in this prospectus as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 have been audited by KPMG Audit Plc, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Responsibility for the Consolidated Financial Statements	F-2
HUNTSMAN INTERNATIONAL LLC:
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets, March 31, 2002 and December 31, 2001	F-3
Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2002 and 2001	F-4
Consolidated Statements of Equity for the Three Months Ended March 31, 2002	F-5
Consolidated Statements of Cash flows for the Three Months Ended March 31, 2002 and 2001	F-6
Notes to the Consolidated Financial Statements	F-7
CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report	F-25
Consolidated Balance Sheets as of December 31, 2001 and December 31, 2000	F-26
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2001 and 2000 and the Six Months Ended December 31, 1999; and six months ended June 30, 1999 (Predecessor Company)	F-27
Consolidated Statements of Equity for the Years Ended December 31, 2001 and 2000 and the Six Months Ended December 31, 1999; and six months ended June 30, 1999 (Predecessor Company)	F-28
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2000 and the Six Months Ended December 31, 1999; and six months ended June 30, 1999 (Predecessor Company)	F-29
Note to Consolidated Financial Statements	F-31
ICI BUSINESS:
Independent Auditors Report—KPMG Audit Plc	F-63
Combined Profit and Loss Accounts for the Years Ended December 31, 1996, 1997 and 1998	F-64
Combined Balance Sheets for the Years Ended December 31, 1996, 1997 and 1998	F-65
Combined Cash Flow Statements for the Years Ended December 31, 1996, 1997 and 1998	F-66
Reconciliation of Movements in Combined Net Investment for the Years Ended December 31, 1996, 1997 and 1998	F-66
Notes to the Combined Financial Statements	F-67
Unaudited Condensed Combined Profit and Loss Accounts for the Six Months Ended June 30, 1998 and June 30, 1999	F-105
Unaudited Condensed Combined Balance Sheets as at December 31, 1998 and June 30, 1999	F-106
Unaudited Condensed Combined Cash Flow Statements for the Six Months Ended June 30, 1998 and 1999	F-107

RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

        Company management is responsible for the preparation, accuracy and integrity of the consolidated financial statements and other financial information included in this Annual Report. This responsibility includes preparing the statements in accordance with accounting principles generally accepted in the United States of America and necessarily includes estimates based upon management's best judgment.

        To help ensure the accuracy and integrity of Company financial data, management maintains internal controls which are designed to provide reasonable assurance that transactions are executed as authorized, that they are accurately recorded and that assets are properly safeguarded. It is essential for all Company employees to conduct their business affairs in keeping with the highest ethical standards as outlined in our code of conduct policy, "Business Conduct Guidelines". Careful selection of employees, and appropriate divisions of responsibility also help us to achieve our control objectives.

        The financial statements of (1) Huntsman International LLC, formerly known as Huntsman ICI Chemicals LLC, as of and for the years ended December 31, 2001 and 2000, (2) Huntsman International LLC as of and for the six month period ended December 31, 1999, (3) Huntsman Specialty Chemicals Corporation ("HSCC") for the six months ended June 30, 1999 have been audited by the Company's independent accountants Deloitte & Touche LLP. Their report is shown on page F-25.

        The Board of Managers oversees the adequacy of the Company's control environment. The Audit Committee meets periodically with representatives of Deloitte & Touche LLP, internal financial management and the internal auditor to review accounting, control, auditing and financial reporting matters. The independent accountants and the internal auditor also have full and free access to meet privately with the Committee.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	March 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$55.9	$83.9
Accounts and notes receivable (net of allowance for doubtful accounts of $17.5 and $15.2, respectively)	524.8	501.6
Inventories	474.7	501.4
Prepaid expenses	15.7	10.7
Other current assets	46.8	47.4

Total current assets	1,117.9	1,145.0
Property, plant and equipment, net	2,807.9	2,839.5
Investment in unconsolidated affiliates	145.8	147.0
Intangible assets, net	422.4	424.9
Other noncurrent assets	298.1	305.7

Total assets	$4,792.1	$4,862.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$276.2	$266.7
Accrued liabilities	429.8	495.2
Current portion of long-term debt	5.2	6.8
Deferred income taxes	—	5.7
Other current liabilities	58.4	61.1

Total current liabilities	769.6	835.5
Long-term debt	2,689.4	2,643.1
Deferred income taxes	229.4	262.6
Other noncurrent liabilities	121.9	121.4

Total liabilities	3,810.3	3,862.6

Commitments and contingencies (Note 8)
Minority interests	8.9	7.8

Equity:
Member's equity, 1,000 units	1,026.1	1,026.1
Retained earnings	168.5	166.4
Accumulated other comprehensive loss	(221.7)	(200.8)

Total equity	972.9	991.7

Total liabilities and equity	$4,792.1	$4,862.1

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(Dollars in Millions)

	Three months Ended March 31, 2002	Three months Ended March 31, 2001
Revenues:
Trade sales and services	$921.6	$1,046.1
Related party sales	76.3	105.5

Total revenues	997.9	1,151.6
Cost of goods sold	872.4	985.6

Gross profit	125.5	166.0
Expenses:
Selling, general and administrative	88.7	80.8
Research and development	12.3	16.4

Total expenses	101.0	97.2

Operating income	24.5	68.8
Interest expense, net	49.8	59.6
Loss on sale of accounts receivable	3.6	2.2
Other income	0.4	6.4

Income (loss) before income taxes	(28.5)	13.4
Income tax expense (benefit)	(31.4)	2.7
Minority interests in subsidiaries	0.8	0.7

Income before accounting change	2.1	10.0
Cumulative effect of accounting change	—	(1.5)
Net income	2.1	8.5
Other comprehensive loss -
Foreign currency translation adjustments	(20.6)	(60.3)
Cumulative effect of accounting change	—	(1.1)
Net unrealized loss on derivative instruments	(0.3)	(7.7)

Comprehensive loss	$(18.8)	$(60.6)

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(Dollars in Millions)

	Member's Equity			Accumulated Other Comprehensive Loss
			Retained Earnings
	Units	Amount			Total
Balance, January 1, 2002	1,000	$1,026.1	$166.4	$(200.8)	$991.7
Net income			2.1		2.1
Other comprehensive loss				(20.9)	(20.9)

Balance, March 31, 2002	1,000	$1,026.1	$168.5	$(221.7)	$972.9

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
Cash flows from operating activities:
Net income	$2.1	$8.5
Adjustments to reconcile net income to net cash from operating activities:
Equity in earnings of investment in unconsolidated affiliates	—	(0.1)
Minority interests in subsidiaries	0.8	0.7
Loss (gain) on foreign currency transactions	(3.1)	6.1
Depreciation and amortization	62.6	58.3
Deferred income taxes	(34.0)	(5.8)
Changes in operating assets and liabilities—net of effects of acquisitions:
Accounts and notes receivables	(31.8)	(30.6)
Inventories	21.7	(3.5)
Prepaid expenses	(5.3)	(1.0)
Other current assets	(0.6)	(9.4)
Accounts payable	14.2	(44.5)
Accrued liabilities	(59.8)	(58.2)
Other current liabilities	0.8	7.6
Other noncurrent assets	4.7	24.9
Other noncurrent liabilities	1.7	4.7

Net cash used in operating activities	(26.0)	(42.3)

Investing activities:
Restricted deposit for acquisition	—	(173.2)
Acquisition of businesses	—	(33.4)
Capital expenditures	(47.2)	(45.6)
Cash received from unconsolidated affiliates	0.9	1.5
Advances to unconsolidated affiliates	(0.7)	(0.8)

Net cash used in investing activities	(47.0)	(251.5)

Financing activities:
Borrowings under credit facilities	95.0	108.8
Repayments of credit facilities	(343.5)	—
Issuance of senior notes	300.0	—
Issuance of senior subordinated notes	—	191.1
Debt issuance costs	(9.6)	(3.7)

Net cash provided by financing activities	41.9	296.2

Effect of exchange rate changes on cash	3.1	(12.9)

Decrease in cash and cash equivalents	(28.0)	(10.5)
Cash and cash equivalents at beginning of period	83.9	66.1

Cash and cash equivalents at end of period	$55.9	$55.6

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

        Huntsman International LLC is a global manufacturer and marketer of specialty and commodity chemicals through four principal businesses: Polyurethanes, Pigments, Base Chemicals and Performance Products. During 2002 the Company realigned its principal business segments. The most significant change was the split of the former Specialty Chemicals segment into two segments: Polyurethanes and Performance Products. The former Tioxide segment was renamed Pigments, and the former Petrochemicals segment was renamed Base Chemicals. The Company is a wholly-owned subsidiary of Huntsman International Holdings LLC ("Huntsman International Holdings"). For convenience in this report, the terms "Company," "our," "us" or "we" may be used to refer to Huntsman International LLC and, where the context requires, its subsidiaries.

        The accompanying consolidated financial statements of the Company are unaudited. However, in management's opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown, have been made. Results for interim periods are not necessarily indicative of those to be expected for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the Company's annual report on form 10-K for the year ended December 31, 2001.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements of the Company include its majority-owned subsidiaries. Intercompany transactions and balances are eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain 2001 amounts have been reclassified to conform to the 2002 presentation.

Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that an entity recognize all derivative instruments as assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for the change in the fair value depends on the use of the instrument. The adoption of SFAS No. 133 resulted in a cumulative increase in net loss of $1.5 million and a cumulative increase to accumulated other comprehensive loss of $1.1 million. See, "Note 6, Derivatives and Hedging Activities" below.

Recent Financial Accounting Standards

        On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives of all acquired intangibles and perform an impairment test on goodwill. In the first quarter of 2002, the Company completed the assessment of useful lives and concluded that no adjustments to the amortization period of intangible assets were necessary.

        SFAS No. 142 provides for a six-month transitional period for the Company to perform an initial assessment of whether there is an indication that goodwill is impaired. The Company expects to complete that analysis by June 30, 2002, as required. SFAS No. 142 also requires goodwill to be tested for impairment annually and if certain events occur.

        The initial adoption of SFAS No. 142 had no impact on the Company's financial statements for the three months ended March 31, 2002. The pro forma net income, assuming the change in accounting principle was applied retroactively to January 1, 2001, would have been $9.0 million for the three months ended March 31, 2001.

        There were no changes in the carrying amount of goodwill for the three months ended March 31, 2002. At March 31, 2002, the carrying amount of goodwill was $22.9 million and all of such amount was in the Polyurethanes segment.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for the impairment or disposal of long-lived assets. The impact of adopting this pronouncement was not material.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company will adopt this new accounting standard on January 1, 2003. The Company is currently evaluating the effects of adopting this pronouncement.

3. Inventories

        Inventories consist of the following (dollars in millions):

	March 31, 2002	December 31, 2001
Raw materials	$101.5	$132.5
Work in progress	21.9	20.4
Finished goods	329.7	328.7

Subtotal	453.1	481.6
Materials and supplies	21.6	19.8

Net	$474.7	$501.4

4. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets other than goodwill as of March 31, 2002 are as follows (dollars in millions):

	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$356.6	$72.0	$284.6
Debt issuance costs	93.5	29.9	63.6
Non-compete agreements	48.8	25.5	23.3
Other intangibles	30.6	2.6	28.0

Total	$529.5	$130.0	$399.5

        Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Annual Expense
2002 through 2004	$46.7
2005 through 2006	$38.1

5. Long-term Debt

        Long-term debt outstanding as of March 31, 2002 and December 31, 2001 is as follows (dollars in millions):

	March 31, 2002	December 31, 2001
Senior Secured Credit Facilities:
Revolving loan facility	$96.4	$110.6
Term A dollar loan	109.7	195.6
Term A euro loan (in United States dollar equivalent)	115.4	208.6
Term B loan	526.3	553.7
Term C loan	526.3	553.7
Senior Notes	300.0	—
Senior Subordinated Notes	997.7	1,003.1
Other long-term debt	22.8	24.6

Subtotal	2,694.6	2,649.9
Less current portion	(5.2)	(6.8)

Total	$2,689.4	$2,643.1

Senior Notes Offering

        On March 18, 2002, the Company sold $300 million aggregate principal amount of 9.875% Senior Notes due 2009 in a transaction exempt from the registration requirements of the Securities Act of 1933. The Company used approximately $58 million of the net proceeds to repay outstanding indebtedness under the revolving portion of its senior secured credit facilities. The balance of the net proceeds was used to repay amounts due under the term loan portion of the senior secured credit facilities, eliminating scheduled term loan amortization requirements in 2002 and substantially reducing scheduled term loan amortization requirements in 2003.

Amendment of Senior Secured Credit Facilities

        On March 15, 2002, the Company entered into an amendment to its senior secured credit facilities. This amendment, among other things, allowed the Company to (i) issue the $300 million senior notes, (ii) apply a portion of the proceeds of the offering of the senior notes to substantially reduce the amortization payments on the term loan portion of its senior secured credit facilities due in 2002 and 2003, and (iii) temporarily repay outstanding principal amounts under the revolving portion of its senior secured credit facilities. This amendment also adjusted certain financial covenant levels in 2002 and 2003. Additionally, this amendment provided that the Company will not, and will not permit any of its subsidiaries to, amend, modify or terminate any provisions of the recently offered senior notes.

6. Derivatives and Hedging Activities

        The Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing. As a result, the Company enters into transactions including derivative instruments to manage these risks. The overall risk management philosophy of the Company is to manage the downside risks of these activities. Primary goals of the Company's risk management activities include: (1) reducing the impact of fluctuations in variable interest rates and meeting the requirements of certain credit agreements; (2) reducing the short-term impact from certain movements in foreign exchange rates on earnings; (3) reducing the variability in the purchase price of certain feedstocks; and (4) hedging the net investments position in euro functional currency entities.

Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of March 31, 2002 and 2001, the Company maintained interest rate swaps and collars with a fair value of approximately $10.8 million and $9.7 million, respectively, which have been designated as cash flow hedges of variable rate debt obligations. These amounts are recorded as other current liabilities in the accompanying balance sheet. The effective portion of unrealized losses of approximately $0.3 million and $8.8 million were recorded as a component of other comprehensive loss, with the ineffective portion of approximately $2.8 million recorded as interest income and $0.9 million of interest expense in the accompanying statement of operations for the three months ended March 31, 2002 and 2001, respectively. The effective portion of the mark-to-market effects is recorded in other comprehensive loss until the underlying interest payments affect earnings.

6. Derivatives and Hedging Activities (Continued)

        Swaps and collars not designated as hedges are also recorded at fair value on the balance sheet and resulted in an increase in interest income and a decrease in other current liabilities of approximately $2.1 million for the three months ended March 31, 2002 and an increase in interest expense and other current liabilities of approximately $5.5 million for the three months ended March 31, 2001.

Foreign Currency Rate Hedging

        The Company enters into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of March 31, 2002, the Company maintained forward contracts with a fair value of $5.3 million. As of March 31, 2001, there were no outstanding contracts. These amounts are recorded as other current liabilities in the accompanying balance sheet. During the three months ended March 31, 2001, the Company recognized $1.5 million in loss from these activities. In the first quarter 2002, the amount was not significant.

Commodity Price Hedging

        Because feedstocks used by the Company are subject to price volatility, the Company uses commodity futures and swaps to reduce the risk associated with certain of these feedstocks. These instruments are designated as cash flow hedges of future inventory purchases, fair value hedges of inventory currently held and trading activities. The mark-to-market gains and losses of qualifying cash flow hedges are recorded as a component of other comprehensive loss until the underlying transactions are recognized in earnings. The mark-to-market gains and losses of non-qualifying, excluded and ineffective portions of hedges are recorded in cost of goods sold in the accompanying statements of operations. For the three months ended March 31, 2002, there were no net gains or losses on derivatives qualifying as cash flow hedges. The fair value of all commodity derivatives included as other current assets is $0.1 million as of March 31, 2002. The fair value of commodity derivatives included in other current liabilities is $0.1 million as of March 31, 2002.

        During the three months ended March 31, 2002, the Company recorded $0.8 million as an increase in cost of goods sold related to net losses from settled contracts and the change in fair value (unrealized gains and losses) on the contracts that are effective economic hedges of commodity price exposures, but do not meet the SFAS No. 133 definition of hedging instruments. As of March 31, 2002, $0.7 million was included in other current assets and liabilities. For the three months ended March 31, 2001, these activities were not material.

Net Investment Hedging

        The Company hedges its net investment position in euro functional currency entities. To accomplish this, a portion of the Company's debt is euro denominated and designated as a hedge of net investments. Currency effects of these hedges produced a net loss of approximately $9.4 million and a net gain of approximately $19.8 million in other comprehensive loss (foreign currency translation adjustments) for the three months ended March 31, 2002 and 2001, respectively. As of March 31, 2002 and 2001, the cumulative net gain was approximately $53.8 and $65.6 million, respectively.

7. Restructuring and Plant Closing Costs

        As of December 31, 2001, the Company had a reserve for restructuring costs and plant closing costs of $31.3 million recorded in accrued liabilities. The reserve consisted of $30.5 million for workforce reductions and $0.8 million for other exit costs. During the three months ended March 31, 2002, the Company made cash payments of approximately $10 million in workforce reductions. At March 31, 2002 there was $21.3 million remaining in accrued liabilities consisting of $20.5 million for workforce reductions and $0.8 million for other exit costs.

8. Commitments and Contingencies

        The Company has various purchase commitments for materials and supplies entered into in the ordinary course of business. These agreements extend from three to ten years and the purchase price is generally based on market prices subject to certain minimum price provisions.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnification arrangements, none of such litigation is material to the Company's financial condition or results of operations.

9. Environmental Matters and MTBE Developments

        The operation of chemical manufacturing plants, the distribution of chemical products and the related production of by-products and wastes, entail risk of adverse environmental effects. The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject continually to environmental inspections and monitoring by governmental enforcement authorities. The Company may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in its operations for actual or alleged violations arising under any environmental laws. In addition, production facilities require operating permits that are subject to renewal, modification and, in some circumstances, revocation. Violations of permit requirements can also result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. The Company's operations involve the generation, handling, transportation, use and disposal of numerous hazardous substances. Changes in regulations regarding the generation, handling, transportation, use and disposal of hazardous substances could inhibit or interrupt operations and have a material adverse effect on business. From time to time, these operations may result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, the Company could incur material costs as a result of addressing and implementing measures to prevent such incidents. Given the nature of the Company's business, there can be no assurance that violations of environmental laws will not result in restrictions imposed on the Company's operating activities, substantial fines, penalties, damages or other costs. In addition, potentially significant expenditures could be necessary in order to comply with existing or future environmental laws.

        Our operations involve the handling, transportation and use of numerous hazardous substances. From time to time, these operations may result in violations under environmental laws including spills or other releases of hazardous substances into the environment. In the event of a catastrophic incident, we could incur material costs or experience interruption in our operations as a result of addressing and implementing measures to prevent such incidents in the future. Currently, we are aware of the following matters:

  •
  We are investigating a spill at our North Tees facility that was discovered on March 27, 2001. The U.K. Environmental Agency issued an enforcement notice with respect to this spill on March 30, 2001, following an investigation into an alleged leak of a mixture containing benzene into the River Tees. The requirements of that notice were complied with, to the satisfaction of the U.K. Environmental Agency, by the end of May 2001. We contained the spill and conducted a remediation program to reclaim the material. On May 1, 2002, the U.K. Environment Agency informed us that it intends to initiate prosecution against us for the spill sometime in the near future. If, as a result of that prosecution, we are found legally responsible, we could face legal action and possible penalties. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that, if such action was initiated and we are ultimately found to be legally responsible, the probable penalties would not be material to our financial position or results of operations. Nevertheless, because this matter is in the initial stages of investigation, we cannot assure you that it will not have a material effect on us.

  •
  The Texas Natural Resource Conservation Commission has issued certain notices of violation relating to air emissions and wastewater issues at the Port Neches facility, and filed an amended administrative petition with respect to certain of these violations on January 12, 2001. We met with the TNRCC on several occasions in 2001 and early 2002 and have reached a tentative settlement with the agency on all outstanding issues concerning Port Neches. It is anticipated that the settlement will be presented to the Commission for final approval sometime in mid-2002. If the settlement is approved, it will result in a fine of no more than $100,000 which would be allocable to the PO/MTBE facility. Thus, we do not believe such fine will be material to us.

  •
  We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past operations at these or neighboring facilities. Based on available information and the indemnification rights that we possess (including indemnities provided by Huntsman Specialty and ICI for the facilities that each of them transferred to us), we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations or cash flows; however, we cannot give any assurance that such indemnities will fully cover the costs of investigation and remediation, that we will not be required to contribute to such costs or that such costs will not be material.

        Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and, more recently, foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, the California Air Resources Board adopted regulations that would prohibit the addition of MTBE to gasoline after 2002 (recently revised to take effect January 1, 2004). In addition, the State of California requested that the U.S. Environmental Protection Agency (the "EPA") waive the federal oxygenated fuels requirements of the federal Clean Air Act for gasoline sold in California. The EPA denied the State's request on June 12, 2001. Certain other states have also taken actions to restrict or eliminate the future use of MTBE. We are unable to state what the short and long term effects of the EPA's action on California's ban on MTBE use will be. The actual effect of other state actions on the use of MTBE in gasoline is similarly unclear.

        For example, the state of New York has proposed a ban on the sale of MTBE in New York. The Oxygenated Fuel Association ("OFA"), an organization representing MTBE producers, challenged the proposed ban in federal court in New York. In a motion for summary judgment, OFA asserted that the state of New York was precluded by the doctrine of federal preemption from banning MTBE sales in the state because of the federal oxygenated requirement under the federal Clean Air Act. The court, however, rejected OFA's motion. Although this ruling was based on the court's determination that there are factual issues precluding summary judgment, the ruling tends to provide some support for the theory that an individual state can act unilaterally to preclude the sale of MTBE within its jurisdiction. Several states have promulgated such bans, which are scheduled to take effect variously over the next several years. OFA will continue to pursue the New York case, as well as a similar case in California.

        Bills have been introduced in the U.S. Congress to accomplish similar goals of curtailing or eliminating the oxygenated fuels requirements in the Clean Air Act, or of curtailing MTBE use. In April 2002, the United States Senate passed a bill that would ban in four years the use of MTBE in gasoline in the United States. To date, no similar legislation has been passed by the House of Representatives. The Senate bill in its present form is controversial, both on matters related to MTBE and to other energy policies. It is scheduled for House-Senate conference later this year. Whether this bill in its present or a similar form will become law is unknown at this time. In addition, on March 20, 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. In its notice, the EPA also called on the U.S. Congress to restrict the use of MTBE under the Clean Air Act. Any phase-out of or prohibition against the use of MTBE in California (in which a significant amount of MTBE is consumed), in other states, or nationally may result in a significant reduction in demand for our MTBE and result in a material loss in revenues or material costs or expenditures.

        In Europe, in 2001, Denmark proposed to the EU that a directive be issued, taking effect in 2005, allowing individual EU countries to ban the use of MTBE. No other EU member state joined Denmark's proposal. The EU issued a risk assessment of MTBE on November 7, 2001. While no ban of MTBE was recommended, several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended. Separate from EU action, Denmark entered into a voluntary agreement with refiners to reduce the sale of MTBE in Denmark. Under the agreement, use of MTBE in 92- and 95-octane gasoline in Denmark will cease by May 1, 2002; however, MTBE will still be an additive in a limited amount of 98-octane gasoline sold in 100 selected service stations in Denmark.

        In the event that there should be a phase-out of MTBE in the United States, we believe we will be able to export MTBE to Europe or elsewhere or use our co-product TBA to produce saleable products other than MTBE. We believe that our low production costs will put us in a favorable position relative to other higher cost sources (primarily, on-purpose manufacturing). If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE. Furthermore, we cannot give any assurance that we will not be named in litigation relating to the environmental effects of MTBE or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. For example, in a California case decided in April 2002, three oil companies were found responsible for polluting groundwater with the gasoline additive MTBE. In one ruling, MTBE was deemed to be defective under California law because its potential effects on water quality had been withheld. Damages have not yet been assessed in that case. While this case alone does not constitute legal precedent at this time, rulings of this kind cound encourage similar claims or rulings, and may result in adverse effect on the market for MTBE in the United States and elsewhere. The Company is not a defendant in any pending MTBE case, and believes that it would have strong defenses in the event such a case were brought against it. However, there can be no certainty as to the outcome of any litigation. See "Risk Factors—Pending or future litigation or legislative initiatives related to MTBE may subject us to products or environmental liability or materially adversely affect our sales."

10. Industry Segment Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of specialty and commodity chemical products. The Company has four reportable operating segments: Polyurethanes, Pigments, Base Chemicals and Performance Products. During 2002 the Company realigned its principal business segments. The most significant change was the split of the former Specialty Chemicals segment into two segments: Polyurethanes and Performance Products. The former Tioxide segment was renamed Pigments and the former Petrochemicals segment was renamed Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes Pigments Base Chemicals Performance Products	MDI, TDI, TPU, polyols, aniline, PO, TBA, and MTBE Titanium dioxide ("TiO2") Ethylene, propylene, benzene, cyclohexane and paraxylene Surfactants and ethyleneamines

        Sales between segments are generally recognized at external market prices. For the three months ended March 31, 2002 and 2001, sales to Imperial Chemical Industries PLC ("ICI") and its affiliates accounted for approximately 6% and 7%, respectively, of consolidated revenues.

        The net sales, segment income and EBITDA for each of the Company's reportable operating segments are as follows (dollars in millions):

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
Net sales:
Polyurethanes	$488.4	$567.5
Pigments	202.2	228.0
Base Chemicals	213.6	367.6
Performance Products	111.7	13.4
Eliminations	(18.0)	(24.9)

Total	$997.9	$1,151.6

Segment income(1):
Polyurethanes	$54.1	$30.8
Pigments	0.2	40.3
Base Chemicals	(18.8)	18.6
Performance Products	4.8	2.4

Total	$40.3	$92.1

EBITDA(2):
Polyurethanes	$87.2	$64.1
Pigments	10.9	50.7
Base Chemicals	(7.5)	29.5
Performance Products	6.9	2.5
Unallocated administrative and other items(3)	(13.6)	(15.5)

Total EBITDA	83.9	131.3

Depreciation & amortization	(62.6)	(58.3)
Interest expense, net	(49.8)	(59.6)

Income (loss) before income taxes	$(28.5)	$13.4

(1)
Segment Income is defined as operating income excluding unallocated corporate overhead.

(2)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization and taxes.

(3)
Unallocated administrative and other items includes unallocated corporate overhead, loss on the sale of accounts receivable and other non-operating income (expense).

11. Recent Events

Acquisition of Minority Interest in Tioxide Southern Africa (Pty.) Ltd.

        The Company intends to acquire the 40% minority interest in Tioxide Southern Africa (Pty.) Ltd. that is currently held by AECI Limited. The purchase price for this interest is expected to be approximately $9 million. The Company expects to close this transaction during the second quarter 2002. The closing will be subject to certain conditions, including any necessary governmental or other third-party approvals as well as the negotiation of definitive documentation. After this acquisition, Tioxide Southern Africa (Pty.) Ltd. will be an indirect, wholly-owned subsidiary of the Company.

Sale of Equity Interests in Parent Company

        On November 2, 2000, ICI, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), Huntsman International Holdings and the Company entered into agreements pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers, and Huntsman Specialty or its permitted designated buyers have a right to buy, the 30% of the membership interests in Huntsman International Holdings that are indirectly held by ICI. Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase ICI's equity interest in the Company's parent company, Huntsman International Holdings. On December 20, 2001, ICI and Huntsman Specialty amended ICI's put option arrangement under these agreements to, among other things, provide that the purchase of ICI's equity interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for ICI's equity interest. The amended option agreement also requires Huntsman Specialty to cause Huntsman International Holdings to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions include the receipt of consent from the Company's senior secured lenders and its ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes, as well as the outstanding high yield notes of Huntsman International Holdings (the "Holdings Notes"). At March 31, 2002, the terms of the indentures governing the Holdings Notes do not permit it to make restricted payments. In addition, in order to secure its obligation to pay the purchase price for ICI's equity interest, Huntsman Specialty granted ICI a lien on one-half of its 60% equity interest in Huntsman International Holdings.

Certain Events Affecting Huntsman Corporation and Huntsman Polymers Corporation

        The Company is party to certain arrangements with Huntsman Corporation, an entity that together with its affiliates indirectly holds 60% of the Company's membership interests. In October 2001, Huntsman Corporation engaged Dresdner Kleinwort Wasserstein, Inc. as its financial advisor and investment banker to assist it and certain of its domestic subsidiaries in identifying and exploring strategic alternatives, including developing out of court or court sanctioned financial restructuring plans. Huntsman Corporation is not in compliance with certain financial covenants in its credit facilities, but, in December 2001, entered into amendment, forbearance and waiver agreements (collectively, the "Amendment Agreement") relating to its credit facilities. Under the Amendment Agreement, existing defaults and some future defaults were waived, and the lenders agreed to forbear exercising certain rights and remedies until March 15, 2002 (the "Forbearance Period"). On March 15, 2002, the Forbearance Period was extended until June 30, 2002.

        Unless Huntsman Corporation restructures its debt before June 30, 2002 or the Forbearance Period is extended beyond June 30, 2002 or the rights of Huntsman Corporation's lenders are stayed, Huntsman Corporation's lenders could pursue certain remedies including foreclosure on a pledge of Huntsman Corporation's 80.1% equity interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). HSCHC owns 100% of Huntsman Specialty, which in turn owns 60% of the equity interests of Huntsman International Holdings, the Company's direct parent. Foreclosure on the

HSCHC equity would result in a change of control within the meaning of the indentures governing the Company's senior notes and senior subordinated notes, and its senior secured credit facilities. Although there can be no assurance that Huntsman Corporation will be successful in restructuring its debt, Huntsman Corporation is currently in discussions with the agent bank concerning the amendment and restatement of its credit facilities.

        Huntsman Corporation also failed to make the interest payment on its senior subordinated notes on January 1, 2002. Huntsman Corporation is discussing the possible restructuring of its indebtedness with representatives of the holder of a majority of its notes. A restructuring could result in a change of control within the meaning of the indentures governing the Company's senior notes and senior subordinated notes, its senior secured credit facilities, as well as under the indentures governing the Holdings Notes.

        In connection with the December 2001 amendment of ICI's put option agreement, Huntsman Specialty pledged one-half of its 60% equity interest in Huntsman International Holdings to ICI. A foreclosure by ICI on these equity interests would result in a change of control under the indentures governing the Company's senior notes and senior subordinated notes, its senior secured credit facilities, as well as under the indentures governing the Holdings Notes. A change of control would constitute a default under the senior secured credit facilities. It would also entitle (i) the holders of the Company's senior notes and senior subordinated notes to exercise their rights to require the Company to repurchase these notes from them, and (ii) the holders of the Holdings Notes to exercise their rights to require Huntsman International Holdings to repurchase the Holdings Notes from them. Under such circumstances there can be no assurance that the Company or Huntsman International Holdings would have sufficient funds to purchase all the notes.

        Neither the Company nor Huntsman International Holdings has guaranteed or provided any other credit support to Huntsman Corporation under its credit facilities or notes. No events of default under Huntsman Corporation's credit facilities or its notes, nor the exercise of any remedy by the lenders thereunder will cause any cross-defaults or cross-accelerations under the indentures governing the Company's senior notes and senior subordinated notes or under its senior secured credit facilities, except insofar as foreclosure on the stock of HSCHC would constitute a "change of control" as described in the preceding paragraphs.

12. Consolidating Condensed Financial Statements

        The following consolidating condensed financial statements present, in separate columns, financial information for: Huntsman International (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the guarantors, under the Company's indenture, on a combined, or where appropriate, consolidated basis, with its investment in the non-guarantors recorded under the equity method; and the non-guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of March 31, 2002 and December 31, 2001 and for the three months ended March 31, 2002 and 2001. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Huntsman International. The combined guarantors are wholly-owned subsidiaries of Huntsman International and have fully and unconditionally guaranteed the senior notes and the senior subordinated notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the combined guarantors because management has determined that such information is not material to investors.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATING CONDENSED BALANCE SHEETS

MARCH 31, 2002 (UNAUDITED)
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current assets:
Cash and cash equivalents	$16.6	$1.6	$37.7	$—	$55.9
Accounts and notes receivable, net	64.5	119.4	435.2	(94.3)	524.8
Inventories	43.4	58.5	372.8	—	474.7
Other current assets	116.1	114.4	61.4	(229.4)	62.5

Total current assets	240.6	293.9	907.1	(323.7)	1,117.9
Property, plant and equipment, Net	584.0	354.3	1,869.6	—	2,807.9
Investment in unconsolidated Affiliates	2,719.7	802.4	1.2	(3,377.5)	145.8
Other noncurrent assets	415.2	1,323.3	290.0	(1,308.0)	720.5

Total assets	$3,959.5	$2,773.9	$3,067.9	$(5,009.2)	$4,792.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$123.5	$69.3	$635.9	$(122.7)	$706.0
Current portion of long-term debt	1.5	—	3.7	—	5.2
Other current liabilities	103.6	13.9	141.9	(201.0)	58.4

Total current liabilities	228.6	83.2	781.5	(323.7)	769.6
Long-term debt	2,710.9	—	1,286.5	(1,308.0)	2,689.4
Other noncurrent liabilities	47.1	4.2	300.0	—	351.3

Total liabilities	2,986.6	87.4	2,368.0	(1,631.7)	3,810.3

Minority interests	—	—	8.9	—	8.9

Equity:
Member's equity, 1,000 units	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,410.1	711.3	(3,121.4)	—
Retained earnings	168.5	558.0	97.6	(655.6)	168.5
Accumulated other comprehensive loss	(221.7)	(281.6)	(117.9)	399.5	(221.7)

Total equity	972.9	2,686.5	691.0	(3,377.5)	972.9

Total liabilities and equity	$3,959.5	$2,773.9	$3,067.9	$(5,009.2)	$4,792.1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATING CONDENSED BALANCE SHEETS

DECEMBER 31, 2001 (UNAUDITED)
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current assets:
Cash and cash equivalents	$21.0	$2.8	$60.1	$—	$83.9
Accounts and notes receivable, net	65.8	87.2	450.0	(101.4)	501.6
Inventories	52.0	55.8	393.6	—	501.4
Other current assets	131.2	131.4	57.5	(262.0)	58.1

Total current assets	270.0	277.2	961.2	(363.4)	1,145.0
Property, plant and equipment, net	590.8	359.5	1,889.2	—	2,839.5
Investment in unconsolidated affiliates	2,714.0	821.4	1.5	(3,389.9)	147.0
Other noncurrent assets	417.5	1,302.8	296.5	(1,286.2)	730.6

Total assets	$3,992.3	$2,760.9	$3,148.4	$(5,039.5)	$4,862.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$164.3	$79.4	$651.4	$(131.7)	$763.4
Current portion of long-term debt	—	—	5.3	—	5.3
Other current liabilities	125.4	18.1	155.0	(231.7)	66.8

Total current liabilities	289.7	97.5	811.7	(363.4)	835.5
Long-term debt	2,653.9	—	1,264.9	(1,286.2)	2,632.6
Other noncurrent liabilities	57.0	3.8	333.7	—	394.5

Total liabilities	3,000.6	101.3	2,410.3	(1,649.6)	3,862.6

Minority interests	—	—	7.8	—	7.8

Equity:
Member's equity, 1,000 units	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,400.5	720.5	(3,121.0)	—
Retained earnings	166.4	513.6	103.2	(616.8)	166.4
Accumulated other comprehensive loss	(200.8)	(254.5)	(93.4)	347.9	(200.8)

Total equity	991.7	2,659.6	730.3	(3,389.9)	991.7

Total liabilities and equity	$3,992.3	$2,760.9	$3,148.4	$(5,039.5)	$4,862.1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED)
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales and services	$148.9	$141.3	$631.4	$—	$921.6
Related party sales	26.5	27.5	79.7	(57.4)	76.3

Total revenue	175.4	168.8	711.1	(57.4)	997.9
Cost of goods sold	125.3	137.4	667.1	(57.4)	872.4

Gross profit	50.1	31.4	44.0	—	125.5
Expenses:
Selling, general and administrative	34.8	5.3	48.6	—	88.7
Research and development	8.0	.2	4.1	—	12.3

Total expenses	42.8	5.5	52.7	—	101.0

Operating income (loss)	7.3	25.9	(8.7)	—	24.5
Interest expense (income), net	51.0	(27.4)	26.2	—	49.8
Loss on sale of accounts receivable	1.8	0.7	1.1	—	3.6
Equity in earnings of unconsolidated affiliates	47.0	(8.2)	—	(38.8)	—
Other expense (income)	(0.6)	—	0.2	—	(0.4)

Income (loss) before income taxes	2.1	44.4	(36.2)	(38.8)	(28.5)
Income tax benefit	—	—	31.4	—	31.4
Minority interests in subsidiaries	—	—	0.8	—	0.8

Net income (loss)	2.1	44.4	(5.6)	(38.8)	2.1
Other comprehensive loss	(20.9)	(27.1)	(24.5)	51.6	(20.9)

Comprehensive income (loss)	$(18.8)	$17.3	$(30.1)	$12.8	$(18.8)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales and services	$155.1	$160.6	$730.4	$—	$1,046.1
Related party sales	47.9	38.3	110.0	(90.7)	105.5

Total revenue	203.0	198.9	840.4	(90.7)	1,151.6
Cost of goods sold	166.8	184.5	725.0	(90.7)	985.6

Gross profit	36.2	14.4	115.4	—	166.0
Expenses:
Selling, general and administrative	26.0	9.2	45.6	—	80.8
Research and development	16.2	1.1	(0.9)	—	16.4

Total expenses	42.2	10.3	44.7	—	97.2

Operating income	(6.0)	4.1	70.7	—	68.8
Interest expense (income), net	61.5	(26.7)	24.8	—	59.6
Loss on sale of accounts receivable	0.3	1.5	0.4	—	2.2
Equity in earnings of unconsolidated affiliates	77.6	48.2	—	(125.7)	0.1
Other income	(0.2)	—	(6.1)	—	(6.3)

Income before income taxes	10.0	77.5	51.6	(125.7)	13.4
Income tax expense	—	—	2.7	—	2.7
Minority interests in subsidiaries	—	—	0.7	—	0.7

Net income before accounting change	10.0	77.5	48.2	(125.7)	10.0
Cumulative effect of accounting change	(1.5)	—	—	—	(1.5)

Net income	8.5	77.5	48.2	(125.7)	8.5
Other comprehensive loss	(69.1)	(82.5)	(27.0)	109.5	(69.1)

Comprehensive income (loss)	$(60.6)	$(5.0)	$21.2	$(16.2)	$(60.6)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW

THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED)
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by (used in) operating activities	$(62.3)	$17.5	$18.8	$—	$(26.0)

Investing activities:
Capital expenditures	(2.4)	(0.7)	(44.1)	—	(47.2)
Cash received from unconsolidated affiliates	—	0.9	—	—	0.9
Advances to unconsolidated affiliates	(0.7)	—	—	—	(0.7)

Net cash provided by (used in) investing activities	(3.1)	0.2	(44.1)	—	(47.0)

Financing activities:
Borrowings under credit facilities	95.0	—	—	—	95.0
Repayments of credit facilities	(341.7)	—	(1.8)	—	(343.5)
Issuance of senior subordinated notes	300.0	—	—	—	300.0
Debt issuance costs	(9.6)	—	—	—	(9.6)
Cash contributions by parent	—	90.0	606.5	(696.5)	—
Cash distributions from subsidiaries	709.3	—	—	(709.3)	—
Cash distributions to parent	—	(79.0)	(630.3)	709.3	—
Cash distributions to subsidiaries	(696.5)	—	—	696.5	—
Intercompany advances—net of repayments	1.7	(29.9)	28.2	—	—

Net cash provided by (used in) financing activities	58.2	(18.9)	2.6	—	41.9

Effect of exchange rate changes on cash	2.8	—	0.3	—	3.1

Decrease in cash and cash equivalents	(4.4)	(1.2)	(22.4)	—	(28.0)
Cash and cash equivalents at beginning of period	21.0	2.8	60.1	—	83.9

Cash and cash equivalents at end of period	$16.6	$1.6	$37.7	$—	$55.9

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW

THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)
(Dollars in Millions)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by (used in) operating activities	$(100.2)	$11.1	$46.8	$—	$(42.3)

Investing activities:
Restricted deposit for acquisition	(21.9)	—	(151.3)	—	(173.2)
Acquisition of business	—	(29.1)	(4.3)	—	(33.4)
Capital expenditures	(6.1)	(1.5)	(38.0)	—	(45.6)
Cash received from unconsolidated affiliates	1.5	—	—	—	1.5
Advances to unconsolidated affiliates	(0.8)	—	—	—	(0.8)

Net cash used in investing activities	(27.3)	(30.6)	(193.6)	—	(251.5)

Financing activities:
Borrowings under credit facilities	107.6	—	1.2	—	108.8
Issuance of senior subordinated notes	191.1	—	—	—	191.1
Debt issuance costs	(3.7)	—	—	—	(3.7)
Cash contributions by parent	—	511.8	882.5	(1,394.3)	—
Cash distributions from subsidiaries	1,198.9	—	—	(1,198.9)	—
Cash distributions to parent	—	(348.9)	(850.0)	1,198.9	—
Cash distributions to subsidiaries	(1,343.1)	(51.2)	—	1,394.3	—
Intercompany advances—net of repayments	(24.5)	(88.5)	113.0	—	—

Net cash provided by financing activities	126.3	23.2	146.7	—	296.2

Effect of exchange rate changes on cash	(4.5)	(3.7)	(4.7)	—	(12.9)

Decrease in cash and cash equivalents	(5.7)	—	(4.8)	—	(10.5)
Cash and cash equivalents at beginning of period	5.7	—	60.4	—	66.1

Cash and cash equivalents at end of period	$—	$—	$55.6	$—	$55.6

INDEPENDENT AUDITORS' REPORT

         To the Board of Managers and Members of
Huntsman International LLC

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company"), formerly Huntsman Specialty Chemicals Corporation (the "HSCC Predecessor Company"), as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for the years ended December 31, 2001 and 2000 and the six months ended December 31, 1999; and the six months ended June 30, 1999 (HSCC Predecessor Company operations). Our audits also included the financial statement schedule listed in the table of contents. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries at December 31, 2001 and 2000 and the results of the Company's operations and its cash flows for the years ended December 31, 2001 and 2000 and the six months ended December 31, 1999; and the results of the HSCC Predecessor Company operations and its cash flows for the six months ended June 30, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, the Company was required to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 28, 2002, except for Note 21,
    as to which the date is March 18, 2002
    and for Note 19, as to
    which the date is May 14, 2002

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	December 31, 2001	December 31, 2000
ASSETS
Current assets:
Cash and cash equivalents	$83.9	$66.1
Accounts and notes receivables (net of allowance for doubtful accounts of $15.2 and $10.6, respectively)	501.6	553.9
Inventories	501.4	496.4
Prepaid expenses	10.7	15.2
Deferred income taxes	—	0.9
Other current assets	47.4	69.6

Total current assets	1,145.0	1,202.1
Property, plant and equipment, net	2,839.5	2,703.9
Investment in unconsolidated affiliates	147.0	156.7
Intangible assets, net	424.9	434.7
Other noncurrent assets	305.7	318.0

Total assets	$4,862.1	$4,815.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$266.7	$313.3
Accrued liabilities	496.7	517.0
Current portion of long-term debt	5.3	7.5
Deferred income taxes	5.7	—
Other current liabilities	61.1	32.4

Total current liabilities	835.5	870.2
Long-term debt	2,632.6	2,343.0
Deferred income taxes	262.6	332.1
Other noncurrent liabilities	131.9	131.8

Total liabilities	3,862.6	3,677.1

Minority interests	7.8	9.6

Commitments and contingencies (Notes 15 and 16)
Equity:
Member's equity, 1,000 units	1,026.1	1,026.1
Retained earnings	166.4	223.3
Accumulated other comprehensive loss	(200.8)	(120.7)

Total equity	991.7	1,128.7

Total liabilities and equity	$4,862.1	$4,815.4

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Millions of Dollars)

				HSCC Predecessor Company
	Year Ended December 31, 2001	Year Ended December 31, 2000	Six Months Ended December 31, 1999	Six Months Ended June 30, 1999
Revenues:
Trade sales and services	$4,178.2	$3,940.8	$1,704.5	$134.0
Related party sales	376.0	464.5	269.5	29.0
Tolling fees	21.0	42.6	23.3	29.0

Total revenues	4,575.2	4,447.9	1,997.3	192.0
Cost of goods sold	3,990.1	3,705.4	1,602.0	134.1

Gross profit	585.1	742.5	395.3	57.9
Expenses:
Selling, general and administrative	316.1	272.1	154.3	3.3
Research and development	62.5	59.3	43.7	2.0
Restructuring and plant closing costs	46.6	—	—	—

Total expenses	425.2	331.4	198.0	5.3

Operating income	159.9	411.1	197.3	52.6
Interest expense	231.7	227.3	106.2	18.3
Interest income	3.4	4.9	2.2	0.3
Loss on sale of accounts receivable	12.8	1.9	—	—
Other income (expense)	(2.0)	(3.2)	6.5	—

Income (loss) before income taxes	(83.2)	183.6	99.8	34.6
Income tax expense (benefit)	(26.0)	30.1	18.2	13.1
Minority interests in subsidiaries	2.2	2.8	1.0	—

Income (loss) before accounting change	(59.4)	150.7	80.6	21.5
Cumulative effect of accounting change	(1.5)	—	—	—

Net income (loss)	(60.9)	150.7	80.6	21.5
Preferred stock dividends	—	—	—	2.2

Net income (loss) available to common equity holders	(60.9)	150.7	80.6	19.3
Other comprehensive loss:
Foreign currency translation adjustments	(65.0)	(118.0)	(2.7)	—
Cumulative effect of accounting change	(1.1)	—	—	—
Net unrealized loss on derivative instruments	(14.0)	—	—	—

Comprehensive income (loss)	$(141.0)	$32.7	$77.9	$19.3

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Millions of Dollars)

	Common stock/ Member's Equity
					Accumulated Other Comprehensive Loss
	Shares/ Units	Amount	Additional Paid-in Capital	Retained Earnings		Total
HSCC Predecessor Company:
Balance, December 31, 1998	2,500	$—	$25.0	$5.6	$—	$30.6
Net income		—	—	21.5	—	21.5
Dividends accrued on mandatorily redeemable preferred stock		—	—	(2.2)	—	(2.2)

Balance, June 30, 1999	2,500	$—	$25.0	$24.9	$—	$49.9

Huntsman International:
Capital contribution from Holdings	1,000	$1,646.1	$—	$—	$—	$1,646.1
Distribution to Holdings		(620.0)	—	—	—	(620.0)
Net income		—	—	80.6	—	80.6
Foreign currency translation adjustments		—	—	—	(2.7)	(2.7)

Balance, December 31, 1999	1,000	1,026.1	—	80.6	(2.7)	1,104.0
Distribution to Holdings		—	—	(8.0)	—	(8.0)
Net income		—	—	150.7	—	150.7
Foreign currency translation adjustments		—	—	—	(118.0)	(118.0)

Balance, December 31, 2000	1,000	$1,026.1	$—	$223.3	$(120.7)	$1,128.7
Capital contribution from Holdings		—	—	4.0	—	4.0
Net loss		—	—	(60.9)	—	(60.9)
Other comprehensive loss		—	—	—	(80.1)	(80.1)

Balance, December 31, 2001	1,000	$1,026.1	$—	$166.4	$(200.8)	$991.7

See accompany notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

				HSCC Predecessor Company
			Six Months Ended December 31, 1999
	Year Ended December 31, 2001	Year Ended December 31, 2000		Six Months Ended June 30, 1999
Cash Flows From Operating Activities:
Net income (loss)	$(60.9)	$150.7	$80.6	$21.5
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of investment in unconsolidated affiliates	(0.1)	(0.1)	(0.1)	—
Minority interests in Subsidiaries	2.2	2.8	1.0	—
Gain on foreign currency Transactions	(4.8)	(8.2)	(5.0)	—
Loss on disposals of fixed Assets	6.6	2.9	—	—
Depreciation and amortization	240.5	216.2	105.2	15.5
Deferred income taxes	(43.1)	6.3	11.0	3.6
Proceeds from initial sale of Receivables	—	175.0	—	—
Interest on subordinated note	—	—	—	3.0
Changes in operating assets and liabilities—net of effects of acquisitions:
Accounts and notes receivables	116.5	(104.5)	(38.3)	(6.1)
Inventories	17.3	(118.9)	(21.9)	(5.7)
Prepaid expenses	4.5	0.3	(15.4)	—
Other current assets	1.7	(13.8)	4.6	0.9
Accounts payable	(106.7)	(27.1)	11.9	(3.4)
Accrued liabilities	(16.2)	179.4	118.6	—
Other current liabilities	45.3	(28.4)	4.5	10.0
Other noncurrent assets	10.1	(52.0)	(17.3)	0.6
Other noncurrent liabilities	(10.5)	30.9	16.1	—

Net cash provided by operating activities	202.4	411.5	255.5	39.9

Investing Activities:
Purchase of businesses from ICI, net of cash	—	—	(2,244.8)	—
Purchase of business from BP Chemicals, Limited	—	—	(116.6)	—
Acquisition of other businesses	(209.5)	(149.6)	—	—
Cash received from unconsolidated affiliates	11.3	7.5	2.5	—
Investment in unconsolidated affiliates	—	—	(1.7)	—
Advances to unconsolidated affiliates	(2.5)	(9.0)	(26.5)	—
Capital expenditures	(291.0)	(204.5)	(131.8)	(4.0)

Net cash used in investing activities	(491.7)	(355.6)	(2,518.9)	(4.0)

Financing Activities:
Net borrowings under revolving loan facilities	79.5	8.0	1,692.5	—
Issuance of senior subordinated notes	233.2	—	806.3	—
Proceeds from other long-term debt	4.4	—	1.0	—
Repayment of long-term debt	(2.4)	(131.0)	—	(34.4)
Debt issuance costs	(6.5)	—	(75.7)	—
Cash contributions by Holdings	4.0	—	598.0	—
Cash distribution to Holdings	—	(8.0)	(620.0)	—

Net cash provided by (used in) financing activities	312.2	(131.0)	2,402.1	(34.4)

Effect of exchange rate changes on cash	(5.1)	2.3	0.2	—

Increase (decrease) in cash and cash equivalents	17.8	(72.8)	138.9	1.5
Cash and cash equivalents at beginning of period	66.1	138.9	—	2.6

Cash and cash equivalents at end of period	$83.9	$66.1	$138.9	$4.1

Non-Cash Financing and Investing Activities:
Non-cash capital contribution by Holdings	$—	$—	$1,048.1

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

        Effective June 30, 1999, pursuant to a contribution agreement and ancillary agreements between Huntsman International Holdings LLC ("Holdings"), Huntsman Specialty Chemicals Corporation ("HSCC"), Imperial Chemicals Industries PLC ("ICI") and Huntsman International LLC ("Huntsman International" or the "Company"), the Company acquired assets and stock representing ICI's polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses and HSCC's propylene oxide business. In addition, the Company also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals, Limited ("BP Chemicals") for approximately $117 million.

        The Company is a global manufacturer and marketer of specialty and commodity chemicals through our principal businesses: Polyurethanes, Pigments, Base Chemicals and Performance Products. The Company is a wholly-owned subsidiary of Holdings.

        In exchange for transferring its business, HSCC retained a 60% common equity interest in Holdings and received approximately $360 million in cash as a distribution from Holdings. In exchange for transferring its businesses, ICI received a 30% common equity interest in Holdings, approximately $2 billion in cash that was paid in a combination of U.S. dollars and euros, and discount notes of Holdings with approximately $508 million of accreted value at issuance. The cash proceeds of the Holdings discount notes issued to ICI were contributed by Holdings as equity to Huntsman International. The obligations of the discount notes from Holdings are non-recourse to the Company. BT Capital Investors, LP, Chase Equity Associates, LP, and the Goldman Sachs Group acquired the remaining 10% common equity interest in Holdings for $90 million cash.

        The cash sources to finance the above transactions are summarized as follows (in millions):

Senior secured credit facilities of Huntsman International	$1,683
Senior subordinated notes of Huntsman International	807
Cash equity contributed by Holdings	598

Total cash sources	$3,088

        HSCC is considered the acquirer and predecessor of the businesses transferred to the Company in connection with the transaction because the shareholders of HSCC acquired majority control of the businesses transferred to the Company. HSCC is a 80.1% owned subsidiary of Huntsman Corporation ("Huntsman"). The transactions with ICI and BP Chemicals are accounted for as purchase transactions. Operating results prior to July 1, 1999 are not comparable to the operating results subsequent to such date due to the transaction.

        The total consideration to ICI of cash and the value of common equity interest in Holdings was approximately $2.8 billion, including expenses and liabilities assumed. The excess of the purchase price over the estimated fair value of net tangible assets acquired has been recorded as identifiable intangibles and goodwill which are being amortized over 5 to 15 years and 20 years, respectively.

        The allocation of the purchase price is summarized as follows (in millions):

Current assets	$970.2
Plant and equipment	2,232.5
Investments in unconsolidated affiliates	192.7
Intangible assets (patents, technology, noncompete agreements and goodwill)	248.1
Other assets	292.4
Liabilities assumed	(1,020.8)

Total	$2,915.1

        The total consideration paid to BP Chemicals was allocated to tangible assets, primarily property and equipment.

        The following unaudited pro forma data (in millions) has been prepared assuming that the transaction (excluding the acquisition of 20% of the Wilton olefins facility from BP Chemicals) and related financing were consummated at the beginning of each period.

Year Ended December 31, 1999
Revenues	$3,868
Net income	127

Sale of Equity Interests in Holdings

        On December 20, 2001, ICI and HSCC entered into an agreement (the "Option Agreement") which amends the terms of previous agreements for the buyout of ICI's 30% interest in Holdings. The Option Agreement provides that the purchase of ICI's 30% interest will occur on or before July 1, 2003 for a price of $363.5 million, plus interest at 9% from November 30, 2000 until the closing date. The Option Agreement also provides for discounts to the purchase price for certain prepayments of the purchase price and if the closing occurs prior to July 1, 2003. The purchase can occur any time after January 1, 2003 and prior to that date, if certain conditions are met. To secure its obligation to pay ICI, HSCC granted a lien on 50% of the membership interests in Holdings owned by HSCC. The Option Agreement also requires HSCC to cause Holdings to pay up to $112 million in distributions to members, subject to certain conditions. HSCC is obligated to pay to ICI its share of membership distributions as advance purchase price payments. Holdings has the right to provide up to $70 million to fund the purchase.

        Under the terms of an agreement, as amended, between HSCC and the institutional investors, each of these investors has the right to require HSCC to purchase its interest in Holdings contemporaneously with the purchase of ICI's interest. In addition, each institutional investor has the right to require HSCC to purchase its equity interest in Holdings at any time after June 30, 2004. Each institutional investor also has an option to require HSCC to purchase its equity interest in Holdings following the occurrence of a change of control of Holdings or Huntsman. HSCC has the option to purchase all outstanding interest owned by the institutional investors at any time after June 30, 2006. The exercise price for each of these put and call options will be the value of the business as agreed between HSCC and the institutional investors or as determined by a third party at the time of the exercise of the put or call options. If HSCC, having used commercially reasonable efforts, does not purchase such equity interests, the selling institutional investor will have the right to require Holdings to register such equity interests for resale under the Securities Act.

2001 Acquisition

        On March 31, 2001, the Company closed a definitive purchase agreement with an affiliate of Rhodia S.A. for the acquisition of the European surfactants business of Albright & Wilson, a subsidiary of Rhodia, for approximately $180 million.

2000 Acquisition

        On August 31, 2000, the Company acquired the Morton global thermoplastic polyurethanes business from Rohm and Haas Company for an aggregate purchase price of $120 million.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements of the Company include its majority owned subsidiaries. Intercompany transactions and balances are eliminated. HSCC is considered the accounting acquirer and, accordingly, the operating results prior to July 1, 1999 reflect the historical financial position and results of operations of HSCC.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Flow Information

        Highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

        Cash paid for interest and income taxes are as follows (in millions):

				HSCC Predecessor Company
	Year Ended December 31, 2001	Year Ended December 31, 2000	Six Months Ended December 31, 1999	Six Months Ended June 30, 1999
Cash paid for interest	$222.2	$234.6	$62.7	$12.4
Cash paid for income taxes	15.0	22.0	9.8	—

Securitization of Accounts Receivable

        In September 2000, Statement of Financial Accounting Standards ("SFAS") No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings. The Company adopted SFAS No. 140 during the year ended December 31, 2001 as required. Adoption of the accounting requirements of this standard did not have a material impact on the statement of operations or financial position.

        The Company securitizes certain trade receivables in connection with a revolving securitization program. The Company retains the servicing rights which are a retained interest in the securitized receivables. Losses are recorded on the sale and depend on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved (see Note 10).

Inventories

        Inventories are stated at the lower of cost or market using the weighted average method.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost. Depreciation is provided utilizing the straight line method over the estimated useful lives of the assets ranging from 3 to 20 years. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income. Of the total plant and equipment, approximately $436 million is depreciated using the straight-line method on a group basis at a 5% composite rate. When capital assets representing complete groups of property are disposed of, the difference between the disposal proceeds and net book value is credited or charged to income. When miscellaneous assets are disposed of, the difference between asset costs and salvage value is charged or credited to accumulated depreciation.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of all other plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

        Interest costs are capitalized as part of major construction projects. Interest expense capitalized as part of plant and equipment was $9.3 and $10.3 million for the years ended December 31, 2001 and 2000, respectively, and $10.1 million and $0.3 million for six months ended December 31, 1999 and June 30, 1999, respectively.

Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant influence, generally ownership interests from 20% to 50%, are accounted for using the equity method.

Intangible Assets

        Debt issuance costs are amortized over the term of the related debt agreements, ranging from six to ten years. Goodwill is amortized over a period of 20 years. Other intangible assets, which consist of patents, trademarks, technology and certain other agreements, are stated at their fair market values at the time of acquisition, and are amortized using the straight line method over their estimated useful lives of five to fifteen years or over the life of the related agreement.

Carrying Value of Long-term Assets

        The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the senior credit facilities approximates fair value since they bear interest at a floating rate plus an applicable margin. The fair value of the senior subordinated notes approximates book value.

Derivatives and Hedging Activities

        Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that an entity recognize all derivative instruments as assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for the change in the fair value depends on the use of the instrument. The adoption of SFAS No. 133 resulted in a cumulative increase in net loss of $1.5 million and a cumulative increase to accumulated other comprehensive loss of $1.1 million (see Note 13).

Income Taxes

        The Company and its U.S. subsidiaries are organized as Limited Liability Companies. These entities are treated similar to a partnership for U.S. income tax purposes, and therefore are not subject to U.S. federal tax on their income. Subsidiaries outside the U.S. are generally taxed on the income generated in the local country.

        Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liabilities method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested.

        The HSCC predecessor company filed a consolidated federal income tax return with its ultimate parent. The HSCC predecessor company entered into a tax allocation agreement with its ultimate parent whereby the Company was charged or credited for an amount that would have been applicable had HSCC filed a separate consolidated federal income tax return.

Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and cleanup obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures, which are principally maintenance or preventative in nature, are recorded when incurred and are expensed or capitalized as appropriate.

Preferred Stock

        During 1997, HSCC acquired its propylene oxide and methyl/tertiary butyl ether business from Texaco, Inc. ("Texaco"). In conjunction with this acquisition, HSCC issued preferred stock to Texaco with an aggregate liquidation preference of $65 million. The preferred stock has a cumulative dividend rate of 5.5%, 6.5% or a combination thereof of the liquidation preference per year. The preferred stock and its obligations, including unpaid cumulative dividends, were not transferred to Holdings or the Company.

Foreign Currency Translation

        Generally, the accounts of the Company's subsidiaries outside of the United States consider local currency to be functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains, and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive income. Transaction gains and losses are recorded in the statement of operations and were $4.8 million and $8.2 million net gain for the years ended December 31, 2001 and 2000, respectively, and $5.0 million net gain for the six months ended December 31, 1999. Prior to the transfer of the business from ICI on July 1, 1999, the Company had no subsidiaries outside of the United States.

Revenue Recognition

        The Company generates revenues through sales in the open market, raw material conversion agreements and long-term supply contracts. The Company recognizes revenue when it is realized or realizable and earned, which is generally when the product is shipped to the customer.

Research and Development

        Research and development costs are expensed as incurred.

Earnings per Member Equity Unit

        Earnings per member equity unit is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

Recently Issued Financial Accounting Standards

        On July 20, 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. The statements will change the accounting for business combinations and goodwill in two significant ways. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations will cease upon adoption of that statement on January 1, 2002. The impact of adopting this pronouncement is not expected to be material.

        In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred by capitalizing it as part of the carrying amount of the long-lived assets. As required by SFAS No. 143, the Company will adopt this new accounting standard on January 1, 2003. The Company is currently evaluating the effects of adopting this pronouncement.

        In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement establishes a single accounting model for the impairment or disposal of long-lived assets. As required by SFAS No. 144, the Company will adopt this new accounting standard on January 1, 2002. The Company is currently evaluating the effects of adopting this pronouncement.

3. Inventories

        Inventories consist of the following (in millions):

	December 31, 2001	December 31, 2000
Raw materials	$132.5	$149.5
Work in progress	20.4	22.8
Finished goods	328.7	302.5

Total	481.6	474.8
Materials and supplies	19.8	21.6

Net	$501.4	$496.4

        In the normal course of operations, the Company exchanges raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at the Company's cost. The Company did not owe any inventory under open exchange agreements at December 31, 2001. The amount deducted from inventory under open exchange agreements owed by the Company at December 31, 2000 was $4.4 million (16.7 million pounds of feedstock and products), which represented the amount payable by the Company under open exchange agreements.

4. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment are as follows (in millions):

	December 31, 2001	December 31, 2000
Land	$36.3	$35.3
Buildings	129.9	117.6
Plant and equipment	2,919.0	2,673.6
Construction in progress	231.4	176.3

Total	3,316.6	3,002.8
Less accumulated depreciation	(477.1)	(298.9)

Net	$2,839.5	$2,703.9

5. Investments in Unconsolidated Affiliates

        The Company's ownership percentage and investments in unconsolidated affiliates, primarily manufacturing joint ventures, are as follows (in millions):

	December 31, 2001	December 31, 2000
Louisiana Pigment Company, L.P. (50%)	$139.8	$151.1
Rubicon, Inc. (50%)	5.7	4.5
Others	1.5	1.1

Total	$147.0	$156.7

        Summarized approximate financial information of such affiliated companies as a group as of December 31, 2001 and 2000 and for the years then ended is presented below (in millions):

	December 31, 2001	December 31, 2000
Assets	$533.1	$660.1
Liabilities	229.3	334.9
Revenues	681.4	763.4
Net income	0.5	0.4
The Company's equity in:
Net assets	147.0	156.7
Net income	0.1	0.1

6. Intangible Assets

        Intangible assets, net of accumulated amortization consist of the following (in millions):

	December 31, 2001	December 31, 2000
Patents, trademarks, and technology	$356.6	$323.4
Debt issuance costs	84.5	78.0
Non-compete agreements	50.1	50.1
Other intangibles	29.6	12.7
Goodwill	28.6	48.4

Total	549.4	512.6
Accumulated amortization	(124.5)	(77.9)

Net	$424.9	$434.7

7. Other Noncurrent Assets

        Other noncurrent assets consist of the following (in millions):

	December 31, 2001	December 31, 2000
Prepaid pension assets	$198.4	$190.9
Capitalized turnaround expense	33.0	14.2
Prepaid insurance	.3	4.3
Advances to and receivables from affiliates	16.7	55.0
Spare parts inventory	36.2	32.7
Other noncurrent assets	21.1	20.9

Total	$305.7	$318.0

8. Accrued Liabilities

        Accrued liabilities consist of the following (in millions):

	December 31, 2001	December 31, 2000
Raw materials and services	$212.7	$261.8
Interest	59.1	48.3
Taxes (income, property and VAT)	18.4	51.2
Payroll, severance and related costs	49.7	44.9
Volume and rebates	50.1	46.8
Restructuring and plant closing costs	31.3	—
Other miscellaneous accruals	75.4	64.0

Total	$496.7	$517.0

9. Restructuring and Plant Closing Costs

        The Company has incurred restructuring and plant closing costs totaling $46.6 million in its Specialty Chemicals and Tioxide business segments.

        The Polyurethanes segment announced the first phase of a cost reduction program which includes closure of the Shepton Mallet, U.K. polyols manufacturing facility by the end of 2002 resulting in a charge of $44.7 million. The program includes reduction in workforce of approximately 270 employees at the Shepton Mallet facility and other locations. Approximately $7.8 was recorded to write-down the fixed assets, $36.1 for employee termination benefits, and $.8 for other exit costs. The Company expects that this first phase of the cost reduction program will be substantially complete by the end of 2002.

        The Pigments business segment recorded $1.9 million in restructuring charges which relates to a workforce reduction of approximately 50 employees. The Company expects that the termination benefits will be substantially paid by the end of 2002.

        The restructuring and plant closing cost were recorded in the following accounts: $7.8 million in property, plant, and equipment, and $38.8 million in accrued liabilities.

        A summary of the Polyurethanes and Pigments costs are as follows (in millions):

	Total Charge	Non-Cash Charge	Cash Payments	Accrued Liabilities as of December 31, 2001
Property, plant, and equipment	$7.8	$7.8	$—	$—
Workforce reductions	38.0	—	7.5	30.5
Other exit costs	.8	—	—	.8

Total	$46.6	$7.8	$7.5	$31.3

10. Securitization of Accounts Receivable

        On December 21, 2000, the Company initiated a five-year revolving securitization program under which certain trade receivables were and will be transferred to an off balance sheet special purpose entity at a discount. Under the terms of the agreements, the Company continues to service the receivables in exchange for a 1% fee of the outstanding receivables and is subject to recourse provisions.

        In 2000, proceeds from new sales totaled approximately $175 million. During 2001, new sales totaled approximately $3,132 million and cash collections reinvested totaled approximately $3,180 million. Servicing fees received in 2001 are approximately $3 million and are recorded as a reduction in the loss on sale of accounts receivable in the statements of operations. The retained interest in the receivables was approximately $60 million and $110 million as of December 31, 2001 and 2000, respectively. The value of the retained interest is subject to credit and interest rate risk.

        The key economic assumptions used in valuing the residual interest at December 31, 2001 is presented below:

Weighted average life (in months)	2
Credit losses (annual rate)	Less than 1%
Discount rate (annual rate)	5%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total delinquencies (receivables over 60 days past due) as of December 31, 2001 were $15.6 million.

11. Long-term Debt

        Long-term debt outstanding as of December 31, 2001 and 2000 is as follows (in millions):

	December 31, 2001	December 31, 2000
Senior Secured Credit Facilities:
Revolving loan facility	$110.6	$32.3
Term A dollar loan	195.6	195.6
Term A euro loan (in U.S. dollar equivalent)	208.6	218.5
Term B loan	553.7	553.7
Term C loan	553.7	553.7
Senior Subordinated Notes	1,003.1	785.3
Other long-term debt	12.6	11.4

Subtotal	2,637.9	2,350.5
Less current portion	(5.3)	(7.5)

Total	$2,632.6	$2,343.0

        The revolving loan facility of up to $400 million matures on June 30, 2005 with no scheduled commitment reductions. Both the term A dollar loan and the term A euro loan facilities (as amended) mature on June 30, 2005 and are payable in semi-annual installments commencing December 31, 2003 with the amortization increasing over time. The term B loan facility matures on June 30, 2007 and the term C loan facility matures on June 30, 2008. The term C loan facility (as amended) requires payments in annual installments of $5.65 million each, commencing June 30, 2007, with the remaining unpaid balance due on final maturity.

        Interest rates for the Senior Secured Credit Facilities are based upon, at the Company's option, either a eurocurrency rate or a base rate plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency based loans, from 1.25% to 3.5% per annum depending on the loan facility and whether specified conditions have been satisfied and, in the case of base rate loans, from zero to 2.25% per annum. As of December 31, 2001 and 2000 the average interest rates on the Senior Secured Credit Facilities were 7.6% and 9.2%, respectively.

        The obligations under the Senior Secured Credit Facilities are supported by guarantees of certain subsidiaries (Tioxide Group, Tioxide America, Inc., Huntsman Propylene Oxide Holdings LLC, Huntsman Texas Holdings LLC, Huntsman Propylene Oxide Ltd., Eurofuels LLC, Eurostar Industries LLC, Huntsman International Fuels, L.P., Huntsman International Financial LLC, Huntsman Ethyleneamines LLC and Huntsman Ethyleneamines Ltd.) (collectively the "Guarantors") and Holdings as well as pledges of 65% of the voting stock of certain non-U.S. subsidiaries. The Senior Secured Credit Facilities contain covenants relating to the voting stock of certain non-U.S. subsidiaries. The Senior Secured Credit Facilities contain covenants relating to incurrence of debt, purchase and sale of assets, limitations on investments, affiliate transactions and maintenance of certain financial ratios. The Senior Secured Credit Facilities limit the payment of dividends generally to the amount required by the members to pay income taxes.

        The Company issued $600 million and €450 million 10.125% Senior Subordinated Notes (the "Notes"). Interest on the Notes is payable semi-annually and the Notes mature on July 1, 2009. The Notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Notes may be redeemed, in whole or in part, at any time by the Company on or after July 1, 2004, at percentages ranging from 105% to 100% at July 1, 2007 of their face amount, plus accrued and unpaid interest. The Notes contain covenants relating to the incurrence of debt, face amount, plus accrued and unpaid interest. The Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The Notes also contain a change in control provision requiring the Company to offer to repurchase the Notes upon a change in control.

        Management believes that the Company is in compliance with the covenants of both the Senior Secured Credit Facilities and the Senior Subordinated Notes.

        In 2001, Huntsman, the indirect 60% owner of Holdings, was not in compliance with certain financial covenants contained in its senior credit facilities and failed to make interest payments on its subordinated notes. Huntsman has entered into amendment, forbearance and waiver agreements (collectively, the "Amendment Agreement"), which waives existing and certain future defaults and the lenders agreed to forbear exercising rights and remedies until June 30, 2002, if Huntsman continues to meet the terms of the Amendment Agreement. Huntsman is also discussing the possible restructuring of the senior subordinated notes.

        Under the Huntsman senior credit facilities, the lenders have the right to pursue remedies, including acceleration of the indebtedness and foreclosure on equity of certain subsidiaries of Huntsman. Foreclosure on equity of the Huntsman subsidiary that owns Holdings 60% interest would result in a change in control as defined in the Company's Senior Secured Credit Facilities, Senior Subordinated Notes, and subordinated notes of Holdings.

        A change in control would constitute a default under the Company's Senior Secured Credit Facilities. It would also entitle the holders of Senior Subordinated Notes and the subordinated notes of Holdings to exercise their rights to require the repurchase of these notes by the Company and Holdings, respectively.

        The scheduled maturities of long-term debt are as follows (in millions):

December 31, 2001
2002	$5.3
2003	45.6
2004	129.8
2005	81.3
2006	—
Later Years	2,375.9

$2,637.9

        The Company enters into various types of interest rate contracts to manage interest rate risks on long-term debt. The Company has the following outstanding at December 31, 2001:

  •
  Pay Fixed Swaps Long Term Duration—$319.2 million notional amount, weighted average pay rate of 5.84%, based upon underlying indices at year end, maturing 2002 through 2004. Increases in underlying indices could cause the weighted average pay rate to increase to a maximum of 6.55%.

  •
  Interest Rate Collars—$275 million notional amount, weighted average cap rate of 7%, weighted average floor rate of 5.35%, based upon underlying indices at year end, maturing 2002 through 2004. Decreases in underlying indices could cause the weighted average floor rate to increase to a maximum of 6.12%.

        Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount.

        The Company purchases interest rate cap and sells interest rate floor agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt. The cap agreements entitle the Company to receive from counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed 6.6% to 7.5%. The floor agreement requires the Company to pay to the counterparty (a major bank) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than 5% to 6.25%.

12. Income Taxes

        The provision (benefit) for income taxes consists of the following (in millions):

				HSCC Predecessor Company
	Year Ended December 31, 2001	Year Ended December 31, 2000	Six Months Ended December 31, 1999	Six Months Ended December 31, 1999
U.S.:
Current	$.4	$0.3	$0.4	$—
Deferred	—	—	—	13.1
Foreign:
Current	16.7	23.5	6.8	—
Deferred	(43.1)	6.3	11.0	—

Total	$(26.0)	$30.1	$18.2	$13.1

        The following schedule reconciles the differences between the United States federal income taxes at the United States statutory rate to the Company's provision (benefit) for income taxes (in millions):

				HSCC Predecessor Company
	Year Ended December 31, 2001	Year Ended December 31, 2000	Six Months Ended December 31, 1999	Six Months Ended December 31, 1999
Income taxes at U.S. federal statutory rate	$(29.1)	$64.3	$34.9	$12.1
Income not subject to U.S. federal income tax	13.0	(14.7)	(19.9)	—
State income taxes	.4	0.3	0.4	0.2
Foreign country incentive tax benefits	(14.5)	(13.3)	(7.2)	—

Foreign country currency exchange gain (loss)	.3	(4.4)	6.1	—
Foreign income tax rate in excess of federal statutory rate	4.4	0.4	0.6	—
Other	(0.5)	(2.5)	3.3	0.8

Total	$(26.0)	$30.1	$18.2	$13.1

Effective income tax rate	31%	16%	18%	38%

        The components of deferred tax assets and liabilities are as follows (in millions):

	December 31, 2001		December 31, 2000
	Current	Long-term	Current	Long-term
Deferred income tax assets:
Net operating loss carryforwards	$—	$122.5	$—	$81.6
Tax basis of plant and equipment in excess of book basis	—	38.7	—	36.9
Employee benefits	—	3.6	—	1.0
Other accruals and reserves	10.8	—	17.0	—
Valuation allowance	(6.5)	(22.7)	(6.7)	(40.7)

Total	4.3	142.1	10.3	78.8
Deferred income tax liabilities:
Book basis of plant and equipment in excess of tax basis	—	(346.7)	—	(354.9)
Employee benefits	—	(58.0)	—	(56.0)
Other accruals and reserves	(10.0)	—	(9.4)	—

Total	(10.0)	(404.7)	(9.4)	(410.9)

Net deferred tax asset (liability)	$(5.7)	$(262.6)	$0.9	$(332.1)

        The Company has net operating loss carryforwards of $372 million in various foreign jurisdictions. Most of the NOLs have no expiration date. The remaining NOLs begin to expire in 2006. If the valuation allowance is reversed, substantially all of the benefit will be allocated to reduce goodwill or other noncurrent intangibles. During 2001, the Company reversed $18.2 million of the valuation allowance and reduced goodwill.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its international subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's corporate structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. It is not practicable to estimate the amount of taxes that might be payable upon distribution.

        The Company is treated as a partnership for U.S. federal income tax purposes and as such is generally not subject to U.S. income tax, but rather such income is taxed directly to the Company's owners. The net difference of the book basis of the U.S. assets and liabilities over the tax basis of those assets and liabilities is approximately $707 million.

13. Derivative Instruments and Hedging Activities

        The Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing. As a result, the Company enters into transactions including derivative instruments to manage these risks. The overall risk management philosophy of the Company is to manage the downside risks of these activities. Primary goals of the Company's risk management activities include: (1) reducing the impact of fluctuations in variable interest rates and meeting the requirements of certain credit agreements; (2) reducing the short-term impact from certain movements in foreign exchange rates on earnings; (3) reducing the variability in the purchase price of certain feedstocks; and (4) hedging the net investment position in euro functional currency entities.

Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars, and options (see Note 11).

        As of December 31, 2001, the Company maintained interest rate swaps and collars with a fair value of approximately $13.4 million which have been designated as cash flow hedges of variable rate debt obligations. These amounts are recorded as other current liabilities in the accompanying balance sheet. The effective portion of unrealized losses of approximately $14.2 million were recorded as a component of other comprehensive income (loss), with the ineffective portion of approximately $1.4 million recorded as additional interest income in the accompanying statement of operations. The effective portion of the mark-to-market effects is recorded in other comprehensive income until the underlying interest payments affect earnings.

        Swaps and collars not designated as hedges are also recorded at fair value on the balance sheet and resulted in a increase in interest expense and other current liabilities of approximately $7.9 million in the accompanying financial statements.

Foreign Currency Rate Hedging

        The Company enters into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2001, there were no outstanding contracts. During the year ended December 31, 2001, the Company recognized $3.0 million in loss from these activities.

Commodity Price Hedging

        Because feedstocks used by the Company are subject to price volatility, the Company uses commodity futures and swaps to reduce the risk associated with certain of these feedstocks. These instruments are designated as cash flow hedges of future inventory purchases and fair value hedges of inventory currently held and trading activities. The mark-to-market gains and losses of qualifying cash flow hedges are recorded as a component of other comprehensive income until the underlying transactions are recognized in earnings. The mark-to-market gains and losses of non-qualifying, excluded and ineffective portions of hedges are recorded in cost of goods sold in the accompanying statement of operations. The net losses on derivatives qualifying as cash flow hedges are $.9 million and are recorded in other comprehensive income. All of such amounts are expected to be reclassified to cost of goods sold in the next 12 months. The fair value of all commodity derivatives included as other current assets are $1.0 million as of December 31, 2001. The fair value of commodity derivatives included in other current liabilities is $1.1 million as of December 31, 2001.

        During the year ended December 31, 2001, the Company recorded $11.1 million as an increase in cost of goods sold related to net losses from settled contracts and the change in fair value (unrealized gains and losses) on the contracts that are effective economic hedges of commodity price exposures, but do not meet the SFAS No. 133 definition of hedging instruments. As of December 31, 2001, $2.0 million and $1.0 million were included in other current assets and liabilities, respectively.

        As of December 31, 2000, the Company had forward purchase and sales contracts for commodities which are accounted for as hedges. Unrealized deferred losses amounted to $1.1 million. For contracts not accounted for as hedges, net gains and losses amounted to $1.4 million and $1.9 million, respectively. As of December 31, 2000, $3.0 million and 2.5 million were included in other current assets and liabilities, respectively.

        During the year ended December 31, 2000 and the six months ended December 31, 1999, the Company recorded $17.9 million and $21.3 million, respectively, as a reduction to cost of goods sold related to net gains from settled contracts and the change in fair value (unrealized gains and losses) on contracts which do not qualify as hedges.

        HSCC had no such contracts during the six months ended June 30, 1999.

Net Investment Hedging

        The Company hedges its net investment position in euro functional currency entities. To accomplish this, a portion of the Company's debt is euro denominated and designated as a hedge of net investments. Currency effects of these hedges produced a net gain in other comprehensive income (foreign currency translation adjustments) of approximately $19.5 million for the year ended December 31, 2001, with an ending net balance of approximately $63.2 million.

14. Employee Benefit Plans

Defined Benefit and Other Postretirement Benefit Plans

        The Company sponsors various contributory and non-contributory defined benefit pension plans covering employees in the U.S., the U.K., Netherlands, Belgium, Canada and a number of other countries. The Company funds the material plans through trust arrangements (or local equivalents) where the assets of the fund are held separately from the employer. The level of funding is in line with local practice and in accordance with the local tax and supervisory requirements. The plan assets consist primarily of equity and fixed income securities of both U.S. and non-U.S. issuers.

        The Company also sponsors unfunded post-retirement benefit plans other than pensions which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. In 2001, the healthcare trend rate used to measure the expected increase in the cost of benefits was assumed to be 8% per annum decreasing to 5% per annum after 7 years.

        The HSCC Predecessor sponsored no employee benefit plans.

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheet at December 31, 2001 (in millions):

	Defined Benefit Plans	Other Postretirement Benefit Plans
Change in benefit obligation
Benefit obligation as of January 1, 2001	$857.3	$10.0
Service cost	28.9	.3
Interest cost	52.4	.6
Plan losses	20.4	1.4
Foreign exchange impact	(26.0)	(.1)
Benefits paid	(27.3)	(.6)
Acquisitions	50.3	—
Other	3.0	(1.3)

Benefit obligation as of December 31, 2001	$959.0	$10.3

Change in plan assets
Market value of plan assets as of January 1, 2001	$1,001.4	$—
Actual return on plan assets	(80.4)	—
Company contributions	20.9	—
Foreign exchange impact	(31.9)	—
Benefits paid	(26.7)	—
Acquisitions	44.4	—
Other	3.1	—

Market value of plan assets as of December 31, 2001	$930.8	$—

Change in funded status
Prepaid (accrued) expense as of January 1, 2001	$172.2	$(10.1)
Net periodic pension (cost)/benefit	(8.0)	(1.0)
Employer contributions	20.9	—
Foreign exchange impact	(6.9)	.1
Benefits paid	.5	.6
Other items	(7.0)	—

Prepaid (accrued) expense as of December 31, 2001	$171.7	$(10.4)

Components of net periodic benefit cost
Service cost	$31.0	$.3
Employee contributions	(2.1)	—
Interest cost	52.4	.6
Return on plan assets	(73.4)	—
Unrecognized gains	.1	.1

Net periodic cost/(benefit)	$8.0	$1.0

        The following assumptions were used in the above calculations:

	Defined Benefit Plans	Other Postretirement Benefit Plans
Weighted-average assumptions as of December 31, 2001
Discount rate	5.74%	7.03%
Expected return on plan assets	7.05%	NA
Rate of compensation increase	3.46%	4.00%

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheet at December 31, 2000 (in millions):

	Defined Benefit Plans	Other Postretirement Benefit Plans
Change in benefit obligation
Benefit obligation as of January 1, 2000	$832.2	$8.8
Service cost	24.4	0.3
Interest cost	45.9	0.6
Plan losses	51.0	1.4
Foreign exchange impact	(62.0)	(0.1)
Benefits paid	(31.2)	(0.3)
Other	(3.0)	(0.7)

Benefit obligation as of December 31, 2000	$857.3	$10.0

Change in plan assets
Market value of plan assets as of January 1, 2000	$1,095.1	$—
Actual return on plan assets	(2.8)	—
Company contributions	19.4	—
Foreign exchange impact	(82.8)	—
Benefits paid	(30.7)	—
Other	3.2	—

Market value of plan assets as of December 31, 2000	$1,001.4	$—

Change in funded status
Prepaid (accrued) expense as of January 1, 2000	$147.0	$(9.7)
Net periodic (cost)/benefit	6.6	(0.9)
Employer contributions	19.4	—
Foreign exchange impact	(13.4)	0.1
Benefits paid	0.5	0.4
Other items	12.1	—

Prepaid (accrued) expense as of December 31, 2000	$172.2	$(10.1)

Components of net periodic benefit cost
Service cost	$26.2	$0.3
Employee contributions	(1.8)	—
Interest cost	45.9	0.6
Return on plan assets	(74.6)	—
Unrecognized gains	(2.3)	—

Net periodic cost/(benefit)	$(6.6)	$0.9

        The following assumptions were used in the above calculations:

	Defined Benefit Plans	Other Postretirement Benefit Plans
Weighted-average assumptions as of December 31, 2000
Discount rate	6.15%	7.30%
Expected return on plan assets	7.34%	NA
Rate of compensation increase	3.78%	4.25%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were $65.2 million, $48.6 million and $26.1 million, respectively, as of December 31, 2001.

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with plan assets in excess of accumulated benefit obligations were $893.9 million, $781.3 million and $904.7 million, respectively, as of December 31, 2001.

Defined Contribution Plans

        The Company has defined contribution plans covering its domestic employees and employees in some foreign subsidiaries who have completed at least two years of service.

        The Company's total combined expense for the above defined contribution plans for the year ended December 31, 2001 and 2000 and six months ended December 31, 1999 were approximately $6.3 million, $2.9 million, and $0.5 million, respectively. There were no plans prior to July 1, 1999.

Equity Deferral Plan

        Effective July 1, 1999, the Board of Directors of Huntsman, the ultimate parent of HSCC, approved the adoption of the Huntsman Equity Deferral Plan (the "Deferral Plan") and the Huntsman Equity Rights Plan (the "Rights Plan"), (collectively, the "Equity Plans"). Under the terms of the Equity Plans, selected Huntsman officers and key employees, including certain of the Company's management may (1) have a portion of their compensation deferred and contribute the deferred compensation to the Deferral Plan and (2) be given the right to receive a benefit equal to the difference between the value of Huntsman stock at the grant date and the value of the stock at the exercise date multiplied by the specific number of shares granted.

        For each $1 contributed to the Deferral Plan, Huntsman credits an additional $.50 to the account of the contributing plan participant. A plan participant may defer up to 50% of the participants salary and up to 100% of the participant's bonus up to a maximum of $250,000 (which maximum may be amended to certain employees by the Huntsman Board of Directors). The amounts contributed to the Deferral Plan are considered invested in phantom shares of Huntsman stock. Benefits under the Equity Plans (including the matching contribution) vest after four years from the date of the grant and are exercisable after eight years.

        Effective September 30, 2001, Huntsman terminated the Equity Plans. The Company's cost to terminate the Equity Plans and the expense for the Equity Plans for the years ended December 31, 2001 and 2000 and the six months ended December 31, 1999 was not material.

15. Commitments and Contingencies

        The Company has various purchase commitments for materials and supplies entered into in the ordinary course of business. These agreements extend from three to ten years and the purchase price is generally based on market prices subject to certain minimum price provisions.

        The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, after consideration of indemnifications, none of such litigation is material to the Company's financial condition or results of operations.

16. Environmental Matters

        The operation of any chemical manufacturing plant, the distribution of chemical products and the related production of by-products and wastes, entail risk of adverse environmental effects. The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject continually to environmental inspections and monitoring by governmental enforcement authorities. The Company may incur substantial costs, including fines, damages and criminal or civil sanctions, or experience interruptions in our operations for actual or alleged violations arising under any environmental laws. In addition, production facilities require operating permits that are subject to renewal, modification and, in some circumstances, revocation. Violations of permit requirements can also result in restrictions or prohibitions on plant operations, substantial fines and civil or criminal sanctions. The Company's operations involve the generation, handling, transportation, use and disposal of numerous hazardous substances. Changes in regulations regarding the generation, handling, transportation, use and disposal of hazardous substances could inhibit or interrupt operations and have a material adverse effect on business. From time to time, these operations may result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. In the event of a catastrophic incident, the Company could incur material costs as a result of addressing and implementing measures to prevent such incidents. Given the nature of the Company's business, there can be no assurance that violations of environmental laws will not result in restrictions imposed on the Company's operating activities, substantial fines, penalties, damages or other costs. We are investigating a spill at our North Tees facility that was discovered on March 27, 2001. The U.K. Environmental Agency issued an enforcement notice with respect to this spill on March 30, 2001, following an investigation into an alleged leak of a mixture containing benzene into the River Tees. The requirements of that notice were complied with, to the satisfaction of the U.K. Environmental Agency, by the end of May 2001. We contained the spill and conducted a remediation program to reclaim the material. On May 1, 2002, the U.K. Environment Agency informed us that it intends to initiate prosecution against us for the spill sometime in the near future. If, as a result of that prosecution, we are found legally responsible, we could face legal action and possible penalties. Although we can give no assurances, based on currently available information and our understanding of similar investigations and penalties in the past, we believe that, if such action was initiated and we are ultimately found to be legally responsible, the probable penalties would not be material to our financial position or results of operations. Nevertheless, because this matter is in the initial stages of investigation, we cannot assure you that it will not have a material effect on us.

17. Related-party Transactions

        The Company shares numerous services and resources with Huntsman, ICI, and subsidiaries of both companies. In accordance with various agreements Huntsman and ICI provide management, operating, maintenance, steam, electricity, water and other services to the Company. The Company also relies on Huntsman, ICI and their subsidiaries to supply certain raw materials and to purchase products. Rubicon, Inc., and Louisiana Pigment Company are non-consolidated 50 percent owned subsidiaries of the Company. The amounts which the Company purchased from or sold to related parties are as follows (in millions):

							HSCC Predecessor Company
	Year Ended December 31, 2001		Year Ended December 31, 2000		Six Months Ended December 31, 1999		Six Months Ended June 30, 1999
	Purchases From	Sales To	Purchases From	Sales To	Purchases From	Sales To	Purchases From	Sales To
Huntsman and subsidiaries	$217.5	$73.8	$194.9	$80.3	$42.6	$55.6	$32.1	$29.0
ICI and subsidiaries	235.5	286.2	393.6	370.2	297.8	213.1	—	—
Unconsolidated affiliates	537.5	16.0	580.7	14.0	216.1	0.8	—	—

        Included in purchases from Huntsman and subsidiaries for the years ended December 31, 2001 and 2000, are $54 million and $64 million, respectively, of allocated management costs which are reported in selling, general and administrative expenses. The amounts which the Company is owed or owes to related parties are as follows (in millions):

	December 31, 2001		December 31, 2000
	Receivables From	Payables To	Receivables From	Payables To
Huntsman and subsidiaries	$14.7	$27.4	$15.9	$44.8
ICI and subsidiaries	34.5	2.5	111.3	7.6
Unconsolidated affiliates	16.1	70.2	25.2	109.4

HSCC Predecessor Company

        HSCC had no employees and relied entirely on third parties to provide all goods and services necessary to operate the Company's business. Certain of such goods and services were provided by an affiliate of Huntsman.

        Service Agreements—In accordance with various service agreements, the terms of which range from 10 to 29 years, an affiliate of Huntsman provided management, operating, maintenance and other services to the Company.

        Supply Agreements—Additionally, HSCC relies on an affiliate to supply certain raw materials and to purchase a significant portion of the facility's output pursuant to various agreements.

18. Lease Commitments

        The Company leases a number of assets which are accounted for as operating leases. The lease obligation reflected in the Company's statement of operations as rental expense, totaled $18.5 million and $23.7 million for the years ended December 31, 2001 and 2000, respectively, and $17.7 million and

$3.6 million for the six months ended December 31, 1999 and June 30, 1999, respectively. The minimum future rental payments due under existing agreements are by year (in millions):

Year	Amount
2002	$15.6
2003	12.0
2004	8.4
2005	6.2
2006	4.4
Later years	39.3

        The Company also has lease obligations accounted for as capital leases. The present value of the future net minimum lease payments is $14.6 million at December 31, 2001.

19. Industry Segment and Geographic Area Information

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of specialty and commodity chemical products. The Company manages its businesses in four segments, Polyurethanes (the former ICI polyurethanes business and HSCC's propylene oxide business); Pigments (acquired from ICI); Base Chemicals (businesses acquired from ICI and BP Chemicals); and Performance Products (acquisitions completed in 2000 and 2001).

        The major products of each business group are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO, TBA, MTBE
Pigments	TiO2
Performance Products	Ethyleneamines and surfactants
Base Chemicals	Ethylene, propylene, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices.

				HSCC Predecessor Company
			Six Months Ended December 31, 1999
	Year Ended December 31, 2001	Year Ended December 31, 2000		Six Months Ended June 30, 1999
	(In millions)
By Segment
Net Sales:
Polyurethanes	$2,177.2	$2,108.5	$964.7		$192.0
Pigments	872.1	955.8	501.1		—
Base Chemicals	1,268.7	1,485.5	574.2		—
Performance Products	351.7	—	—		—
Eliminations	(94.5)	(101.9)	(92.7)		—

Total	$4,575.2	$4,447.9	$1,997.3		$192.0

Segment Income(1):
Polyurethanes	$113.1	$222.9	$139.4		$52.6
Pigments	94.3	173.5	59.1		—
Base Chemicals	(29.2)	40.7	8.1		—
Performance Products	12.3	—	—		—

Total	$190.5	$437.1	$206.6		$52.6

EBITDA(2):
Polyurethanes	$243.1	$338.6	$192.5		$68.2
Pigments	138.1	215.3	82.2		—
Base Chemicals	14.2	83.6	29.6		—
Performance Products	17.0	—	—		—
Unallocated administrative and other items(3)	(27.0)	(15.3)	4.7		—

Total EBITDA	$385.4	$622.2	$309.0		$68.2

Depreciation and Amortization:
Polyurethanes	$129.9	$115.7	$52.1	$
Pigments	43.8	41.8	23.1		—
Base Chemicals	43.4	42.9	21.5		—
Performance Products	4.7	—	—		—
Unallocated	18.7	15.8	8.5		—

Total	$240.5	$216.2	$105.2	$

Capital Expenditures:
Polyurethanes	$86.0	$83.5	$76.2		$4.0
Pigments	165.9	87.6	38.9		—
Base Chemicals	32.6	33.4	16.7		—
Performance Products	6.5	—	—		—

Total	$291.0	$204.5	$131.8		$4.0

Total Assets:
Polyurethanes	$2,382.5	$2,496.7	$2,444.3		$577.9
Pigments	1,278.5	1,229.9	1,243.0		—
Base Chemicals	718.1	816.5	842.4		—
Performance Products	294.4	—	—		—
Unallocated	188.1	272.3	288.7

Total	$4,862.1	$4,815.4	$4,818.4		$577.9

(1)
Segment income is defined as operating income excluding unallocated corporate overhead.
(2)
EBITDA is defined as earnings from continuing operations before interest expense, depreciation and amortization, and taxes.
(3)
Unallocated administrative and other items includes unallocated corporate overhead, loss on the sale of accounts receivable and other non-operating income (expense).

				HSCC Predecessor Company
			Six Months Ended December 31, 1999
	Year Ended December 31, 2001	Year Ended December 31, 2000		Six Months Ended June 30, 1999
	(In millions)
By Geographic Area
Net Sales:
United States	$1,573.1	$1,537.7	$709.8	$192.0
United Kingdom	1,628.5	1,809.7	756.2	—
Netherlands	929.8	802.4	379.7	—
Other nations	1,344.5	1,116.4	528.0	—
Adjustments and eliminations	(900.7)	(818.3)	(376.4)	—

Total	$4,575.2	$4,447.9	$1,997.3	$192.0

Long-lived Assets:
United States	$1,251.4	$1,278.1	$1,116.6	$482.5
United Kingdom	1,022.2	946.0	1,002.5	—
Netherlands	338.3	345.4	365.9	—
Other nations	611.7	534.6	508.7	—
Corporate	111.4	81.4	92.6	—

Total	$3,335.0	$3,185.5	$3,086.3	$482.5

20. Selected Quarterly Financial Data (Unaudited—in millions)

	Three Months Ended March 31, 2001	Three Months Ended June 30, 2001	Three Months Ended September 30, 2001	Three Months Ended December 31, 2001	Year Ended December 31, 2001
Revenues	$1,151.6	$1,284.1	$1,133.4	$1,006.1	$4,575.2
Gross profit	166.0	170.6	139.6	108.9	585.1
Operating income (loss)	68.8	81.5	46.1	(36.5)	159.9
Net income (loss)	8.5	22.0	34.4	(125.8)	(60.9)
	Three Months Ended March 31, 2000	Three Months Ended June 30, 2000	Three Months Ended September 30, 2000	Three Months Ended December 31, 2000	Year Ended December 31, 2000
Revenues	$1,054.9	$1,154.7	$1,136.9	$1,101.4	$4,447.9
Gross profit	181.3	205.8	195.4	160.0	742.5
Operating income	95.4	129.8	107.2	78.7	411.1
Net income	36.3	64.0	41.0	9.4	150.7

	HSCC Predecessor Company
	Three Months Ended March 31, 1999	Three Months Ended June 30, 1999	Six Months Ended June 30, 1999	Three Months Ended September 30, 1999	Three Months Ended December 31, 1999	Six Months Ended December 31, 1999
Revenues	$83.4	$108.6	$192.0	$958.9	$1,038.4	$1,997.3
Gross profit	21.6	36.2	57.9	198.2	197.1	395.3
Operating income	18.9	33.7	52.6	113.9	83.4	197.3
Net income	5.9	15.5	21.4	53.3	27.3	80.6

        During the three months ended December 31, 2001, the Company incurred $44.7 million of restructuring and plant closing costs (see Note 9).

21. Subsequent Event

        On March 18, 2002, the Company completed an offering of $300 million in senior notes (the "Notes"), resulting in net proceeds of approximately $292 million. The Notes are due March 1, 2009 and bear interest at 9.875% per annum, payable semi-annually on March 1 and September 1. The Notes are unsecured obligations. The Company used approximately $58 million of the net proceeds to repay outstanding indebtedness under the revolving portion of its Senior Secured Credit Facilities. The balance of the net proceeds was used to repay amounts due under the term loan portion of the Senior Secured Credit Facilities, eliminating scheduled term loan amortization requirements in 2002 and substantially reducing scheduled term loan amortization requirements in 2003.

22. Consolidating Condensed Financial Statements

        The following are consolidating condensed financial statements which present, in separate columns: Huntsman International carrying its investment in subsidiaries under the equity method; the Guarantors on a combined, or where appropriate, consolidated basis, carrying its investment in the Non-Guarantors under the equity method; and the Non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and the six months ended December 31, 1999. There are no restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Huntsman International. The Combined Guarantors are wholly-owned subsidiaries of Huntsman International and have fully and unconditionally guaranteed the senior subordinated notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the Combined Guarantors because management has determined that such information is not material to investors.

HUNTSMAN INTERNATIONAL LLC

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2001
(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
ASSETS
Current Assets:
Cash and cash equivalents	$21.0	$2.8	$60.1	$—	$83.9
Accounts and notes receivables, net	65.8	87.2	450.0	(101.4)	501.6
Inventories	52.0	55.8	393.6	—	501.4
Prepaid expenses	2.5	.7	7.5	—	10.7
Other current assets	128.7	130.7	50.0	(262.0)	47.4

Total current assets	270.0	277.2	961.2	(363.4)	1,145.0
Property, plant and equipment, net	590.8	359.5	1,889.2	—	2,839.5
Investment in unconsolidated affiliates	2,714.0	821.4	1.5	(3,389.9)	147.0
Intangible assets, net	392.2	8.1	24.6	—	424.9
Other noncurrent assets	25.3	1,294.7	271.9	(1,286.2)	305.7

Total assets	$3,992.3	$2,760.9	$3,148.4	$(5,039.5)	$4,862.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$70.8	$55.7	$241.6	$(101.4)	$266.7
Accrued liabilities	93.5	23.7	409.8	(30.3)	496.7
Current portion of long-term debt	—	—	5.3	—	5.3
Deferred income taxes	—	—	5.7	—	5.7
Other current liabilities	125.4	18.1	149.3	(231.7)	61.1

Total current liabilities	289.7	97.5	811.7	(363.4)	835.5
Long-term debt	2,653.9	—	1,264.9	(1,286.2)	2,632.6
Deferred income taxes	—	—	262.6	—	262.6
Other noncurrent liabilities	57.0	3.8	71.1	—	131.9

Total liabilities	3,000.6	101.3	2,410.3	(1,649.6)	3,862.6

Minority interests	—	—	7.8	—	7.8

Equity:
Member's equity, 1,000 units	1,026.1	—	—	—	1,026.1
Subsidiary equity	—	2,400.5	720.5	(3,121.0)	—
Retained earnings	166.4	513.6	103.2	(616.8)	166.4
Accumulated other comprehensive loss	(200.8)	(254.5)	(93.4)	347.9	(200.8)

Total equity	991.7	2,659.6	730.3	(3,389.9)	991.7

Total liabilities and equity	$3,992.3	$2,760.9	$3,148.4	$(5,039.5)	$4,862.1

HUNTSMAN INTERNATIONAL LLC

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2001
(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales and services	$615.1	$638.6	$2,924.5	$—	$4,178.2
Related party sales	148.9	150.0	375.1	(298.0)	376.0
Tolling fees	—	20.5	.5	—	21.0

Total revenue	764.0	809.1	3,300.1	(298.0)	4,575.2
Cost of goods sold	577.5	712.3	2,998.3	(298.0)	3,990.1

Gross profit	186.5	96.8	301.8	—	585.1
Expenses:
Selling, general and administrative	104.9	19.3	191.9	—	316.1
Research and development	52.3	3.3	6.9	—	62.5
Restructuring and plant closure costs	3.4	—	43.2	—	46.6

Total expenses	160.6	22.6	242.0	—	425.2

Operating income	25.9	74.2	59.8	—	159.9
Interest expense	238.5	.4	104.3	(111.5)	231.7
Interest income	2.8	108.1	4.0	(111.5)	3.4
Loss on sale of accounts receivable	2.5	4.5	5.8	—	12.8
Equity in earnings (losses) of unconsolidated affiliates	156.6	(25.4)	.1	(131.2)	.1
Other income (expense)	(3.5)	—	1.4	—	(2.1)

Income (loss) before income taxes	(59.2)	152.0	(44.8)	(131.2)	(83.2)
Income tax expense (benefit)	.2	.1	(26.3)	—	(26.0)
Minority interests in subsidiaries	—	—	2.2	—	2.2

Income (loss) before accounting change	(59.4)	151.9	(20.7)	(131.2)	(59.4)
Cumulative effect of accounting change	(1.5)	—	—	—	(1.5)

Net income (loss)	(60.9)	151.9	(20.7)	(131.2)	(60.9)
Other comprehensive loss:
Foreign currency translation adjustments	(65.0)	(85.5)	(36.6)	122.1	(65.0)
Cumulative effect of accounting change	(1.1)	—	—	—	(1.1)
Net unrealized loss on derivative instruments	(14.0)	—	(.9)	.9	(14.0)

Comprehensive income (loss)	$(141.0)	$66.4	$(58.2)	$(8.2)	$(141.0)

HUNTSMAN INTERNATIONAL LLC

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2000
(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales and services	$975.9	$287.3	$2,677.6	$—	$3,940.8
Related party sales	173.8	57.8	494.4	(261.5)	464.5
Tolling fees	31.0	11.6	—	—	42.6

Total revenue	1,180.7	356.7	3,172.0	(261.5)	4,447.9
Cost of goods sold	915.5	313.6	2,737.8	(261.5)	3,705.4

Gross profit	265.2	43.1	434.2	—	742.5
Expenses:
Selling, general and administrative	101.4	10.0	160.7	—	272.1
Research and development	43.0	1.2	15.1	—	59.3

Total expenses	144.4	11.2	175.8	—	331.4

Operating income	120.8	31.9	258.4	—	411.1
Interest expense	233.7	0.5	123.8	(130.7)	227.3
Interest income	2.3	127.9	5.4	(130.7)	4.9
Loss on sale of accounts receivable	0.5	0.5	0.9	—	1.9
Equity in earnings (losses) of unconsolidated affiliates	260.9	104.3	(0.1)	(365.0)	0.1
Other income (expense)	0.2	—	(3.5)	—	(3.3)

Income before income taxes	150.0	263.1	135.5	(365.0)	183.6
Income tax expense (benefit)	(0.7)	0.1	30.7	—	30.1
Minority interests in subsidiaries	—	—	2.8	—	2.8
Net income	150.7	263.0	102.0	(365.0)	150.7
Other comprehensive loss—foreign currency translation adjustments	(118.0)	(153.5)	(42.5)	196.0	(118.0)

Comprehensive income	$32.7	$109.5	$59.5	$(169.0)	$32.7

HUNTSMAN INTERNATIONAL LLC

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

SIX MONTHS ENDED DECEMBER 31, 1999
(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Revenues:
Trade sales and services	$491.5	$103.2	$1,109.8	$—	$1,704.5
Related party sales	77.9	13.9	284.4	(106.7)	269.5
Tolling fees	23.3	—	—	—	23.3

Total revenue	592.7	117.1	1,394.2	(106.7)	1,997.3
Cost of goods sold	440.9	98.8	1,169.0	(106.7)	1,602.0

Gross profit	151.8	18.3	225.2	—	395.3
Expenses:
Selling, general and administrative	40.8	5.2	108.3	—	154.3
Research and development	25.3	—	18.4	—	43.7

Total expenses	66.1	5.2	126.7	—	198.0

Operating income	85.7	13.1	98.5	—	197.3
Interest expense	107.5	3.3	63.0	(67.6)	106.2
Interest income	0.6	66.7	2.5	(67.6)	2.2
Equity in earnings of unconsolidated affiliates	98.7	21.9	—	(120.6)	—
Other income	3.1	0.3	3.1	—	6.5

Income before income taxes	80.6	98.7	41.1	(120.6)	99.8
Income tax expense	—	—	18.2	—	18.2
Minority interests in subsidiaries	—	—	1.0	—	1.0

Net income	80.6	98.7	21.9	(120.6)	80.6
Other comprehensive loss—foreign currency translation adjustments	(2.7)	(15.5)	(14.3)	29.8	(2.7)

Comprehensive income	$77.9	$83.2	$7.6	$(90.8)	$77.9

HUNTSMAN INTERNATIONAL LLC

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31, 2001
(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by operating activities	$(117.0)	$172.2	$163.4	—	$218.6
Investing activities:
Acquisition of other businesses	(33.8)	(29.1)	(146.6)	—	209.5
Cash received from unconsolidated affiliates	—	11.3	—	—	11.3
Advances to unconsolidated affiliates	(2.5)	—	—	—	(2.5)
Capital expenditures	(48.2)	(4.0)	(238.8)	—	(291.0)

Net cash provided by (used in) investing activities	(84.5)	(21.8)	(385.4)	—	(491.7)

Financing activities:
Net borrowings under senior credit facilities	79.5	—	—	—	79.5
Issuance of senior subordinated notes	233.2	—	—	—	233.2
Proceeds from other long-term debt	—	—	4.4	—	4.4
Repayment of other long-term debt	—	—	(2.4)	—	(2.4)
Debt issuance costs	(6.5)	—	—	—	(6.5)
Cash contributions by parent	4.0	831.3	3,183.1	(4,014.4)	4.0
Cash distributions from subsidiaries	3,935.9	—	—	(3,935.9)	—
Cash distributions to parent	—	(744.5)	(3,191.4)	3,935.9	—
Cash distributions to subsidiaries	(3,963.3)	(51.1)	—	4,014.4	—
Intercompany advances—net of repayments	(50.3)	(183.3)	233.6	—	—

Net cash provided by (used in) financing activities	232.5	(147.6)	227.3	—	312.2

Effect of exchange rate changes on cash	(15.7)	—	(5.6)	—	(21.3)

Increase in cash and cash equivalents	15.3	2.8	(0.3)	—	17.8
Cash and cash equivalents at beginning of period	5.7	—	60.4	—	66.1

Cash and cash equivalents at end of period	$21.0	$2.8	$60.1	$—	$83.9

HUNTSMAN INTERNATIONAL LLC

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31, 2000
(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by operating activities	$—	$176.6	$187.8	$—	$—
Investing activities:
Acquisition of other businesses	(135.6)	—	(14.0)	—	(149.6)
Cash received from unconsolidated affiliates	—	7.5	—	—	7.5
Advances to unconsolidated affiliates	(9.0)	—	—	—	(9.0)
Capital expenditures	(45.2)	(2.2)	(157.1)	—	(204.5)

Net cash provided by (used in) investing activities	(189.8)	5.3	(171.1)	—	(355.6)

Financing activities:
Borrowings under senior credit facilities	8.0	—	—	—	8.0
Repayment of long-term debt	(122.8)	—	(8.2)	—	(131.0)
Cash contributions by parent	—	291.9	367.0	(658.9)	—
Cash distributions from subsidiaries	691.0	—	—	(691.0)	—
Cash distributions to parent	(8.0)	(496.9)	(194.1)	691.0	(8.0)
Cash distributions to subsidiaries	(591.8)	(67.1)	—	658.9	—
Intercompany advances—net of repayments	150.1	106.7	(256.8)	—	—

Net cash provided by (used in) financing activities	126.5	(165.4)	(92.1)	—	(131.0)

Effect of exchange rate changes on cash	12.9	(16.7)	6.1	—	(2.3)

Increase in cash and cash equivalents	(3.3)	(0.2)	(69.3)	—	(72.8)
Cash and cash equivalents at beginning of period	9.0	0.2	129.7	—	138.9

Cash and cash equivalents at end of period	$5.7	$—	$60.4	$—	$66.1

HUNTSMAN INTERNATIONAL LLC

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW

SIX MONTHS ENDED DECEMBER 31, 1999
(Millions of Dollars)

	Parent Only Huntsman International	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International
Net cash provided by operating activities	$103.7	$35.1	$116.7	$—	$255.5

Investing activities:
Purchase of businesses from ICI, net of cash acquired	(679.9)	(116.6)	(1,448.3)	—	(2,244.8)
Purchase of business from BP Chemicals, Limited	—	—	(116.6)	—	(116.6)
Cash received from unconsolidated affiliates	—	2.5	—	—	2.5
Investment in unconsolidated affiliates	—	—	(1.7)	—	(1.7)
Advances to unconsolidated affiliates	(26.5)	—	—	—	(26.5)
Capital expenditures	(55.5)	(0.3)	(76.0)	—	(131.8)

Net cash used in investing activities	(761.9)	(114.4)	(1,642.6)	—	(2,518.9)

Financing activities:
Borrowings under senior credit facilities	1,692.5	—	—	—	1,692.5
Issuance of senior subordinated notes	806.3	—	—	—	806.3
Proceeds from other long-term debt	—	—	1.0	—	1.0
Debt issuance costs	(75.7)	—	—	—	(75.7)
Cash contributions by parent	598.0	1,710.0	147.3	(1,857.3)	598.0
Cash distributions to Holdings	(620.0)	—	—	—	(620.0)
Cash distributions to subsidiaries	(1,710.0)	(147.3)	—	1,857.3	—
Intercompany advances—net of repayments	(22.1)	(1,478.1)	1,500.2	—	—

Net cash provided by financing activities	669.0	84.6	1,648.5	—	2,402.1

Effect of exchange rate changes on cash	(1.8)	(5.1)	7.1	—	0.2

Increase in cash and cash equivalents	9.0	0.2	129.7	—	138.9
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$9.0	$0.2	$129.7	$—	$138.9

Non-cash financing and investing activities:
Non-cash capital contribution by parent	$1,048.1	$436.1	$388.8	$(824.9)	$1,048.1
Non-cash contributions to subsidiaries	(436.1)	(388.8)	—	824.9	—

INDEPENDENT AUDITORS REPORT

The Board of Directors
Imperial Chemical Industries PLC

        We have audited the accompanying combined balance sheets representing an aggregation of financial information from the individual companies and operations of the businesses of Imperial Chemical Industries PLC ("ICI") relating to polyurethane chemicals, titanium dioxide and selected petrochemicals ("the Businesses") as at 31 December 1997 and 1998 and their related combined profit and loss accounts, cash flow statements and statements of total recognised gains and losses for each of the years in the three year period ended 31 December 1998. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Businesses as of 31 December 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended 31 December 1998, in conformity with generally accepted accounting principles in the United Kingdom.

        Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the three year period ended 31 December 1998 and net investment as of 31 December 1997 and 1998, to the extent summarised in Note 30 of the combined financial statements.

KPMG Audit Plc
Chartered Accountants
London, England
2 June 1999

COMBINED PROFIT AND LOSS ACCOUNTS

		Years Ended 31 December
	Notes	1996	1997	1998
		£m	£m	£m
Turnover	3	2,534	2,337	2,011
Operating costs	5	(2,368)	(2,288)	(1,888)
Other operating income	5	6	5	8

Trading profit before operating exceptional items	3,5	172	54	131
Operating exceptional items	4	(11)	(56)	(10)

Trading profit/(loss) after operating exceptional items	5	161	(2)	121
Income from fixed asset investment—dividends	2	1	1
Exceptional items—profit/(loss) on sale or closure of operations	4	—	23	(4)

Profit on ordinary activities before interest		163	22	118
Net interest payable	8	(78)	(69)	(71)

Profit/(loss) on ordinary activities before taxation		85	(47)	47
Taxation on profit/(loss) on ordinary activities	9	(29)	(15)	12

Profit/(loss) on ordinary activities after taxation		56	(62)	59
Attributable to minorities		(3)	(1)	(1)

Net profit/(loss) for the financial year.		53	(63)	58

COMBINED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

	Years Ended 31 December
	1996	1997	1998
Net profit/(loss) for the financial year	53	(63)	58
Currency translation differences on foreign currency net investments	(88)	(51)	—
Other movements	—	(2)	7

	(88)	(53)	7

Total recognised gains/(losses) relating to the year	(35)	(116)	65

The accompanying notes form an integral part of these combined financial statements.

COMBINED BALANCE SHEETS

		At 31 December
	Notes	1997	1998
		£m	£m
Fixed assets
Tangible assets	10	958	1,041
Investments—Participating and other interests	11	7	6

		965	1,047
Current assets
Stocks	12	236	250
Debtors	13	340	296
Investments and short-term deposits—unlisted		2	2
Cash at bank	24	53	51

		631	599

Total assets		1,596	1,646
Creditors due within one year
Short-term borrowings	14	(20)	(12)
Current installments of loans	16	(9)	(4)
Financing due to ICI	16		(866)
Other creditors	15	(408)	(345)

		(437)	(1,227)
Net current assets/(liabilities)		194	(628)

Total assets less current liabilities		1,159	419

Creditors due after more than one year
Loans	16	(10)	(8)
Financing due to ICI	16	(866)
Other creditors	15	(7)	(9)

		(883)	(17)
Provisions for liabilities and charges	17	(77)	(72)
Deferred income		(11)	(11)

		(971)	(100)

Net assets		188	319

Net investment		184	316
Minority interests—equity		4	3

		188	319

The accompanying notes form an integral part of these combined financial statements.

COMBINED CASH FLOW STATEMENTS

			Years Ended 31 December
	Notes	1996	1997	1998
		£m	£m	£m
Net cash inflow from operating activities	18	292	111	200
Returns on investments and servicing of finance	19	(13)	(12)	(12)
Taxation		(41)	(22)	(56)

		238	77	132
Capital expenditure and financial investment	20	(187)	(169)	(130)
Disposals	21	—	31	—

Cashflow before financing		51	(61)	2
Net movement in financing	22	(57)	67	(4)

Increase/(decrease) in cash	24	(6)	6	(2)

RECONCILIATION OF MOVEMENTS IN COMBINED NET INVESTMENT

	Years Ended 31 December
	1996	1997	1998
	£m	£m	£m
Net profit/(loss) for the financial year	53	(63)	58
Distributions and transfers (to)/from ICI, net of tax	(3)	10	21

Profit/(loss) retained for year	50	(53)	79
Other recognised gains/(losses) related to the year—exchange differences on translation of opening investment and other non cash movements	(42)	2	53

Increase/(decrease) in net investment	8	(51)	132
Combined net investment at beginning of year	227	235	184

Combined net investment at end of year	235	184	316

        The net assets above have been reduced as of 31 December, in each year by a cumulative amount of goodwill written off of £35m.

        There are no significant statutory or contractual restrictions on the distribution of current year income of subsidiary undertakings. Undistributed profits are, in the main, employed in the businesses of these companies. The undistributed income of the Businesses overseas may be liable to overseas taxes and/or United Kingdom taxation (after allowing for double taxation relief) if they were to be distributed as dividends.

        The cumulative exchange gains and losses on the translation of foreign currency financial statements into pounds sterling are taken into account in the above reconciliation of movements in combined net investment.

The accompanying notes form an integral part of these combined financial statements.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. Basis of preparation

        The accompanying Combined Financial Statements for the three years ended 31 December 1998 have been prepared in connection with the disposal of ICI's Tioxide, Polyurethanes and selected petrochemicals businesses (the "Businesses") in order to show the financial position, results of operations, total recognised gains and losses and cash flows of the Businesses. They have been prepared on a carve-out basis by aggregating the historical financial information of the Businesses as if they had formed a discrete operation under common management for the entire three year period. The Businesses are not separate legal entities and have not been separately financed. Distributions and transfers out of retained income made by the Businesses have been treated as reductions in net investment (i.e. as if they were dividends).

Management overheads

        Certain management overheads and other similar costs amounting to £13m in 1996, £23 million in 1997 and £15 million in 1998 have been attributed to the Businesses. Allocations were based on a combination of the sales of the Businesses as a percentage of ICI's sales and the net assets of the Businesses as a percentage of ICI's net assets. In all cases management believes the method used was reasonable, as to reflect in all material respects, the expenses that would have been incurred if the Businesses had been a separate, independent entity and had otherwise managed its functions. The allocated costs are included in operating costs in the Combined Profit and Loss Accounts and have been treated as non-cash movements through net investment.

Indebtedness and interest

        The Combined Financial Statements include interest on the indebtedness between ICI and the Businesses of £866 million as if such indebtedness had been in place for all periods presented. This debt has been determined by management to be an appropriate amount to include in the Combined Financial Statements because it is the amount of long-term debt that is expected to be outstanding on the date the transaction is completed. The charge for interest on such indebtedness is based on the weighted average interest rates of selected, representative long-term borrowings of ICI in each year. The interest charge was £73 million in 1996, £66 million in 1997 and £69 million in 1998, reflecting interest rates of 8.5% in 1996, 7.6% in 1997 and 8.0% in 1998. For cash flow purposes, interest on such indebtedness and associated tax relief to the extent that it exceeds the actual interest paid to ICI in the relevant period has been treated as a non-cash movement through net investment.

Taxation

        The tax charge attributable to the Businesses is based on the charge recorded by individual legal entities and an appropriate allocation of the tax charge incurred by ICI where activities of both the Businesses and ICI were carried out within a single legal entity. There are no material differences between the tax charge allocated and that which would have arisen on a stand alone basis. Only actual tax payments by individual legal entities of the Businesses have been included in the Combined Cash Flow Statements; payments by ICI legal entities in respect of tax attributable to activities of the Businesses have been treated as non-cash movements through net investment.

2. Principal accounting policies

        These Combined Financial Statements have been prepared under the historical cost convention and UK accounting standards applicable for those periods presented. Accordingly, the provisions of Financial Reporting Standard (FRS) 12 and FRS 14 and all of the disclosure requirements of FRS 13 have not been applied. Accounting policies conform with UK Generally Accepted Accounting Principles (UK GAAP). The principal accounting policies which have been applied are set out below.

Turnover

        Turnover excludes intra-Business turnover and value added taxes. Revenue is recognised at the point at which title passes.

Depreciation

        The book value of each tangible fixed asset is written off to its residual value evenly over its estimated remaining life. Reviews are made annually of the estimated remaining lives of individual productive assets, taking account of commercial and technological obsolescence as well as normal wear and tear. Under this policy it becomes impracticable to calculate average asset lives exactly; however, the total lives approximate to 28 years for buildings and 20 years for plant and equipment. Depreciation of assets qualifying for grants is calculated on their full cost.

Pension costs

        The pension costs relating to UK retirement plans are assessed in accordance with the advice of independent qualified actuaries. The amounts so determined include the regular cost of providing the benefits under the plans which should be a level percentage of current and expected future earnings of the employees covered under the plans. Variations from the regular pension cost are spread on a systematic basis over the estimated average remaining service lives of current employees in the plans. With minor exceptions, non-UK subsidiaries recognise the expected cost of providing pensions on a systematic basis over the average remaining service lives of employees in accordance with the advice of independent qualified actuaries.

Research and development

        Research and development expenditure is charged to profit in the year in which it is incurred.

Government grants

        Grants related to expenditure on tangible fixed assets are credited to profit over a period approximating to the lives of qualifying assets. The grants shown in the balance sheets consist of the total grants receivable to date less the amounts so far credited to profit.

Foreign currencies

        Profit and loss accounts in foreign currencies are translated into sterling at average rates for the relevant accounting periods. Assets and liabilities are translated at exchange rates ruling at the date of the Businesses' balance sheet. Exchange differences on short-term foreign currency borrowings and deposits are included with net interest payable. Exchange differences on all other transactions, except relevant foreign currency loans, are taken to trading profit. In the Businesses' accounts, exchange differences arising on consolidation of the net investments in overseas subsidiary undertakings and associated undertakings are taken to net investment in the balance sheet. Differences on relevant foreign currency loans are taken to net investment and offset against the differences on net investment in the balance sheet.

Stock valuation

        Finished goods are stated at the lower of cost and net realisable value, raw materials and other stocks at the lower of cost and replacement price; the first in, first out or an average method of valuation is used. In determining cost for stock valuation purposes, depreciation is included but selling expenses and certain overhead expenses are excluded.

Environmental liabilities

        The Businesses are exposed to environmental liabilities relating to past operations, principally in respect of soil and groundwater remediation costs. Provisions for these costs are made when expenditure on remedial work is probable and the cost can be estimated within a reasonable range of possible outcomes.

Associated undertakings and joint ventures

        Associated undertakings and joint ventures are undertakings in which the Businesses hold a long-term interest and over which they actually exercise significant influence. Interests in joint arrangements that are not entities are included proportionately in the accounts of the investing entity.

Taxation

        The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items, including post-retirement benefits, for taxation and for accounting purposes. However, no provision is made for taxation deferred by reliefs unless there is reasonable evidence that such deferred taxation will be payable in the future.

Goodwill

        On the acquisition of a business, fair values are attributed to the net assets acquired. Goodwill arises where the fair value of the consideration given for a business exceeds such net assets. For purchased goodwill arising on acquisitions after 31 December 1997 goodwill is capitalised and amortised through the profit and loss account over a period of 20 years unless it is considered that it has a materially different useful life. For goodwill arising on acquisitions prior to 31 December 1997 purchased goodwill was charged directly to net investment in the year of acquisition. On subsequent disposal or termination of a previously acquired business, the profit or loss recognised on disposal or termination is calculated after charging the amount of any related goodwill previously taken to net investment.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Financial Instruments

        The carrying values of the Businesses' cash and cash equivalents, debtors, investments and short term deposits, short term borrowings, loans and financing due to ICI approximate their fair values as of 31 December 1998, 1997 and 1996 due to their short-term maturity.

        The petrochemicals business enters into various future contracts, including future and swap contracts (primarily naptha) to hedge firm commitments for purchases of commodity products used within the business. These contracts are settled in cash and have been accounted for as hedges with gains and losses deferred and recognized in operating costs along with the related commodity purchases. At 31 December 1998 and 1997, the business had forward contracts for 847,180 and 805,000 metric tonnes respectively. The fair value of these contracts at 31 December 1998 and 1997 were £3 million.

3. Segmental information

        The Businesses operate in three business segments, differentiated primarily by the nature of the products manufactured in each. The major products of each business group are as follows:

Business	Products
Polyurethanes	polyurethane chemicals and systems based on methyl diphenyl di-isocyanate
Tioxide	titanium dioxide pigments
Petrochemicals	ethylene, propylene, benzene, cyclohexane, and paraxylene

        The accounting policies for the segments are the same as those appearing on pages F-67 through F-69. The Businesses policy is to transfer products internally at external market prices. Management overheads have been allocated to each business segment on a consistent basis over the periods presented.

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Turnover
By business
Polyurethanes	907	860	816
Tioxide	618	547	574
Petrochemicals	1,047	980	659

	2,572	2,387	2,049
Inter-business—petrochemicals sales to Polyurethanes	(38)	(50)	(38)

	2,534	2,337	2,011

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
By geographical location of operating units
United Kingdom	1,511	1,214	818
Netherlands	306	466	443
Rest of Continental Europe	539	315	308
USA	481	494	509
Other Americas	101	97	83
Asia Pacific	224	184	143
Other countries	42	37	42

	3,204	2,807	2,346
Inter-area eliminations	(670)	(470)	(335)

	2,534	2,337	2,011

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
By geographical location of customer
United Kingdom	900	760	560
Continental Europe	772	755	638
USA	377	386	408
Other Americas	118	117	118
Asia Pacific	266	236	204
Other countries	101	83	83

	2,534	2,337	2,011

	Trading Profit/(Loss) Before Exceptional Items			Profit/(Loss) Before Interest and Taxation After Exceptional Items
	Years ended 31 December			Years ended 31 December
	1996	1997	1998	1996	1997	1998
	£m	£m	£m	£m	£m	£m
By business
Polyurethanes	113	77	90	115	101	87
Tioxide	—	(23)	68	(11)	(54)	58
Petrochemicals	59	—	(27)	59	(25)	(27)

	172	54	131	163	22	118

	Trading Profit/(Loss) Before Exceptional Items			Profit/(Loss) Before Interest and Taxation After Exceptional Items
	Years ended 31 December			Years ended 31 December
	1996	1997	1998	1996	1997	1998
	£m	£m	£m	£m	£m	£m
By geographical location of operating units
United Kingdom	85	36	13	80	13	11
Continental Europe	31	(19)	56	30	(22)	48
USA	49	30	44	47	30	44
Other Americas	9	5	6	7	4	5
Asia Pacific	(8)	(1)	7	(8)	(6)	5
Other countries	6	3	5	7	3	5

	172	54	131	163	22	118

	At 31 December
	1997	1998
	£m	£m
Total assets less current liabilities
By business
Net operating assets
Polyurethanes	480	523
Tioxide	629	661
Petrochemicals	100	102

	1,209	1,286
Net non-operating liabilities	(50)	(867)

	1,159	419

	At 31 December
	1997	1998
	£m	£m
Net operating assets
By geographical location of operating units
United Kingdom	438	420
Continental Europe	371	439
USA	263	290
Other Americas	15	19
Asia Pacific	105	100
Other countries	17	18

	1,209	1,286
Net non-operating liabilities	(50)	(867)

	1,159	419

        Net operating assets comprise tangible fixed assets, stocks and total operating debtors (note 13) less current operating creditors (note 15).

	At 31 December
	1997	1998
	£m	£m
Tangible fixed assets
By geographical location of operating units
United Kingdom	288	307
Netherlands	135	148
Rest of Continental Europe	197	226
USA	216	242
Other Americas	6	5
Asia Pacific	102	98
Other countries	14	15

	958	1,041

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Depreciation by business
Polyurethanes	30	27	25
Tioxide	54	51	43
Petrochemicals	9	35	8

	93	113	76

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Capital expenditure by business
Polyurethanes	140	103	69
Tioxide	46	40	50
Petrochemicals	7	28	16

	193	171	135

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Employees—average number of people employed
By business
Polyurethanes	2,139	2,225	2,172
Tioxide	3,611	3,383	3,243
Petrochemicals	946	947	952

	6,696	6,555	6,367

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
By geographical location of operating units
United Kingdom	2,517	2,421	2,261
Continental Europe	2,515	2,595	2,614
USA	545	436	444
Other Americas	76	153	161
Asia Pacific	712	628	558
Other countries	331	322	329

	6,696	6,555	6,367

4. Exceptional items before taxation

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Operating exceptional items
Tioxide:
Rationalisation of operations, including severance (1996 £4m; 1997 £10m; 1998 £7m)	(11)	(14)	(10)
Settlement of dispute with supplier	—	(17)	—
Petrochemicals:
Asset impairment	—	(25)	—

	(11)	(56)	(10)

Credited/(charged) after trading profit
Profit/(loss) on sale or closure of operations:
Disposal of Polyurethanes business in Australia	—	25	—
Other disposals	—	(2)	(4)

	—	23	(4)

Exceptional items within profit on ordinary activities before taxation	(11)	(33)	(14)

5. Trading profit

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Trading profit before exceptional items
Turnover	2,534	2,337	2,011

Operating costs
Cost of sales	(1,989)	(1,911)	(1,535)
Distribution costs	(100)	(128)	(143)
Research and development	(51)	(49)	(39)
Administration and other expenses	(228)	(200)	(171)

	(2,368)	(2,288)	(1,888)
Other operating income
Government grants	1	2	2
Royalty income	1	—	3
Other income	4	3	3

	6	5	8

Trading profit	172	54	131

Operating costs include:
Depreciation	93	88	76

Gross profit, as defined by UK Companies Act 1985	545	426	476

Trading profit after exceptional items
Turnover	2,534	2,337	2,011

Operating costs
Cost of sales	(1,996)	(1,965)	(1,544)
Distribution costs	(102)	(128)	(143)
Research and development	(51)	(49)	(39)
Administration and other expenses	(230)	(202)	(172)

	(2,379)	(2,344)	(1,898)

Other operating income
Government grants	1	2	2
Royalty income	1	—	3
Other income	4	3	3

	6	5	8

Trading profit/(loss)	161	(2)	121

Operating costs include:
Depreciation	93	113	76

Gross profit, as defined by UK Companies Act 1985	538	372	467

6. Note of historical cost profits and losses

        There were no material differences between reported profits and losses on ordinary activities before tax in 1996, 1997 and 1998.

7. Staff costs

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Staff costs:
Salaries	181	166	163
Social security costs	28	24	27
Pension costs	13	15	15
Other employment costs	3	3	2

	225	208	207
Less amounts allocated to capital and to provisions set up in previous years	(2)	(3)	—
Severance costs charged in arriving at profit before tax	5	10	8

Employee costs charged in arriving at profit before tax.	228	215	215

8. Net interest payable

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Interest payable and similar charges
Interest on loans
External	3	3	1
Other ICI businesses	73	66	69

	76	69	70
Interest on short-term borrowings	3	2	2

	79	71	72
Interest receivable and similar income
External	(1)	(2)	(1)

	78	69	71

9. Taxation on profit on ordinary activities

	Years ended 31 December
	1996			1997			1998
	Before Exceptional Items	Exceptional Items	Total	Before Exceptional Items	Exceptional Items	Total	Before Exceptional Items	Exceptional Items	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom taxation
Corporation tax	(11)	(3)	(14)	17	—	17	(30)	—	(30)
Deferred taxation	4	—	4	—	—	—	2	—	2

	(7)	(3)	(10)	17	—	17	(28)	—	(28)

Overseas taxation
Overseas taxes	33	—	33	31	(10)	21	24	(4)	20
Deferred taxation	6	—	6	(23)	—	(23)	(4)	—	(4)

	39	—	39	8	(10)	(2)	20	(4)	16

	32	(3)	29	25	(10)	15	(8)	(4)	(12)

        UK and overseas taxation has been provided on the profit/(loss) earned for the periods covered by the accounts, UK corporation tax has been provided at the rate of 31% (1997 31.5%; 1996 33%).

        Profit (loss) on ordinary activities before taxation is analysed as follows:

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
United Kingdom	6	(54)	(58)
Overseas	79	7	105

	85	(47)	47

        The table below reconciles the tax charge at UK corporation tax rate to the Businesses' tax on profit (loss) on ordinary activities.

	Years ended 31 December
	1996	1997	1998
Taxation charge at UK corporation tax rate (1996 33%; 1997 31.5%; 1998 31%)	28	(15)	15
Movement on provisions	(1)	—	(1)
Local taxes	4	4	3
Capital gains not taxable or rolled-over	(1)	(10)	—
Depreciation—tax versus book	(3)	6	(3)
Overseas tax rates	3	2	1
Current year losses not relieved	11	19	—
Prior year losses utilised	—	(3)	(13)
Other	(12)	12	(14)

Tax on profit/(loss) on ordinary activities	29	15	(12)

        To the extent that dividends remitted from overseas subsidiaries and associated undertakings are expected to result in additional taxes, appropriate amounts have been provided. No taxes have been provided for unremitted earnings of subsidiaries and associated undertakings when such amounts are considered permanently re-invested.

Deferred taxation

        Deferred taxation accounted for in the Businesses' financial statements and the potential amounts of deferred taxation were:

	At 31 December
	1997	1998
	£m	£m
Deferred tax liabilities
UK fixed assets	55	55
Non-UK fixed assets	90	109

	145	164

Deferred tax (assets)
Employee liabilities	(9)	(11)
Losses	(37)	(49)
Intangibles	(20)	(15)
Other	(5)	(4)

	(71)	(79)

Full deferred tax provision	74	85
Not accounted for at balance sheet date	(33)	(45)

Deferred tax accounted for at balance sheet date	41	40

Analysed as:
Current	(2)	9
Non-current	43	31

	41	40

        Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystalise in the foreseeable future. Under US GAAP, in accordance with SFAS No. 109, deferred taxes are accounted for on all timing differences, including, those arising from US GAAP adjustments, and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will not be realised. The deferred tax adjustments to net income and net equity to conform with US GAAP are disclosed in note 30.

10. Tangible fixed assets

	Land and buildings	Plant and equipment	Payments to account and assets in course of construction	Total
	£m	£m	£m	£m
Cost
At 1 January 1997	191	1,396	188	1,775
Capital expenditure		—	171	171
Transfer of assets into use	2	77	(79)
Exchange adjustments	(20)	(80)	(14)	(114)
Disposals and other movements	(2)	(28)	(1)	(31)

At 31 December 1997	171	1,365	265	1,801
Capital expenditure	—	135	135
Transfer of assets into use	4	261	(265)
Exchange adjustments	4	27	2	33
Disposals and other movements	(1)	(36)		(37)

At 31 December 1998	178	1,617	137	1,932

Depreciation
At 1 January 1997	59	726		785
Charge for year	7	106		113
Exchange adjustments	(5)	(28)		(33)
Disposals and other movements	(1)	(21)		(22)

At 31 December 1997	60	783		843
Charge for year	5	71		76
Exchange adjustments	2	9		11
Disposals and other movements	(1)	(38)		(39)

At 31 December 1998	66	825		891

Net book value at 31 December 1997	111	582	265	958

Net book value at 31 December 1998	112	792	137	1,041

        The depreciation charge of £113m in 1997, shown above, includes £25m charged to exceptional items relating to provisions for impairment.

        Included in land and buildings is £22m (1997 £22m) in respect of the cost of land which is not subject to depreciation.

	At 31 December
	1997	1998
	£m	£m
The net book value of land and buildings comprises:
Freeholds	84	86
Long leases (over 50 years unexpired)	27	26

	111	112

11. Investments in participating and other interests

	At 31 December
	1997	1998
	£m	£m
Associated undertakings—non equity accounted shares
Cost
At beginning of year	7	7
Exchange adjustments	—	(1)

At 31 December	7	6

12. Stocks

	At 31 December
	1997	1998
	£m	£m
Raw materials and consumables	91	106
Stocks in process	9	11
Finished goods and goods for resale	136	133

	236	250

13. Debtors

	At 31 December
	1997	1998
	£m	£m
Amounts due within one year
Trade debtors—external	122	97
Trade debtors—other ICI businesses	182	158
Taxation recoverable	6	10
Other prepayments and accrued income	6	10
Other debtors—external	20	19

	336	294

Amounts due after one year
Other debtors—external	4	2

	340	296

Non operating debtors included in the above

	At 31 December
	1997	1998
	£m	£m
Amounts due within one year
Taxation recoverable	3	3
Other debtors	2	—

	5	3
Amounts due after one year
Taxation recoverable	3	7

	8	10

14. Short-term borrowings

	At 31 December
	1997	1998
	£m	£m
Bank borrowings—Unsecured	20	12

15. Other creditors

	At 31 December
	1997	1998
	£m	£m
Amounts due within one year
Trade creditors—external	158	184
Trade creditors—other ICI businesses	60	26
Corporate taxation	91	53
Value added and payroll taxes and social security	17	8
Accruals	43	42
Other creditors	39	32

	408	345

Amounts due after one year
Pension liabilities	2	3
Other creditors	5	6

	7	9

Non-operating creditors included in the above

	At 31 December
	1997	1998
	£m	£m
Amounts due within one year
Corporate taxation	91	53
Other creditors	—	1

	91	54

Amounts due after one year
Pension liabilities	2	3
Other creditors	3	—

	5	3

16. Loans

	At 31 December
	1997	1998
	£m	£m
Creditors due within one year
Current installment of loans	9	4
Financing due to ICI	—	866

	9	870

Creditors due after more than one year
Loans	10	8
Financing due to ICI	866	—

	876	8

	885	878

Secured loans
US dollars	4	—
Other currencies	1	—

Total secured	5	—

Secured by fixed charge	4	—
Secured by floating charge	1	—

Unsecured loans
US dollars	—	—
Other foreign currencies	14	12

	14	12
Financing due to ICI (see note below)	866	866

Total unsecured	880	878

Total loans	885	878

Loan maturities
Bank loans
Loans or installments thereof are repayable:
From 2 to 5 years from balance sheet date	7	5
From 1 to 2 years	3	3

Total due after more than one year	10	8
Total due within one year	9	4

	19	12

Other loans
Loans or installments thereof are repayable:
From 1 to 2 years from balance sheet date	866	—

Within one year	—	866

        Financing due to ICI includes the indebtedness assumed by the Businesses on 1 January 1999 as if it had been in place throughout the period.

	At 31 December
	1997	1998
	£m	£m
Total loans
Loans or installments thereof are repayable:
From 2 to 5 years from balance sheet date	7	5
From 1 to 2 years	869	3

Total due after more than one year	876	8
Total due within one year	9	870

Total loans	885	878

17. Provisions for liabilities and charges

	Deferred Taxation	Unfunded Pensions	Employee Benefits	Other Provisions	Total
	£m	£m	£m	£m	£m
At 1 January 1997	67	13	17	14	111
Profit and loss account	(23)	—	1	1	(21)
Net amounts paid or becoming current	—	(2)	(1)	(8)	(11)
Exchange and other movements	(3)	—	—	1	(2)

At 31 December 1997	41	11	17	8	77
Profit and loss account	(2)	(5)	2	3	(2)
Net amounts paid or becoming current	—	(1)	(1)	(2)	(4)
Exchange and other movements	1	—	—	—	1

At 31 December 1998	40	5	18	9	72

18. Net cash inflow from operating activities

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Trading profit/(loss)	161	(2)	121
Exceptional items within trading profit	11	56	10

Trading profit before exceptional items	172	54	131
Depreciation	93	88	76
Stocks decrease/(increase)	(18)	56	(11)
Debtors decrease	28	9	52
Creditors increase/(decrease)	45	(62)	(36)
Other movements, including exchange	(4)	(2)	(1)

	316	143	211
Outflow relating to exceptional items	(24)	(32)	(11)

	292	111	200

        Outflow related to exceptional items includes expenditure charged to exceptional provisions relating to business rationalisation, settlement of a dispute with a supplier and for sale or closure of operations, including severance and other employee costs.

19. Returns on investments and servicing of finance

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Dividends received from associated undertakings	1	—	—
Interest received	32	8	10
Interest paid	(45)	(19)	(21)
Dividends paid by subsidiary undertakings to minority shareholders	(1)	(1)	(1)

	(13)	(12)	(12)

20. Capital expenditure and financial investment

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Purchase of tangible fixed assets	(188)	(173)	(130)
Purchase of fixed asset investments other than associated undertakings or joint ventures	(1)	—	—
Sale of tangible fixed assets	2	4	—

	(187)	(169)	(130)

21. Disposals

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Cash inflow from disposal of Polyurethanes business in Australia	—	31	—

        The Polyurethanes business in Australia contributed £3m and £2m to the trading profit of the Businesses in 1996 and 1997, respectively.

22. Financing

	Distributions	Financing			Short-Term Borrowings Other Than Overdrafts
	and Transfers	Due to	Sub			Sub
	to ICI *	ICI	Total	Loans		Total	Total
Notes		16		16	24
	£m	£m	£m	£m	£m	£m	£m
At 1 January 1997	(1,101)	866	(235)	(27)	—	(27)	(262)
Exchange adjustments	53	—	53	—	—	—	53
Financing
New finance	(69)	—	(69)	—	(7)	(7)	(76)
Finance repaid	1	—	1	8	—	8	9

Cash flow	(68)	—	(68)	8	(7)	1	(67)
Acquisitions and disposals	3	—	3	—	—	—	3
Other non-cash changes	63	—	63	—	—	63

At 31 December 1997	(1,050)	866	(184)	(19)	(7)	(26)	(210)
Exchange adjustments	(7)	—	(7)	—	—	(7)
Financing
New finance	(23)	—	(23)	—	—	—	(23)
Finance repaid	14	—	14	7	6	13	27

Cash flow	(9)	—	(9)	7	6	13	4
Other non-cash changes	(116)	—	(116)	—	—	—	(116)

At 31 December 1998	(1,182)	866	(316)	(12)	(1)	(13)	(329)

*
The distributions and transfers to ICI and related interest paid are not indicative of the dividends and interest that the Businesses will pay as an independent managed and financed entity.

        The Businesses have not been charged with any financing costs in respect of amounts included within Net investment during the period covered by the Combined Financial Statements.

23. Analysis of net debt

							Net
	Financing Debt
	Cash	Financing Due to ICI	Loans	Short-Term Borrowings Other Than Overdrafts	Debt Total	Current Asset Investments	Debt
	£m	£m	£m	£m	£m	£m	£m
At 1 January 1997	39	(866)	(27)	—	(893)	3	(851)
Exchange adjustments	(5)	—	—	—	—	(1)	(6)
Cash flow	6	—	8	(7)	1	—	7

At 31 December 1997	40	(866)	(19)	(7)	(892)	2	(850)
Exchange adjustments	2	—	—	—	—	—	2
Cash flow	(2)	—	7	6	13	—	11

At 31 December 1998	40	(866)	(12)	(1)	(879)	2	(837)

24. Cash and short-term borrowings

		Short-Term Borrowings
	Cash at bank	Overdrafts	Other	Total	Net total	Cash (at Bank and Overdraft)
	£m	£m	£m	£m	£m	£m
At 1 January 1997	50	(11)	—	(11)	39	39
Exchange adjustments	(6)	1	—	1	(5)	(5)
Cash flow	9	(3)	(7)	(10)	(1)	6

At 31 December 1997	53	(13)	(7)	(20)	33	40
Exchange adjustments	—	2	—	2	2	2
Cash flow	(2)	—	6	6	4	(2)

At 31 December 1998	51	(11)	(1)	(12)	39	40

25. Leases

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Rentals under operating leases, charged as an expense in the profit and loss account
Hire of plant and machinery	7	4	3
Other	3	1	1

	10	5	4

	Land and Buildings			Other Assets
	Years Ended 31 December			Years Ended 31 December
	1996	1997	1998	1996	1997	1998
	£m	£m	£m	£m	£m	£m
Commitments under operating leases to pay rentals during the year following the year of these accounts, analysed according to the period in which each lease expires
Expiring within 1 year	1	1	1	—	—	1
Expiring in years 2 to 5	1	—	—	2	2	1
Expiring thereafter	1	1	1	—	—	—
	3	2	2	2	2	2

	Years ended 31 December
	1996	1997	1998
	£m	£m	£m
Obligations under operating leases comprise
Rentals due within 1 year	5	4	4
Rentals due after more than 1 year
From 1 to 2 years	4	4	3
From 2 to 3 years	3	3	3
From 3 to 4 years	3	2	2
From 4 to 5 years	2	2	2
After 5 years from balance sheet date	14	11	8

	26	22	18

	31	26	22

26. Pensions and other post retirement benefits

Pensions

        The majority of the Businesses' employees are covered by retirement plans. These plans are generally of the defined benefit type under which benefits are based on employees' years of service and average final remuneration and are funded through separate trustee-administered funds. Formal independent actuarial valuations of ICI's main plans are undertaken regularly, normally at least triennially and adopting the projected unit method.

        The actuarial assumptions used to calculate the projected benefit obligation of ICI's pension plans vary according to the economic conditions of the country in which they are situated. It is usually assumed that, over the long term, the annual rate of return on scheme investments will be higher than the annual rate of increase in pensionable remuneration and in present and future pension in payments.

        The weighted average discount rate used in determining the actuarial present values of the benefit obligations was 7.3% (1997 7.8%). The weighted average expected long-term rate of return on investments was 7.9% (1997 8.0%). The weighted average rate of increase of future earnings was 4.9% (1997 5.0%).

        The actuarial value of the fund assets of these plans at the date of the latest actuarial valuations was sufficient to cover 104% (1997 107%) of the benefits that had accrued to members after allowing for expected future increases in earnings; their market value was £462m (1997 £427m).

        The total pension cost for the Businesses relating to both ICI's main plans which are deemed to be multiemployer and plans specific to the Businesses for 1998 was £15m (1997 £15m; 1996 £13m). Accrued pension costs amounted to £3m (1997 £2m) and are included in other creditors (note 15); provisions for the benefit obligation of a small number of unfunded plans amounted to £5m (1997 £11m) and are included in provisions for liabilities and charges—unfunded pensions (note 17).

US GAAP Disclosure

        Of the total pension cost, £11.5m in 1998 (1997 £11.1m; 1996 £9.5m) related to employees covered by multiemployer plans. Approximately 60% of the Businesses employees are covered by the multiemployer plans. Of the plans covering the remaining employees, one plan provides pension benefits for the majority of these employees. Certain information of this plan under SFAS No. 87 is as follows:

	1997	1998
	£m	£m
Change in benefit obligation
Benefit obligation at beginning of year
Service cost	167	181
Interest cost	4	4
Actuarial loss	15	14
Benefit payments	5	23
	(9)	(11)

Benefit obligation at end of year	182	211

Change in plan assets
Fair value of plan assets at beginning of year
Actual return on plan assets	193	234
Employer contributions	46	(4)
Benefit payments	4	3
	(9)	(11)

Fair value of plan assets at end of year	234	222

Funded status
Funded status at end of year
Unrecognized net actuarial gain	52	11
Unrecognized net obligation at implementation	(49)	(3)
	1	—

Prepaid benefit costs	4	8

	1996	1997	1998
	£m	£m	£m
Components of net periodic benefit cost
Service cost	4	4	4
Interest cost	14	15	13
Expected return on plan assets for period	(14)	(17)	(17)
Recognized net actuarial gain	—	—	(1)

Total net periodic benefit cost (benefit)	4	2	(1)

Other Postretirement Benefits

        A 50% owned joint venture of the Businesses, which has been proportionately consolidated in accordance with UK GAAP, provides postretirement health care and life assurance benefits to certain employees.

        The following presents the plan's funded status and amounts recognized in the financial statements at 31 December, 1998, presented in accordance with the disclosure requirements of SFAS 132:

1998
£m
Change in benefit obligation
Benefit obligation at beginning of year	12
Service cost	1
Interest cost	1
Actuarial loss (gain)	(1)
Benefit payments	(1)

Benefit obligation at end of year	12

Change in plan assets
Fair value of plan assets at beginning of year	—
Employer contributions	1
Benefit payments	(1)

Fair value of plan assets at end of year	—

Funded status
Funded status at end of year	(12)
Unrecognized net actuarial gain	(3)
Unamortized prior year service cost	(1)

Accrued benefit costs.	(16)

1998
£m
Components of net periodic benefit cost
Service cost	1
Interest cost and amortization of prior service cost	1

Total net periodic benefit cost	2

        For measurement purposes, an 8.1% annual rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) was assumed for 1998; the rate was assumed to decrease gradually to 5.50% through 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care costs trend by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by £1.2m and the aggregate service and interest cost components of net periodic postretirement benefit cost for the year then ended by £0.2m.

        The following table represents the plan's funded status and amounts recognized in the Company's financial statements at 31 December 1997, presented in accordance with the disclosure requirements of SFAS 106;

1997
£m
Accumulated post retirement benefits obligation:
Retirees	4
Active plan participants	8

12
Plan assets at fair value	—

Accumulated postretirement benefit obligations in excess of plan assets	12
Unrecognized transition amounts	1
Unrecognized net gain	2

Accumulated postretirement benefit cost	15

        Net period post retirement benefit cost for 1997 and 1996 includes the following components:

	1996	1997
	£m	£m
Service cost	1	1
Interest cost	1	1
Net amortization and deferral	(1)	(1)

Net periodic post retirement benefits cost	1	1

        The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at 31 December 1997 and 1996.

27. Related party transactions

        The following information is provided in accordance with FRS No 8—Related Party Transactions, as being material transactions with related parties during 1998.

Related party:	Imperial Chemical Industries PLC and subsidiary undertakings
Transactions:	a)	Sales of product	£124m
	b)	Sales of services	£3m
	c)	Purchases of product	£13m
	d)	Purchases of services	£35m
Related party:	Phillips-Imperial Petroleum Ltd (PIP), disclosed as a principal associated undertaking of Imperial Chemical Industries PLC.
Transactions:	a)	Sales of refined products to PIP amounted to £98m.
	b)	Purchase of refined oil and refining costs from PIP amounted to £29m.
	c)	Site services and other charges to PIP amounted to £23m.
	d)	Amount owed to the Group related to the above transactions amounted to £5m.
Related party:	ICHEM Insurance Company Limited, a subsidiary undertaking of Imperial Chemical Industries PLC.
Transactions:	Insurance premium paid by the Businesses £11.7m. Insurance claims settled by ICHEM Insurance Company Limited £22.4m.

28. Contingent liabilities and commitments

	At 31 December
	1997	1998
	£m	£m
Commitments for capital expenditure not provided in these accounts
Contracts placed for future expenditure	24	107
Expenditure authorized but not yet contracted	1	1

	25	108

        The Businesses are involved in various legal proceedings arising out of the normal course of business. It is not believed that the outcome of these proceedings will have a material effect on the Businesses' financial position.

        The Businesses are also subject to contingencies pursuant to environmental laws and regulations that in the future may require it to take action to correct the effects on the environment of prior disposal or release of chemical substances by the Businesses or other parties. The ultimate requirement for such actions, and their cost is inherently difficult to estimate, however provisions have been established at 31 December 1998 in accordance with the accounting policy in note 2.

        Guarantees and contingencies arising in the ordinary course of business, for which no security has been given, are not expected to result in any material financial loss.

        The Businesses have entered into a number of take-or-pay contracts in respect of purchases of raw materials and services for varying periods up to 2013. The aggregate present value of significant commitments at 31 December 1998 was approximately £420m.

29. Subsequent event

        In April 1999 ICI, Huntsman Specialty Chemicals Corporation and Huntsman ICI Holdings LLC (Holdings) entered into a Contribution Agreement under which Holdings acquired the businesses of ICI relating to polyurethane chemicals, titanium dioxide and selected petrochemicals (the "Businesses"). In exchange for transferring the Businesses, ICI will receive a 30% equity interest in Holdings and an aggregate of approximately $2,022 million in cash and approximately $508 million in proceeds from discount notes of Holdings. The transaction is expected to close on 30 June 1999.

30. Differences between UK and US accounting principles

        The Combined Financial Statements are prepared in accordance with United Kingdom Generally Accepted Accounting Principles (UK GAAP). The significant differences between UK GAAP and US Generally Accepted Accounting Principles (US GAAP) which affect net income and net assets are set out below:

  (a)
  Accounting for pension costs

    There are four significant differences between UK GAAP and US GAAP in accounting for pension costs:

    (i)
    SFAS No. 87, "Employers' Accounting for Pensions", requires that pension plan assets are valued by reference to their fair or market related values, whereas UK GAAP permits an alternative measurement of assets, which, in the case of the main UK retirement plans, is on the basis of the discounted present value of expected future income streams from the pension plan assets.

    (ii)
    SFAS No. 87, requires measurements of plan assets and obligations to be made as at the date of financial statements or a date not more than three months prior to that date. Under UK GAAP, calculations may be based on the results of the latest actuarial valuation.

    (iii)
    SFAS No. 87, mandates a particular actuarial method—the projected unit credit method—and requires that each significant assumption necessary to determine annual pension cost reflects best estimates solely with regard to that individual assumption. UK GAAP does not mandate a particular method, but requires that the method and assumptions, taken as a whole, should be compatible and lead to the actuary's best estimate of the cost of providing the benefits promised.

    (iv)
    Under SFAS No. 87, a negative pension cost may arise where a significant unrecognised net asset or gain exists at the time of implementation. This is required to be amortised on a straight-line basis over the average remaining service period of employees. Under UK GAAP, the policy is not to recognise pension credits in its financial statements unless a refund of, or reduction in, contributions is likely.

  (b)
  Purchase accounting adjustments, including the amortisation and impairment of goodwill and intangibles

    In the Combined Financial Statements, prepared in accordance with UK GAAP, goodwill arising on acquisitions accounted for under the purchase method after 1 January 1998, is capitalised and amortised, as it would be in accordance with US GAAP. Prior to that date such goodwill arising on acquisitions was and remains eliminated against net investment. Values were not placed on intangible assets. Additionally, UK GAAP requires that on subsequent disposal or closure of a previously acquired asset, any goodwill previously taken directly to net investment is then charged in the income statement against the income or loss on disposal or closure. Under US GAAP all goodwill would be capitalised in the combined balance sheet and amortised through the profit and loss account over its estimated life not exceeding 40 years. Also, under US GAAP, it is normal practice to ascribe fair values to identifiable intangibles. For the purpose of the adjustments to US GAAP, included below, identifiable intangible assets are amortised to income over the lower of their estimated lives or 40 years. Provision is made where there is a permanent impairment to the carrying value of capitalised goodwill and intangible assets based on a projection of future undiscounted cash flows.

  (c)
  Capitalisation of interest

    There is no accounting standard in the UK regarding the capitalisation of interest and the Businesses do not capitalise interest in the Combined Financial Statements. Under US GAAP, SFAS No. 34 "Capitalization of Interest Cost", requires interest incurred as part of the cost of constructing fixed assets to be capitalised and amortised over the life of the asset.

  (d)
  Restructuring costs

    US GAAP requires a number of specific criteria to be met before restructuring costs can be recognised as an expense. Among these criteria is the requirement that all the significant actions arising from the restructuring plan and their completion dates must be identified by the balance sheet date. Under UK GAAP, prior to the publication of FRS12, when a decision was taken to restructure, the necessary provisions were made for severance and other costs. Accordingly, timing differences, between UK GAAP and US GAAP, arise on the recognition of such costs.

  (e)
  Foreign Exchange

    Under UK GAAP, foreign currency differences arising on foreign currency loans are taken to reserves and offset against differences arising on net investments (if they act as a hedge). US GAAP is more restrictive in that currency loans may only hedge net investments in the same currency. If currency loans exceed net investments in any particular currency then the exchange differences arising are included in the income statement.

  (f)
  Deferred taxation

    Deferred taxation is provided on a full provision basis under US GAAP. Under UK GAAP no provision is made for taxation deferred by reliefs unless there is reasonable evidence that such deferred taxation will be payable in the foreseeable future.

  (g)
  Newly adopted US accounting standards

    The Businesses adopted SFAS No. 130, "Reporting Comprehensive Income", which requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Required disclosures have been made in the Businesses' financial statements in the statement of total recognized gains and losses and prior years information has been restated. The effect of adopting SFAS No. 130 was not material.

  (h)
  New US accounting standards not yet effective

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. This Standard, which is effective for fiscal years beginning after June 15, 2000, requires all derivatives to be recognized in the balance sheet as either assets or liabilities and measured at fair value. To implement the standard, all hedging relationships must be reassessed. The Businesses have not yet evaluated the likely impact on the financial statements.

        The following is a summary of the material adjustments to net income and net equity which would be required if US GAAP had been applied instead of UK GAAP:

	1996	1997	1998
	£m	£m	£m
Net income after exceptional items—UK GAAP	53	(63)	58
Adjustments to conform with US GAAP
Pension expense	—	(1)	(1)
Purchase accounting adjustments
Amortisation of goodwill and intangibles	(1)	(1)	(1)
Capitalisation of interest less amortisation and disposals	(1)	(3)	—
Restructuring costs	—	—	5
Deferred taxation
Arising on UK GAAP results	(10)	16	(12)
Arising on other US GAAP adjustments	—	2	(1)

Total US GAAP adjustments	(12)	13	(10)

Net income—US GAAP	41	(50)	48

Net investment—UK GAAP		184	316
Adjustments to conform with US GAAP
Purchase accounting adjustments including goodwill and Intangibles		31	30
Capitalisation of interest less amortisation and disposals		71	71
Restructuring provision		—	5
Pension expense		(26)	(27)

Deferred taxation		(51)	(64)

Total US GAAP adjustments		25	15

Net investment—US GAAP		209	331

  (i)
  Combined Cash Flow Statements

    The Combined Cash Flow Statements are prepared in accordance with UK FRS No. 1 (Revised 1996)—Cash Flow Statements, the objective of which is similar to that set out in the US Standard SFAS No. 95—Statements of Cash Flows. The two statements differ, however, in their definitions of cash and their presentation of the main constituent items of cash flow.

    The definition of cash in the UK standard is limited to cash plus deposits less overdrafts/borrowings repayable on demand without penalty. In the US, the definition in SFAS No. 95 excludes overdrafts but is widened to include cash equivalents, comprising short-term highly liquid investments that are both readily convertible to known amounts of cash and so near their maturities that they present insignificant risk of changes in value: generally, only investments with original maturities of 3 months or less qualify for inclusion.

    The format of the UK statement employs some 9 headings compared with 3 in SFAS No. 95. The cash flows within the UK headings of "Net cash inflow from operating activities", "Dividends received from associated undertakings", "Returns on investments and servicing of finance" and "Taxation" would all be included within the heading of "Net cash provided by operating activities" under SFAS No. 95. Likewise, the UK headings of "Capital expenditure and financial investment" and "Acquisitions and disposals" correspond with "Cash flows from investing activities" under SFAS No. 95, and "Equity dividends paid", "Management of liquid resources" and "Financing" in the UK, subject to adjustments for cash equivalents, correspond with "Cash flows from financing activities" in SFAS No. 95.

        Restated in accordance with US GAAP the Combined Cash Flow Statements are as follows:

	1996	1997	1998
	£m	£m	£m
Net cash provided by operating activities	238	77	132
Cash flows from investing activities	(185)	(138)	(130)
Cash flows from financing activities	(53)	70	(4)

Increase (decrease) in cash and cash equivalents	—	9	(2)

31. Summarized financial information

        Summarized financial information prepared in accordance with US GAAP for the 50% or less joint ventures which have been proportionately consolidated in the Combined Financial Statements is as follows:

	Years Ended 31 December
	1996	1997	1998
	£m	£m	£m
Profit and Loss Accounts
Turnover	311	328	324
Gross Profit	8	7	5
Net Income	—	—	—
Cash Flow Information
Cash provided by operating activities	7	12	11
Cash used in investing activities	(15)	(14)	(18)
Cash provided by financing activities	4	1	16
Increase (decrease) in cash and equivalents	(4)	(1)	8
	At 31 December
	1997	1998
	£m	£m
Balance Sheets
Current assets	63	75
Non-current assets	232	230
Current liabilities	59	41
Non-current liabilities	58	51
Equity	178	213

32. Principal companies and operations

  a)
  Principal ICI subsidiary companies included in the Businesses.

% Owned	Country	Unit Name
100	England	Tioxide Group Ltd
100	England	Tioxide Europe Ltd
100	England	Tioxide Group Service Ltd
100	USA	Tioxide Americas Inc
100	Canada	Tioxide Canada Inc
100	Italy	Tioxide Europe Srl
100	Spain	Tioxide Europe S.A.
100	France	Tioxide Europe SA
100	Malaysia	Tioxide (Malaysia) SDN BHD
60	South Africa	Tioxide Southern Africa (Pty) Ltd
  b)
  Principal associated companies included in the Businesses.

% Owned	Country	Unit Name
50	USA	Louisiana Pigment Company, LP

        Louisiana Pigment Company, LP is accounted for as a joint arrangement that is not an entity in these special purpose accounts.

  c)
  Principal operations included in the Businesses.

% Owned	Country	Unit Name
100	England	ICI Chemicals & Polymers Ltd—Petrochemicals
100	England	Imperial Chemical Industries PLC—Polyurethanes
100	USA	ICI Americas Inc—Polyurethanes
100	Netherlands	ICI Holland BV—Polyurethanes

33. Supplemental Condensed Combined Financial Information

        The payment obligations under the Senior Subordinated Notes (see elsewhere in the Prospectus) are guaranteed by certain of the Businesses which are wholly owned subsidiaries of ICI and will be wholly owned subsidiaries of Holdings following the transaction described in note 29 (the "Guarantors"). The guarantees are full, unconditional and joint and several. The Supplemental Condensed Combined Financial Information sets forth profit and loss account, balance sheet and cash flow information for the Guarantors and for the other individual companies and operations of the Businesses (the "Non-Guarantors"). The information reflects the investments of the Guarantors in certain of the Non-Guarantors using the equity method of accounting. For the purposes of this Supplemental Condensed Combined Financial Information, the indebtedness between ICI and the Businesses of £866 million and the interest on such indebtedness and associated tax relief has been reflected within the Non-Guarantors information.

SUPPLEMENTAL COMBINED PROFIT AND LOSS ACCOUNT

For the year ended 31 December 1996

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Turnover	131	2,454	(51)	2,534
Operating costs	(130)	(2,289)	51	(2,368)
Other operating income	—	6	—	6

Trading profit before operating exceptional Items	1	171	—	172
Operating exceptional items	—	(11)	—	(11)

Trading profit after operating exceptional items	1	160	—	161
Income from fixed asset investment—dividends	—	2	—	2
Share of loss of consolidated subsidiaries before Interest	(13)	—	13	—

Profit/(loss) on ordinary activities before interest	(12)	162	13	163
Net interest receivable/(payable)	10	(88)	—	(78)
Share of interest payable of consolidated Subsidiaries	(17)	—	17	—

Profit/(loss) on ordinary activities before taxation	(19)	74	30	85
Taxation on profit/(loss) on ordinary activities	(1)	(28)	—	(29)

Profit/(loss) on ordinary activities after taxation	(20)	46	30	56
Attributable to minorities	—	(3)	—	(3)

Net profit/(loss) for the financial year	(20)	43	30	53

SUPPLEMENTAL COMBINED PROFIT AND LOSS ACCOUNT

For the year ended 31 December 1997

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Turnover	131	2,267	(61)	2,337
Operating costs	(134)	(2,215)	61	(2,288)
Other operating income	—	5	—	5

Trading profit/(loss) before operating exceptional Items	(3)	57	—	54
Operating exceptional items	—	(56)	—	(56)

Trading profit/(loss) after operating exceptional Items	(3)	1	—	(2)
Income from fixed asset investment—dividends	—	1	—	1
Exceptional items—profit on sale or closure of Operations	—	23	—	23
Share of loss of consolidated subsidiaries before Interest	(50)	—	50	—

Profit/(loss) on ordinary activities before Interest	(53)	25	50	22
Net interest receivable/(payable)	17	(86)	—	(69)
Share of interest payable of consolidated Subsidiaries	(21)	—	21	—

Loss on ordinary activities before taxation	(57)	(61)	71	(47)
Taxation on loss on ordinary activities	(3)	(12)	—	(15)
Share of taxation of consolidated subsidiaries	16	—	(16)	—

Loss on ordinary activities after taxation	(44)	(73)	55	(62)
Attributable to minorities	—	(1)	—	(1)

Loss for the financial year	(44)	(74)	55	(63)

SUPPLEMENTAL COMBINED PROFIT AND LOSS ACCOUNT

For the year ended 31 December 1998

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Turnover	137	1,925	(51)	2,011
Operating costs	(125)	(1,814)	51	(1,888)
Other operating income	—	8	—	8

Trading profit before operating exceptional Items	12	119	—	131
Operating exceptional items	—	(10)	—	(10)

Trading profit after operating exceptional items	12	109	—	121
Income from fixed asset investment—dividends	—	1	—	1
Exceptional items—losses on sale or closure of Operations	—	(4)	—	(4)
Share of profit of consolidated subsidiaries before Interest	32	—	(32)	—

Profit on ordinary activities before interest	44	106	(32)	118
Net interest receivable/(payable)	11	(82)	—	(71)
Share of interest payable of consolidated Subsidiaries	(16)	—	16	—

Profit on ordinary activities before taxation	39	24	(16)	47
Taxation on profit on ordinary activities	(9)	21	—	12
Share of taxation of consolidated subsidiaries	7	—	(7)	—

Profit on ordinary activities after taxation	37	45	(23)	59
Attributable to minorities	—	(1)	—	(1)

Net profit for the financial year	37	44	(23)	58

SUPPLEMENTAL COMBINED BALANCE SHEET

As at 31 December 1997

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Fixed assets
Tangible assets	—	958	—	958
Investments—Participating and other interests	141	7	(141)	7

	141	965	(141)	965

Current assets
Stocks	12	224	—	236
Debtors	189	366	(215)	340
Investments and short-term deposits—unlisted	—	2	—	2
Cash at bank	—	53	—	53

	201	645	(215)	631

Total assets	342	1,610	(356)	1,596
Creditors due within one year
Short-term borrowings	—	(20)	—	(20)
Current installments of loans	—	(9)	—	(9)
Other creditors	(51)	(572)	215	(408)

	(51)	(601)	215	(437)

Net current assets	150	44	—	194
Total assets less current liabilities	291	1,009	(141)	1,159
Creditors due after more than one year
Loans	—	(10)	—	(10)
Financing due to ICI	—	(866)	—	(866)
Other creditors	—	(7)	—	(7)

	—	(883)	—	(883)

Provisions for liabilities and charges	—	(77)	—	(77)
Deferred income	—	(11)	—	(11)

	—	(971)	—	(971)

Net assets	291	38	(141)	188
Net Investment	291	34	(141)	184
Minority Interests—equity	—	4	—	4

	291	38	(141)	188

SUPPLEMENTAL COMBINED BALANCE SHEET

As at 31 December 1998

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Fixed assets
Tangible assets	—	1,041	—	1,041
Investments—Participating and other interests	239	6	(239)	6

	239	1,047	(239)	1,047

Current assets
Stocks	13	237	—	250
Debtors	141	328	(173)	296
Investments and short-term deposits—unlisted	—	2	—	2
Cash at bank	—	51	—	51

	154	618	(173)	599

Total assets	393	1,665	(412)	1,646
Creditors due within one year
Short-term borrowings	—	(12)	—	(12)
Current installments of loans	—	(4)	—	(4)
Financing due to ICI	—	(866)	—	(866)
Other creditors	(60)	(458)	173	(345)

	(60)	(1,340)	173	(1,227)

Net current assets/(liabilities)	94	(722)	—	(628)
Total assets less current liabilities	333	325	(239)	419
Creditors due after more than one year
Loans	—	(8)	—	(8)
Other creditors	—	(9)	—	(9)
	—	(17)	—	(17)
Provisions for liabilities and charges	—	(72)	—	(72)

Deferred income	—	(11)	—	(11)

	—	(100)	—	(100)
Net assets	333	225	(239)	319
Net investment	333	222	(239)	316
Minority interests—equity	—	3	—	3

	333	225	(239)	319

SUPPLEMENTAL COMBINED BALANCE SHEET

As at 31 December 1996

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Net cash inflow from operating activities	6	286	—	292
Equity income of wholly owned subsidiaries	45	—	(45)	—
Returns on investments and servicing of Finance	12	(25)	—	(13)
Taxation	8	(49)	—	(41)

	71	212	(45)	238

Capital expenditure and financial investment	—	(187)	—	(187)
Disposals	(13)	—	13	—
Cashflow before financing	58	25	(32)	51
Net movement in financing	(56)	(33)	32	(57)
Increase/(decrease) in cash.	2	(8)	—	(6)

For the Year Ended 31 December 1997

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Net cash inflow from operating activities	(6)	117	—	111
Equity income of wholly owned subsidiaries	4	—	(4)	—
Returns on investments and servicing of finance	16	(28)	—	(12)
Taxation	(9)	(13)	—	(22)
	5	76	(4)	77
Capital expenditure and financial investment	—	(169)	—	(169)
Acquisitions/(Disposals)	(13)	31	13	31
Cashflow before financing	(8)	(62)	9	(61)
Net movement in financing	6	70	(9)	67
Increase/(decrease) in cash	(2)	8	—	6

For the Year Ended 31 December 1998

	Guarantors	Non- Guarantors	Eliminations	Combined
	£m	£m	£m	£m
Net cash inflow from operating activities	9	191	—	200
Equity income of wholly owned subsidiaries	1	—	(1)	—
Returns on investments and servicing of finance	9	(21)	—	(12)
Taxation	(10)	(46)	—	(56)
	9	124	(1)	132

Capital expenditure and financial investment	—	(130)	—	(130)
Disposals	(70)	—	70	—
Cashflow before financing	(61)	(6)	69	2
Net movement in financing	61	4	(69)	(4)
Decrease in cash.	—	(2)	—	(2)

UNAUDITED CONDENSED COMBINED PROFIT AND LOSS ACCOUNTS

	6 Months Ended 30 June
	1998	1999
	(Unaudited)
	£m	£m
Turnover	1,070	1,045
Operating costs	(992)	(965)
Trading profit	78	80
Exceptional items—loss on sale or closure of operations	(4)	—
Profit on ordinary activities before interest	74	80
Net interest payable	(39)	(32)
Profit on ordinary activities before taxation	35	48
Taxation on profit on ordinary activities	1	(16)
Profit on ordinary activities after taxation	36	32
Attributable to minorities	—	—
Net profit for the financial period	36	32

UNAUDITED CONDENSED COMBINED STATEMENTS OF

TOTAL RECOGNISED GAINS AND LOSSES

	6 Months Ended 30 June
	1998	1999
	(Unaudited)
	£m	£m
Net profit for the financial period	36	32
Currency translation differences on foreign currency net investments	(17)	22
Total recognised gains relating to the period	19	54

The accompanying notes form an integral part of these condensed combined financial statements.

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

	At 31 December 1998	At 30 June 1999
	(Unaudited)
	£m	£m
Fixed assets
Tangible assets	1,041	1,066
Investments—Participating and other interests	6	6

	1,047	1,072

Current assets
Stocks	250	235
Debtors	296	369
Investments and short-term deposits—unlisted	2	3
Cash at bank	51	32
	599	639

Total assets	1,646	1,711

Creditors due within one year
Short-term borrowings	(12)	(10)
Current installments of loans	(4)	(1)
Financing due to ICI	(866)	(714)
Other creditors	(345)	(322)

	(1,227)	(1,047)

Net current liabilities	(628)	(408)
Total assets less current liabilities	419	664
Creditors due after more than one year
Loans	(8)	(152)
Other creditors	(9)	(8)
	(17)	(160)
Provisions for liabilities and charges	(72)	(73)

Deferred income	(11)	(10)

	(100)	(243)
Net assets	319	421
Net investment	316	418
Minority interest—equity	3	3

	319	421

The accompanying notes form an integral part of these condensed combined financial statements.

UNAUDITED CONDENSED COMBINED CASH FLOW STATEMENTS

	6 Months Ended 30 June
	1998	1999
	(Unaudited)
	£m	£m
Net cash inflow/(outflow) from operating activities	64	20
Returns on investments and servicing of finance	(9)	(41)
Taxation	(11)	(8)

	44	(29)

Capital expenditures and financial investment	(50)	(83)
Cash flow before financing	(6)	(112)
Net movement in financing	—	89
Decrease in cash.	(6)	(23)

The accompanying notes form an integral part of these condensed combined financial statements.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Preparation

        These Unaudited Condensed Combined Financial Statements have been prepared applying the basis of preparation and accounting policies disclosed in Notes 1 and 2 to the Combined Financial Statements and should be read in conjunction with those Combined Financial Statements included at pages F-64 through F-104. In the opinion of management of ICI, the Unaudited Condensed Combined Financial Statements includes all adjustments, consisting only of normal recurring adjustments other than those separately disclosed, necessary for a fair statement of the results for the interim periods. Financial information for interim periods is not necessarily indicative of the results for the full year.

2. Segmental Information

	6 Months ended 30 June
	1998	1999
	(Unaudited)
Turnover by business
Polyurethanes	409	435
Tioxide	294	304
Petrochemicals	389	325
	1,092	1,064
Inter-business—Petrochemicals sales to Polyurethanes	(22)	(19)

	1,070	1,045

Trading profit/(loss) before exceptional items
Polyurethanes	40	50
Tioxide	31	36
Petrochemicals	7	(6)

	78	80

3. Inventories

	31 December, 1998	30 June, 1999
	(Unaudited)
Raw materials and consumables	106	95
Stocks in process	11	11
Finished goods and goods for resale	133	129

	250	235

4. Differences between UK and US accounting principles

        These Unaudited Condensed Combined Financial Statements have been prepared in accordance with United Kingdom Generally Accepted Accounting Principles (UK GAAP) which differs in certain significant respects from US GAAP. A description of the relevant accounting principles which differ materially is given in Note 30 to the Combined Financial Statements.

        The following is a summary of the material adjustments to net income and net assets which would be required if US GAAP had been applied instead of UK GAAP:

	6 Months ended 30 June
	1998	1999
	(Unaudited)
Net income—UK GAAP	36	32
Adjustments to conform with US GAAP:
Pension expense	—	(3)
Purchase accounting adjustments:
Amortisation of goodwill and intangibles
Capitalisation of interest less amortisation and disposals	17	7
Restructuring costs
Deferred taxation
Arising on UK GAAP results	(9)	(3)
Arising on other US GAAP adjustments	(6)	(2)
Total US GAAP adjustments	2	(1)

Net income—US GAAP	38	31

At 30 June 1999
(Unaudited) £m
Net investment—UK GAAP	418
Adjustments to conform with US GAAP:
Purchase accounting adjustments including goodwill and intangibles	30
Capitalisation of interest less amortisation and disposals	78
Restructuring provisions	5
Pension expense	(30)
Deferred taxation	(69)
Total US GAAP adjustments	14

Net investment—US GAAP	432

        Combined Cash Flow Statement Restated in accordance with US GAAP, the Combined Cash Flow Statement for the six months ended June 30, 1999 is as follows:

£m
Net cash provided by operating activities	(29)
Cash flows from investing activities	(82)
Cash flows from financing activities	88
Increase (decrease) in cash and cash equivalents	(23)

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

        Until            , 2002, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PROSPECTUS

Huntsman International LLC

Exchange Offer for

$300,000,000 9 7/8% Senior Notes due 2009

              , 2002

PART II

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Huntsman International LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Huntsman International LLC's amended and restated limited liability company agreement contains no indemnification provisions.

        Each of Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective limited liability company agreement.

        Huntsman Financial LLC's limited liability company agreement contains no indemnification provisions. Article 12.2 of the limited liability company agreement of each of Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC, each of which is filed as an exhibit to this registration statement, authorizes the respective company to indemnify its managers, members, officers, directors, stockholders, employees, representatives and agents, to the extent permitted by law, from and against all losses and claims arising from any suits or proceedings in which these persons may be involved by reason of their management of or relation to the business and affairs of the respective company and to reimburse these persons for expenses incurred in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such persons to repay such amounts if so required.

        Each of Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd. and Hunstman International Fuels, L.P. is empowered by Article 11 of the Texas Revised Limited Partnership Act, subject to the procedures and limitations therein, to indemnify any partner, agent or employee who is or has been a party to or is threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses.

        Article XII of the Articles of Limited Partnership of Hunstman Ethyleneamines Ltd., and Article XII of the First Amended and Restated Articles of Limited Partnership of each of Hunstman Propylene Oxide Ltd. and Hunstman International Fuels, L.P., each of which is filed as an exhibit to this registration statement, indemnifies its general partner and its officers to the extent permitted by law from and against all claims and liabilities in which they became involved be reason of their management of the business or affairs of the respective limited partnership.

        Tioxide Group is an unlimited company having share capital registered in England and Wales. Section 310 of the U.K. Companies Act of 1985 (as amended) nullifies any provision contained in a company's articles of association or in any other contract with the company for exempting any director, officer or auditor of the company, or indemnifying such person against, any liability that would attach to him by rule of law in respect of any negligence, default, breach of duty or breach of trust for which such person may be guilty with respect to such company. However, Section 310 permits a company to purchase or maintain insurance for its directors, officers and auditors against liabilities of this nature and permits a company to indemnify any director, officer or auditor against any liability incurred by such person that results from defending any proceedings (civil or criminal) in which a judgment is given in such person's favor or such person is acquitted or application is made under Section 144(3) or (4) of the Companies Act (acquisition of shares by innocent nominee) or Section 727 of the Companies Act

(general power to grant relief in the case of honest and reasonable conduct) where relief is granted to such director, officer or auditor by the court.

        Article 22(a) of the Articles of Association of Tioxide Group indemnifies every director, officer and auditor of Tioxide Group out of the assets of Tioxide Group against all losses and liabilities that such person may sustain in the performance of the duties of his office to the extent permitted by Section 310 of the Companies Act. Furthermore, Article 22(b) empowers the directors of Tioxide Group to purchase insurance for any director, officer or auditor of Tioxide Group as permitted by the Companies Act.

        Tioxide Americas Inc. is incorporated in the Cayman Islands. Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or willful neglect or default.

        Article 123 of the Articles of Association of Tioxide Americas Inc., which is filed as an exhibit to this registration statement, contain provisions providing for the indemnification by Tioxide Americas of an officer, director or trustee of Tioxide Americas for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective willful neglect or default.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A	)	Exhibits
3.1		Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2		Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 on Form 10K/A filed on April 19, 2002)
3.3		Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.4		Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.5		Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.6		Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
3.7		Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.8		Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.9		Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)

3.10	Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.11	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.12	Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.13	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.14	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.15	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.16	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.17	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.18	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.19	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.20	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.21	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.23	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.24	First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.25	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.26	Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.27	First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))

4.1	Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee (included as Exhibit E of Exhibit 4.1)
4.5	First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))
4.6	Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 on Form 10K/A filed on April 19, 2002)
4.7	First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 on Form 10K/A filed on April 19, 2002)
4.8	Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 on Form 10K/A filed on April 19, 2002)
4.9	Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 on Form 10K/A filed on April 19, 2002)
5.1	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC, Eurostar Industries LLC, Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P. in the exchange offer
5.2	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the guarantees to be issued by Tioxide Group in the exchange offer
5.3	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
8.1	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the tax consequences of the notes to be issued by Huntsman International LLC*
10.1	Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC) and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))

10.2	Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3	Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4	Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to our registration statement on Form S-4 (File No. 333-85141))
10.5	Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals Limited and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-4 (File No. 333-85141))
10.6	Joint Venture Agreement, dated as of October 18, 1993, between Tioxide Americas Inc. and Kronos Louisiana, Inc. (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-4 (File No. 333-85141))
10.7	Shareholders Agreement, dated as of January 11, 1982, by and among Imperial Chemical Industries PLC, ICI American Huntsman International Holdings, Inc. and Uniroyal, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-4 (File No. 333-85141))
10.8	Operating Agreement, dated December 28, 1981, between Uniroyal, Inc., Rubicon Chemicals, Inc. and Rubicon, Inc. (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-4 (File No. 333-85141))
10.9	Liability and Indemnity Agreement, dated December 28, 1981, by and among Rubicon Inc., Rubicon Chemicals Inc., Imperial Chemical Industries PLC, ICI American Huntsman International Holdings Inc., ICI Americas Inc. and Uniroyal Inc. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-4 (File No. 333-85141))
10.10	Titanium Dioxide Supply Agreement, dated July 3, 1997, by and between Imperial Chemicals Industries PLC and Tioxide Group (incorporated by reference to Exhibit 10.10 to our registration statement on Form S-4 (File No. 333-85141))
10.11	Slag Sales Agreement, dated July 10, 1997, by and between Richards Bay Iron and Titanium (Proprietary) Limited and Tioxide S.A. (Pty) Limited (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-4 (File No. 333-85141))
10.12	Slag Sales Agreement, dated April 19, 2000, by and between Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.12 to our annual report on Form 10-K for the year ended December 31, 2000)**
10.13	Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.13 to our registration statement on Form S-4 (File No. 333-85141))
10.14	Amendment, dated February 7, 2001, to the Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.14 to our annual report on Form 10-K for the year ended December 31, 2000)**

10.15	First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to our annual report on Form 10-K for the year ended December 31, 2000)
10.16	Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form 10-K for the year ended December 31, 2000)
10.17	Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)
10.18	Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)
10.19	Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)
10.20	Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, Pricewaterhousecoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)
10.21	U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.22	Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)

10.23	U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.24	Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)
10.25	Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 on
Form 10K/A filed on April 19, 2002)
10.26	Amendment Agreement, dated December 20, 2001, between Imperial Chemicals Industries PLC, ICI Alta, Inc. and Huntsman Specialty Chemicals Corporation, to amend the Contribution Agreement dated as of April 15, 1999 (incorporated by reference to Exhibit 10.26 on Form 10K/A filed on April 19, 2002)
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 of our annual report on Form 10K/A filed on April 19, 2002
23.1	Consent of Deloitte & Touche LLP (Salt Lake City, Utah)
23.2	Consent of KPMG Audit Plc
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibits 5.1 and 5.2)
23.4	Consent of Walkers (included in Exhibit 5.3)
23.5	Consent of Chem Systems
23.6	Consent of International Business Management Associates
24.1	Powers of Attorney (included as part of signature page)
25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture
99.1	Form of Letter of Transmittal for the notes
99.2	Letter to Brokers for the notes
99.3	Letter to Clients for the notes
(B	)	Financial Statement Schedules
Schedule II—Valuation and Qualifying Accounts (Incorporated by reference to Schedule II to our Annual Report on Form 10-K for the year ended December 31, 2001.) All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

*
To be filed by amendment.

**
Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

***
Portions of this document have been omitted and previously filed separately with the SEC pursuant to request for confidential treatment pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

ITEM 22. UNDERTAKINGS

        The undersigned registrants hereby undertake:

        (1)    To file, during any period in which offers to sale are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)    To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)    That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Huntsman International LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

HUNTSMAN INTERNATIONAL LLC
By:	/s/ JON M. HUNTSMAN Jon M. Huntsman Chairman of the Board of Managers & Manager

POWER OF ATTORNEY

        We, the undersigned managers and officers of Huntsman International LLC, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the            day of                         , 2002:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers & Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Manager
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer

HUNTSMAN INTERNATIONAL FINANCIAL LLC

        Pursuant to the requirements of the Securities Act, Huntsman International Financial LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the            day of                  , 2002.

HUNTSMAN INTERNATIONAL FINANCIAL LLC
By:	/s/ JON M. HUNTSMAN Jon M. Huntsman Chairman of the Board of Managers & Manager

POWER OF ATTORNEY

        We, the undersigned managers and officers of Huntsman International Financial LLC, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the            day of                   , 2002:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers & Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Manager
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer

EUROFUELS LLC

        Pursuant to the requirements of the Securities Act, Eurofuels LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

EUROFUELS LLC
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President & Manager

POWER OF ATTORNEY

        We, the undersigned managers and officers of Eurofuels LLC, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the        day of                   , 2002:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President & Manager
/s/ KAY GUGLER Kay Gugler	Manager
/s/ PHILLIPE ROSE Phillipe Rose	Manager
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President and Treasurer

EUROSTAR INDUSTRIES LLC

        Pursuant to the requirements of the Securities Act, Eurostar Industries LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

EUROSTAR INDUSTRIES LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President & Manager

POWER OF ATTORNEY

        We, the undersigned managers and officers of Eurostar Industries LLC, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the        day of                   , 2002:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President & Manager
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Manager
/s/ SEAN DOUGLAS Sean Douglas	Vice President and Manager
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President and Treasurer

HUNTSMAN EA HOLDINGS LLC

        Pursuant to the requirements of the Securities Act, Huntsman EA Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

HUNTSMAN EA HOLDINGS LLC
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President & Manager

POWER OF ATTORNEY

        We, the undersigned managers and officers of Huntsman EA Holdings LLC, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, Jr., J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the    day of                         , 2002:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President & Manager
/s/ SEAN DOUGLAS Sean Douglas	Vice President
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President and Treasurer

HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC

        Pursuant to the requirements of the Securities Act, Huntsman Propylene Oxide Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President & Manager

POWER OF ATTORNEY

        We, the undersigned managers and officers of Huntsman Propylene Oxide Holdings LLC, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, Jr., J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the        day of                   , 2002:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President & Manager
/s/ SEAN DOUGLAS Sean Douglas	Vice President
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President and Treasurer

HUNTSMAN TEXAS HOLDINGS LLC

        Pursuant to the requirements of the Securities Act, Huntsman Texas Holdings LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

HUNTSMAN TEXAS HOLDINGS LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President & Manager

POWER OF ATTORNEY

        We, the undersigned managers and officers of Huntsman Texas Holdings LLC, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the        day of                   , 2002:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President & Manager
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Manager
/s/ SEAN DOUGLAS Sean Douglas	Vice President and Manager
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Samuel D. Scruggs

HUNTSMAN ETHYLENEAMINES LTD.

        Pursuant to the requirements of the Securities Act, Huntsman Ethyleneamines Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly atuhorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

HUNTSMAN ETHYLENEAMINES LTD.
By:	Huntsman EA Holdings LLC
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President & Manager

POWER OF ATTORNEY

        We, the undersigned officers of Huntsman Ethyleneamines Ltd., do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the        day of                   , 2002:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President
/s/ SEAN DOUGLAS Sean Douglas	Vice President
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President and Treasurer

HUNTSMAN PROPYLENE OXIDE LTD.

        Pursuant to the requirements of the Securities Act, Huntsman Propylene Oxide Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

HUNTSMAN PROPYLENE OXIDE LTD.
By:	HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President & Manager

POWER OF ATTORNEY

        We, the undersigned officers of Huntsman Propylene Oxide Ltd., do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, Jr., J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the        day of                   , 2002:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President
/s/ SEAN DOUGLAS Sean Douglas	Vice President
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President and Treasurer

HUNTSMAN INTERNATIONAL FUELS, L.P.

        Pursuant to the requirements of the Securities Act, Huntsman International Fuels, L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

HUNTSMAN INTERNATIONAL FUELS, L.P.
By:	EUROFUELS LLC
By:	/s/ PATRICK W. THOMAS Patrick W. Thomas President & Manager

POWER OF ATTORNEY

        We, the undersigned officers of Huntsman International Fuels, L.P., do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, Jr., J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the        day of                   , 2002:

Name	Capacities

/s/ PATRICK W. THOMAS Patrick W. Thomas	President
/s/ SEAN DOUGLAS Sean Douglas	Vice President
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President and Treasurer

TIOXIDE GROUP

        Pursuant to the requirements of the Securities Act, Tioxide Group has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

TIOXIDE GROUP
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman Director

POWER OF ATTORNEY

        We, the undersigned directors and officers of Tioxide Group, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons on the        day of                  , 2002:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	Director
/s/ J. KIMO ESPLIN J. Kimo Esplin	Director
/s/ THOMAS G. FISHER Thomas G. Fisher	Director
/s/ MICHAEL C. DIXON Michael C. Dixon	The Controller

TIOXIDE AMERICAS INC.

        Pursuant to the requirements of the Securities Act, Tioxide Americas Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the        day of                  , 2002.

TIOXIDE AMERICAS INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman Chairman of the Board of Directors

POWER OF ATTORNEY

        We, the undersigned directors and officers of Tioxide Americas Inc., do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, Robert B. Lence and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons on the        day of                  , 2002:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	Chairman of the Board of Directors
/s/ J. KIMO ESPLIN J. Kimo Esplin	Director
/s/ L. RUSSELL HEALY L. Russell Healy	Director, Vice President and Treasurer

EXHIBIT INDEX

(A)  Exhibits

Number	Description of Exhibits
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2	Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 on Form 10K/A filed on April 19, 2002)
3.3	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.4	Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.5	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.6	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
3.7	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.8	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.9	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.10	Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.11	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.12	Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.13	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.14	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.15	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.16	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.17	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.18	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))

3.19	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.20	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.21	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.23	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.24	First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.25	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.26	Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.27	First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
4.1	Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of certificate of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee (included as Exhibit E of Exhibit 4.1)
4.5	First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))
4.6	Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 on Form 10K/A filed on April 19, 2002)
4.7	First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 on Form 10K/A filed on April 19, 2002)
4.8	Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 on Form 10K/A filed on April 19, 2002)

4.9	Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 on Form 10K/A filed on April 19, 2002)
5.1	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC, Eurostar Industries LLC, Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P. in the exchange offer
5.2	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the guarantees to be issued by Tioxide Group in the exchange offer
5.3	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
8.1	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the tax consequences of the notes to be issued by Huntsman International LLC*
10.1	Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC) and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))
10.2	Purchase and Sale Agreement (PO/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3	Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4	Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to our registration statement on Form S-4 (File No. 333-85141))
10.5	Asset Sale Agreement, dated June 30, 1999, by and between BP Chemicals Limited and Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC) (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-4 (File No. 333-85141))
10.6	Joint Venture Agreement, dated as of October 18, 1993, between Tioxide Americas Inc. and Kronos Louisiana, Inc. (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-4 (File No. 333-85141))
10.7	Shareholders Agreement, dated as of January 11, 1982, by and among Imperial Chemical Industries PLC, ICI American Huntsman International Holdings, Inc. and Uniroyal, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-4 (File No. 333-85141))
10.8	Operating Agreement, dated December 28, 1981, between Uniroyal, Inc., Rubicon Chemicals, Inc. and Rubicon, Inc. (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-4 (File No. 333-85141))

10.9	Liability and Indemnity Agreement, dated December 28, 1981, by and among Rubicon Inc., Rubicon Chemicals Inc., Imperial Chemical Industries PLC, ICI American Huntsman International Holdings Inc., ICI Americas Inc. and Uniroyal Inc. (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-4 (File No. 333-85141))
10.10	Titanium Dioxide Supply Agreement, dated July 3, 1997, by and between Imperial Chemicals Industries PLC and Tioxide Group (incorporated by reference to Exhibit 10.10 to our registration statement on Form S-4 (File No. 333-85141))
10.11	Slag Sales Agreement, dated July 10, 1997, by and between Richards Bay Iron and Titanium (Proprietary) Limited and Tioxide S.A. (Pty) Limited (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-4 (File No. 333-85141))
10.12	Slag Sales Agreement, dated April 19, 2000, by and between Qit-Fer Et Titane Inc. and Tioxide Europe Limited (incorporated by reference to Exhibit 10.12 to our annual report on Form 10-K for the year ended December 31, 2000)**
10.13	Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.13 to our registration statement on Form S-4 (File No. 333-85141))
10.14	Amendment, dated February 7, 2001, to the Supply Agreement, dated April 13, 1998, by and between Shell Trading International Limited and ICI Chemicals & Polymers Limited (incorporated by reference to Exhibit 10.14 to our annual report on Form 10-K for the year ended December 31, 2000)**
10.15	First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to our annual report on Form 10-K for the year ended December 31, 2000)
10.16	Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form 10-K for the year ended December 31, 2000)
10.17	Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)
10.18	Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)

10.19	Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)
10.20	Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, Pricewaterhousecoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)
10.21	U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.22	Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)
10.23	U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.24	Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)
10.25	Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 on Form 10K/A filed on April 19, 2002)
10.26	Amendment Agreement, dated December 20, 2001, between Imperial Chemicals Industries PLC, ICI Alta, Inc. and Huntsman Specialty Chemicals Corporation, to amend the Contribution Agreement dated as of April 15, 1999 (incorporated by reference to Exhibit 10.26 on Form 10K/A filed on April 19, 2002)
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 of our annual report on Form 10K/A filed on April 19, 2002
23.1	Consent of Deloitte & Touche LLP (Salt Lake City, Utah)
23.2	Consent of KPMG Audit Plc
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibits 5.1 and 5.2)
23.4	Consent of Walkers (included in Exhibit 5.3)
23.5	Consent of Chem Systems
23.6	Consent of International Business Management Associates

24.1	Powers of Attorney (included as part of signature page)
25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture
99.1	Form of Letter of Transmittal for the notes
99.2	Letter to Brokers for the notes
99.3	Letter to Clients for the notes
(B	)	Financial Statement Schedules
Schedule II—Valuation and Qualifying Accounts (Incorporated by reference to Schedule II to our Annual Report on Form 10-K for the year ended December 31, 2001.) All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

*
To be filed by amendment.

**
Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

***
Portions of this document have been omitted and previously filed separately with the SEC pursuant to request for confidential treatment pursuant to Rule 406 of the Securities Act and Rule 24b-2 of the Exchange Act.

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CALCULATION OF REGISTRATION FEE
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Company
Business Strategy
Recent Developments
Management and Ownership
The Exchange Offer
The New Notes
Failure to Exchange Your Old Notes
Summary Historical and Pro Forma Financial Data
RISK FACTORS
THE EXCHANGE OFFER
COMPANY BACKGROUND
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2002 (in millions)
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2001 (in millions)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option/EAR Grants in Last Fiscal Year
Aggregated Option/EAR Exercises in Last Fiscal Year, and FY-End Option/EAR Values
Huntsman Corporation Pension Plans Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS
DESCRIPTION OF NEW NOTES
PLAN OF DISTRIBUTION
CERTAIN U.S. FEDERAL TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATING CONDENSED BALANCE SHEETS MARCH 31, 2002 (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATING CONDENSED BALANCE SHEETS DECEMBER 31, 2001 (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) (Dollars in Millions)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED) (Dollars in Millions)
INDEPENDENT AUDITORS' REPORT
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EQUITY (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTSMAN INTERNATIONAL LLC CONSOLIDATING BALANCE SHEETS DECEMBER 31, 2001 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) YEAR ENDED DECEMBER 31, 2001 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME YEAR ENDED DECEMBER 31, 2000 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME SIX MONTHS ENDED DECEMBER 31, 1999 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW YEAR ENDED DECEMBER 31, 2001 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW YEAR ENDED DECEMBER 31, 2000 (Millions of Dollars)
HUNTSMAN INTERNATIONAL LLC CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOW SIX MONTHS ENDED DECEMBER 31, 1999 (Millions of Dollars)
INDEPENDENT AUDITORS REPORT
COMBINED PROFIT AND LOSS ACCOUNTS
COMBINED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES
COMBINED BALANCE SHEETS
COMBINED CASH FLOW STATEMENTS
RECONCILIATION OF MOVEMENTS IN COMBINED NET INVESTMENT
NOTES TO THE COMBINED FINANCIAL STATEMENTS
SUPPLEMENTAL COMBINED PROFIT AND LOSS ACCOUNT For the year ended 31 December 1996
SUPPLEMENTAL COMBINED PROFIT AND LOSS ACCOUNT For the year ended 31 December 1997
SUPPLEMENTAL COMBINED PROFIT AND LOSS ACCOUNT For the year ended 31 December 1998
SUPPLEMENTAL COMBINED BALANCE SHEET As at 31 December 1997
SUPPLEMENTAL COMBINED BALANCE SHEET As at 31 December 1998
SUPPLEMENTAL COMBINED BALANCE SHEET As at 31 December 1996
For the Year Ended 31 December 1997
For the Year Ended 31 December 1998
UNAUDITED CONDENSED COMBINED PROFIT AND LOSS ACCOUNTS
UNAUDITED CONDENSED COMBINED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES
UNAUDITED CONDENSED COMBINED BALANCE SHEETS
UNAUDITED CONDENSED COMBINED CASH FLOW STATEMENTS
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
PART II
SIGNATURES
EXHIBIT INDEX